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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on August 29, 2013

Registration Number 333-176644

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 7
TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ILFC Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7539 (Primary Standard Industrial Classification Code Number)	45-3060262 (I.R.S. Employer Identification Number)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
(310) 788-1999
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Elias Habayeb
Senior Vice President & Chief Financial Officer
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
(310) 788-1999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
John-Paul Motley, Esq. O'Melveny & Myers LLP 400 South Hope Street Los Angeles, California 90071 Telephone: (213) 430-6100 Fax: (213) 430-6407	Peter J. Loughran, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Telephone: (212) 909-6000 Fax: (212) 909-6836	James J. Clark, Esq. William J. Miller, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005-1702 Telephone: (212) 701-3000 Fax: (212) 269-5420

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filed, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE(3)

Common Stock, $0.01 par value per share	$100,000,000	$11,610

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)
Previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where any such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2013

PRELIMINARY PROSPECTUS

                        Shares

ILFC Holdings, Inc.

COMMON STOCK

$            per share

        This is the initial public offering of shares of our common stock. Prior to this offering, no public market existed for our common stock. We are a newly formed holding company which, prior to the consummation of this offering, will own 100% of the outstanding shares of common stock of International Lease Finance Corporation, a California corporation. AIG Capital Corporation, the selling stockholder, and a subsidiary of American International Group, Inc., is offering all                         shares of common stock offered hereby, and we will not receive any of the proceeds from this offering. We currently expect the initial public offering price to be between $            and $            per share of common stock.

        The underwriters have the option to purchase up to                         additional shares of our common stock from the selling stockholder at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any.

        We have applied to have our common stock listed on the New York Stock Exchange under the symbol "ILFC." The listing is subject to the approval of our application.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 14.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to the selling stockholder (before expenses)	$	$

        The underwriters expect to deliver the shares of our common stock on or about                  , 2013 through the book-entry facilities of The Depository Trust Company.

Citigroup	J.P. Morgan	Morgan Stanley

                        , 2013

        We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. After effectiveness of the registration statement of which this prospectus is a part and prior to the consummation of this offering, ILFC Holdings, Inc., a Delaware corporation, will become the direct parent company of International Lease Finance Corporation, a California corporation. Unless otherwise noted or indicated by the context, the term "Holdings" refers to ILFC Holdings, Inc., "ILFC" refers to International Lease Finance Corporation, and "we," "us" and "our" refer to ILFC and its consolidated subsidiaries prior to the Reorganization (as defined below) and Holdings and its consolidated subsidiaries upon and after the Reorganization. Please refer to "Corporate Reorganization" for a more thorough discussion of the Reorganization.

Our Company

        We are the world's largest independent aircraft lessor measured by number of owned aircraft. Our portfolio consists of approximately 1,000 owned or managed aircraft, comprised of 911 owned and 75 managed aircraft as of July 24, 2013. We also have commitments to purchase 345 new high-demand, fuel-efficient aircraft, including 13 through sale-leaseback transactions. We have approximately 200 customers in more than 80 countries. We are an independent aircraft lessor because we are not affiliated with any airframe or engine manufacturer. This independence provides us with purchasing flexibility to acquire aircraft or engine models regardless of the manufacturer. We believe size and global scale provide distinct competitive advantages that, among other things, help us obtain favorable delivery dates and terms from manufacturers and access capital from a variety of sources with competitive pricing and terms. In addition, our strong customer and manufacturer relationships permit us to quickly identify opportunities to re-market aircraft as leases mature and to influence new aircraft designs. For the year ended December 31, 2012 and the six months ended June 30, 2013, we had total revenues of $4.5 billion and $2.2 billion, respectively.

        Our portfolio includes a diverse and strategic mix of aircraft designed to meet our customers' needs and maximize our opportunities to generate revenue and grow our profitability. Our diversified fleet of owned aircraft is comprised of 72% narrowbody (single-aisle) aircraft and 28% widebody (twin-aisle) aircraft as measured by aircraft count, with 54% representing Airbus models and 46% representing Boeing models. The weighted average age of our owned aircraft, weighted by the net book value of such aircraft, was 8.5 years at June 30, 2013. We have a higher percentage of widebody aircraft compared to most other lessors, which provides us with a competitive advantage due to generally longer lease terms, higher lease rates, higher probability of lease extensions and, we believe, better credit quality of lessees, as compared to narrowbody aircraft. Our competitive advantage will be enhanced as we take delivery of next generation widebody aircraft. In addition, the aircraft we have on order are among the most modern, fuel-efficient models. We have the largest order position for the Boeing 787 and the largest order position among aircraft leasing companies for the Airbus A320neo family, according to reports currently available on the Airbus and Boeing websites, and we have a large order position for the Airbus A350. We have also contracted with Embraer S.A. to purchase 50 E-Jets E2 next generation aircraft with deliveries starting in 2018, and rights to purchase an additional 50 such aircraft, marking the introduction of the E-Jets aircraft to our fleet. We believe our size and scale allow us to compete more effectively for multi-aircraft transactions, including large sale-leaseback transactions. Since 2011, we have entered into sale-leaseback transactions with airlines for 42 new aircraft, 29 of which had been delivered as of July 24, 2013, and 13 of which will be delivered during the remainder of 2013 and 2014.

        We lease aircraft to airlines operating in every major geographic region, including emerging and high-growth markets in Asia, Latin America, the Middle East and Eastern Europe. Among our largest lessees are AeroMexico, Air France, American Airlines, China Southern Airlines and Emirates. We predominantly enter into net operating leases that require the lessee to pay all operating expenses, normal maintenance and overhaul expenses, insurance premiums and taxes. The leases relating to our owned aircraft have terms of up to 15 years and the weighted average lease term remaining on our current leases, weighted by the net book value of our owned aircraft, was 4.0 years as of June 30, 2013. Our leases are generally payable in U.S. dollars with lease rates fixed for the term of the lease, providing us with a stable and predictable source of revenues. We believe our broad customer base and market presence enable us to identify opportunities to re-market aircraft before leases mature, contributing to an average aircraft on-lease percentage of approximately 99% over the last five years.

        In addition to our primary leasing activities, we provide fleet management services for aircraft portfolios for a management fee. We currently provide management services for 75 aircraft. We also provide engine leasing; certified aircraft engines, airframes and engine parts; and supply chain solutions through our wholly owned subsidiary, AeroTurbine, Inc., and we possess the capabilities to disassemble aircraft and engines into parts. These capabilities allow us to maximize the value of our aircraft and engines across their complete life cycle and offer an integrated value proposition to our airline customers as they transition out aging aircraft.

        We began operations in 1973 as a pioneer in the aircraft leasing industry. We have 40 years of operating history and we have demonstrated strong and sustainable financial performance through most airline industry cycles. Our prominent leadership position within the aircraft leasing industry has resulted in a premier brand name which provides us access to a variety of funding sources and helps us attract and retain customers and employees. We operate our business principally from offices in Los Angeles, Miami, Amsterdam, Beijing, Dublin, Seattle and Singapore.

Recent Developments

        Potential Sale of ILFC.    On December 9, 2012, ILFC's direct parent, AIG Capital Corporation, or AIG Capital, and its indirect parent, American International Group, Inc., or AIG, entered into a definitive share purchase agreement with Jumbo Acquisition Limited, or Purchaser, for the sale of up to 90.0% of ILFC's common stock for approximately $4.75 billion in cash in a transaction that values ILFC at approximately $5.28 billion. As of August 28, 2013, the closing of the transaction has not occurred. If AIG Capital completes the sale of ILFC's common stock to the Purchaser, we will not proceed with the offering of Holdings' common stock described in this prospectus.

Aircraft Leasing Industry

        ICF SH&E, Inc., or SH&E, an international air transport consulting firm, has summarized their views of the key trends and outlook for the aircraft leasing industry in a report dated August 20, 2013, set forth under "Aircraft Leasing Industry." The information set forth below is derived from such report. We believe these trends and outlook complement our competitive strengths and will support our business strategies. These trends include:

        Demand for air transport.    The demand for passenger and cargo air transport is closely tied to economic activity and has exhibited strong and sustained growth of 1.5 times the long-term global GDP growth rate over the last 40 years. Long-term air travel demand is expected to remain strong as global economies and populations continue to grow, particularly in emerging markets. The Airline Monitor's June 2013 forecast projects a 4.8% average annual growth rate in passenger traffic between 2012 and 2032.

        Growth of the global commercial aircraft fleet.    The size of the global commercial aircraft fleet is expected to approximately double over the next two decades as new aircraft are delivered to meet the demands of continued traffic growth and older aircraft are replaced. Demand growth is expected to be driven by high rates of economic growth, increasing propensity to travel in emerging markets, liberalization of air service and the stimulation of increased traffic from growing low cost carriers. Demand for replacement aircraft, meanwhile, is expected to be driven by the relative operating economics of newer generation aircraft, technological advancements, retirement of older aircraft and the conversion of passenger aircraft to freighters. Boeing forecasts that the total market for new aircraft will be 35,280 units from 2013-2032, 59.3% for growth and 40.7% for replacement.

        Introduction of next generation aircraft.    Aircraft manufacturers plan to bring to market new, modern, fuel-efficient aircraft models as older, less fuel-efficient aircraft in the global commercial aircraft fleet are replaced. These new aircraft include the re-engined Airbus A320neo, Boeing 737 MAX and Embraer E-Jets E2 narrowbody families of aircraft, as well as the Airbus A350 and Boeing 787 widebody families of aircraft, which are expected to offer fuel burn improvement over current in-production technologies of approximately 15% to 20%. The introduction of these new models combined with the long-term demand for aircraft has helped drive airframe and engine manufacturers' backlogs to an all-time high of approximately 11,000 units, representing approximately seven to eight years of production.

        Growth of the aircraft leasing market.    Aircraft lessors continue to play a critical intermediary role between manufacturers and airlines. Airlines employ operating leasing for a variety of reasons, including low capital outlay requirements, fleet planning flexibility, delivery slot availability and residual value risk management. Manufacturers rely on aircraft lessors to provide an added distribution channel and an important alternative source of funding. As a result, the world's airlines have increasingly adopted operating leases for their aircraft financing and fleet management requirements. The percentage of the global active commercial aircraft fleet under operating lease has increased from 18% in 1996 to nearly 40% in August 2013, representing a compounded annual growth rate of 8.5% compared to fleet growth of 3.3%. Continued growth and penetration of the global aircraft operating leasing industry is widely expected.

Competitive Strengths

        We believe our size, global scale, long operating history and premier brand provide us with the following competitive strengths that contribute significantly to our success and sustained profitability.

        Largest independent aircraft lessor with benefits of scale.    We believe the size of our portfolio and our scale provide us with important competitive advantages, including the ability to:

  •
  enter into large, sophisticated and strategic aircraft transactions with our customers;

  •
  obtain favorable delivery dates and terms from manufacturers;

  •
  influence airframe manufacturers on a variety of matters including the design of aircraft;

  •
  maintain a diversified aircraft portfolio, including a higher percentage of widebody aircraft in our fleet as compared to most other aircraft lessors;

  •
  access multiple sources of capital with attractive pricing and terms; and

  •
  diversify our customer base and geographic exposure.

        Long-standing and strategic customer relationships.    We have collaborative and strategic relationships with approximately 200 customers worldwide, many of which are long-standing. Our top ten customers have all been leasing aircraft from us for over a decade. We believe we are the largest aircraft lessor to many of our customers, which strengthens our position and access to senior management with these customers. We also gain valuable insight and knowledge of the airline industry and market trends from our customers, enabling us to better anticipate new opportunities and mitigate adverse trends. Our established customer relationships also allow us to secure large and strategic aircraft transactions, including sale-leaseback transactions, often for multiple aircraft, and to play an important role in our customers' fleet initiatives.

        Attractive and diversified aircraft fleet.    Our diversified fleet of owned aircraft is comprised of 72% narrowbody (single-aisle) aircraft and 28% widebody (twin-aisle) aircraft as measured by aircraft count, with 54% representing Airbus models and 46% representing Boeing models. As our new aircraft orders are delivered, our fleet will gain more modern and fuel-efficient aircraft that are in high demand from airlines around the world. We own a large number of widebody aircraft, which benefits us due to generally longer lease terms, higher lease rates, higher probability of lease extensions and, we believe, better credit quality of lessees, as compared to narrowbody aircraft. We believe the large number and variety of widebody aircraft in our fleet uniquely positions us in emerging markets, particularly in Asia and the Middle East where, according to the 2013 Boeing Current Market Outlook report, airlines are expected to require a substantial number of additional widebody aircraft over the next 20 years.

        Large and valuable aircraft delivery pipeline.    We have the largest number of next generation Airbus and Boeing aircraft ordered among lessors, according to SH&E's report, comprised of 150 Airbus A320neo family aircraft, 20 Airbus A350s and 73 Boeing 787s. We are also adding E-Jets aircraft to our fleet, with commitments to purchase 50 E-Jets E2 next generation aircraft from Embraer. In addition, we have commitments to purchase 37 current generation Boeing 737-800 aircraft and 15 current generation Airbus A321 aircraft. Our orders with Airbus, Boeing and Embraer represent a significant leadership position in the highly anticipated Airbus A320neo family, Boeing 787 and Embraer E-Jets E2 aircraft deliveries. We have the largest order position for the Boeing 787 and the largest order position among aircraft leasing companies for the Airbus A320neo family aircraft according to reports currently available on the Boeing and Airbus websites. We will also be the first aircraft leasing company to offer the Airbus A320neo family aircraft for lease with initial deliveries scheduled for 2015. We believe these aircraft will provide significant value and strong returns on investment and that our prime delivery dates for so many highly coveted aircraft will provide us with a competitive advantage by further strengthening our reputation and prominence with customers.

        Extensive airframe and engine manufacturer relationships.    We are one of the largest purchasers of airframes and engines. We are the largest customer of Airbus and the largest lessor customer of Boeing measured by deliveries of aircraft through 2012. We also recently finalized our first aircraft order from Embraer. Our relationships with Airbus and Boeing have spanned over 20 years and our senior management has direct experience working for airframe manufacturers. These extensive manufacturer relationships and the scale of our business enable us to place large orders with favorable terms and conditions, including pricing and delivery terms, and have allowed us to become the largest lessor purchaser of next generation aircraft, including the Airbus A320neo family aircraft and Boeing 787.

        Strong liquidity position with significant access to diverse funding sources.    Since 2010, we have raised or received commitments for approximately $23 billion, including approximately $13.5 billion of unsecured debt, primarily through a combination of new loan and bond financings. As of June 30, 2013, we had approximately $2.7 billion in cash and cash equivalents available for use in our operations and we have $2.3 billion available under our revolving credit facility. We believe our existing sources of liquidity and anticipated cash flows from operations will be sufficient to cover our debt maturities and operating expenses over the next 18 to 24 months and our capital expenditures over the next 12 months. We have reduced our leverage over the last few years and our adjusted net debt to adjusted stockholders' equity ratio was 2.4-to-1.0 as of June 30, 2013. We have also increased the weighted average life of our debt maturities to 6.3 years as of June 30, 2013, which has allowed us to better align our debt maturities with our anticipated operating cash flows. After giving effect to the Reorganization, our adjusted net debt to adjusted stockholders' equity ratio would have been             -to-1.0 as of June 30, 2013. Adjusted net debt to adjusted stockholders' equity is a non-GAAP financial measure; see "Prospectus Summary—Summary Historical Consolidated Financial and Other Information" for a reconciliation of non-GAAP financial measures to their most directly comparable GAAP measure. As of June 30, 2013, approximately 80% of our outstanding debt was fixed rate debt or floating rate debt swapped into fixed rate debt. Our significant number of unencumbered aircraft provides us with meaningful operational and capital structure flexibility. Our foreign exchange exposure is also limited with approximately 98% of our revenues denominated in U.S. dollars for the year ended December 31, 2012.

        Ability to maximize the value of aircraft and engines.    Through our wholly owned subsidiary, AeroTurbine, we provide engine leasing; certified aircraft engines, airframes and engine parts; and supply chain solutions, and we possess the capabilities to disassemble aircraft and engines into parts. These capabilities allow us to maximize the value of our aircraft and engines across their complete life cycle. The ability to provide these services also distinguishes us with our airline customers by providing them with an integrated value proposition as they transition out aging aircraft. AeroTurbine has market insight and recurring customer relationships, which are strengths that can be leveraged for growth in the engine and parts business.

        Dedicated management team with extensive airline, manufacturer and leasing experience.    Our senior management team has extensive aviation and other relevant experience, including experience at ILFC and with airlines, airframe manufacturers and other lessors. We believe our senior management's reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft are important elements to the success of our business.

Business Strategies

        We believe the following strategies will enable us to continue to serve our customers, grow our customer base, manage our portfolio to optimize revenues and profitability and strengthen our position as the world's largest independent aircraft lessor.

        Continue to capitalize on our existing customer relationships.    We intend to continue to capitalize on our customer relationships to facilitate strategic and sophisticated fleet solutions, including lease placements, large multi-aircraft re-fleeting transactions, multi-party placement arrangements and sale-leaseback transactions. Our customer relationships and market insight will influence our future aircraft purchases so that we can tailor orders and timing to the long-term needs of our customers. We believe our ability to offer options to customers seeking solutions for transitioning out aging aircraft will further strengthen our relationships with them.

        Focus on high-growth and attractive markets.    We are focused on increasing our presence in emerging markets with high potential for passenger growth and other markets with significant demand for new aircraft. We already have a leading position in China based on the number of narrowbody and widebody aircraft operated in China, where approximately 171 of our aircraft are operated by Chinese carriers. During 2012, we opened offices in Singapore and Beijing to further strengthen our position in Asia. During 2011, we opened an office in Amsterdam and, more recently, we increased the size of our Dublin office to be closer to our customers in Europe, the Middle East, Eastern Europe and Africa. In addition, we are pursuing growth in the North American market, where we believe that the re-fleeting campaigns being undertaken by the major American carriers create attractive opportunities for us.

        Enhance our fleet with modern, fuel-efficient aircraft.    We plan to continue to acquire modern, fuel-efficient aircraft. We recently exercised our rights to purchase 50 Airbus A320neo family aircraft and finalized an agreement to purchase 50 E-Jets E2 next generation aircraft from Embraer, with rights to purchase an additional 50 such aircraft. We are in regular discussions with airframe and engine manufacturers regarding aircraft programs and technology advances, availability of future delivery positions, pricing, and potential aircraft orders. We believe that the scale of our business and access to capital markets will enable us to make large purchases of aircraft as needed. In addition to orders from the manufacturers, we are also pursuing aircraft acquisitions through sale-leaseback transactions with airline customers. Sale-leaseback transactions allow us to add attractive new aircraft to our fleet in the near term and balance our aircraft orders from the manufacturers.

        Maintain a diverse aircraft fleet and lease portfolio to maximize revenue while minimizing risk.    We seek to further maximize revenue and minimize risks by maintaining the diversity of our owned aircraft fleet and lease portfolio across aircraft type, lease expiration, geography and customer. In July 2013, we contracted to purchase 50 E-Jets E2 aircraft from Embraer, marking the introduction of these aircraft to our fleet and furthering our goal to provide our customers with a diverse mix of aircraft for their market-specific needs. Diversification of our owned aircraft fleet minimizes the risk of changing customer preferences, while a diversified lease portfolio with staggered lease expirations reduces our exposure to industry fluctuations and the credit risk of individual customers.

        Continue to access multiple funding sources to optimize our capital structure.    We have proven our capability to access a variety of funding sources, including unsecured debt, and intend to use the scale of our business and our existing relationships with financial institutions to continue accessing capital from diverse sources at competitive rates. We aim to align our debt maturities with our anticipated operating cash flows. We target to maintain sufficient liquidity, consisting of unrestricted cash on hand, our revolving credit facility and operating cash flows, to cover our debt maturities and operating expenses over the next 18 to 24 months and our capital expenditures over the next 12 months.

Corporate Reorganization

        Holdings was incorporated in Delaware on August 22, 2011 and is a subsidiary of AIG Capital, which is a direct wholly owned subsidiary of AIG, solely for the purpose of the Reorganization (as defined below). As part of the Reorganization, ILFC, currently a direct subsidiary of AIG Capital, will become a direct subsidiary of Holdings. Holdings has not engaged in any activities other than those incidental to its formation, the Reorganization and this offering.

        AIG is a leading global insurance company that provides a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 130 countries. AIG has determined that ILFC is not one of its core businesses. This offering of our common stock is the first step in AIG's plan to monetize its interest in us.

        Holdings intends to enter into an exchange agreement with AIG Capital, pursuant to which AIG Capital will agree to transfer, subject to certain conditions, 100% of the outstanding common stock of ILFC to Holdings in exchange for the issuance by Holdings to AIG Capital of 50,000 shares of Series A Mandatorily Redeemable Preferred Stock (the "Series A Redeemable Preferred") and additional shares of Holdings' common stock. The Series A Redeemable Preferred must be redeemed on                        at a liquidation preference of $1,000 per share plus any accrued and unpaid dividends (whether or not declared or due), and will be entitled to cash dividends at a rate of                % of the liquidation preference. Holdings will have the option to redeem the Series A Redeemable Preferred at any time on or after                , or upon a change of control of Holdings, at a liquidation preference of $1,000 per share plus any accrued and unpaid dividends (whether or not declared or due). The Series A Redeemable Preferred will not be convertible into common stock and will have limited voting rights. See "Description of Capital Stock—Preferred Stock—Series A Mandatorily Redeemable Preferred Stock." The transfer of ILFC's common stock to Holdings will be subject to, and will become effective only upon, AIG Capital entering into one or more definitive agreements for the sale of more than 20% of the number of outstanding shares of Holdings' common stock, which we expect to be satisfied by the execution of the underwriting agreement related to this offering. As a result, the transfer of ILFC's common stock to Holdings from AIG Capital will occur after the effectiveness of the registration statement of which this prospectus is a part and prior to consummation of this offering.

        AIG has received a private letter ruling from the Internal Revenue Service, or IRS, that AIG Capital's transfer of ILFC's common stock to Holdings will qualify for an election under

Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, or the Code, provided that certain conditions are met. Among those conditions is that in the event AIG Capital does not sell more than 50% by value of its interest in all of our outstanding stock (including the Series A Redeemable Preferred) in this offering (taking into account any stock attributed to AIG Capital under certain constructive ownership rules for U.S. federal income tax purposes), AIG Capital must dispose of more than 50% by value of its interest in us within two years after the completion of this offering (the "Section 338(h)(10) Requirement"). The Section 338(h)(10) election will enable us to step-up the tax basis of our flight equipment and other assets and reduce our net deferred tax liability by $     billion. This prospectus assumes that all conditions to the Section 338(h)(10) tax election are satisfied, including the Section 338(h)(10) Requirement.

        The anti-churning rules of Section 197 of the Code will prohibit us from amortizing any portion of any step-up in the basis of ILFC's assets that is attributable to certain intangibles (such as goodwill and going concern value) if AIG is deemed to be "related" to us. Our private letter ruling provides that AIG will not be deemed to be related to us as long as AIG reduces its ownership of our stock to 20% or less by vote and value (not including the Series A Redeemable Preferred) within three years of the completion of this offering. While AIG expects to reduce its ownership of our stock so as to avoid application of the anti-churning rules, and ultimately expects to dispose of all of our stock, AIG is not obligated to do so. See "Shares Eligible for Future Sale—Plans of Divestiture."

        Prior to the completion of this offering, we will enter into an intercompany agreement with AIG and AIG Capital, or the Intercompany Agreement, relating to registration rights, provision of financial and other information, transition services, compliance policies and procedures, and other matters, and a separate tax matters agreement with AIG and AIG Capital. See "Transactions with Related Parties—Transactions in Connection with this Offering—Intercompany Agreement with AIG and AIG Capital."

        We refer to the transfer of 100% of ILFC's common stock from AIG Capital to Holdings, and the transactions and agreements related to our separation from AIG as the "Reorganization." See "Corporate Reorganization" for a more complete discussion of the Reorganization.

Risks Associated with Our Business

        In executing our business strategy, we face significant risks and uncertainties, which are discussed in the section titled "Risk Factors," including:

  •
  Our substantial level of indebtedness could adversely affect our ability to fund future needs of our business and to react to changes affecting our business and industry. As of June 30, 2013, we had approximately $23.3 billion in principal amount of indebtedness outstanding.

  •
  We may not be able to obtain additional capital to finance our operations, including to purchase new and used flight equipment, to make progress payments during aircraft construction and to service or refinance our existing indebtedness.

  •
  An increase in our cost of borrowing could have a material and adverse impact on our net income, results of operations and cash flows.

  •
  Risks adversely impacting the airline industry, including the global sovereign debt crisis and increases in fuel costs, could negatively impact our business because they increase the likelihood of lessee bankruptcies, lessee non-performance and an inability to lease our aircraft.

  •
  We may be indirectly subject to many of the economic and political risks associated with emerging markets, which could adversely affect our financial results and growth prospects.

  •
  Deterioration of the value of the aircraft in our fleet may result in impairment charges and fair value adjustments. We recorded impairment charges and fair value adjustments on aircraft of approximately $1.7 billion during each of the years ended December 31, 2011 and 2010. The impairment charges and fair value adjustments we recorded for those periods were the primary cause of our net losses of approximately $723.9 million and $495.7 million, respectively, during those periods.

  •
  Upon consummation of this offering, AIG will continue to beneficially own a significant percentage of our stock. Although neither AIG nor any of its subsidiaries is a co-obligor or guarantor of our debt securities, changes in circumstances affecting AIG may impact us in ways we cannot predict. Additionally, we cannot accurately predict the effect that our separation from AIG will have on our business and profitability.

Corporate Information

        Holdings is incorporated in the State of Delaware and ILFC is incorporated in the State of California. Our principal offices are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. We also have regional offices in Amsterdam, Beijing, Dublin, Miami, Seattle and Singapore. The telephone number of our principal offices and our website address are (310) 788-1999 and www.ilfc.com, respectively. The information on our website is not part of, or incorporated by reference into, this prospectus.

The Offering

Common stock offered by the selling stockholder in this offering	shares
Common stock to be outstanding after this offering	shares
Option to purchase additional shares

The selling stockholder has granted to the underwriters an option for a period of 30 days to purchase up to                        additional shares from it at the public offering price less underwriting discounts and commissions.

Dividend policy

We have no plans to declare or pay any cash or other dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, for use in the operation of our business and to fund future growth. However, we expect to re-evaluate our dividend policy on a regular basis following this offering and may determine to pay dividends in the future. The decision whether to pay dividends in the future will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including our indebtedness.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder pursuant to this prospectus.
Proposed New York Stock Exchange symbol	"ILFC"
Risk factors

You should carefully read and consider the information set forth under "Risk Factors" and all other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in shares of our common stock.

        Unless otherwise expressly stated or the context otherwise requires, all information contained in this prospectus assumes the Reorganization has been consummated.

        The total number of shares of common stock to be outstanding after this offering does not include        shares of our common stock reserved for future grant or issuance under our 2013 Performance Incentive Plan. Also, unless otherwise stated, information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares.

Summary Historical Consolidated Financial and Other Information

        The following table sets forth our summary historical consolidated financial information derived from ILFC's: (i) audited financial statements for the years ended December 31, 2012, 2011 and 2010, and as of December 31, 2012 and 2011, which are included elsewhere in this prospectus; (ii) audited financial statements as of December 31, 2010, which are not included in this prospectus; and (iii) unaudited condensed consolidated financial statements for the three and six months ended June 30, 2013 and 2012 and as of June 30, 2013, which are included elsewhere in this propectus. The historical financial information presented may not be indicative of our future performance. See "Financial Statements."

        This summary historical consolidated financial and other information should be read in conjunction with, and is qualified in its entirety by reference to, "Selected Historical Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and ILFC's consolidated financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30,				Year Ended December 31,
	2013		2012		2012		2011		2010
	(Dollars in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Rental of flight equipment		$2,073,808		$2,223,430		$4,345,602		$4,454,405		$4,726,502
Flight equipment marketing and gain on aircraft sales		16,753		14,673		35,388		14,348		10,637
Interest and other		73,102		47,759		123,250		57,910		61,741

		2,163,663		2,285,862		4,504,240		4,526,663		4,798,880

Expenses:
Interest		750,102		779,074		1,555,567		1,569,468		1,567,369
Depreciation of flight equipment		927,367		958,404		1,918,728		1,864,735		1,963,175
Aircraft impairment charges on flight equipment held for use		35,238		41,425		102,662		1,567,180		1,110,427
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of		127,587		52,127		89,700		170,328		552,762
Loss on extinguishment of debt		17,695		22,934		22,934		61,093		—
Aircraft costs		21,478		46,158		134,825		49,673		33,352
Selling, general and administrative		166,065		130,203		257,463		188,433		179,428
Other expenses		7,665		9,416		51,270		89,732		157,003

		2,053,197		2,039,741		4,133,149		5,560,642		5,563,516

Income (loss) before income taxes		110,466		246,121		371,091		(1,033,979)		(764,636)
Income tax provision (benefit)		27,680		(75,953)		(39,231)		(310,078)		(268,968)

Net income (loss)		82,786		322,074		410,322		(723,901)		(495,668)
Preferred stock dividends(1)		218		196		420		544		601

Net income (loss) attributable to common shareholders		$82,568		$321,878		$409,902		$(724,445)		$(496,269)

Pro forma net income (loss) attributable to common shareholders(2)(4)	$			$321,878	$			$(724,445)		$(496,269)

Pro forma net income (loss) attributable to common shareholders per common share (basic and diluted)(2)(3)(4)	$		$		$		$		$

Pro forma weighted average common shares outstanding (basic and diluted)(3)(4)

	Six Months Ended June 30, 2013
				Year Ended December 31,
	As Adjusted for the Reorganization(4)
			Actual	2012	2011	2010
	(Dollars in thousands)
Balance Sheet Data (end of period):
Cash and cash equivalents, excluding restricted cash	$2,699,267		$2,699,266	$3,027,587	$1,975,009	$3,067,697
Flight equipment, less accumulated depreciation	33,963,330		33,963,330	34,468,309	35,502,288	38,515,379
Total assets	39,056,575		39,056,574	39,810,357	39,161,244	43,308,060
Total debt, including current portion	23,343,948		23,293,948	24,342,787	24,384,272	27,554,100
Total stockholders' equity(5)			8,029,319	7,942,868	7,531,869	8,225,007
Cash Flows
Net cash provided by operating activities	$1,212,292		$1,212,292	$2,823,326	$2,568,159	$3,213,796
Net cash (used in) provided by investing activities	(588,293)		(588,293)	(1,713,129)	(281,198)	1,779,852
Net cash (used in) financing activities	(952,011)		(952,011)	(57,419)	(3,380,213)	(2,260,949)
Other Financial Data:
Adjusted net debt to adjusted stockholders' equity(6)			2.4x	2.5x	2.7x	2.7x
Other Data:
Aircraft lease portfolio at period end:
Owned	910	(7)	910 (7)	919	930	933
Managed	77		77	81	87	97
Subject to finance and sales-type leases	15	(8)	15 (8)	15	7	4
Aircraft sold or remarketed during the period	7		7	18	14	59
Purchase commitments(9)	284		284	234	260	115
Weighted average age of fleet (in years)(10)	8.5		8.5	8.3	7.7	7.2
Average effective cost of borrowing(11)			6.00%	6.10%	5.90%	5.03%

(1)
The preferred stock dividends represent dividends paid by ILFC on its Market Auction Preferred Stock. After the Reorganization, the Market Auction Preferred Stock issued by ILFC will remain outstanding and will appear as Noncontrolling interest on Holdings' consolidated balance sheet rather than as preferred stock equity as it appears on ILFC's consolidated balance sheet. In addition, the dividends paid on the Market Auction Preferred Stock will appear as Preferred stock dividends on noncontrolling interests on Holdings' consolidated statement of operations rather than as Preferred stock dividends as it is appears on ILFC's consolidated statement of operations.

(2)
The following adjustment was made to historical net income (loss) attributable to common shareholders to derive pro forma net income (loss) attributable to common shareholders:

	Six Months Ended June 30,			Year Ended December 31,
	2013		2012	2012		2011	2010
	(Dollars in thousands)

Net income (loss) attributable to common shareholders		$82,568	$321,878		$409,902	$(724,445)	$(496,269)
Less: Interest expense on Series A Mandatorily Redeemable Preferred Stock

Pro forma net income (loss) attributable to common shareholders	$		$321,878	$		$(724,445)	$(496,269)

  Pro forma net income (loss) attributable to common shareholders for the year ended December 31, 2012 and the six months ended June 30, 2013 reflects the net income (loss) impact of the issuance of the Series A Mandatorily Redeemable Preferred Stock to AIG as part of the Reorganization as if such preferred stock had been issued as of the first date of each applicable period. The amount of interest expense on the Series A Mandatorily Redeemable Preferred Stock for each period represents the total liquidation preference of the Series A Mandatorily Redeemable Preferred Stock outstanding immediately following the Reorganization ($50,000,000) multiplied by the annual cash dividend rate of        % of the liquidation preference for such preferred stock, pro-rated for interim periods as applicable. See "Description of Capital Stock—Preferred Stock—Series A Mandatorily Redeemable Preferred Stock."

(3)
Pro forma weighted average common shares outstanding reflect the number of shares of Holdings' common stock that will be outstanding after the Reorganization. The pro forma weighted average common shares outstanding (basic and diluted) of            shares represent the            shares of Holdings' common stock issued in the Reorganization plus the 100 shares of Holdings' common stock outstanding immediately prior to the Reorganization. Pursuant to an exchange agreement between Holdings and AIG Capital, AIG Capital will agree to transfer, subject to certain conditions, 100% of the outstanding common stock of ILFC to Holdings in exchange for the issuance by Holdings to AIG Capital of the Series A Mandatorily Redeemable Preferred Stock and            shares of Holdings' common stock.

  The following table reconciles the historical weighted average common shares outstanding of ILFC to the pro forma weighted average common shares outstanding of Holdings (basic and diluted) immediately following the Reorganization:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Historical weighted average common shares outstanding of ILFC (basic and diluted)	45,267,723	45,267,723	45,267,723	45,267,723	45,267,723

Common shares of Holdings issued in the Reorganization to AIG Capital in exchange for all of the outstanding common shares of ILFC (based on an exchange ratio of to 1.0)
Common shares of Holdings outstanding immediately prior to the Reorganization	100	100	100	100	100

Pro forma weighted average common shares outstanding of Holdings (basic and diluted)

  Basic and diluted pro forma weighted average common shares outstanding are the same for all periods presented because there were no common stock equivalent securities of ILFC or Holdings during any period presented.

(4)
The Reorganization will be accounted for using AIG Capital's historical bases of ILFC's assets and liabilities, because both Holdings and ILFC will be under the common control of AIG Capital at the time of the Reorganization. Following the Reorganization, the historical financial statements of Holdings will be retrospectively adjusted to include the historical financial results of ILFC for all periods presented.

(5)
Stockholders' equity, as adjusted for the Reorganization, represents the stockholders' equity of Holdings after the Reorganization. It reflects an increase of approximately $             billion as a result of indemnification from AIG contained in the tax matters agreement with respect to any federal income taxes recognized in connection with the Reorganization, the election under Section 338(h)(10) of the Code and the attendant step-up in basis of our assets to fair market value for federal income tax purposes based on an assumed initial public offering price of $            per share, which is the midpoint of the offering price range listed on the cover of this prospectus. Our net deferred tax liability as of June 30, 2013 would have been $             billion after giving effect to the Reorganization.

(6)
Adjusted net debt means our total debt, net of deferred debt discount, including current portion, less cash and cash equivalents, excluding restricted cash, and less a 50% equity credit for our $1.0 billion outstanding in hybrid instruments, as of the end of the corresponding period. Adjusted stockholders' equity means our total stockholders' equity less accumulated other comprehensive income (loss), and including a 50% equity credit for our $1.0 billion outstanding in hybrid instruments. Adjusted net debt and adjusted stockholders' equity are not defined under generally accepted accounting principles in the United States, or GAAP, and may not be comparable to similarly titled measures reported by other companies. We have presented this measure of financial leverage because it is the way we present our leverage to investors and because it aligns, in part, with definitions under certain of our debt covenants. Accumulated other comprehensive income (loss), which principally reflects aggregate changes in the market value of our cash flow hedges, has been excluded from stockholders' equity because it is excluded from stockholders' equity in determining compliance with our debt covenants. Total debt has been adjusted by cash and cash equivalents to better evaluate our financial condition and our future obligations that would not be readily satisfied by cash and cash equivalents on hand. Total debt and stockholders' equity are adjusted by a 50% credit for our $1.0 billion outstanding in hybrid instruments to reflect the equity nature of that financing arrangement and to provide information in line with our debt covenant calculations. Investors should consider adjusted net debt to adjusted stockholders' equity in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Our adjusted net debt to adjusted stockholders' equity presentation may be different from that presented by other companies.

  The following table reconciles adjusted net debt to the most directly comparable GAAP measure, total debt:

	As of June 30, 2013
			As of December 31,
	As Adjusted for the Reorganization
		Actual	2012	2011	2010
	(Dollars in thousands)
Total debt, including current portion	$23,343,948	$23,293,948	$24,342,787	$24,384,272	$27,554,100
Less: Cash and cash equivalents, excluding restricted cash	2,699,267	2,699,266	3,027,587	1,975,009	3,067,697
Less: 50% equity credit for $1.0 billion in hybrid instruments	500,000	500,000	500,000	500,000	500,000

Adjusted net debt	$20,144,681	$20,094,682	$20,815,200	$21,909,263	$23,986,403

  The following table reconciles adjusted stockholders' equity to the most directly comparable GAAP measure, total stockholders' equity:

	As of June 30, 2013
				As of December 31,
	As Adjusted for the Reorganization
			Actual	2012	2011	2010
	(Dollars in thousands)
Total stockholders' equity	$		$8,029,319	$7,942,868	$7,531,869	$8,225,007
Less: Accumulated other comprehensive loss		(7,899)	(7,899)	(12,491)	(19,637)	(58,944)
Plus: 50% equity credit for $1.0 billion in hybrid instruments		500,000	500,000	500,000	500,000	500,000

Adjusted stockholders' equity	$		$8,537,218	$8,455,359	$8,051,506	$8,783,951

(7)
As of July 24, 2013, there were 911 owned aircraft in our leased fleet.

(8)
As of July 24, 2013, 15 aircraft in our fleet were classified as finance and sales-type leases.

(9)
Includes purchase commitments for three used aircraft at June 30, 2013, five used aircraft at December 31, 2012, and three used aircraft at December 31, 2011. Between June 30, 2013 and July 24, 2013, (i) we contracted with Embraer S.A. to purchase 50 E-Jets E2 aircraft and agreed with Airbus to purchase up to 15 A321 aircraft scheduled for delivery through 2015, subject to meeting certain conditions, that are committed for lease to a single airline and (ii) one new aircraft and one used aircraft were delivered.

(10)
Weighted by net book value as of the end of the applicable period.

(11)
Our average effective cost of borrowing reflects our weighted average interest rate, plus the net effect of interest rate swaps or other derivatives and the effect of debt premiums and discounts. It does not include the effect of amortization of deferred debt issue costs.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in our common stock. If any of the following risks actually materializes, our business, financial condition and results of operations would suffer. The trading price of our common stock could decline as a result of any of these risks, and you might lose all or part of your investment in our common stock. You should read the section entitled "Forward-Looking Statements" immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

Our substantial level of indebtedness could adversely affect our ability to fund future needs of our business and to react to changes affecting our business and industry.

        The aircraft leasing business is capital intensive and we have a substantial amount of indebtedness, which requires significant interest and principal payments. As of June 30, 2013, we had approximately $23.3 billion in principal amount of indebtedness outstanding. As of June 30, 2013, principal and interest payments on our outstanding indebtedness due during the remainder of 2013 and 2014 totaled approximately $2.6 billion and $4.2 billion, respectively (assuming the June 30, 2013 interest rates on our outstanding floating rate indebtedness remain unchanged). Because some of our debt bears variable rates of interest, our interest expense could fluctuate in the future.

        Our substantial level of indebtedness could have important consequences to our business, including the following:

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes, including acquiring new aircraft and exploring business opportunities;

  •
  increasing our vulnerability to adverse economic and industry conditions;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

  •
  limiting our ability to borrow additional funds or refinance our existing indebtedness.

        In addition, despite our current indebtedness levels, we expect to incur additional debt in the future to finance our operations, including purchasing aircraft and meeting our contractual obligations. If we increase our total indebtedness, our debt service obligations will increase. We will become more exposed to these risks as we become more leveraged.

We will need additional capital to finance our operations, including purchasing aircraft, servicing our existing indebtedness, including refinancing our indebtedness as it matures, and meeting our other contractual leasing commitments. We may not be able to obtain additional capital on favorable terms, or at all.

        We will require additional capital to purchase new and used flight equipment, make progress payments during aircraft construction and repay our maturing debt obligations. As of June 30, 2013, we had approximately $1.9 billion and $3.0 billion of indebtedness maturing during the remainder of 2013 and in 2014, respectively. In addition, as of July 24, 2013, we had commitments to purchase 345 new aircraft and two used aircraft for delivery through 2022 with aggregate estimated total remaining payments of approximately $22.3 billion.

        If we are unable to purchase aircraft as the commitments come due, we will be subject to several risks, including:

  •
  forfeiting deposits and progress payments to manufacturers and having to pay certain significant costs related to these commitments such as actual damages and legal, accounting and financial advisory expenses;

  •
  defaulting on our lease commitments, which could result in monetary damages and damage to our reputation and relationships with lessees and manufacturers;

  •
  failing to realize the benefits of purchasing and leasing such aircraft; and

  •
  risking harm to our business reputation, which would make it more difficult to purchase aircraft in the future on agreeable terms, if at all.

        Our ability to satisfy our obligations with respect to our future aircraft purchases and indebtedness will depend on, among other things, our future financial and operating performance and our ability to raise additional capital through our funding sources or through aircraft sales. Prevailing economic and market conditions, and financial, business and other factors, many of which are beyond our control, will affect our future operating performance and our ability to access the capital markets or seek potential aircraft sales. For example, changes to the Aircraft Sector Understanding in February 2011 will make financing for aircraft from the export-credit agencies more expensive. In addition, our ability to access debt markets and other financing sources depends, in part, on our credit ratings by the three major nationally recognized statistical rating organizations.

        In addition to the impact of economic and market conditions on our ability to raise additional capital, we are subject to restrictions under ILFC's existing debt agreements. ILFC's bank credit facilities and indentures limit ILFC's ability to incur secured indebtedness. The most restrictive covenant in the bank credit facilities permits ILFC and its subsidiaries to incur secured indebtedness totaling up to 30% of its consolidated net tangible assets, as defined in the credit agreement, and such limit currently totals approximately $10.8 billion. This limitation is subject to certain exceptions, including the ability to incur secured indebtedness to finance the purchase of aircraft. As of July 24, 2013, ILFC was able to incur an additional $8.4 billion of secured indebtedness under this covenant. ILFC's debt indentures also restrict ILFC and its subsidiaries from incurring secured indebtedness in excess of 12.5% of consolidated net tangible assets, as defined in the indentures. However, ILFC may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under its debt indentures by doing so through subsidiaries that qualify as non-restricted under the indentures.

        As a result of these limitations, we may be unable to generate sufficient cash flows from operations, or obtain additional capital in an amount sufficient to enable us to pay our indebtedness, make aircraft purchases or fund our other liquidity needs. If we are able to obtain additional capital, it may not be on terms favorable to us. If additional capital is raised through the issuance of equity securities, the interests of our then-current common stockholders would be diluted and newly issued equity securities may have rights, preferences or privileges senior to those of our common stock. Further, in evaluating potential aircraft sales, we must balance the need for funds with the long-term value of holding aircraft and long-term prospects for us. If we are unable to generate or borrow sufficient cash, we may be unable to meet our debt obligations and/or aircraft purchase commitments as they become due, which could limit our ability to obtain new, modern aircraft and compete in the aircraft leasing market.

An increase in our cost of borrowing could have a material and adverse impact on our net income, results of operations and cash flows.

        Our cost of borrowing is impacted by fluctuations in interest rates. Our lease rates are generally fixed over the life of the lease. Changes, both increases and decreases, in our cost of borrowing due to changes in interest rates, directly impact our net income. The interest rates that we obtain on our debt financings are a result of several components, including credit spreads, swap spreads, duration and new issue premiums. These are all in addition to the underlying Treasury rates or LIBOR rates, as applicable. We manage interest rate volatility and uncertainty by maintaining a balance between fixed and floating rate debt, through derivative instruments and through varying debt maturities.

        Between 2010 and the end of 2011, several of our new debt financings had relatively higher interest rates than the debt we replaced. Our weighted average effective cost of borrowing, which excludes the effect of amortization of deferred debt issue costs, was 6.00% for the six months ended June 30, 2013. Our weighted average effective cost of borrowing reflects our weighted average interest rate, plus the net effect of interest rate swaps or other derivatives and the effect of amortization of debt premiums and discounts. A 1.0% increase in our weighted average effective cost of borrowing at June 30, 2013, without any change to the amount of our outstanding debt, would have increased our interest expense by approximately $233 million annually. A net increase in our interest expense would put downward pressure on our operating margins and could materially and adversely impact our cash generated from operations.

The global sovereign debt crisis, particularly among European countries, has impacted the financial health of some of our lessees and could continue to have a broader impact on the airline industry in general, as well as result in higher borrowing costs and more limited availability of credit for us and our customers.

        Countries in Europe, including Greece, Italy, Portugal, Ireland, Spain, France and the United Kingdom, had their debt downgraded by the major rating agencies during 2012 and 2013 and could be subject to further downgrades. Several of these countries agreed to multi-year bailout loans from the European Central Bank, the International Monetary Fund, and other institutions to avoid defaulting on their debt obligations. For the six months ended June 30, 2013 and the year ended December 31, 2012, we generated approximately 34% and 36%, respectively, of our total revenues from rental of flight equipment from European lessees. In addition, the United States' credit rating was downgraded for the first time in history by one of the three nationally recognized rating agencies in August 2011. If concerns about the creditworthiness of these countries continue to escalate, the cost of borrowing may increase across all markets and the availability of credit may become more limited. Many banks globally, particularly those in Europe, have principal exposure to sovereign debt. The downgrades of sovereign debt have put pressure on the banks' regulatory capital levels resulting in more limited lending. Accordingly, our composite interest rate could increase, which would have an adverse impact on our profitability and cash flow, or we may be unable to incur debt on favorable terms, or at all, in order to fund our future growth and refinance our maturing debt obligations. Further, the global sovereign debt crisis could result in lower consumer confidence, which could result in a recession and the loss of revenue for our lessees. This could impact their ability to make payments on their leases and could result in airlines ceasing operations, which could impact our business through early returns of aircraft, maintenance expenses, loss of revenue and potential aircraft impairment charges, which could have a material adverse effect on our financial results and growth prospects.

We have recently recognized an increase in the number of airlines that have ceased operations or filed for reorganization, and if this trend continues, it could have a significant impact on our operations.

        As a result of challenging global economic conditions, combined with significant volatility in oil prices, some airlines have been forced to cease operations or to reorganize. During 2012, 11 of our customers, including one with two separate operating certificates, ceased operations or filed for bankruptcy, or its equivalent, and returned 55 aircraft to us. Seven of the customers that ceased operations were airlines operating in Europe. In certain cases, we have a large number of aircraft with a single airline, which increases our exposure in the event the airline ceases operations or reorganizes. For example, two of our customers that ceased operations in 2012 operated a combined 32 of our aircraft. A severe recession in Europe, the inability to resolve the sovereign debt crisis and political uncertainty in the Middle East could result in additional failures of airlines and could materially affect our financial results. If this trend continues, it could have a material adverse effect on our financial results and growth prospects.

Our business model depends on the continual leasing and re-leasing of the aircraft in our fleet, and we may not be able to enter into leases on favorable terms, if at all.

        Our business model depends on the continual leasing and re-leasing of the aircraft in our fleet in order to generate sufficient revenues to finance our growth and operations, pay our debt service obligations and generate positive cash flows from operations. Because our leases are predominantly operating leases, only a portion of the aircraft's value is covered by revenues generated from the lease and we may not be able to realize the aircraft's residual value after expiration of the initial lease. We bear the risk of re-leasing, selling or parting out the aircraft in our fleet when our operating leases expire or when aircraft are returned to us prior to expiration of any lease. Our ability to lease, re-lease or sell our aircraft will depend on conditions in the airline industry and general market and competitive conditions at the time the operating leases are entered into and expire, including those risks discussed under "—In addition to increased fuel costs and the global sovereign debt crisis, other risks adversely impacting the airline industry in general could adversely impact our business because they increase the likelihood of lessee non-performance and an inability to lease our aircraft." In addition to factors linked to the aviation industry in general, other factors that may affect the market value and lease rates of our aircraft include (i) maintenance and operating history of the airframe and engines; (ii) the number of operators using the particular type of aircraft; and (iii) aircraft age.

Aircraft in our fleet that become obsolete will be more difficult to re-lease or sell, which could result in declining lease rates, impairment charges or losses related to aircraft asset value guarantees.

        Aircraft are long-lived assets requiring long lead times to develop and manufacture. Aircraft of a particular model and type tend to become obsolete and less in demand over time, as more advanced and efficient aircraft are manufactured. The life cycle of aircraft can be shortened by world events, government regulation or customer preferences. For example, increases in fuel prices have resulted in an increased demand for newer fuel-efficient aircraft, such as the Airbus A320neo family and the Boeing 737 MAX narrowbody aircraft, which may potentially shorten the useful life of older aircraft, including older A320 family and 737 family aircraft presently in operation. Approximately 30% of our fleet is currently at least 12 years old. As aircraft in our fleet approach obsolescence, demand for those particular models and types will decrease which could result in declining lease rates and could have a material adverse effect on our financial condition and results of operations. In addition, if we dispose of an aircraft for a price that is less than the depreciated book value of the aircraft on our balance sheet, we will recognize impairments or fair value adjustments. Deterioration of aircraft values may also result in impairment charges or losses related to aircraft asset value guarantees.

        We recorded impairment charges and fair value adjustments on aircraft of approximately $162.8 million for the six months ended June 30, 2013; $192.4 million for the year ended December 31, 2012; and $1.7 billion for each of the years ended December 31, 2011 and 2010. The impairment charges in 2011 resulted from unfavorable airline industry trends affecting the residual values of certain aircraft types and management's expectations that certain aircraft will more likely than not be parted-out or otherwise disposed of in less than 25 years. The reduction in the expected holding period was made in connection with the addition of part-out capabilities as a result of the acquisition of AeroTurbine. The impairment charges in 2010 were primarily due to the announcement of new technology in the marketplace and the sale of aircraft in that year. GAAP requires that we use undiscounted future cash flows in determining whether impairment charges are appropriate; accordingly, the fair value of our assets (using a discounted cash flow analysis) could be significantly less than their book value. We could recognize additional impairment charges and fair value adjustments in the future, which would negatively impact our operating results.

The residual values of our aircraft are subject to a number of risks and uncertainties, including obsolescence risk, which could result in future impairment charges.

        The residual values of our aircraft are subject to a number of risks and uncertainties. Technological developments, macro-economic conditions, availability and cost of funding for aviation, and the overall health of the airline industry impact the residual values of our aircraft. If challenging economic conditions persist for extended periods, the residual values of our aircraft could be negatively impacted, which could result in future impairment charges.

Our relationship with AIG may affect our ability to operate and finance our business as we deem appropriate and changes with respect to AIG could negatively impact us.

        Upon consummation of this offering, AIG will continue to beneficially own a significant percentage of our stock. Although neither AIG nor any of its subsidiaries is a co-obligor or guarantor of our debt securities, circumstances affecting AIG may have an impact on us and we are not sure how further changes in regulations and other circumstances related to AIG may impact us.

        Prior to the completion of this offering, we will enter into the Intercompany Agreement with AIG and AIG Capital for the purpose of setting forth various matters governing our relationship with AIG and to set forth certain transition services that AIG and its subsidiaries will provide to us following this offering. Under the Intercompany Agreement, we will be required to register for resale AIG Capital's shares of our common stock under the Securities Act. See "Transactions with Related Parties—Transactions in Connection with this Offering—Intercompany Agreement with AIG and AIG Capital."

Conflicts of interest may arise between us and customers who utilize our fleet management services, which may adversely affect our business interests.

        Conflicts of interest may arise between us and third-party aircraft owners, financiers and operating lessors who hire us to perform fleet management services such as leasing, re-leasing, lease management and sales services. Our servicing contracts require that we act in good faith and not unreasonably discriminate against serviced aircraft in favor of our owned aircraft. Nevertheless, competing with our fleet management customers may result in strained relationships with these customers, which may adversely affect our business interests.

The agreements governing certain of our indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business and compete effectively.

        The agreements governing certain of our indebtedness contain covenants that restrict, among other things, our ability to:

  •
  incur debt;

  •
  encumber our assets;

  •
  dispose of certain assets;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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  make equity or debt investments in other parties;

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  enter into transactions with affiliates;

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  designate our subsidiaries as non-restricted subsidiaries; and

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  pay dividends and distributions.

        The agreements governing certain of our indebtedness also contain financial covenants, such as requirements that we comply with certain loan-to-value, interest coverage and leverage ratios.

        Our failure to comply with any of these covenants would likely constitute a default under such facilities and could give rise to an acceleration of some or all of our then outstanding indebtedness, which would have a material adverse effect on our business and our ability to continue as a going concern.

Increases in fuel costs could materially adversely affect our lessees and, by extension, the demand for our aircraft.

        Fuel costs represent a major expense to airlines and fuel prices fluctuate widely depending primarily on international market conditions, geopolitical and environmental events, regulatory changes and currency exchange rates. The ongoing unrest in North Africa and the Middle East has generated uncertainty regarding the predictability of the world's future oil supply, which has led to significant near-term increases in fuel costs. If this unrest continues, fuel costs may continue to rise. Other events can also significantly affect fuel availability and prices, including natural disasters, decisions by the Organization of the Petroleum Exporting Countries regarding its members' oil output, and the increase in global demand for fuel from countries such as China.

        Higher cost of fuel will likely have a material adverse impact on airline profitability. Due to the competitive nature of the airline industry, airlines may not be able to pass on increases in fuel prices to their passengers by increasing fares. If airlines do increase fares, demand for air travel may be adversely affected. In addition, airlines may not be able to manage fuel cost risk by appropriately hedging their exposure to fuel price fluctuations. If fuel prices increase further, our lessees are likely to incur higher costs or experience reduced revenues. Consequently, these conditions may:

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  affect our lessees' ability to make rental and other lease payments;

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  result in lease restructurings and aircraft repossessions;

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  increase our costs of maintaining and marketing aircraft;

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  impair our ability to re-lease aircraft and other aviation assets or re-lease or otherwise sell our assets on a timely basis at favorable rates;

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  reduce the sale proceeds received for aircraft or other aviation assets upon any disposition; or

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  lower lease rates and residual values and potentially trigger impairments.

        Such effects could have a material adverse effect on our business, financial condition and results of operations.

In addition to increased fuel costs and the global sovereign debt crisis, other risks adversely impacting the airline industry in general could adversely impact our business because they increase the likelihood of lessee non-performance and an inability to lease our aircraft.

        Our business depends on the ability of our airline customers to meet their payment obligations to us. If their ability materially decreases, it may negatively affect our business, financial condition, results of operations and cash flows.

        The risks affecting our airline customers are generally out of our control and impact our customers to varying degrees. As a result, we are indirectly impacted by all the risks facing airlines today. Their ability to compete effectively in the marketplace and manage these risks has a direct impact on us. In addition to increased fuel prices and availability discussed above, these risks include:

• demand for air travel;	• heavy reliance on automated systems;
• competition between carriers;	• geopolitical events;
• labor costs and stoppages;	• equity and borrowing capacity;
• maintenance costs;	• environmental concerns;
• employee labor contracts;	• government regulation;
• air traffic control infrastructure constraints;	• interest rates;
• airport access;	• airline capacity;
• insurance costs and coverage;	• natural disasters; and
• security, terrorism and war, including increased passenger screening as a result thereof;	• worldwide health concerns, such as outbreaks of H1N1, SARS and avian influenza.

        To the extent that our customers are affected by these or other risks, we may experience:

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  lower demand for the aircraft in our fleet and an inability to immediately place new and used aircraft when they become available, resulting in lower market lease rates and lease margins, and payments for storage and maintenance;

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  a higher incidence of lessee defaults and repossessions affecting net income due to maintenance, consulting and legal costs associated with the repossessions, as well as lost revenue for the time the aircraft are off lease and possibly lower lease rates from the new lessees;

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  a higher incidence of lease restructurings for our troubled customers which reduces overall lease revenue;

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  a loss if an aircraft is damaged or destroyed by an event specifically excluded from the insurance policy such as dirty bombs, bio-hazardous materials and electromagnetic pulsing; and

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  additional aircraft impairment charges.

We may be indirectly subject to many of the economic and political risks associated with emerging markets, which could adversely affect our financial results and growth prospects.

        We derived approximately 48% of our revenues for the six months ended June 30, 2013 from airlines in frontier and emerging market countries (as defined by Dow Jones & Company). Frontier and emerging market countries have less developed economies and infrastructure and are often more vulnerable to economic and geopolitical challenges and may experience significant fluctuations in gross domestic product, interest rates and currency exchange rates, as well as civil disturbances, government instability, nationalization and expropriation of private assets and the imposition of taxes or other charges by government authorities. The occurrence of any of these events in markets served by our lessees and the resulting economic instability that may arise, particularly if combined with high fuel prices, could adversely affect the value of our aircraft subject to lease in such countries or the ability of our lessees that operate in these markets to meet their lease obligations. In addition, legal systems in emerging market countries may be less developed, which could make it more difficult for us to enforce our legal rights in such countries.

        Further, demand for aircraft is dependent on passenger and cargo traffic, which in turn is dependent on general business and economic conditions. As a result, weak or negative economic growth in emerging markets may have an indirect effect on the value of the assets that we acquire if airlines and other potential lessees are adversely affected. If the global economic downturn continues or worsens, our assets may decline in value, which could have an adverse effect on our results of operations or our financial condition. For these and other reasons, our financial results and growth prospects may be negatively impacted by adverse economic and political developments in emerging market countries.

Our aircraft may not at all times be adequately insured either as a result of lessees failing to maintain sufficient insurance during the course of a lease or insurers not being willing to cover certain risks.

        While an aircraft is on lease, we do not directly control its operation. Nevertheless, because we hold title, directly or indirectly, to such aircraft, we could be sued or held strictly liable for losses resulting from the operation of such aircraft, or may be held liable for those losses on other legal theories, in certain jurisdictions around the world, or claims may be made against us as the owner of an aircraft requiring us to expend resources in our defense. We require our lessees to obtain specified levels of insurance and indemnify us for, and insure against, liabilities arising out of their use and operation of our aircraft. Some lessees may fail to maintain adequate insurance coverage during a lease term, which, although in contravention of the lease terms, would necessitate our taking some corrective action such as terminating the lease or securing insurance for the aircraft, either of which could adversely affect our financial results.

        In addition, there are certain risks or liabilities that our lessees may face, for which insurers may be unwilling to provide coverage or the cost to obtain such coverage may be prohibitively expensive. For example, following the terrorist attacks of September 11, 2001, non-government aviation insurers significantly reduced the amount of insurance coverage available for claims resulting from acts of terrorism, war, dirty bombs, bio-hazardous materials, electromagnetic pulsing or similar events. Accordingly, our lessees' insurance or other coverage may not be sufficient to cover all claims that could or will be asserted against us arising from the operation of our aircraft by our lessees. Inadequate insurance coverage or default by lessees in fulfilling their indemnification or insurance obligations will reduce the proceeds that we receive if we are sued and are required to make payments to claimants, which could have a material adverse effect on our business, financial condition and results of operations.

The failure of our lessees to perform required maintenance on our aircraft could result in a diminution in the value of the aircraft, some of which could constitute collateral under our secured debt facilities, and could impair our ability to resell or repossess the aircraft.

        Under each of our leases, the lessee is primarily responsible for maintaining the aircraft and complying with all governmental requirements applicable to the lessee and to the aircraft, including operational, maintenance and registration requirements and airworthiness directives. A lessee's failure to perform required maintenance during the term of a lease could result in a diminution in the appraised or liquidation value of an aircraft, an inability to re-lease the aircraft at favorable rates, or at all, or a potential grounding of the aircraft, and could require us to incur maintenance and modification costs upon the expiration or earlier termination of the lease to restore the aircraft to an acceptable condition prior to sale or re-leasing or for further flight. Even if we perform maintenance or modification of the aircraft, the value of the aircraft may still deteriorate.

If our lessees fail to discharge aircraft liens, we may be obligated to pay the aircraft liens and until they are discharged, the liens could impair our ability to repossess, re-lease or sell the aircraft.

        Our lessees are likely to incur aircraft liens that secure the payment of airport fees and taxes, customs duties and air navigation charges, and aircraft may also be subject to mechanics' liens. Although we anticipate that the financial obligations relating to these liens will be the responsibility of our lessees, if they fail to fulfill such obligations, the liens may attach to our aircraft and ultimately become our responsibility. In some jurisdictions, aircraft liens may give the holder thereof the right to detain or, in limited cases, sell or cause the forfeiture of the aircraft. Until they are discharged, these liens could impair our ability to repossess, re-lease, or sell our aircraft.

There are a limited number of airframe and engine manufacturers and the failure of any manufacturer to meet its delivery obligations to us could adversely affect our financial results and growth prospects.

        The supply of aircraft we purchase and lease is dominated by a limited number of airframe and engine manufacturers. As a result, we are dependent on these manufacturers' success in remaining financially stable, producing aircraft and related components that meet the airlines' demands, in both type and quantity, and fulfilling their contractual obligations to us. Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill their contractual obligations, we may experience:

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  missed or late delivery of aircraft ordered by us and an inability to meet our contractual obligations to our customers, resulting in lost or delayed revenues, lower growth rates and strained customer relationships;

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  an inability to acquire aircraft and related components on terms which will allow us to lease those aircraft to customers at a profit, resulting in lower growth rates or a contraction in our fleet;

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  a marketplace with too many aircraft available, creating downward pressure on demand for the aircraft in our fleet and reduced market lease rates; and

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  poor customer support from the manufacturers of aircraft and components resulting in reduced demand for a particular manufacturer's product, creating downward pressure on demand for those aircraft in our fleet and reduced market lease rates for those aircraft.

        Both Boeing and Airbus have experienced delays in meeting stated deadlines when bringing new aircraft to market. Our purchase agreements with the manufacturers and the leases we have signed with our customers for future lease commitments are all subject to cancellation clauses related to delays in delivery dates. Any manufacturer delays for aircraft that we have committed to lease could strain our relations with our lessees and termination of such leases by the lessees could have a material adverse effect on our financial results.

        On January 16, 2013, as a result of an All Nippon Airways battery-related event in-flight and a previous Japan Airlines event at Logan airport, the United States Federal Aviation Administration, or the FAA, announced an emergency airworthiness directive that required all U.S. Boeing 787 operators to temporarily cease operations of Boeing 787s to address the potential battery fire risk; other jurisdictions followed suit. The National Transportation Safety Board, or NTSB, is carrying out an investigation on the 787 with a focus on the design and certification requirements of the battery system. While the FAA approved Boeing's battery improvements and the aircraft were permitted to return to service on April 19, 2013, the NTSB investigation continues. This investigation, or the occurrence of another battery-related event, could result in the withdrawal or modification of the FAA's approval, which could result in further grounding of the aircraft and additional changes to the battery system. We have taken delivery of our first three Boeing 787 aircraft and are scheduled to take delivery of three more Boeing 787 aircraft in 2013.

Future acquisitions may require significant resources and result in unanticipated adverse consequences that could have a material adverse effect on our business, results of operations and financial condition.

        We may seek to grow by making acquisitions, like our acquisition of AeroTurbine. Future acquisitions may require us to make significant cash investments, issue stock or incur substantial debt, which could reduce our liquidity and access to financial markets. In addition, acquisitions may require significant management attention and divert management from our other operations. These capital, equity and managerial commitments may impair the operation of our business. In addition, if the due diligence of the operations of any acquired business performed by us or by third parties on our behalf is inadequate or flawed, or if we later discover unforeseen financial or business liabilities, an acquired business may not perform as expected. Acquisitions could also have a negative impact on our results of operations if we subsequently determine that goodwill or other acquired assets are impaired, resulting in an impairment charge in a future period. Additionally, if we fail to successfully integrate an acquired business or we are unable to realize the intended benefits from an acquisition, our existing business, revenue and operating results could be adversely affected.

The continued success of our business will depend, in part, on our ability to acquire strategically attractive aircraft and enter into profitable leases upon the acquisition of such aircraft. If we are unable to successfully execute on our acquisition strategy, our financial results and growth prospects could be materially and adversely affected.

        The success of our business depends, in part, on our ability to acquire strategically attractive aircraft and enter into profitable leases upon the acquisition of such aircraft. As of July 24, 2013, we had commitments to purchase 345 new fuel-efficient aircraft. We are considering pursuing additional aircraft purchases from airlines and leasing them back to the airlines, but we may not be able to acquire such additional aircraft. We also may not be able to enter into profitable leases upon the acquisition of the new aircraft we purchase directly from the manufacturers. An acquisition of one or more aircraft may not be profitable to us and may not generate sufficient cash flow to justify those acquisitions. If we experience significant delays in the implementation of our business strategies, including delays in the acquisition and leasing of aircraft, our fleet management strategy and long-term results of operations could be adversely affected.

        In addition, our acquisition strategy exposes us to risks that could have a material adverse effect on our business, financial condition, results of operations and cash flow, including risks that we may:

  •
  impair our liquidity by using a significant portion of our available cash or borrowing capacity to finance the acquisition of aircraft; or

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  significantly increase our interest expense and financial leverage to the extent we incur additional debt to finance the acquisition of aircraft.

If we acquire a high concentration of a particular type of aircraft, our business and financial results could be adversely affected by changes in market demand or problems specific to that aircraft type.

        If we acquire a high concentration of a particular type of aircraft, our business and financial results could be adversely affected if the demand for that type of aircraft declines, if it is redesigned or replaced by its manufacturer or if that type of aircraft experiences design or technical problems. For instance, we have contracted to purchase 150 A320neo family narrowbody aircraft, 73 Boeing 787s and 50 Embraer E-Jets E2 aircraft. If these aircraft types or any other aircraft type of which we acquire a high concentration encounters technical or other problems, such as the recent Boeing 787 battery fire issue, the value and lease rates of such aircraft may decline and we may be unable to lease such aircraft on favorable terms, if at all. A significant technical problem with a specific type of aircraft could result in the grounding of the aircraft. Any decrease in the value and lease rates of our aircraft may have a material adverse effect on our business and financial results.

Competition from other aircraft lessors or purchasers could adversely affect our financial results and growth prospects.

        The aircraft leasing industry is highly competitive. We may also encounter competition from other entities in the acquisition of aircraft such as airlines, financial institutions, aircraft brokers, public and private partnerships, investors and funds with more capital to invest in aircraft, and other aircraft leasing companies that we do not currently consider our major competitors.

        Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. Some of our competitors may have greater operating and financial resources and access to lower capital costs than we have. In addition, some competing aircraft lessors may have a lower overall cost of capital and may provide inducements to potential lessees that we cannot match. Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject and the creditworthiness of the lessee, if any. We may not always be able to compete successfully with our competitors and other entities, which could materially adversely affect our financial results and growth prospects.

The loss of key personnel could adversely affect our reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft, which are a critical element to the success of our business.

        We believe our senior management's reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft are an important element to the success of our business. Strong competition exists for qualified personnel with demonstrated ability both within and outside our industry. We have had significant turnover in our senior management team in recent years, resulting in a new Chief Executive Officer, President, Chief Financial Officer and General Counsel. Additionally, ILFC appointed a new Executive Chairman in June 2012. Only ILFC's Executive Chairman, Laurette T. Koellner, is currently covered by an employment agreement. The inability to retain our key employees or attract and retain new talent could adversely impact our business and results of operation.

The future settlement of deferred tax liabilities accumulated during prior periods could have a negative impact on our future cash flows.

        It is typical in the aircraft leasing industry for companies that are continuously acquiring additional aircraft to incur significant tax depreciation, which offsets taxable income but creates a deferred tax liability on the aircraft leasing company's balance sheet. This deferred tax liability is attributable to the excess of the depreciation claimed for tax purposes over the depreciation claimed for financial statement purposes. As of June 30, 2013, we had a net deferred tax liability of approximately $4.2 billion, which primarily reflects accelerated depreciation claimed for tax purposes. Our net deferred tax liability as of June 30, 2013, adjusted to give effect to the election under Section 338(h)(10) of the Code in connection with the Reorganization described below and the attendant step-up in the basis of our assets for federal income tax purposes, is $           billion. The settlement of these deferred tax liabilities could have a negative impact on our cash flow in future periods.

If the Reorganization does not qualify for the election under Section 338(h)(10) of the Code, the anticipated benefits to us of a step-up in the basis of ILFC's assets for United States federal income tax purposes and the corresponding reduction of our net deferred tax liability will not be realized and our credit ratings may be negatively affected.

        The Reorganization is expected to qualify for the election under Section 338(h)(10) of the Code to be treated for United States federal income tax purposes as a purchase by us of the assets, rather than the stock, of ILFC, with the attendant step-up in the basis of such assets for United States federal income tax purposes. There can be no assurance, however, that the Reorganization will qualify for such treatment. If the Reorganization does not so qualify, the anticipated benefits to us, including the step-up in tax basis of ILFC's assets and the corresponding reduction of our net deferred tax liability, will not be realized. As a result, our income tax liability would be significantly greater than it would be if the Reorganization were to qualify for such treatment and our net deferred tax liability would not be reduced. Further, if the Reorganization does not qualify for such treatment, we may experience downgrades in our credit ratings, which could adversely affect our ability to issue debt and obtain new financings, or renew existing financings, and would increase the cost of such financings.

        AIG has received a private letter ruling from the IRS that the Reorganization will qualify for the election under Section 338(h)(10) of the Code. Although the private letter ruling relating to the qualification of the Reorganization for the election under Section 338(h)(10) of the Code generally will be binding on the IRS, the private letter ruling is based, in part, on certain assumptions and the accuracy of certain representations and statements as to factual matters made by AIG, as well as the undertaking by AIG to dispose of sufficient shares of our stock in this and possibly future offerings and/or additional or alternative transactions within two years of this offering such that AIG will satisfy the Section 338(h)(10) Requirement. See "Shares Eligible for Future Sale—Plans of Divestiture." If any of the representations, statements, assumptions or undertakings by AIG on which the private letter ruling is based is, or becomes, inaccurate or incomplete in any material respect or is not otherwise satisfied, or the facts on which the private letter ruling is based differ materially from the facts at the time of the Reorganization, the private letter ruling could be invalidated.

Even if the Reorganization qualifies for the election under Section 338(h)(10) of the Code, the "anti-churning" rules of Section 197 of the Code may prohibit us from amortizing a portion of any resulting step-up in the basis of ILFC's intangible assets unless AIG's ownership of our stock is reduced to 20% or less by vote and value (not including the Series A Redeemable Preferred) within three years of the completion of this offering.

        The anti-churning rules of Section 197 of the Code will prohibit us from amortizing any portion of any step-up in the basis of ILFC's assets that is attributable to certain intangibles (such as goodwill and going concern value) if AIG is deemed to be "related" to us. Our private letter ruling provides that AIG will not be deemed to be related to us as long as AIG reduces its ownership of our stock to 20% or less by vote and value (not including the Series A Redeemable Preferred) within three years of the completion of this offering. While AIG expects to reduce its ownership of our stock so as to avoid application of the anti-churning rules, AIG is not obligated to do so and there is no assurance that AIG will do so. Any inability to amortize a portion of a step-up in the basis of ILFC's intangible assets could negatively impact our results.

We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes.

        We operate in multiple jurisdictions and may become subject to a wide range of income and other taxes. If we are unable to execute our business in jurisdictions with favorable tax treatment, our operations may be subject to significant income and other taxes.

        Moreover, as our aircraft are operated by our lessees in multiple states and foreign jurisdictions, we may have nexus or taxable presence as a result of our aircraft landings in various states or foreign jurisdictions. Such landings may result in us being subject to various foreign, state and local taxes in such states or foreign jurisdictions.

We are subject to various risks and requirements associated with transacting business in foreign countries.

        Our international operations, including those of AeroTurbine, expose us to trade and economic sanctions and other restrictions imposed by the United States or other governments or organizations. See "Business—Government Regulation." The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the Foreign Corrupt Practices Act, or FCPA, and other federal statutes and regulations, including those established by the Office of Foreign Assets Control, or OFAC. Under these laws and regulations, the government may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations could adversely impact our business, operating results, and financial condition.

        We have in place training programs for our employees with respect to FCPA, OFAC, export controls and similar laws and regulations. There can be no assurance that our employees, consultants, sales agents, or associates will not engage in conduct for which we may be held responsible. Violations of the FCPA, OFAC and other export control regulations, and similar laws and regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

We are subject to various environmental laws and regulations that could have an adverse impact on our results of operations.

        Our operations, including AeroTurbine's operations, are subject to various federal, state and local environmental, health and safety laws and regulations in the United States, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of regulated materials, the remediation of contaminated sites, and the health and safety of our employees. A violation of these laws and regulations or permit conditions can result in substantial fines, permit revocation or other damages. Many of these laws could obligate us to investigate or clean-up contamination that may exist at our current facilities, or facilities that we formerly owned or operated, even if we did not cause the contamination. They could also impose liability on us for related natural resource damages or investigation and remediation of third party waste disposal sites where we have sent, or may send, waste. We may also be subject to claims for personal injury or property damages relating to any such contamination or non-compliance with other environmental requirements. We may not be in complete compliance with these laws, regulations or permits at all times. Also, new or more stringent standards in existing environmental laws may cause us to incur additional costs.

Regulations relating to climate change, noise restrictions, and greenhouse gas emissions may have a negative effect on the airline industry and our business and financial condition.

        Governmental regulations regarding aircraft and engine noise and emissions levels apply based on where the relevant aircraft is registered and operated. For example, jurisdictions throughout the world have adopted noise regulations which require all aircraft to comply with noise level standards. In addition to the current requirements, the United States and the International Civil Aviation Organization, or the ICAO, have adopted a new, more stringent set of standards for noise levels which applies to engines manufactured or certified on or after January 1, 2006. Currently, U.S. regulations would not require any phase-out of aircraft that meet the older standards applicable to engines manufactured or certified prior to January 1, 2006, but the European Union has established a framework for the imposition of operating limitations on aircraft that is not consistent with these new standards.

        More recently, the ICAO has been reviewing and analyzing certification noise levels for certain aircraft, and based on that analysis, is developing a range of increased stringency noise standard alternatives. This analysis will be considered at an ICAO meeting in September 2013. In addition to more stringent noise restrictions, the United States and certain other jurisdictions regulate emissions of certain greenhouse gases, such as nitrogen oxide. These limits frequently apply only to engines manufactured after 1999; however, because aircraft engines are replaced from time to time in the usual course, it is likely that the number of engines subject to these requirements would increase over time. In addition, concerns over climate change could result in more stringent limitations on the operation of aircraft powered by older, noncompliant engines, as well as newer engines. For example, the United States recently adopted more stringent nitrogen oxide emission standards for newly manufactured aircraft engines starting in 2013 and an even more stringent emission standard for engines manufactured in 2014 or later; the European Union has incorporated aviation-related greenhouse gas emissions into the European Union's Emission Trading System beginning January 1, 2012. In addition, the ICAO approved a resolution designed to cap greenhouse gas emissions from aircraft and committed to propose a greenhouse gas emission standard for aircraft engines by 2013. However, an ICAO spokesperson recently stated that the estimated timetable would likely be by the end of 2014 or possibly into 2015.

        European countries generally have relatively strict environmental regulations that can restrict operational flexibility and decrease aircraft productivity. As noted, the European Parliament and the European Court of Justice included aviation in the European Union's Emissions Trading System starting January 1, 2012, and all of the emissions associated with flights that land or take off within the EU-ETS zone comprising the European Union, Iceland, Lichtenstein, Norway and Croatia, including flights to or from countries outside of such zone (i.e., "international flights") are now subject to the trading program, even those emissions that are emitted outside of the European Union. Although the European Union announced on November 12, 2012 that it intends to delay enforcement of the aviation portion of their Emission Trading System for international flights (but not flights within the EU-ETS zone) in light of recent progress made by ICAO on international aviation emission regulation, the delay is expected to be for one year only to allow ICAO time to craft a regulation, and if ICAO fails to adopt regulations acceptable to the European Union, the European Union will start enforcing its aviation emissions trading program with respect to international flights. This inclusion could possibly distort the international air transport market leading to higher ticket prices and ultimately a reduction in demand for air travel. In addition, the United Kingdom has increased its air passenger duties over the last few years due to the increased environmental costs of air travel. Currently, the amount of the duty is based on the distance traveled and can be as high as £188 for flights over 6000 miles. Similar measures may be implemented in other jurisdictions or by the ICAO due to environmental concerns. These increased costs could have a negative impact on the demand for air travel and, as a result, on our business and financial condition.

        In addition, noise and emission regulations could limit the economic life of our aircraft and engines, reduce their value, limit our ability to lease or sell the non-compliant aircraft and engines or, if engine modifications are necessary, require us to make significant additional investments in the aircraft and engines to make them compliant. Compliance with current or future regulations, taxes or duties imposed to deal with environmental concerns could cause lessees to incur higher costs and to generate lower net revenues, resulting in an adverse impact on their financial conditions. Consequently, such compliance may affect lessees' ability to make rental and other lease payments and reduce the value we receive for the aircraft upon any disposition, which could have an adverse effect on our business and financial condition.

Failure to obtain certain required licenses and approvals could negatively affect our ability to re-lease or sell aircraft, which would negatively affect our financial condition and results of operations.

        Lessees are subject to extensive regulation under the laws of the jurisdictions in which the aircraft are registered and operated. As a result, we expect that certain aspects of our leases will require licenses, consents or approvals, including consents from governmental or regulatory authorities for certain payments under our leases and for the import, export or deregistration of the aircraft. Subsequent changes in applicable law or administrative practice may increase such requirements and governmental consent, once given, could be withdrawn. Furthermore, consents needed in connection with the future re-leasing or sale of an aircraft may not be forthcoming. Any of these events could adversely affect our ability to re-lease or sell aircraft, which would negatively affect our financial condition and results of operations.

We are a holding company with no operations and rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations.

        We are a holding company with no material direct operations. Our principal assets are the equity interests we directly or indirectly hold in our operating subsidiaries. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us under certain conditions. Under its current debt agreements, ILFC may currently pay dividends or make other payments to us of up to approximately $1.6 billion of its consolidated retained earnings. ILFC's ability to pay dividends to us under its current debt agreements may be further limited in the future if an event of default or termination event occurs under certain of ILFC's debt facilities or if a deferral event occurs under ILFC's subordinated debt. Additionally, ILFC could enter into new agreements in the future that restrict its ability to pay dividends or make other payments to us. If the cash we receive from our subsidiaries pursuant to dividend and other payments is insufficient for us to fund any of our obligations, we may be required to raise cash through the incurrence of debt or the issuance of additional equity.

A cyber-attack that bypasses our information technology, or IT, security systems, causing an IT security breach, may lead to a material disruption of our IT systems and the loss of business information which may hinder our ability to conduct our business effectively and may result in lost revenues and additional costs.

        Parts of our business depend on the secure operation of our computer systems to manage, process, store, and transmit information associated with aircraft leasing. We have, from time to time, experienced threats to our data and systems, including malware and computer virus attacks, internet network scans, systems failures and disruptions. A cyber-attack could adversely impact our daily operations and lead to the loss of sensitive information, including our own proprietary information and that of our customers, suppliers and employees. Such losses could harm our reputation and result in competitive disadvantages, litigation, regulatory enforcement actions, lost revenues, additional costs and liability. While we devote substantial resources to maintaining adequate levels of cyber-security, our resources and technical sophistication may not be adequate to prevent all types of cyber-attacks.

The timing and amount in which we report our revenue may be significantly impacted by a proposed new standard for lease accounting.

        In August 2010, the Financial Accounting Standards Board, or FASB, and the International Accounting Standards Board, or IASB, issued an Exposure Draft that proposes substantial changes to existing lease accounting that will affect all lease arrangements. Subsequent meetings of the joint committee of the FASB and the IASB have made further changes to the proposed lease accounting.

        Under the current proposed accounting model, lessees will be required to record an asset representing the right-to-use the leased item for the lease term, or Right-of-Use Asset, and a corresponding liability to make lease payments. The Right-of-Use asset and liability incorporate the rights arising under the lease and are based on the lessee's assessment of expected payments to be made over the lease term. The proposed model requires measuring these amounts at the present value of the future expected payments. For the majority of our leases, it is expected that the lease expense would include the amortization of the Right-of-Use Asset and the recognition of interest expense based upon the lessee's incremental borrowing rate (or the rate implicit in the lease, if known) on the repayment of the lease obligation.

        Under the current proposed accounting model, lessors will apply the receivable and residual method. This will require a lessor to derecognize its flight equipment into a receivable based upon the present value of lease payments under a lease and a residual value. Revenue recognized would be interest income based upon the effective interest rate implicit in the lease.

        The FASB issued a revised Lease Accounting exposure draft in May 2013. A proposed effective date has not yet been announced. The FASB and IASB will consider comment letters on the revised exposure draft and are expected to issue a final standard in 2014. Currently, management is unable to assess the impact the adoption of the new final lease standard will have on our financial statements. Although we believe the presentation of our financial statements, and those of our lessees, will likely change, including the pattern of revenue and expense recognition, we do not believe the accounting pronouncement will change the fundamental economic reasons for which the airlines lease aircraft.

Risks Related to Our Separation from AIG

Our separation from AIG could adversely affect our business and profitability.

        Although neither AIG nor any of its subsidiaries is a co-obligor or guarantor of ILFC's debt securities, until September 2008, ILFC benefitted from AIG's strong credit rating as it enabled ILFC to finance the purchase of its aircraft at rates that were likely cheaper than rates it would have been able to obtain if it was not a wholly owned subsidiary of AIG. Upon the consummation of this offering and our separation from AIG, we may not be able to obtain financing on terms as favorable as could be obtained as a wholly owned subsidiary of AIG. We cannot accurately predict the effect that our separation from AIG will have on our ability to access the debt markets on terms favorable to us.

        Further, following the consummation of this offering, certain services previously provided to us by AIG may have to be performed by third-party providers or us. We will enter into the Intercompany Agreement with AIG and AIG Capital prior to the completion of this offering, pursuant to which AIG and its subsidiaries will agree to provide us with certain transition services following this offering for a period of time. AIG and its subsidiaries could fail to meet their obligations under the Intercompany Agreement. If AIG and its subsidiaries cease to provide services under this agreement, we may have to obtain these services from third parties or hire additional personnel to perform these services. In addition, we may fail to identify and transition some services in an orderly manner or fail to perform such services internally or procure the performance of third parties for certain services previously provided by AIG.

        In preparation for our separation from AIG, we expect to establish new policies, procedures and operations and hire new employees to assist with our operations as a reorganized standalone entity. We plan to implement a corporate governance and risk management structure that is suitable for a standalone entity and allows us to maximize the benefits of the separation. However, we may not be able to correctly, or fully, implement this structure. The risks related to our separation from AIG could materialize at various times, including immediately upon the completion of this offering.

        After our separation, we may no longer be able to file tax returns on a combined or unitary basis with AIG in certain combined or unitary return states, resulting in higher state taxes on a standalone basis.

The terms of our arrangements with AIG may be more favorable than we will be able to obtain from an unaffiliated third party. We may be unable to replace the services AIG provides us in a timely manner or on comparable terms.

        Prior to the completion of this offering, we will enter into the Intercompany Agreement with AIG and AIG Capital that governs registration rights, provision of financial and other information, transition services, compliance policies and procedures, and other matters after this offering. Pursuant to the Intercompany Agreement, AIG and its subsidiaries will agree to provide us with a number of transition services after this offering. The Intercompany Agreement is intended to replace the cost-sharing agreements ILFC is currently a party to with AIG, which generally provide for the allocation of corporate costs based upon a proportional allocation of costs to all AIG subsidiaries. The Intercompany Agreement is also intended to replace our other arrangements pursuant to which we pay other subsidiaries of AIG fees related to management services provided for certain of our foreign subsidiaries and AIG pays certain expenses on our behalf.

        We will negotiate the Intercompany Agreement with AIG and AIG Capital in the context of a parent-subsidiary relationship. Although AIG will be contractually obligated to provide us with services during the term of the Intercompany Agreement, these services may not be sustained at the same level after the expiration of that agreement, or we may not be able to replace these services in a timely manner or on comparable terms. The Intercompany Agreement with AIG and AIG Capital also will govern the relationship between us and AIG after this offering. The Intercompany Agreement may contain terms and provisions that are more favorable to us than terms and provisions we might have obtained in arm's-length negotiations with unaffiliated third parties. When AIG and its subsidiaries cease to provide services pursuant to those arrangements, our costs of procuring those services from third parties may increase. See "Transactions with Related Parties—Intercompany Allocations and Fees with AIG and Its Subsidiaries" and "Transactions with Related Parties—Transactions in Connection with this Offering—Intercompany Agreement with AIG and AIG Capital."

Under the tax matters agreement, AIG will control certain tax returns and audits that can result in tax liability for us.

        Under the tax matters agreement, AIG will retain control over the preparation and filing, as well as the contests, audits and amendments or other changes of certain pre-offering federal income tax returns with respect to which we remain liable for taxes. In addition, determinations regarding the allocation to us of responsibility to pay taxes for pre-offering periods will be made by AIG in its reasonable discretion. Although the tax matters agreement provides that we will not be liable for taxes resulting from returns filed or matters settled by AIG without our consent if the return or settlement position is found to be unreasonable, taking into account both the liability that we incur and any non-Holdings tax benefit, it is possible that we will pay materially more taxes than we would have paid if we were permitted to control such matters.

We are potentially liable for U.S. income taxes of the entire AIG consolidated group for all taxable years in which we were a member of such group.

        From 1990 to the date of this offering, we were included in the consolidated U.S. federal income tax group of which AIG was the common parent, or the AIG Consolidated Group, and we did not file our own federal income tax returns. Under U.S. federal income tax laws, any entity that is a member of a consolidated group at any time during a taxable year is severally liable for the group's entire federal income tax liability for the entire taxable year. Thus, notwithstanding any contractual rights to be reimbursed or indemnified by AIG pursuant to the tax matters agreement, to the extent AIG or other members of the AIG Consolidated Group fail to make any federal income tax payments required of them by law in respect of taxable years for which we were a member of the AIG Consolidated Group, we would be liable for the shortfall. Similar principles apply for state and local income tax purposes in many states and localities.

Conflicts of interest may arise between us and AIG that could be resolved in a manner unfavorable to us.

        Questions relating to conflicts of interest may arise between us and AIG in a number of areas relating to our past and ongoing relationships. Following the consummation of this offering,        of our directors will be designated by AIG as long as AIG beneficially owns at least 20% of our common stock. Additionally, if six quarterly dividends, whether consecutive or not, have not been paid or we fail to redeem the outstanding Series A Redeemable Preferred on the date fixed for such purpose, the holders of the Series A Redeemable Preferred will have the right, voting separately as a class, to elect two members to our board of directors. The      directors initially designated by AIG are executive officers of AIG and another of our initial directors serves on AIG's board of directors. These directors and a number of our officers own substantial amounts of AIG stock and options to purchase AIG stock, and most of them participate in AIG pension plans. Ownership interests of our directors or officers in AIG shares, or service as a director or officer of both our company and AIG, could give rise to potential conflicts of interest when a director or officer is faced with a decision that could have different implications for the two companies.

        These potential conflicts could arise, for example, over matters such as the desirability of an acquisition opportunity, employee retention or recruiting, or our dividend policy. The policies relating to corporate opportunities and transactions with AIG set forth in our restated certificate of incorporation address potential conflicts of interest between our company, on the one hand, and AIG and its officers and directors who are directors of our company, on the other hand. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to these provisions of our restated certificate of incorporation. Although these provisions are designed to resolve conflicts between us and AIG fairly, conflicts may not be so resolved. The principles for resolving such potential conflicts of interest are described under "Description of Capital Stock—Provisions of Our Restated Certificate of Incorporation Relating to Corporate Opportunities and Transactions with AIG."

AIG and its directors and officers will have limited liability to us or you for breach of fiduciary duty.

        Our restated certificate of incorporation will provide that AIG will have no obligation to refrain from:

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  engaging in the same, similar or related business activities or lines of business as we do;

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  doing business with any of our clients, customers or vendors; or

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  employing or otherwise engaging any of our officers or employees.

        Under our restated certificate of incorporation, neither AIG nor any officer or director of AIG, except as provided in our restated certificate of incorporation, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any of these activities. See "Description of Capital Stock—Provisions of Our Restated Certificate of Incorporation Relating to Corporate Opportunities and Transactions with AIG."

AIG is free to sell a controlling interest in us to a third party, and, if it does so, you may not realize any change-of-control premium on shares of our common stock, and we may become subject to the control of a presently unknown third party.

        Pursuant to Plans of Divestiture that AIG and AIG Capital will adopt in connection with this offering, AIG Capital intends to satisfy the Section 338(h)(10) Requirement in this offering or within two years of this offering, and intends to dispose of at least 80% by vote and value of our stock (not including the Series A Redeemable Preferred), in the aggregate, within three years of this offering. AIG currently expects that AIG Capital will reduce its ownership interest in us through one or more additional public offerings of our stock and, possibly, through one or more privately negotiated sales of our stock, and ultimately expects to dispose of all of our stock, but it is not obligated to divest our shares in any particular manner. As such, AIG Capital could, among other things, sell a controlling interest in us to a third party following the expiration of its            -day lock-up period with the underwriters. We have agreed not to institute a stockholder rights plan that limits the ability of AIG, or any such transferee, from acquiring additional shares of our common stock. The ability of AIG to sell its shares of our common stock to a third party, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock that will be publicly traded hereafter, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to AIG, upon its private sale of our common stock. In addition, if AIG were to sell its equity interest in our company in a private transaction, we may become subject to the control of a presently unknown third party. The interests of any such third party may conflict with those of other stockholders.

Our historical financial information is not necessarily representative of the results we would have achieved as a standalone public company with listed equity and may not be a reliable indicator of our future results.

        The historical financial information included in this prospectus does not reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented or those we will achieve in the future. This is primarily a result of the following factors:

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  Our historical financial results reflect allocations of corporate expenses, including tax expenses, from AIG. Those allocations may be different from the comparable expenses we would have incurred had we operated as a standalone company;

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  Our historical financial results reflect the fact that we were included in certain AIG unitary or combined state tax returns. As a standalone company, our state income taxes would have been higher;

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  Significant changes may occur in our cost structure, financing and business operations as a result of our separation from AIG. These changes could result in increased costs associated with reduced economies of scale and costs for services currently provided by AIG;

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  The need for additional personnel to perform services currently provided by AIG, and the legal, accounting, compliance and other costs associated with being a public company with listed equity;

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  Our separation from AIG may have an adverse effect on our relationships with customers, regulators and government officials, which could result in reduced leases and sales, increased regulatory scrutiny and disruption to our business operations; and

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  The separation may increase our cost of borrowing.

None of the Federal Reserve Bank of New York, the Department of the Treasury, or any other department or agency of the U.S. government has given any guarantee, undertaking or assurance to provide any financial or other support to us at any time in the future.

        Given the previous actions of the Federal Reserve Bank of New York, or the FRBNY, and the Department of the Treasury in connection with the liquidity issues of AIG and its subsidiaries, including ILFC, and the possibility that AIG will remain a significant stockholder of us for some time after the completion of this offering, some investors may assume that the FRBNY or Department of the Treasury may provide support to us if we were to encounter financial or other difficulties in the future. Investors should be aware that none of the FRBNY, Department of the Treasury, nor any other department or agency of the U.S. government, nor any of their respective employees, representatives or agents has given any guarantee, undertaking or assurance (whether express or implied) to provide any financial or other support (whether in the form of debt, equity or otherwise) to us at any time in the future. Accordingly, investors should not assume that any such support would be provided by any such entities.

If AIG continues to have significant influence over us after this offering, we may be subject to certain laws and regulations solely due to our relationship with AIG.

        AIG is currently regulated by the Board of Governors of the Federal Reserve System, or the FRB, and subject to its examination, supervision and enforcement authority and reporting requirements as a savings and loan holding company, or SLHC. The FRB has the authority to impose capital requirements and operational restrictions on AIG and its subsidiaries, including us.

        In addition, on July 8, 2013, AIG received notice from the Department of the Treasury that the Financial Stability Oversight Council, or FSOC, has made a final determination that AIG should be supervised by the FRB as a systemically important financial institution, or SIFI, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank. Dodd-Frank requires SIFIs to be subject to regulation, examination and supervision by the FRB (including minimum leverage and risk-based capital requirements). As a SIFI, AIG will be regulated by the FRB both in that capacity and in its capacity as an SLHC. The regulations applicable to SIFIs and to SLHCs, when all have been adopted as final rules, may differ materially from each other. AIG will also be subject to additional regulatory requirements, including heightened prudential standards.

        Changes mandated by Dodd-Frank include directing the FRB to promulgate minimum capital requirements for SLHCs. In addition, the FRB, as the primary supervisor for SLHCs, has the authority to impose enhanced standards on SLHCs. We cannot predict whether the capital regulations will be adopted as proposed or what enhanced prudential standards the FRB will promulgate for SLHCs. Further, we cannot predict how the FRB will exercise general supervisory authority over AIG and its subsidiaries, including us, although the FRB could for example, limit AIG's or its subsidiaries' ability to pay dividends, repurchase shares of common stock or acquire or enter into other businesses. We cannot predict the requirements of the regulations ultimately adopted or how Dodd-Frank and such regulations will affect the financial markets generally or impact our business, results of operations, cash flows, financial condition or credit ratings.

        If AIG continues to have significant influence over us after completion of this offering, we may also become subject to new and additional laws and government regulations regarding various aspects of our business in the future. These regulations could make it more difficult for us to compete with other companies that are not subject to similar regulations.

Risks Related to Our Common Stock and this Offering

AIG will have significant influence over us and may not always exercise its influence in a way that benefits our public stockholders.

        Upon the completion of this offering, AIG will continue to beneficially own a significant percentage of our stock. Pursuant to Plans of Divestiture that AIG and AIG Capital will adopt in connection with this offering, AIG Capital intends to satisfy the Section 338(h)(10) Requirement in this offering or within two years of this offering, and intends to dispose of at least 80% by vote and value of our stock (not including the Series A Redeemable Preferred), in the aggregate, within three years of this offering. AIG currently expects that AIG Capital will reduce its ownership interest in us through one or more additional public offerings of our stock and, possibly, through one or more privately negotiated sales of our stock, and ultimately expects to dispose of all of our stock, but it is not obligated to divest our shares in any particular manner. As long as AIG continues to beneficially own more than 50% of our outstanding voting stock, AIG generally will be able to determine the outcome of corporate actions requiring stockholder approval, including the election of the majority of the members of our board of directors. If AIG has the ability to control the election of the majority of the members of our board of directors, AIG will have the ability to vote on any transaction that requires the approval of our board of directors and stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. Even after AIG reduces its beneficial ownership below 50% of our outstanding voting stock, it will likely still be able to assert significant influence over our board of directors and certain corporate actions.

        Because AIG's interests may differ from your interests, actions AIG takes as our controlling stockholder or as a significant stockholder may not be favorable to you. For example, the concentration of ownership held by AIG could delay, defer or prevent a change a control of us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably.

An active trading market for our common stock may not develop.

        Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The offering price for our common stock may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.

        Even if an active trading market develops upon completion of this offering and listing of our common stock, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

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  our operating and financial performance and prospects;

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  our quarterly or annual earnings or those of other companies in our industry;

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  conditions that impact demand for our aircraft and services;

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  the public's reaction to our press releases, other public announcements and filings with the SEC;

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  changes in earnings estimates or recommendations by securities analysts who track our common stock;

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  market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

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  strategic actions by us or our competitors, such as acquisitions or restructurings;

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  changes in government regulations;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  arrival and departure of key personnel;

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  the number of shares to be publicly traded after this offering;

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  changes in our capital structure;

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  sales of common stock by AIG, us or members of our management team; and

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  changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

        In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the aircraft leasing industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

        Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities. Upon completion of this offering, we will have             shares of common stock outstanding. The shares sold in this offering will be freely tradable. All of the outstanding shares of common stock not sold in this offering will initially be held by AIG Capital and will be deemed "restricted securities," as that term is defined under Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act. We will be required to register the resale of our shares of common stock held by AIG Capital under the Securities Act pursuant to the Intercompany Agreement. Registration of these shares would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon their sale. See "Transactions with Related Parties—Transactions in Connection with this Offering—Intercompany Agreement with AIG and AIG Capital."

        Pursuant to Plans of Divestiture that AIG and AIG Capital will adopt in connection with this offering, AIG Capital intends to satisfy the Section 338(h)(10) Requirement in this offering or within two years of this offering, and intends to dispose of at least 80% by vote and value of our stock (not including the Series A Redeemable Preferred), in the aggregate, within three years of this offering. AIG currently expects that AIG Capital will reduce its ownership interest in us through one or more additional public offerings of our stock and, possibly, through one or more privately negotiated sales of our stock, and ultimately expects to dispose of all of our stock, but it is not obligated to divest our shares in any particular manner. Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock.

        We, our directors and executive officers, and AIG have agreed with the underwriters that, without the prior written consent of            , we and they will not, subject to certain exceptions and an 18-day extension, during the period ending        days after the date of this prospectus offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock. The underwriters, in their sole discretion and at any time without notice, may release all or any portion of the shares of our common stock subject to the lock-up agreements.

        In addition, immediately following this offering, we intend to file a registration statement registering under the Securities Act the shares of common stock reserved for issuance in respect of incentive awards to our officers and certain of our employees. If any of these holders cause a large number of securities to be sold in the public market, the sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital. See the information in the section "Shares Eligible for Future Sale" for a more detailed description of the shares that will be available for future sales upon completion of this offering.

        We may also issue shares of common stock or other securities from time to time as consideration for future acquisitions and investments or for any other reason that our board of directors deems advisable. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of common stock or other securities in connection with any such acquisitions and investments.

        We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future issuances and sales of our common stock or other securities, including future sales by AIG, will have on the market price of our common stock.

Although ILFC already files periodic reports with the SEC pursuant to Section 13 of the Exchange Act, becoming a company with publicly traded common stock will increase our expenses and administrative burden.

        As a company with publicly traded common stock, we will incur legal, accounting and other expenses that we did not incur as a company without publicly traded common stock. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a company with publicly traded common stock, we will need to create or revise the roles and duties of the committees of our board of directors and retain a transfer agent. After our common stock is publicly traded, we will also be required to hold an annual meeting for our stockholders, which will require us to expend resources to prepare, print and mail a proxy statement relating to the annual meeting.

        We also expect that being a company with publicly traded common stock will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Our certificate of incorporation and bylaws will contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions of our restated certificate of incorporation and amended and restated bylaws that will be adopted by us prior to the effectiveness of the registration statement of which this prospectus forms a part may delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our directors. These provisions include:

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  prohibiting cumulative voting in the election of directors;

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  authorizing the issuance of "blank check" preferred stock without any need for action by stockholders;

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  limiting the ability of our stockholders to call and bring business before special meetings;

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  prohibiting stockholders to act by written consent unless AIG beneficially owns at least a majority of our common stock outstanding; and

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  establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

        Section 203 of the Delaware General Corporation Law, or Section 203, also may affect the ability of an "interested stockholder" to engage in certain business combinations, including mergers, consolidation or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. Section 203, however, does not prohibit business combinations between AIG and us because AIG (through AIG Capital) obtained our shares before our shares were listed on a national securities exchange or held of record by more than 2,000 stockholders.

        Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant amount of common stock that AIG may beneficially own following this offering, could limit the price that investors might be willing to pay in the future for shares of our common stock. These factors could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our certificate of incorporation and bylaws will include provisions limiting voting by non-U.S. citizens.

        To comply with restrictions imposed by federal law on foreign ownership of U.S. registered aircraft, our restated certificate of incorporation and amended and restated bylaws that will be adopted by us prior to the effectiveness of the registration statement of which this prospectus forms a part will restrict voting of shares of our common stock by non-U.S. citizens if at any time we or any of our subsidiaries are the registered owner of U.S. registered aircraft other than as beneficial owner of a trust with (i) an owner trustee who is a U.S. citizen (within the meaning of the relevant FAA regulations) and (ii) a trust agreement in a form approved by FAA Aeronautical Center Counsel for use by non-U.S. beneficial owners. We currently hold all U.S. registered aircraft in compliant trusts. If we were to cease meeting this requirement, the current federal law would restrict the percentage of our voting stock that may be owned or controlled by non-U.S. citizens. The restrictions currently imposed by federal law would require that no more than 25% of our stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors and other managing officers be U.S. citizens. Our restated certificate of incorporation and amended and restated bylaws therefore will provide that, in the event that we ever hold U.S. registered aircraft other than in compliant trusts, no shares may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the "foreign stock record." Our restated certificate of incorporation and amended and restated bylaws will further provide that, in that event, no shares of our common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. If it is determined that the amount registered in the foreign stock record exceeds the foreign ownership restrictions imposed by federal law, shares will be removed from the foreign stock record in reverse chronological order based on the date of registration therein, until the number of shares registered therein does not exceed the foreign ownership restrictions imposed by federal law. See "Business—Government Regulation" and "Description of Capital Stock—Foreign Ownership Restrictions."

Our restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

        Our restated certificate of incorporation will provide that, unless we consent in writing to alternative forums, the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us by our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the Delaware General Corporation Law or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. We may consent in writing to alternative forums. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to these provisions of our restated certificate of incorporation. This choice of forum provision in our restated certificate of incorporation may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us. See "Description of Capital Stock—Choice of Forum."

We currently do not intend to pay dividends on our common stock and, consequentially, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

        Following the completion of this offering, we do not anticipate paying any cash dividends on our common stock for the foreseeable future. Any decision to pay dividends on our common stock in the future will be at the discretion of our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business condition, covenants under any applicable contractual arrangements, including our indebtedness, and possible FRB or other regulatory restrictions on our ability to pay dividends. Additionally, if dividends on the Series A Redeemable Preferred have not been paid when due, or declared and set aside for payment when due, no dividends may be paid on our common stock. Accordingly, if you purchase shares of our common stock in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. See the sections entitled "Dividend Policy" and "Description of Capital Stock—Preferred Stock—Series A Mandatorily Redeemable Preferred Stock" for additional information.

FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that constitute forward-looking statements. Those statements appear in a number of places in this prospectus and include statements regarding, among other matters, the state of the airline industry, including expectations of SH&E regarding the industry, our access to the capital markets, our ability to restructure leases and repossess aircraft, the structure of our leases, regulatory matters pertaining to compliance with governmental regulations and other factors affecting our financial condition or results of operations. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and "should" and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for aircraft, availability and creditworthiness of current and prospective lessees, lease rates, availability and cost of financing and operating expenses, governmental actions and initiatives and environmental and safety requirements, as well as the factors discussed under "Risk Factors" in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking information to reflect actual results or future events or circumstances.

        In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

INDUSTRY AND MARKET DATA

        Industry and market data used in this prospectus have been obtained from various industry sources and publications as well as from research reports, including, without limitation, data relating to the aircraft leasing industry provided by SH&E, an aviation consulting firm retained by us to provide aviation market and industry data for inclusion in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. See "Forward-Looking Statements."

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares in this offering. All of the net proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholder.

 DIVIDEND POLICY

        We have no plans to declare or pay any cash or other dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, for use in the operation of our business and to fund future growth. However, we expect to reevaluate our dividend policy on a regular basis following this offering and may determine to pay dividends in the future. The decision whether to pay dividends in the future will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions, covenants under any applicable contractual arrangements, including our indebtedness, and possible FRB or other regulatory restrictions on our ability to pay dividends.

 FINANCIAL STATEMENTS

        This prospectus includes the historical financial statements of ILFC, which will be acquired by Holdings, whose shares of common stock are being offered hereby by AIG Capital. Each of Holdings and ILFC is currently a wholly owned subsidiary of AIG Capital, which is a wholly owned subsidiary of AIG. After effectiveness of the registration statement of which this prospectus is a part and prior to the consummation of this offering, AIG Capital will transfer all of the common stock of ILFC to Holdings as a part of the Reorganization, resulting in ILFC becoming a wholly owned subsidiary of Holdings. The Reorganization will be accounted for using AIG Capital's historical bases of ILFC's assets and liabilities, because both Holdings and ILFC will be under the common control of AIG Capital at the time of the Reorganization. Following the Reorganization, the historical financial statements of Holdings will be retrospectively adjusted to include the historical financial results of ILFC for all periods presented.

 CAPITALIZATION

        The following table sets forth the cash and cash equivalents and total capitalization:

  •
  of ILFC on an actual basis as of June 30, 2013; and

  •
  of Holdings on an as adjusted basis giving effect to the Reorganization as if it had occurred on June 30, 2013. The Reorganization will be accounted for using AIG Capital's historical bases of ILFC's assets and liabilities, because both Holdings and ILFC will be under the common control of AIG Capital at the time of the Reorganization. Following the Reorganization, the historical financial statements of Holdings will be retrospectively adjusted to include the historical financial results of ILFC for all periods presented.

        The information presented in the table below should be read in conjunction with "Selected Historical Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and ILFC's consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of June 30, 2013
	Actual (ILFC)	As Adjusted for the Reorganization (Holdings)
	(Dollars in thousands)
	(unaudited)
Cash and cash equivalents, excluding restricted cash	$2,699,266		$2,699,267

Long-term debt, including current portion:
Secured
Senior secured bonds	3,900,000		3,900,000
ECA and Ex-Im financings	1,972,707		1,972,707
Secured bank debt	1,824,588 (1)		1,824,588	(1)
Institutional secured term loans	750,000		750,000
Less: Deferred debt discount	(5,550)		(5,550)
Unsecured
Bonds and medium-term notes	13,884,497		13,884,497
Less: Deferred debt discount	(32,294)		(32,294)
Subordinated debt	1,000,000		1,000,000
Mandatorily Redeemable Preferred Stock—Series A, $0.01 par value per share; none authorized and issued, actual; 50,000 shares authorized, issued, and outstanding, as adjusted	—		50,000	(2)

Total long-term debt, including current portion	23,293,948		23,343,948

Stockholder's equity:
Market Auction Preferred Stock, $100,000 per share liquidation value; Series A and B, each having 500 shares issued and outstanding actual	100,000		—	(3)
ILFC common stock, no par value per share; 100,000,000 shares authorized and 45,267,723 shares issued and outstanding, actual	1,053,582		—	(4)
Holdings common stock, $0.01 par value per share; 1,000,000,000 shares authorized and shares issued and outstanding, as adjusted	—			(4)
Additional paid-in capital	1,261,904			(5)
Accumulated other comprehensive loss	(7,899)		(7,899)
Retained earnings	5,621,732		5,621,732

Total Holdings' stockholder's equity
Noncontrolling interest			100,000	(3)

Total stockholder's equity	8,029,319

Total capitalization	$31,323,267	$

(1)
Of this amount, $182.3 million is non-recourse to ILFC. These secured financings were incurred by variable interest entities and consolidated into our financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity—Debt Financings."

(2)
Reflects the issuance of Series A Mandatorily Redeemable Preferred Stock of Holdings to AIG Capital as part of the consideration in exchange for all of ILFC's common stock in connection with the Reorganization. See "Description of

  Capital Stock—Preferred Stock—Series A Mandatorily Redeemable Preferred Stock" for a description of the terms of the Series A Mandatorily Redeemable Preferred Stock.

(3)
The Market Auction Preferred Stock is issued by ILFC. It will remain outstanding after the Reorganization, but will appear as Noncontrolling interest on the consolidated balance sheet of Holdings.

(4)
The common stock, no par value per share, is issued by ILFC. The common stock, $0.01 par value per share, is issued by Holdings and will be the common stock offered hereby. The as adjusted amount of common stock outstanding reflects the par value of the 100 shares of Holdings' common stock outstanding immediately prior to the Reorganization plus the par value associated with the issuance of additional shares of Holdings' common stock to AIG Capital as part of the consideration in exchange for all of ILFC's common stock in connection with the Reorganization. The difference between ILFC's historical common stock of $1,053,582 and the par value of Holdings' common stock of $            , or $            , is reflected as additional paid-in capital (see footnote 5).

(5)
Reflects an increase of approximately $             billion as a result of indemnification from AIG contained in the tax matters agreement with respect to any federal income taxes recognized in connection with the Reorganization, the election under Section 338(h)(10) of the Code and the attendant step-up in basis of our assets to fair market value for federal income tax purposes based on an assumed initial public offering price of $            per share, which is the midpoint of the offering price range listed on the cover of this prospectus. Our net deferred tax liability as of June 30, 2013 would have been $             billion after giving effect to the Reorganization. Additionally, reflects the increase in additional paid-in capital of $            associated with the difference between the amount of the historical common stock of ILFC of $1,053,582 and the par value of Holdings' common stock of $            (see footnote 4).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our selected historical consolidated financial information derived from ILFC's: (i) audited financial statements for the years ended December 31, 2012, 2011 and 2010, and as of December 31, 2012 and 2011, included elsewhere in this prospectus; (ii) audited financial statements for the years ended December 31, 2009 and 2008, and as of December 31, 2010, 2009 and 2008, which are not included in this prospectus; (iii) unaudited condensed consolidated financial statements for the three and six months ended June 30, 2013 and 2012, and as of June 30, 2013, which are included elsewhere in this prospectus; and (iv) unaudited condensed consolidated financial statements as of June 30, 2012, which are not included in this prospectus. The historical financial information presented may not be indicative of our future performance.

        The consolidated financial information of ILFC shown below reflects AIG Capital's reporting basis in ILFC's assets and liabilities, which was established at the time of AIG's acquisition of ILFC in 1990. For the year ended December 31, 2008, and as of December 31, 2009 and 2008, it is not directly comparable to the historical financial statements and other information of ILFC that ILFC reported to the SEC on a standalone basis, because, prior to the financial statements and other financial information that were included in ILFC's Annual Report on Form 10-K for the year ended December 31, 2011, ILFC had not elected, for its standalone financial statements, to establish, or "push down," AIG's basis in its assets and liabilities. The differences relate to basis differences in flight equipment affecting accumulated depreciation and related depreciation expense, aircraft impairment charges and fair value adjustments, deferred taxes and related tax provisions, and paid in capital and retained earnings.

        The following information is only a summary and should be read in conjunction with the sections entitled "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and ILFC's financial statements and the corresponding notes included elsewhere in this prospectus.

	Six Months Ended June 30,				Year Ended December 31,
	2013		2012		2012		2011		2010		2009		2008
	(Dollars in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Rental of flight equipment		$2,073,808		$2,223,430		$4,345,602		$4,454,405		$4,726,502		$4,928,253		$4,678,856
Flight equipment marketing and gain on aircraft sales		16,753		14,673		35,388		14,348		10,637		12,966		46,838
Interest and other		73,102		47,759		123,250		57,910		61,741		55,973		98,260

		2,163,663		2,285,862		4,504,240		4,526,663		4,798,880		4,997,192		4,823,954

Expenses:
Interest		750,102		779,074		1,555,567		1,569,468		1,567,369		1,365,490		1,576,664
Depreciation of flight equipment		927,367		958,404		1,918,728		1,864,735		1,963,175		1,968,981		1,875,640
Aircraft impairment charges on flight equipment held for use		35,238		41,425		102,662		1,567,180		1,110,427		50,884		—
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed of		127,587		52,127		89,700		170,328		552,762		35,448		—
Loss on extinguishment of debt		17,695		22,934		22,934		61,093		—		—		—
Aircraft costs		21,478		46,158		134,825		49,673		33,352		43,935		34,613
Selling, general and administrative		166,065		130,203		257,463		188,433		179,428		152,740		148,743
Other expenses		7,665		9,416		51,270		89,732		157,003		(3,450)		104,483

		2,053,197		2,039,741		4,133,149		5,560,642		5,563,516		3,614,028		3,740,143

Income (loss) before income taxes		110,466		246,121		371,091		(1,033,979)		(764,636)		1,383,164		1,083,811
Income tax provision (benefit)		27,680		(75,953)		(39,231)		(310,078)		(268,968)		495,989		387,766

Net income (loss)		82,786		322,074		410,322		(723,901)		(495,668)		887,175		696,045
Preferred stock dividends(1)		218		196		420		544		601		3,830		5,227

Net income (loss) attributable to common shareholders		$82,568		$321,878		$409,902		$(724,445)		$(496,269)		$883,345		$690,818

Pro forma net income (loss) attributable to common shareholders(2)(4)	$			$321,878	$			$(724,445)		$(496,269)		$883,345		$690,818

Pro forma net income (loss) attributable to common shareholders per common share (basic and diluted)(2)(3)(4)	$		$		$		$		$		$		$

Pro forma weighted average common shares outstanding (basic and diluted)(3)(4)

Balance Sheet Data (end of period):
Cash and cash equivalents, excluding restricted cash		$2,699,266		$2,411,543		$3,027,587		$1,975,009		$3,067,697		$336,911		$2,385,948
Flight equipment, less accumulated depreciation		33,963,330		35,095,331		34,468,309		35,502,288		38,515,379		44,091,783		43,395,124
Total assets		39,056,574		39,235,221		39,810,357		39,161,244		43,308,060		46,129,024		47,490,499
Total debt, including current portion		23,293,948		24,247,977		24,342,787		24,384,272		27,554,100		29,711,739		32,476,668
Stockholders' equity		8,029,319		7,857,175		7,942,868		7,531,869		8,225,007		8,655,089		7,738,580

(1)
The preferred stock dividends represent dividends paid by ILFC on its Market Auction Preferred Stock. After the Reorganization, the Market Auction Preferred Stock issued by ILFC will remain outstanding and will appear as Noncontrolling interest on Holdings' consolidated balance sheet rather than as preferred stock equity as it appears on ILFC's consolidated balance sheet. In addition, the dividends paid on the Market Auction Preferred Stock will appear as Preferred stock dividends on noncontrolling interests on Holdings' consolidated statement of operations rather than as Preferred stock dividends as it is appears on ILFC's consolidated statement of operations.

(2)
The following adjustment was made to historical net income (loss) attributable to common shareholders to derive pro forma net income (loss) attributable to common shareholders:

	Six Months Ended June 30,			Year Ended December 31,
	2013		2012	2012		2011	2010	2009	2008
	(Dollars in thousands)

Net income (loss) attributable to common shareholders		$82,568	$321,878		$409,902	$(724,445)	$(496,269)	$883,345	$690,818
Less: Interest expense on Series A Mandatorily Redeemable Preferred Stock

Pro forma net income (loss) attributable to common shareholders	$		$321,878	$		$(724,445)	$(496,269)	$883,345	$690,818

  Pro forma net income (loss) attributable to common shareholders for the year ended December 31, 2012 and the six months ended June 30, 2013 reflects the net income (loss) impact of the issuance of the Series A Mandatorily Redeemable Preferred Stock to AIG as part of the Reorganization as if such preferred stock had been issued as of the first date of each applicable period. The amount of interest expense on the Series A Mandatorily Redeemable Preferred Stock for each period represents the total liquidation preference of the Series A Mandatorily Redeemable Preferred Stock outstanding immediately following the Reorganization ($50,000,000) multiplied by the annual cash dividend rate of        % of the liquidation preference for such preferred stock, pro-rated for interim periods as applicable. See "Description of Capital Stock—Preferred Stock—Series A Mandatorily Redeemable Preferred Stock."

(3)
Pro forma weighted average common shares outstanding reflect the number of shares of Holdings' common stock that will be outstanding after the Reorganization. The pro forma weighted average common shares outstanding (basic and diluted) of            shares represent the            shares of Holdings' common stock issued in the Reorganization plus the 100 shares of Holdings' common stock outstanding immediately prior to the Reorganization. Pursuant to an exchange agreement between Holdings and AIG Capital, AIG Capital will agree to transfer, subject to certain conditions, 100% of the outstanding common stock of ILFC to Holdings in exchange for the issuance by Holdings to AIG Capital of the Series A Mandatorily Redeemable Preferred Stock and            shares of Holdings' common stock.

The following table reconciles the historical weighted average common shares outstanding of ILFC to the pro forma weighted average common shares outstanding of Holdings (basic and diluted) immediately following the Reorganization:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Historical weighted average common shares outstanding of ILFC (basic and diluted)	45,267,723	45,267,723	45,267,723	45,267,723	45,267,723	45,267,723	45,267,723

Common shares of Holdings issued in the Reorganization to AIG Capital in exchange for all of the outstanding common shares of ILFC (based on an exchange ratio of to 1.0)
Common shares of Holdings outstanding immediately prior to the Reorganization	100	100	100	100	100	100	100

Pro forma weighted average common shares outstanding of Holdings (basic and diluted)

  Basic and diluted pro forma weighted average common shares outstanding are the same for all periods presented because there were no common stock equivalent securities of ILFC or Holdings during any period presented.

(4)
The Reorganization will be accounted for using AIG Capital's historical bases of ILFC's assets and liabilities, because both Holdings and ILFC will be under the common control of AIG Capital at the time of the Reorganization. Following the Reorganization, the historical financial statements of Holdings will be retrospectively adjusted to include the historical financial results of ILFC for all periods presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations include statements regarding the industry outlook and our expectations regarding the performance of our business. These non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including the risks and uncertainties described in "Risk Factors." Our actual results may differ materially from those contained in or implied by any forward-looking statements. The discussion and analysis should be read together with "Risk Factors" and the other information included in this prospectus, including financial statements and their related notes.

Overview

        We are the world's largest independent aircraft lessor, measured by number of owned aircraft, with approximately 1,000 owned or managed aircraft. As of July 24, 2013, we owned 911 aircraft in our leased fleet and six additional aircraft in AeroTurbine's leased fleet, with an aggregate net book value of approximately $33.9 billion. The weighted average age of our fleet, weighted by the net book value of our aircraft, is approximately 8.5 years. We had 15 additional aircraft in the fleet classified as finance and sales-type leases and provided fleet management services for 75 aircraft as of July 24, 2013. Our fleet features popular aircraft types, including both narrowbody and widebody aircraft. In addition to our existing fleet, as of July 24, 2013, we had commitments to purchase 345 new aircraft, with delivery dates through 2022, including 13 through sale-leaseback transactions. These new aircraft commitments are comprised of 150 Airbus A320neo family aircraft, 20 Airbus A350 aircraft, 15 Airbus A321 aircraft, 73 Boeing 787 aircraft, 37 Boeing 737-800 aircraft and 50 E-Jets E2 aircraft. In addition, we have committed to purchase two used aircraft from third parties as of July 24, 2013. Our new aircraft commitments include 50 Airbus A320neo family aircraft that we exercised our rights to purchase in June 2013; 50 E-Jets E2 aircraft that we contracted to purchase from Embraer S.A. in July 2013, marking the introduction of the E-Jets aircraft to our fleet; and up to 15 Airbus A321 aircraft that we agreed to purchase from Airbus in July 2013, which are committed to lease to a single airline. We intend to continue to complement our orders from aircraft manufacturers with opportunistic acquisitions of additional aircraft from third parties, which may include sale-leaseback transactions with airlines. We balance the benefits of holding and leasing our aircraft and selling or parting-out the aircraft depending on economics, opportunities and risks.

        Under the terms of our leases, the lessee is generally responsible for all operating expenses, which customarily include maintenance, fuel, crews, airport and navigation charges, taxes, licenses, aircraft registration and insurance premiums. We, however, generally contribute to the first major maintenance event a lessee incurs during the lease of a used aircraft and, if an aircraft is returned due to a lessee ceasing operations or failing to meet its obligations under a lease, we may incur costs to repossess and prepare the aircraft for re-lease. Our leases are generally for a fixed term, although they may include early termination rights or extension options. Our leases require all non-contingent payments to be made in advance and our leases are predominantly denominated in U.S. dollars. Our lessees are generally required to continue to make lease payments under all circumstances, including periods during which the aircraft is not in operation due to maintenance or grounding. We typically contract to re-lease aircraft before the end of the existing lease term. For aircraft returned before the end of the lease term due to exceptional circumstances, we have generally been able to re-lease the aircraft within two to six months of their return. The weighted average lease term remaining on our current leases, weighted by net book value of our aircraft, was 4.0 years as of June 30, 2013.

        In addition to our leasing activities, we provide fleet management services to investors or owners of aircraft portfolios for a management fee. Through our wholly owned subsidiary AeroTurbine, we provide engine leasing; certified aircraft engines, airframes and engine parts; and supply chain solutions, and we possess the capabilities to disassemble aircraft and engines into parts. These capabilities allow us to maximize the value of our aircraft and engines across their complete life cycle and offer an integrated value proposition to our airline customers as they transition out aging aircraft. At times we also sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies, and airlines. In limited cases, we have also provided asset value guarantees and aircraft loan guarantees to buyers of aircraft or to financial institutions for a fee.

        We operate our business on a global basis, deriving approximately 93% of our revenues from airlines outside of the United States. As of June 30, 2013, we had 905 aircraft leased under operating leases to 172 customers in 79 countries, with no lessee accounting for more than 10% of lease revenue for the year ended December 31, 2012 or the six months ended June 30, 2013. At June 30, 2013, our operating lease portfolio included five aircraft not subject to a signed lease agreement or a signed letter of intent. One of these five aircraft was subsequently leased, one aircraft is likely to be parted out and we are evaluating our options for the remaining three aircraft, two of which were formerly on lease to Kingfisher Airlines. As of June 30, 2013, we had 34 aircraft that were subject to leases expiring during the remainder of 2013. As of July 24, 2013, 19 of these 34 aircraft were not yet subject to a signed lease agreement or a signed letter of intent following the expiration of their current leases. Of these 19 aircraft, 11 may be parted out or sold but did not meet the criteria for being classified as held for sale. If the current customers of the remaining eight aircraft do not extend these leases, we will be required to find new customers for these aircraft.

        Our results of operations are affected by a variety of factors, primarily:

  •
  the number, type, age and condition of the aircraft we own;

  •
  aviation industry market conditions, including events affecting air travel;

  •
  the demand for our aircraft and the resulting lease rates we are able to obtain for our aircraft;

  •
  the purchase price we pay for our aircraft;

  •
  the number, types and sale prices of aircraft, or parts in the event of a part-out of an aircraft, we sell in a period;

  •
  the ability of our lessee customers to meet their lease obligations and maintain our aircraft in airworthy and marketable condition;

  •
  the utilization rate of our aircraft;

  •
  our expectations of future overhaul reimbursements and lessee maintenance contributions;

  •
  changes in interest rates and credit spreads, which may affect our aircraft lease revenues and our borrowing costs; and

  •
  our ability to fund our business.

        Recent challenges in the global economy, including uncertainties related to the Euro zone, political uncertainty in the Middle East, and sustained higher fuel prices, have negatively impacted many airlines' profitability, cash flows and liquidity. We had six aircraft on lease with Kingfisher Airlines when it ceased operations in late 2012. We have been successful in deregistering all six of these aircraft and exporting three of the aircraft out of India. However, we are experiencing difficulties in exporting the remaining three aircraft as a result of bureaucratic and regulatory obstacles. The aircraft remaining in India have been removed from Kingfisher Airlines' possession.

        Future events, including a prolonged recession, ongoing uncertainty regarding the European sovereign debt crises, political unrest, continued weak consumer demand, high fuel prices, or restricted availability of credit to the aviation industry, could lead to the weakening or cessation of operations of additional airlines, which in turn would adversely affect our earnings and cash flows in the near term.

        Despite the current difficulties in the global economy, we are optimistic about the long-term future of air transportation and the growing role that the leasing industry and ILFC, in particular, will play in commercial air transport. At July 24, 2013, we had signed leases for all of our 41 new aircraft deliveries through 2014. We have contracted with Airbus, Boeing and Embraer to purchase new fuel-efficient aircraft with delivery dates through 2022. These aircraft are in high demand from our airline customers. In many cases, we have delivery positions for the most modern and fuel-efficient aircraft earlier than the airlines can obtain such aircraft from the manufacturers. At July 24, 2013 we had agreements to purchase 13 new aircraft from airlines through sale-leaseback transactions with scheduled delivery dates in 2013 and 2014. We believe that, with respect to our used aircraft, we have the market reach, visibility and understanding to move our aircraft across jurisdictions to best deploy our aircraft with the world's airlines. We are focused on increasing our presence in frontier and emerging markets that have high potential for passenger growth and other markets that have significant demand for new aircraft. We have assembled a highly skilled and experienced management team and have secured sufficient liquidity to manage through expected market volatility. We have also demonstrated strong and sustainable financial performance through most airline industry cycles. For these reasons, we believe that we are well positioned to manage the current cycle and over the long-term.

Financial Overview

        Our income before income taxes for the three and six months ended June 30, 2013 decreased by $48.2 million and $135.7 million, respectively, as compared to the same periods in 2012, primarily due to a decrease in revenues from rental of flight equipment. The decrease in revenues from rental of flight equipment was mainly due to lower lease rates on aircraft that were re-leased or had lease rates change, a decrease in net overhaul rentals recognized, and a decrease in the average number of aircraft in our fleet.

        Our 2012 income before income taxes increased by $1.4 billion as compared to 2011, primarily due to a $1.5 billion decrease in aircraft impairment charges on flight equipment held for use. The increase in income before income taxes was partially offset by (i) a $108.8 million decrease in rental revenue because of lower lease rates on aircraft in our fleet that were re-leased in 2012, including 55 aircraft returned early by lessees that ceased operations or filed for bankruptcy, or its equivalent; (ii) a $85.2 million increase in aircraft costs primarily from costs related to the repossession of the 55 aircraft from lessees that ceased operations or filed for bankruptcy, or its equivalent, and the costs related to re-lease of these aircraft; and (iii) a $69.0 million increase in selling, general and administrative expenses primarily driven by expenses related to AeroTurbine, which we did not acquire until October 7, 2011, and higher employee related expenses related to an increase in employee headcount and an increase in share based compensation.

        See "Results of Operations" herein for a detailed discussion of our results.

Capital Resources and Liquidity Developments

        Significant capital resources and liquidity developments for the six months ended June 30, 2013 and the year ended December 31, 2012 included:

  •
  note issuances under ILFC's shelf registration statement of: (i) $750 million of unsecured 4.875% notes due 2015 and $750 million of unsecured 5.875% notes due 2019, each issued in March 2012, a portion of the proceeds of which were used to refinance ILFC's $750 million secured term loan originally scheduled to mature in 2015; (ii) $750 million of unsecured 5.875% notes due 2022, issued in August 2012; (iii) $750 million of unsecured 3.875% notes due 2018 and $500 million of unsecured 4.625% notes due 2021, each issued in March 2013; and (iv) $550 million of unsecured floating rate notes due 2016, issued in May 2013 and bearing interest at 3-month LIBOR plus a margin of 1.95%;

  •
  a new $2.3 billion revolving credit facility with ten banks and the termination of ILFC's previous $2.0 billion facility;

  •
  new secured financing arrangements: (i) a $900 million senior secured term loan maturing on June 30, 2017; (ii) $203 million term loan facility used for aircraft financings; and (iii) $287 million of pre-funded secured notes guaranteed by the Export-Import Bank of the United States;

  •
  prepayment in full of ILFC's $550 million secured term loan, issued in April 2012 and originally scheduled to mature in April 2016, which was bearing interest at LIBOR plus a margin of 3.75%;

  •
  partial prepayment and amendment of ILFC's secured term loan due June 30, 2017, reducing the outstanding principal amount from $900 million to $750 million and lowering the interest rate to LIBOR plus a margin of 2.75%, with a LIBOR floor of 0.75%, from the initial interest rate of LIBOR plus a margin of 4.0% with a 1.0% LIBOR floor; and

  •
  an increase in AeroTurbine's borrowing capacity under its revolving credit facility by $95 million to a current maximum borrowing capacity of $430 million.

Our Revenues

        Our revenues consist primarily of rental of flight equipment, flight equipment marketing and gain on aircraft sales and other income.

  Rental of Flight Equipment

        Our leasing revenue is principally derived from airlines and companies associated with the airline industry. Our aircraft leases generally provide for the payment of a fixed, periodic amount of rent and, in certain cases, additional rental revenue based on usage. The usage may be calculated based on hourly usage or on the number of cycles operated. A cycle is defined as one take-off and landing. Under the provisions of many of our leases we also receive overhaul rentals based on the usage of the aircraft. For certain airframe and engine overhauls, we reimburse the lessee for costs incurred up to, but generally not exceeding, related overhaul rentals that the lessee has paid to us. We recognize overhaul rental revenue, net of estimated overhaul reimbursements. Estimated overhaul reimbursements are recorded as deferred overhaul rentals.

        Additionally, in connection with a lease of a used aircraft, we generally agree to contribute to the first major maintenance event the lessee incurs during the lease. At the time we pay the agreed upon maintenance reimbursement, we record the reimbursement against deferred overhaul rentals to the extent we have received overhaul rentals from the lessee, or against deposits to the extent received from the prior lessee. We capitalize as lease incentives any amount of the actual maintenance reimbursement we pay in excess of overhaul rentals paid to us by the lessee and payments received from prior lessees and amortize the lease incentives into Rental of flight equipment over the remaining life of the lease.

        The amount of lease revenue we recognize is primarily influenced by the following factors:

  •
  the contracted lease rate and overhaul rentals, which are highly dependent on the age, condition and type of the leased equipment;

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  the lessees' performance of their lease obligations;

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  the usage of the aircraft during the period; and

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  our expectations of future maintenance reimbursements.

        In addition to aircraft or engine specific factors such as the type, condition and age of the asset, the lease rates for our leases may be determined in part by reference to the specified interest rate at the time the aircraft is delivered to the customer. The factors described in the bullet points above are influenced by airline industry conditions, global and regional economic trends, airline market conditions, the supply and demand balance for the type of flight equipment we own and our ability to remarket flight equipment subject to expiring lease contracts under favorable economic terms.

        Because the terms of our leases are generally for multiple years and have staggered maturities, there are lags between changes in market conditions and their impact on our results, as contracts not yet reflecting current market lease rates remain in effect. Therefore, current market conditions and any potential effect they may have on our results may not be fully reflected in current results. Management monitors all lessees that are behind in lease payments, and assesses relevant operational and financial issues, in order to determine the amount of rental income to recognize for past due amounts. Lease payments are due in advance and we generally recognize rental income only to the extent we have received payments or hold security and other deposits.

  Flight Equipment Marketing and Gain on Aircraft Sales

        Our sales revenue is generated from the sale of our aircraft and engines and any gains on such sales are recorded in Flight equipment marketing and gain on aircraft sales. The price we receive for our aircraft and engines is largely dependent on the condition of the asset being sold, airline market conditions, funding availability to the buyer and the supply and demand balance for the type of asset we are selling. The timing of the closing of aircraft and engine sales is often uncertain, as a sale may be concluded swiftly or negotiations may extend over several weeks or months. As a result, even if sales are comparable over a long period of time, during any particular fiscal quarter or other reporting period we may close significantly more or fewer sale transactions than in other reporting periods. Accordingly, gain on aircraft sales recorded in one fiscal quarter or other reporting period may not be comparable to gain on aircraft sales in other periods. We also engage in the marketing of our flight equipment throughout the lease term, as well as the sale of third party owned flight equipment and other marketing services on a principal and commission basis.

  Other Income

        Other income includes (i) gross profit on sales from AeroTurbine of engines, airframes, parts and supplies; (ii) fees from early lease terminations; (iii) management fee revenue we generate through a variety of management services that we provide to non-consolidated aircraft securitization vehicles and joint ventures and third party owners of aircraft; and (iv) interest income. Income from AeroTurbine's engine, airframes, parts and supplies sales are included in Other income, net of cost of sales. The price AeroTurbine receives for engines, airframes, parts and supplies is largely dependent on the condition of the asset being sold, airline market conditions and the supply and demand balance for the type of asset being sold. Our management services may include leasing and remarketing services, cash management and treasury services, technical advisory services and accounting and administrative services depending on the needs of the aircraft owner.

        Our interest income is derived primarily from interest recognized on cash and short-term investments, finance and sales-type leases and notes receivable issued by lessees in connection with lease restructurings or, in limited circumstances, issued by buyers of aircraft in connection with sales of aircraft. The amount of interest income we recognize in any period is influenced by the amount of our cash and short-term investments, the principal balance of finance and sales-type leases and notes receivable we hold, and effective interest rates.

Our Operating Expenses

        Our primary operating expenses consist of interest on debt, depreciation, aircraft impairment charges, selling, general and administrative expenses and other expenses.

  Interest Expense

        Our interest expense in any period is primarily affected by changes in interest rates and outstanding amounts of indebtedness. Between 2010 and the end of 2011, several of our debt financings had relatively higher interest rates than the debt outstanding at the time, partially as a result of our initiatives to extend our debt maturities. The weighted average of our debt maturities was 6.3 years as of June 30, 2013. While our weighted average effective cost of borrowing, which excludes the effect of amortization of deferred debt issue costs, increased during those two years, the decrease in our average debt outstanding due to our deleveraging efforts offset those increases starting in late 2011. However, since the beginning of 2012 we have been able to refinance our debt at similar or lower interest rates. Our weighted average effective cost of borrowing was 5.91% at June 30, 2013 compared to 6.09% at December 31, 2012. Our weighted average effective cost of borrowing is our weighted average interest rate plus the net effect of interest rate swaps or other derivatives and the effect of debt premiums and discounts. It does not include the effect of amortization of deferred debt issue costs.

        Our total debt outstanding at the end of each period and weighted average effective cost of borrowing, which excludes the effect of amortization of deferred debt issue costs, for the periods indicated were as follows:

  Depreciation

        We generally depreciate aircraft using the straight-line method over a 25-year life from the date of manufacture to an estimated residual value. Management regularly reviews depreciation on our aircraft by aircraft type and depreciates the aircraft using the straight-line method over the estimated remaining holding period to an established residual value. See "Critical Accounting Policies and Estimates—Flight Equipment" below. Our depreciation expense is influenced by the adjusted carrying values of our flight equipment, the depreciable life and estimated residual value of the flight equipment. Adjusted carrying value is the original cost of our flight equipment, including capitalized interest during the construction phase, adjusted for subsequent capitalized improvements and impairments.

  Aircraft Impairment Charges and Fair Value Adjustments

        Management evaluates quarterly the need to perform a recoverability assessment of aircraft considering the requirements under GAAP and performs this assessment at least annually for all aircraft in our fleet. Recurring recoverability assessments are performed whenever events or changes in circumstances indicate that the carrying amount of our aircraft may not be recoverable, which may require us to change our assumptions related to future estimated cash flows. Some of the events or changes in circumstances may include potential disposals of aircraft, changes in contracted lease terms, changes in the status of an aircraft as leased, re-leased, or not subject to lease, repossessions of aircraft, changes in portfolio strategies, changes in demand for a particular aircraft type and changes in economic and market circumstances.

        Factors that have affected impairment charges in recent years include, but are not limited to, the following: (i) unfavorable airline industry trends affecting the residual values of certain aircraft types; (ii) management's expectations that certain aircraft were more likely than not to be parted-out or otherwise disposed of sooner than 25 years; and (iii) new technological developments. While we continue to manage our fleet by ordering new in-demand aircraft and maximize our returns on our existing aircraft, we may incur additional impairment charges in the future. Impairment charges may result from future deterioration in lease rates and residual values, which can be caused by new technological developments, further sustained increases in fuel costs or prolonged economic distress, and decisions to sell or part-out aircraft at amounts below net book value. The potential for impairment or fair value adjustments could be material to our results of operations for an individual period.

  Aircraft Costs

        Aircraft costs consist of maintenance and repossession-related expenses borne by us. These expenses are typically incurred when aircraft are returned early, repossessed, or otherwise off-lease. While lessees are generally responsible for maintenance of the aircraft under the provisions of the lease, we may incur maintenance costs to prepare the aircraft for re-lease when aircraft are returned early or repossessed and are not in satisfactory condition to re-lease. Aircraft costs will fluctuate with the number of aircraft repossessed during a period.

  Selling, General and Administrative Expenses

        Our principal selling, general and administrative expenses consist of expenses related to personnel expenses, including salaries, share-based compensation charges, employee benefits, professional and advisory costs and office and travel expenses. The level of our selling, general and administrative expenses is influenced primarily by the number of employees, fluctuations in AIG's share price and the extent of transactions or ventures we pursue which require the assistance of outside professionals or advisors.

  Other Expenses

        Other expenses consist primarily of lease related charges, provision for losses on aircraft asset value guarantees, and provision for credit losses on notes receivable and finance and sales-type leases.

        Our lease related charges include the write-off of unamortized lease incentives and overhaul and straight-line lease adjustments that we incur when we sell an aircraft prior to the end of the lease.

        Our provision for losses on aircraft asset value guarantees represents charges made in the current period based on our best estimate of losses on asset value guarantees that are probable to be exercised.

        Our provision for credit losses on notes receivable consists primarily of allowances we establish to reduce the carrying value of our notes receivable to estimated collectible levels. Management reviews all outstanding notes that are in arrears to determine whether we should reserve for, or write off any portion of, the notes receivable. In this process, management evaluates the collectability of each note and the value of the underlying collateral, if any, by assessing relevant operational and financial issues. As of June 30, 2013, notes receivable were not material.

        Our provision for credit losses on finance and sales-type leases consists primarily of allowances we establish to reduce the carrying value of our net investment in these leases to estimated collectible amounts. Management monitors the activities and financial health of customers and evaluates the impact certain events, such as customer bankruptcies, will have on lessees' abilities to perform under the contracted terms of the related leases. Management reviews all outstanding leases classified as finance and sales-type to determine appropriate classification of the related aircraft within our fleet, and whether we should reserve for any portion of our net investment.

        The primary factors affecting our other expenses are: (i) the sale of aircraft prior to the end of a lease, which may result in lease related costs; (ii) a deterioration in aircraft values, which may result in additional provisions for losses on aircraft asset value guarantees that are probable of being exercised; (iii) lessee defaults, which may result in additional provisions for doubtful notes receivable; and (iv) volatility in the market value of derivatives not designated as hedges and the ineffectiveness of cash flow hedges.

Critical Accounting Policies and Estimates

        Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We evaluate our estimates, including those related to flight equipment, lease revenue, derivative financial instruments, fair value measurements, and income taxes, on a recurring basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. A summary of our critical accounting policies is presented in Note B of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus. We believe the following critical accounting policies could have a significant impact on our results of operations, financial condition and financial statement disclosures, and may require subjective and complex estimates and judgments.

  Flight Equipment

        Flight equipment is our largest asset class, representing approximately 90% of our consolidated assets as of June 30, 2013 and December 31, 2012, 2011 and 2010.

        Depreciable Lives and Residual Values.    We generally depreciate passenger aircraft using the straight-line method over a 25-year life from the date of manufacture to an estimated residual value. When we change the useful lives or residual values of our aircraft, we adjust our depreciation rates on a prospective basis. Any change in the assumption of useful life or residual value changes depreciation expense and could have a significant impact on our results or operations for any one period.

        Based on the annual fleet assessment of aircraft performed in the third quarter of 2011, we identified 239 aircraft that were either out of production or impacted by new technology developments. Of these 239 aircraft, we changed the estimated useful life of 140 aircraft. In addition, we changed the useful life of our ten freighter aircraft from 35 to 25 years. These changes resulted in an increase in our 2012 depreciation expense for these aircraft of approximately $55.9 million as compared to 2011. The overall increase in depreciation expense from shortening the holding periods of these 140 aircraft will decline as these aircraft are disposed of.

        Impairment Charges on Flight Equipment Held for Use.    Management evaluates quarterly the need to perform a recoverability assessment of held for use aircraft considering the requirements under GAAP and performs this assessment at least annually for all aircraft in our fleet. The undiscounted cash flows used in the recoverability assessment consist of cash flows from currently contracted leases, future projected lease cash flows, including estimated flight hour rentals and net overhaul collections and an estimated disposition value, as appropriate, for each aircraft. Management is active in the aircraft leasing industry and develops the assumptions used in the recoverability assessment.

        As part of our recurring recoverability assessment process, we update the critical and significant assumptions used in the recoverability assessment, including projected lease rates and terms, residual values, overhaul rental realization and aircraft holding periods. Management uses its judgment when determining the assumptions used in the recoverability analysis, taking into consideration historical data, current macro-economic trends and conditions, any changes in management's holding period intent for any aircraft and any events happening before the financial statements are issued that management needs to consider, including subsequent lessee bankruptcies, as described in further detail below:

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  Market Conditions.  We consider current and future expectations of the global demand for a particular aircraft type and historical experience in the aircraft leasing market and aviation industry, as well as information received from third party sources. Factors taken into account include the impact of fuel price volatility and higher average fuel prices; the impact of new technology aircraft (announcements, deliveries and order backlog) on current and future demand for mid-generation aircraft; the higher production rates sustained by manufacturers for more fuel-efficient newer generation aircraft during the recent economic downturn; the unfavorable impact of low rates of inflation on aircraft values; current market conditions and future industry outlook for future marketing of older mid-generation aircraft and aircraft that are out of production; and a decreasing number of lessees for older aircraft. In addition our lessees may face financial difficulties and return aircraft to us prior to the contractual lease expiry dates. As a result, our cash flow assumptions may change and future impairment charges may be required.

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  Portfolio Management Strategy.  We take into account our end-of-life management options and capabilities provided by our subsidiary AeroTurbine. AeroTurbine provides us with increased choices in managing the end-of-life of aircraft in our fleet and makes the part-out of an aircraft a more economically and commercially viable option by eliminating the payment of commissions to third parties. Parting-out aircraft also enables us to retain greater cash flows from an aircraft during the last cycle of its life by allowing us to eliminate certain maintenance costs and realize higher net overhaul revenues, resulting in changes in cash flow assumptions.

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  Subsequent Events.  We also consider events subsequent to the period-end, such as a subsequent bankruptcy, in evaluating the recoverability of our fleet as of period-end. We take into account lessee non-performance, as well as management's expectation of whether to re-lease or part-out the aircraft, which change the projected lease cash flows of the affected aircraft.

        Sensitivity Analysis.    Aircraft impairment charges on flight equipment held for use aggregated $35.2 million for the six months ended June 30, 2013. If estimated cash flows used in a hypothetical full fleet assessment as of June 30, 2013, were decreased by 10% or 20%, 19 additional aircraft with a net book value of $0.5 billion or 57 additional aircraft with a net book value of $2.2 billion, respectively, would have been impaired and written down to their resulting respective fair values.

        Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to be Disposed.    Management evaluates quarterly the need to perform recoverability assessments of all contemplated aircraft sale or disposal transactions considering the requirements under GAAP. The recoverability assessment is performed if events or changes in circumstances indicate that it is more likely than not that an aircraft will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Due to the significant uncertainties of potential sales transactions, management must use its judgment to evaluate whether a sale or other disposal is more likely than not to occur. The factors that management considers in its assessment include (i) the progress of the potential sales transactions through a review and evaluation of the sales related documents and other communications, including, but not limited to, letters of intent or sales agreements that have been negotiated or executed; (ii) our general or specific fleet strategies, liquidity requirements and other business needs and how those requirements bear on the likelihood of sale or other disposal; and (iii) the evaluation of potential execution risks, including the source of potential purchaser funding and other execution risks. If the carrying value of the aircraft exceeds its estimated undiscounted cash flows, then an impairment charge or a fair value adjustment is recognized separately on our Consolidated Statements of Operations.

        The undiscounted cash flows used in the recoverability assessment for an aircraft that is found to be more likely than not to be sold or otherwise disposed of will depend on the structure of the potential disposal transaction and may consist of cash flows from currently contracted leases, including contingent rentals, when appropriate, and the estimated proceeds from sale or other disposal. In the event that an aircraft is not found to be more likely than not to be sold or otherwise disposed of, it is re-measured to its fair value, which generally is based on the value of the sales transaction and could result in an impairment charge or fair value adjustment.

        Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed aggregated $127.6 million for the six months ended June 30, 2013. We recorded impairment charges and fair value adjustments of (i) $78.8 million on 15 aircraft likely to be sold or sold; and (ii) $48.8 million on 14 aircraft and four engines intended to be or designated for part-out.

        Flight Equipment Held for Sale.    Management evaluates all contemplated aircraft sale transactions to determine whether all the required criteria have been met under GAAP to classify aircraft as Flight equipment held for sale. Management uses judgment in evaluating these criteria. Due to the significant uncertainties of potential sale transactions, the held for sale criteria generally will not be met unless the aircraft is subject to a signed sale agreement, or management has made a specific determination and obtained appropriate approvals to sell a particular aircraft or group of aircraft. Aircraft classified as Flight equipment held for sale are recognized at the lower of their carrying amount or estimated fair value less estimated costs to sell. At the time aircraft are sold, or classified as Flight equipment held for sale, the cost and accumulated depreciation are removed from the related accounts.

        Inventory.    Our inventory consists primarily of engine and airframe parts and rotable and consumable parts and is included in Lease receivables and other assets on our Consolidated Balance Sheets. We value our inventory at the lower of cost or market. Cost is primarily determined using the specific identification method for individual part purchases and on an allocated basis for engines and aircraft purchased for disassembly and bulk inventory purchases. Costs are allocated using the relationship of the cost of the engine, aircraft or bulk inventory purchase to the estimated retail sales value at the time of purchase. At the time of sale, this ratio is applied to the sales price of each individual part to determine its cost. We evaluate this ratio based on periodic analysis and, if necessary, update sales estimates and make adjustments to this ratio. Generally, inventory that is held for more than four years is considered excess inventory and its carrying value is zero.

  Lease Revenue

        We lease flight equipment principally under operating leases and recognize rental revenue on a straight-line basis over the life of the lease. The difference between the rental revenue recognized and the cash received under the provisions of our leases is included in Lease receivables and other assets and, in the event it is a liability, security deposits, deferred overhaul rental and other customer deposits on our Consolidated Balance Sheets. Past-due rental revenue is recognized on the basis of management's assessment of collectability. Management monitors all lessees that are behind in lease payments and discusses relevant lessee operational and financial issues to determine the amount of rental revenue to recognize for past due amounts. Our customers make lease payments in advance and we generally recognize rental revenue only to the extent we have received payments or hold security deposits.

        Overhaul Rentals.    Under the provisions of our leases, lessees are generally responsible for maintenance and repairs, including major maintenance (overhauls) over the term of the lease. Under the provisions of many of our leases, we receive overhaul rentals based on the usage of the aircraft. The usage may be calculated based on hourly usage or on the number of cycles operated. A cycle is defined as one take-off and landing. The usage is typically reported monthly by the lessee. For certain airframe and engine overhauls, we reimburse the lessee for costs incurred up to, but generally not exceeding, the overhaul rentals that the lessee has paid to us.

        We recognize overhaul rentals received, net of estimated overhaul reimbursements, as revenue. During the six months ended June 30, 2013 and 2012, and the years ended December 31, 2012 and 2011, we recognized net overhaul rental revenues of approximately $55.6 million, $138.9 million, $241.6 million and $198.8 million, respectively, from overhaul rental collections of $350.3 million, $355.2 million, $722.0 million and $734.0 million, respectively, during those periods. The decrease in net overhaul rental revenue recognized during the six months ended June 30, 2013 as compared to the six months ended June 30, 2012 primarily reflects an increase in overhaul rentals deferred due to higher future overhaul reimbursement expectations on certain aircraft in our fleet. We estimate expected overhaul reimbursements during the life of the lease, which requires significant judgment. Management determines the reasonableness of the estimated future overhaul reimbursement rate considering quantitative and qualitative information including: (i) changes in historical pay-out rates from period to period; (ii) trends in reimbursements made; (iii) trends in historical pay-out rates for expired leases; (iv) future estimates of pay-out rates on leases scheduled to expire in the near term; (v) changes in our business model or portfolio strategies; and (vi) other factors affecting the future pay-out rates that may occur from time to time. Changes in the expected overhaul reimbursement estimate result in an adjustment to the cumulative deferred overhaul rental balance sheet amount, which is recognized in current period results. If overhaul reimbursements are different than our estimates, or if estimates of future reimbursements change, there could be a material impact on our results of operations in a given period.

        Additionally, in connection with a lease of a used aircraft, we generally agree to contribute to the first major maintenance event the lessee incurs during the lease. At the time we pay the agreed upon maintenance reimbursement, we record the reimbursement against deferred overhaul rentals to the extent we have received overhaul rentals from the lessee, or against deposits to the extent received from the prior lessee. We capitalize as lease incentives any amount of the actual maintenance reimbursement we pay in excess of overhaul rentals and payments received from prior lessees and amortize the lease incentives into Rental of flight equipment over the remaining life of the lease. We capitalized lease incentives of $21.5 million, $65.8 million and $89.6 million, which included such maintenance contributions, for the six months ended June 30, 2013 and the years ended December 31, 2012 and 2011, respectively. During the six months ended June 30, 2013 and the years ended December 31, 2012 and 2011, we amortized lease incentives into Rentals of flight equipment aggregating $39.6 million, $61.5 million and $63.4 million, respectively.

  Derivative Financial Instruments

        We employ a variety of derivative instruments to manage our exposure to interest rate risks and, at times, foreign currency risks. Derivatives are recognized at their fair values on our Consolidated Balance Sheets. Management determines the fair values of our derivatives each quarter using a discounted cash flow model, which incorporates an assessment of the risk of non-performance by our swap counterparties. The model uses various inputs including contractual terms, interest rate, credit spreads and volatility rates, as applicable. When hedge accounting treatment is achieved for a derivative, the changes in fair value related to the effective portion of the hedge is recognized in other comprehensive income or in current period earnings, depending on the designation of the derivative as a cash flow hedge or a fair value hedge. The ineffective portion of the hedge is recognized in income. At the time the derivative is designated as a hedge, we select a method of effectiveness assessment, which we must use for the life of the hedge. We use the "hypothetical derivative method" for all of our hedges when we assess effectiveness. This method involves establishing a hypothetical derivative that mirrors the hedged item, but has a zero-value at the hedge designation date. The cumulative change in fair value of the actual hedge derivative instrument is compared to the cumulative change in the fair value of the hypothetical derivative. The difference between these two amounts is the calculated ineffectiveness and is recognized in current period earnings.

  Fair Value Measurements

        Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

        Derivatives.    We measure the fair values of our derivatives on a recurring basis. We use a valuation model that includes a variety of observable inputs, including contractual terms, interest rate curves, foreign exchange rates, yield curves, credit curves, measures of volatility, and correlations of such inputs to determine the fair value. Valuation adjustments may be made in the determination of fair value. These adjustments include amounts to reflect counterparty credit quality and liquidity risk, and are as follows:

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  Credit Valuation Adjustment, or CVA.  The CVA adjusts the valuation of derivatives to account for nonperformance risk of our counterparty with respect to all net derivative assets positions. The CVA also accounts for our own credit risk, in the fair value measurement of all net derivative liabilities positions, when appropriate.

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  Market Valuation Adjustment, or MVA.  The MVA adjusts the valuation of derivatives to reflect the fact that we are an "end-user" of derivative products. As such the valuation is adjusted to take into account the bid-offer spread (the liquidity risk).

        Aircraft.    We measure the fair value of aircraft on a non-recurring basis, when GAAP requires the application or use of fair value, including events or changes in circumstances that indicate that the carrying amounts of our aircraft may not be recoverable. We principally use the income approach to measure the fair value of our aircraft. The income approach is based on the present value of contractual lease cash flows, projected future lease cash flows, including flight hour rental cash flows, where appropriate, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value based on expectations of market participants. Other than as a result of the exclusion of net overhaul rental cash flows, the cash flows used in the fair value estimate are generally consistent with those used in the recurring recoverability assessment for aircraft held for use and are subject to the same management judgment. See "—Flight Equipment—Impairment Charges on Flight Equipment Held for Use" above for further discussion.

  Income Taxes

        Prior to this offering, ILFC was included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG filed on a combined/unitary basis. ILFC's provision for federal income taxes was calculated on a separate return basis, adjusted to give recognition to the effects of net operating losses, foreign tax credits and other tax benefits to the extent ILFC estimated that they would be realizable in AIG's consolidated federal income tax return. Under ILFC's tax sharing agreement with AIG, ILFC settled its current tax liability as if ILFC and its subsidiaries were each a separate standalone taxpayer. Thus, AIG credited ILFC to the extent its net operating losses, foreign tax credits and other tax benefits (calculated on a separate return basis) were used in AIG's consolidated tax return and charged ILFC to the extent of its tax liability (calculated on a separate return basis). To the extent the benefit of a net operating loss was not utilized in AIG's consolidated federal income tax return, AIG agreed to reimburse ILFC upon the expiration of the loss carryforward period as long as ILFC was still included in AIG's consolidated federal income tax return and the benefit would have been utilized if ILFC had filed a separate consolidated federal income tax return. ILFC's provision for state income taxes includes California, in which ILFC has filed with AIG using the unitary apportionment factors, and certain other states, in which ILFC has filed separate tax returns.

        After consummation of this offering, we expect to be no longer affiliated with AIG for federal income tax purposes. As a result, we will no longer be included in the consolidated federal income tax return of AIG and instead will file our own federal income tax returns. In addition, depending on the amount of our stock sold by AIG Capital, we may no longer be included in certain combined or unitary state tax returns of AIG, and may have to file our own tax returns in such states. Prior to, and in connection with, completion of this offering, ILFC's existing tax sharing agreement will be terminated, and we will enter into a tax matters agreement with AIG and AIG Capital governing our tax liability for pre- and post-separation periods and other tax-related matters. See "Transactions with Related Parties—Tax Matters Agreement with AIG and AIG Capital."

        The Reorganization has been structured to qualify for the election under Section 338(h)(10) of the Code to be treated for United States federal income tax purposes as a purchase by us of the assets, rather than the stock, of ILFC, with the attendant step-up in basis of such assets for United States federal income tax purposes. As a result of such election, our existing federal income tax attributes, such as net operating losses and foreign tax credits, will remain with the AIG consolidated group and will no longer be available to us. The new aggregate basis of the assets of ILFC will be determined based on the value of the consideration received by AIG Capital in exchange for all of ILFC's common stock in connection with the Reorganization, grossed up by the amount of any liabilities assumed by us in connection with the Reorganization.

        ILFC has calculated and, after consummation of this offering Holdings will continue to calculate, its provision for income taxes using the asset and liability method. This method considers the future tax consequences of temporary differences between the financial reporting and the tax basis of assets measured using currently enacted tax rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates has been, and will continue to be, recognized in income in the period that includes the enactment date.

        We have recognized, and will continue to recognize, an uncertain tax benefit only to the extent that it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

Results of Operations

  Six Months Ended June 30, 2013 Versus 2012

        Flight Equipment.    During the six months ended June 30, 2013, we had the following activity related to flight equipment:

Number of Aircraft
Flight equipment at December 31, 2012	919
Aircraft purchases	16
Aircraft reclassified to Net investment in finance and sales-type leases	(3)
Aircraft sold from Flight equipment	(5)
Aircraft designated for part-out	(6)
Aircraft transferred from Flight equipment to Flight equipment held for sale(a)	(11)

Flight equipment at June 30, 2013(b)	910

(a)
Subsequent to June 30, 2013, 10 of these aircraft were sold to a third party.

(b)
Excludes four aircraft owned by AeroTurbine.

        Income before Income Taxes.    Our income before income taxes decreased by approximately $135.7 million for the six months ended June 30, 2013, as compared to the same period in 2012, primarily due to a decrease in revenues from rental of flight equipment. See below for a detailed discussion of our results for the six months ended June 30, 2013, as compared to the same period in 2012.

        Rental of Flight Equipment.    Revenues from rentals of flight equipment decreased 6.7% to $2,073.8 million for the six months ended June 30, 2013, as compared to $2,223.4 million for the same period in 2012. The average number of aircraft we owned during the period ended June 30, 2013, decreased to 915 from 932 for the period ended June 30, 2012. Revenues from rentals of flight equipment recognized for the six months ended June 30, 2013, decreased as compared to the same period in 2012 primarily due to (i) a $105.3 million decrease due to lower lease rates on aircraft in our fleet during both periods that were re-leased or had lease rates change between the two periods; (ii) a $83.3 million decrease in net overhaul rentals recognized; (iii) a $49.6 million decrease related to aircraft in service during the six months ended June 30, 2012, and sold prior to June 30, 2013; and (iv) a $9.7 million decrease in lease revenue earned by AeroTurbine. These decreases in revenue were partly offset by (i) a $64.2 million increase from new aircraft added to our fleet after June 30, 2012, and from aircraft in our fleet as of June 30, 2012, that earned revenue for a greater number of days during the six months ended June 30, 2013, as compared to the same period in 2012; and (ii) a $34.1 million increase related to aircraft in transition between lessees.

        Flight Equipment Marketing and Gain on Aircraft Sales.    Flight equipment marketing and gain on aircraft sales increased by $2.1 million for the six months ended June 30, 2013, as compared to the same period in 2012, primarily due to an increase in gains recorded on aircraft sold during the six months ended June 30, 2013, as compared to gains recorded on aircraft sold for the same period in 2012.

        Other Income.    Other income increased to $73.1 million for the six months ended June 30, 2013, compared to $47.8 million for the same period in 2012 due to (i) a $23.9 million increase in early termination fees; and (ii) a $0.9 million increase in revenue recognized by AeroTurbine, net of cost of sales, from the sale of engines, airframes, parts and supplies; and (iii) other minor fluctuations aggregating an increase of $0.5 million.

        Interest Expense.    Interest expense decreased to $750.1 million for the six months ended June 30, 2013, compared to $779.1 million for the same period in 2012. Our average debt outstanding, net of deferred debt discount, decreased to $23.8 billion during the six months ended June 30, 2013, compared to $24.3 billion during the same period in 2012, and our weighted average effective cost of borrowing, which excludes the effect of amortization of deferred debt issue cost, decreased 0.09%.

        Depreciation.    Depreciation of flight equipment decreased to $927.4 million for the six months ended June 30, 2013, compared to $958.4 million for the same period in 2012, primarily due to aircraft disposals and the conversion of aircraft under operating leases to sales-type leases.

        Aircraft Impairment Charges on Flight Equipment Held for Use.    Aircraft impairment charges on flight equipment held for use decreased to $35.2 million relating to four aircraft for the six months ended June 30, 2013 as compared to $41.4 million relating to four aircraft for the six months ended June 30, 2012 based on the results of the recoverability assessment. See Note G of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the six months ended June 30, 2013 contained elsewhere in this prospectus.

        Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to be Disposed.    During the six months ended June 30, 2013 and 2012, respectively, we recorded the following aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed:

	Six Months Ended
	June 30, 2013			June 30, 2012
	Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments		Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments
	(Dollars in millions)
Impairment charges and fair value adjustments on aircraft likely to be sold or sold (including sales-type leases)	15	$78.8	(a)	5	$37.8
Impairment charges on aircraft intended to be or designated for part-out	14	48.8	(b)	4	14.3	(b)

Total Impairment charges and fair value adjustments on flight equipment sold or to be disposed	29	$127.6		9	$52.1

(a)
Includes charges relating to 11 aircraft that met the criteria to be classified as Flight equipment held for sale, and were reclassified from Flight equipment into Flight equipment held for sale. Subsequent to June 30, 2013, 10 of these aircraft were sold to a third party.

(b)
Includes charges relating to four engines for the six months ended June 30, 2013 and June 30, 2012.

        Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed increased to $127.6 million for the six months ended June 30, 2013, compared to $52.1 million for the same period in 2012. During the six months ended June 30, 2013, we recorded impairment charges and fair value adjustments on 29 aircraft and four engines that were sold or to be disposed, compared to nine aircraft and four engines for the same period in 2012. See Note H of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the six months ended June 30, 2013 contained elsewhere in this prospectus.

        Loss on Extinguishment of Debt.    During the six months ended June 30, 2013, we prepaid in full our $550 million secured term loan originally scheduled to mature in April 2016, the total outstanding under both tranches of the $106.0 million secured financing, and the total outstanding under the $55.4 million secured financing, and prepaid $150 million of the $900 million outstanding principal amount of our secured term loan due June 30, 2017. In connection with these prepayments, we recognized charges aggregating $17.7 million from the write off of unamortized deferred financing costs and deferred debt discount. During the six months ended June 30, 2012, we prepaid the remaining $456.9 million outstanding under our secured credit facility dated October 13, 2006 and the $750 million outstanding under our secured term loan entered into in 2010, and we refinanced our $550 million secured term loan at a lower interest rate. In connection with these prepayments and refinancings, we recognized charges aggregating $22.9 million from the write off of unamortized deferred financing costs and deferred debt discount.

        Aircraft Costs.    Aircraft costs decreased to $21.5 million for the six months ended June 30, 2013, compared to $46.2 million for the same period in 2012 primarily due to fewer repossessions of aircraft from customers that have ceased operations and lower than initially estimated losses related to repossessions of aircraft from a customer that ceased operations in 2012.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased to $166.1 million for the six months ended June 30, 2013, compared to $130.2 million for the same period in 2012 due to (i) a $25.2 million increase in salaries and employee related expenses, as a result of (a) an increase in share-based compensation due to an improvement in AIG's stock price, (b) the acceleration of long term incentive compensation expense and re-organization costs in conjunction with our potential separation from AIG, (c) an increase in pension plan costs, and (d) an increase in employee headcount; and (ii) a $16.7 million increase in professional and consulting fees primarily relating to the potential future separation from AIG and legal fees. These increases were partially offset by (i) a $4.7 million decrease in bank fees and financing costs related to debt refinancing; and (ii) other minor fluctuations aggregating a decrease of $1.3 million.

        Other expenses.    Other expenses for the six months ended June 30, 2013 and 2012, respectively, consisted of the following:

	Six Months Ended
	June 30, 2013	June 30, 2012
	(Dollars in thousands)
Effect of derivatives(a)	$534	$416
Provision for loss on asset value guarantees(b)	6,600	—
Flight equipment rent(c)	531	9,000

	$7,665	$9,416

(a)
See Note O of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the six months ended June 30, 2013 contained elsewhere in this prospectus.

(b)
Relates to reserves recorded on two aircraft asset value guarantees.

(c)
Represents amortization of prepaid rent expense relating to sale-leaseback transactions, which was previously presented separately on the Condensed, Consolidated Statements of Income. The decrease in Flight equipment rent in the 2013 period is because the final amortization amount was recorded during the six months ended June 30, 2013 and covered amortization for only part of the period.

        Provision for Income Taxes.    Our effective tax rate for the six months ended June 30, 2013 was 25.1% as compared to (30.9)% for the same period in 2012. Our effective tax rate for the six months ended June 30, 2013 was effected by a $9.9 million interest refund allocation from AIG related to IRS audit adjustments, which had a beneficial impact to our effective tax rate and was discretely recorded. The rate also continues to be impacted by minor permanent items and interest accrued on uncertain tax positions. Our effective tax rate for the six months ended June 30, 2012 was significantly impacted by a net adjustment of $163.6 million as a result of adjustments in the tax basis of certain flight equipment. The adjustment related to depreciation deductions allocable to tax-exempt foreign trade income and was made as a result of a recent court decision which ruled in favor of a taxpayer. See Note C of Notes to Condensed, Consolidated, Financial Statements in our condensed, consolidated financial statements for the six months ended June 30, 2013 contained elsewhere in this prospectus. Our reserve for uncertain tax positions increased by $38.9 million for the six months ended June 30, 2013, the benefits of which, if realized, would have a significant impact on our effective tax rate.

        Other Comprehensive Income (Loss).    Other comprehensive income increased to $4.6 million for the six months ended June 30, 2013, compared to $2.7 million for the same period in 2012, primarily due to changes in the market values on derivatives qualifying for and designated as cash flow hedges.

  Year Ended December 31, 2012 Versus 2011

        Flight Equipment.    During the year ended December 31, 2012, we had the following activity related to Flight equipment:

Number of Aircraft
Flight equipment at December 31, 2011	930
Aircraft reclassified from Net investment in finance and sales-type leases	2
Aircraft reclassified to Net investment in finance and sales-type leases	(11)
Aircraft purchases	33
Aircraft sold from Flight equipment	(12)
Aircraft designated for part-out	(15)
Aircraft transferred from Flight equipment to Flight equipment held for sale	(8)

Flight equipment at December 31, 2012(a)	919

(a)
Excludes four aircraft owned and leased by AeroTurbine, 15 aircraft classified as finance and sales-type leases, and two aircraft classified as flight equipment held for sale.

        Income before Income Taxes.    Our income before income taxes increased by approximately $1.4 billion for the year ended December 31, 2012, as compared to the same period in 2011, primarily due to a $1.5 billion decrease in aircraft impairment charges on flight equipment held for use. This decrease in aircraft impairment charges was partially offset by:

  •
  a $108.8 million decrease in rental revenue because of lower lease rates on aircraft in our fleet that were re-leased in 2012, including 55 aircraft returned early by lessees that ceased operations or filed for bankruptcy, or its equivalent;

  •
  a $85.2 million increase in aircraft costs primarily from costs related to the repossession of the 55 aircraft from lessees that ceased operations or filed for bankruptcy, or its equivalent, and the costs related to re-lease these aircraft; and

  •
  a $69.0 million increase in selling, general and administrative expenses primarily driven by expenses related to AeroTurbine, which we did not acquire until October 7, 2011, and higher employee related expenses related to an increase in employee headcount and an increase in share based compensation.

        See below for a detailed analysis of each category affecting income before income taxes.

        Rental of Flight Equipment.    Revenues from rentals of flight equipment decreased to $4,345.6 million for the year ended December 31, 2012 from $4,454.4 million for the same period in 2011. The average number of aircraft we owned during the year ended December 31, 2012, decreased to 925 compared to 932 for the year ended December 31, 2011. Revenues from rentals of flight equipment recognized for the year ended December 31, 2012 as compared to the year ended December 31, 2011 decreased (i) $193.2 million due to lower lease rates on aircraft in our fleet during both periods that were re-leased or had lease rates change between the two periods; (ii) $55.0 million related to aircraft in service during the year ended December 31, 2011 and sold prior to December 31, 2012; and (iii) $52.5 million related to a higher number of aircraft in transition between lessees, as a result of a higher number of early returns of aircraft from lessees who ceased operations or filed for bankruptcy, or the equivalent. These decreases in revenue were partly offset by increases of (i) $88.1 million from new aircraft added to our fleet after December 31, 2011 and from aircraft in our fleet as of December 31, 2011, that earned revenue for a greater number of days during the year ended December 31, 2012 than during the same period in 2011; (ii) $60.9 million in lease revenue from

AeroTurbine, which we did not acquire until October 7, 2011; and (iii) $42.9 million in net overhaul rental revenue recognized, resulting from less overhaul rentals deferred for the year ended December 31, 2012, as compared to the same period in 2011.

        At December 31, 2012, seven customers operating 12 aircraft were 60 days or more past due on minimum lease payments aggregating $9.1 million relating to some of those aircraft, $7.1 million of which related to two customers. Of this amount, we recognized $5.8 million in rental income through December 31, 2012. In comparison, at December 31, 2011, 14 customers operating 52 aircraft were 60 days or more past due on minimum lease payments aggregating $13.8 million relating to some of those aircraft, $13.0 million of which we recognized in rental income through December 31, 2011. We refined our delinquency disclosures in 2012 to reflect those customers that are 60 days or more past due. We believe this measurement is a better indicator of potential credit concerns with our lessees and more closely aligns with how management monitors significant delinquencies.

        In addition, during the year ended December 31, 2012, 11 of our customers, including one with two separate operating certificates, ceased operations or filed for bankruptcy, or its equivalent, and returned 55 of our aircraft. As of July 24, 2013, 42 of the 55 returned aircraft have been committed to lease and 13 aircraft have been, or are intended to be, parted-out or sold. One of these customers, Kingfisher Airlines, ceased operations in the last quarter of 2012. We have been successful in deregistering all six of these aircraft and exporting three of the aircraft out of India. However, we are experiencing difficulties in exporting the remaining three aircraft as a result of bureaucratic and regulatory obstacles. The aircraft remaining in India have been removed from Kingfisher Airlines' possession.

        Our 2012 revenues from rentals of flight equipment include $62.6 million (1.4% of total revenue) from lessees who filed for bankruptcy protection or ceased operations during 2012.

        At December 31, 2012, seven aircraft in our fleet were not subject to a signed lease agreement or a signed letter of intent, including four aircraft previously operated by the aforementioned customers who had ceased operations or filed for bankruptcy. Four of these seven aircraft have been or may be parted out or sold but did not meet the criteria for being classified as held for sale, one has been re-leased, and we are considering our options for the remaining two aircraft, which were formerly on lease to Kingfisher Airlines.

        Flight Equipment Marketing and Gain on Aircraft Sales.    Flight equipment marketing and gain on aircraft sales increased by $21.0 million for the year ended December 31, 2012, as compared to the same period in 2011, primarily due to gains recorded on 15 aircraft sold, seven of which were sold under sales-type leases during the year ended December 31, 2012 as compared to gains recorded on one aircraft sold and two aircraft converted to finance leases for the same period in 2011.

        Other Income.    Other income increased to $123.3 million for the year ended December 31, 2012, compared to $57.9 million for the same period in 2011 due to (i) a $43.4 million increase in revenue recognized by AeroTurbine, net of cost of sales, from the sale of engines, airframes, parts and supplies; (ii) a $17.6 million increase in early termination fees, bankruptcy settlements and security deposit forfeitures; (iii) a $5.0 million gain recorded on an aircraft sold under an asset value guarantee during the year ended December 31, 2012; and (iv) a $3.1 million increase in foreign exchange gains, net of losses. These increases were partially offset by minor fluctuations aggregating a decrease of $3.7 million.

        Interest Expense.    Interest expense decreased to $1,555.6 million for the year ended December 31, 2012, compared to $1,569.5 million for the same period in 2011. Our average debt outstanding, net of deferred debt discount, decreased to $24.4 billion during the year ended December 31, 2012, compared to $26.0 billion during the same period in 2011, while our weighted average effective cost of borrowing, which excludes the effect of amortization of deferred debt issue cost, remained relatively constant.

        Depreciation.    Depreciation of flight equipment increased to $1,918.7 million for the year ended December 31, 2012, compared to $1,864.7 million for the same period in 2011, due to (i) an increase of $30.1 million primarily driven by changes in the estimated useful lives and residual values of certain aircraft types resulting from our annual fleet assessment performed in the third quarter of 2011, which accelerated depreciation and (ii) an increase of $23.9 million of depreciation expense recorded by AeroTurbine, which we did not acquire until October 7, 2011.

        Aircraft Impairment Charges on Flight Equipment Held for Use.    Aircraft impairment charges on flight equipment held for use decreased to $102.7 million relating to ten aircraft for the year ended December 31, 2012, as compared to $1,567.2 million relating to 100 aircraft recorded for the year ended December 31, 2011. The 2011 impairment charges were primarily due to changes in the holding period and residual values of certain out-of-production aircraft or aircraft impacted by new technology developments, resulting from our analysis of then-current macro-economic factors and our acquisition of AeroTurbine when performing our 2011 annual recoverability assessment. See "Critical Accounting Policies and Estimates—Flight Equipment."

        Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to Be Disposed.    During the years ended December 31, 2012 and 2011, respectively, we recorded the following aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed:

	Year Ended
	December 31, 2012				December 31, 2011
	Aircraft Impaired or Adjusted		Impairment Charges and Fair Value Adjustments		Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments
	(Dollars in millions)
Loss/(Gain)
Impairment charges and fair value adjustments on aircraft likely to be sold or sold (including sales-type leases)	10	(a)	$43.3		17	$163.1
Fair value adjustments on held for sale aircraft sold or transferred from held for sale back to flight equipment(b)	4		4.1		10	(3.7)
Impairment charges on aircraft intended to be or designated for part-out	12		42.3	(c)	3	10.9

Total Impairment charges and fair value adjustments on flight equipment sold or to be disposed	26		$89.7	(c)	30	$170.3

(a)
One of the ten aircraft was impaired twice during 2012.

(b)
Included in these amounts are net positive fair value adjustments related to aircraft previously held for sale, but which no longer met such criteria and were subsequently reclassified to Flight equipment. Also included in these amounts are net positive fair value adjustments related to sales price adjustments for aircraft that were previously held for sale and sold during periods presented.

(c)
Includes charges relating to 13 engines for the year ended December 31, 2012.

        Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed decreased to $89.7 million for the year ended December 31, 2012, compared to $170.3 million for 2011. The decrease was primarily due to seven fewer aircraft sold or identified as likely to be sold at December 31, 2012, resulting in lower impairment charges, as compared to the same period in 2011. This decrease was partially offset by impairment charges on 12 aircraft intended to be or designated for part-out at December 31, 2012, as compared to three aircraft at December 31, 2011. During the year ended December 31, 2012, we recorded impairment charges and fair value adjustments on 26 aircraft and 13 engines that were sold or to be disposed, compared to 30 aircraft during the year ended December 31, 2011. See Note G of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus.

        Loss on Extinguishment of Debt.    During the year ended December 31, 2012, we prepaid the remaining $456.9 million outstanding under our secured credit facility dated October 13, 2006. We also prepaid in full the $750 million outstanding under one of our secured term loans, and we refinanced another secured term loan at a lower interest rate. In connection with these prepayments and refinancing, we recognized charges aggregating $22.9 million from the write off of unamortized deferred financing costs and deferred debt discount.

        During the year ended December 31, 2011, we issued unsecured senior notes and used a portion of the proceeds from these notes in cash tender offers to repurchase existing outstanding notes, incurring a loss of $61.1 million from the early extinguishment of debt. See Note K of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus.

        Aircraft Costs.    Aircraft costs increased to $134.8 million for the year ended December 31, 2012, compared to $49.7 million for the same period in 2011 primarily due to a higher number of aircraft that were repossessed from customers that ceased operations or filed for bankruptcy, or its equivalent.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased to $257.5 million for the year ended December 31, 2012, compared to $188.4 million for 2011 due to (i) a $40.8 million increase in salaries and employee related expenses due to an increase in share-based compensation resulting from a significant improvement in AIG's stock price, an increase in employee headcount and an out of period credit adjustment in 2011 relating to pension expenses covering employee services from 1996 to 2010, with no such credit recorded for the year ended December 31, 2012; (ii) a $32.9 million increase due to expenses incurred by AeroTurbine, which we did not acquire until October 7, 2011; and (iii) a $4.7 million increase in bank fees and financing costs related to the modification of one of our debt facilities. These increases were partially offset by a decrease of $9.3 million relating to the write-down of spare parts and computer equipment during 2011 with no such costs incurred for the year ended December 31, 2012.

        Other Expenses.    Other expenses for the years ended December 31, 2012 and 2011 consisted of the following:

	2012	2011
	(Dollars in thousands)
Lease charges	$1,350	$(3,062)
Effect of derivatives(a)(b)	654	9,808
Provision for loss on asset value guarantees(c)	31,266	—
Provision for loss on notes receivable	—	21,898
Provision for loss on finance and sales-type leases	—	23,088
Flight equipment rent(b)	18,000	18,000
Aircraft engine order cancellation	—	20,000

	$51,270	$89,732

(a)
See Note U of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus for more information on derivative transactions.

(b)
Previously presented separately on the Consolidated Income Statement.

(c)
Reserves recorded on three aircraft asset value guarantees in 2012.

        Provision for Income Taxes.    Our effective tax rate for the year ended December 31, 2012, decreased to (10.6)% from (30.0)% for the same period in 2011. Our effective tax rate was significantly impacted by a net adjustment of $(162.6) million as a result of adjustments in the tax basis of certain flight equipment. The adjustment related to depreciation deductions allocable to tax-exempt foreign trade income and was made as a result of a recent court decision which ruled in favor of a taxpayer. See Note O of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus. In addition, our effective tax rate continues to be impacted by minor permanent items and interest accrued on unrecognized tax benefits and IRS audit adjustments. Our unrecognized tax benefits increased by $469 million for the year ended December 31, 2012, the benefits of which, if recognized, would have a significant impact on our effective tax rate.

        Other Comprehensive Income.    Other comprehensive income decreased to $7.1 million for the year ended December 31, 2012, compared to $39.3 million for the same period in 2011. This decrease was primarily due to maturities of swaps and changes in the market values on derivatives qualifying for and designated as cash flow hedges.

  Year Ended December 31, 2011 Versus 2010

        Flight Equipment.    During the year ended December 31, 2011, we had the following activity related to Flight equipment:

Number of Aircraft
Flight equipment at December 31, 2010	933
Aircraft reclassified to Net investment in finance and sales-type leases	(2)
Aircraft purchases	8
Aircraft sold from Flight equipment	(7)
Aircraft designated for part-out	(3)
Aircraft designated for part-out and subsequently transferred to Investment in finance leases	(1)
Aircraft transferred from Flight equipment to Flight equipment held for sale	(1)
Aircraft transferred from Flight equipment held for sale to Flight equipment	3

Flight equipment at December 31, 2011(a)	930

(a)
Excludes nine aircraft owned and leased by AeroTurbine.

        Income before Income Taxes.    Our income before income taxes decreased by approximately $269.3 million for the year ended December 31, 2011, as compared to the same period in 2010, primarily due to the following:

  •
  a $272.1 million decrease in rental revenue because of lower lease rates on aircraft in our fleet that were re-leased, lower net overhaul revenue recognized and a decrease in the number of aircraft in our fleet; and

  •
  $74.3 million increase in aircraft impairment charges and fair value adjustments.

These decreases in income before income taxes were partially offset by a $98.4 million decrease in depreciation expense. See below for a detailed analysis of each category affecting income before income taxes.

        Rental of Flight Equipment.    Revenues from rentals of flight equipment decreased to $4,454.4 million for the year ended December 31, 2011, from $4,726.5 million for the same period in 2010. The average number of aircraft we owned during the year ended December 31, 2011, decreased to 932 compared to 963 for the year ended December 31, 2010, primarily due to aircraft sales. Revenues from rentals of flight equipment recognized for the year ended December 31, 2011, decreased as compared to the same period in 2010 due to (i) a $107.8 million decrease related to aircraft in service during the year ended December 31, 2010, and sold prior to December 31, 2011; (ii) a $103.1 million decrease due to lower lease rates on aircraft in our fleet during both periods, that were re-leased or had lease rates change between the two periods; (iii) a $71.5 million decrease in net overhaul rentals recognized as a result of an increase in expected overhaul related reimbursements; and (iv) a $15.7 million decrease related to more aircraft in transition between lessees primarily resulting from repossessions of aircraft. These decreases in revenue were partly offset by increases aggregating $26.0 million related to lease activity from AeroTurbine and the addition of eight new aircraft to our fleet after December 31, 2010, and aircraft in our fleet as of December 31, 2010 that earned revenue for a greater number of days during the year ended December 31, 2011, than during the same period in 2010.

        At December 31, 2011, 14 customers operating 52 aircraft were 60 days or more past due on minimum lease payments aggregating $13.8 million relating to some of those aircraft. Of this amount, we recognized $13.0 million in rental income through December 31, 2011. In comparison, at December 31, 2010, four customers operating nine aircraft were 60 days or more past due on minimum lease payments aggregating $2.2 million relating to some of those aircraft, all of which we recognized in rental income through December 31, 2010. More customers were past due on minimum lease payments in 2011 as a result of challenging global economic conditions and significant volatility in oil prices, which negatively impacted the profitability of certain airlines.

        Flight Equipment Marketing and Gain on Aircraft Sales.    Flight equipment marketing and gain on aircraft sales increased by $3.7 million for the year ended December 31, 2011, as compared to the same period in 2010, primarily due to gains recorded on one aircraft sold and two aircraft converted to finance leases.

        Other Income.    Other income decreased to $57.9 million for the year ended December 31, 2011, compared to $61.7 million for 2010 due to (i) a decrease in interest and dividend income of $10.5 million mainly attributable to repayment of our notes receivable; (ii) a $10.4 million decrease in other income recorded due to proceeds related to the loss of two aircraft during the year ended December 31, 2010, with no such proceeds received in the year ended December 31, 2011; and (iii) other minor changes aggregating a decrease of $2.6 million. These decreases were partially offset by (i) $10.0 million of other income related to the cancellation of aircraft under order (see Note H of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus) and (ii) a $9.7 million increase due to AeroTurbine revenue, net of cost of sales, from the sale of engines, aircraft and aircraft parts since the acquisition of AeroTurbine on October 7, 2011 (see Note H of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus).

        Interest Expense.    Interest expense remained relatively constant at $1,569.5 million for the year ended December 31, 2011, compared to $1,567.4 million for 2010. Our weighted average effective cost of borrowing, which excludes the effect of amortization of deferred debt issue cost, increased 0.42%, which was partially offset by a decrease in average debt outstanding, net of deferred debt discount, to $26.0 billion during the year ended December 31, 2011, compared to $28.6 billion during the same period in 2010.

        Depreciation.    Depreciation of flight equipment decreased to $1,864.7 million for the year ended December 31, 2011, compared to $1,963.2 million for the year ended December 31, 2010, due to a combination of sales of aircraft and a reduction in the aggregate net book value of our fleet resulting from impairment charges and fair value adjustments.

        Aircraft Impairment Charges on Flight Equipment Held for Use.    During the years ended December 31, 2011 and 2010, respectively, we recorded the following aircraft impairment charges and fair value adjustments on flight equipment held for use:

	Year Ended
	December 31, 2011			December 31, 2010
	Aircraft Impaired or Adjusted		Impairment Charges and Fair Value Adjustments	Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments
	(Dollars in millions)
Impairment charges due to Airbus' announcement of its neo aircraft	—		$—	61	$602.3
Impairment charges on aircraft due to recurring assessments	97	(a)	1,523.3	21	508.1
Impairment charges on aircraft under lease with customers that ceased operations	3	(b)	43.9	—	—

Total Impairment charges on flight equipment held for use	100		$1,567.2	82	$1,110.4

(a)
Includes impairments on one aircraft owned by our AeroTurbine subsidiary.

(b)
Two of the three aircraft were impaired twice during 2011.

        Aircraft impairment charges on flight equipment held for use increased to $1,567.2 million for the year ended December 31, 2011, as compared to $1,110.4 million recorded for 2010, primarily due to changes in the holding period and residual values of certain out-of-production aircraft, or aircraft impacted by new technology developments, resulting from our analysis of current macro-economic factors and our acquisition of AeroTurbine when performing our 2011 annual recoverability assessment. See "Critical Accounting Policies and Estimates—Flight Equipment."

        Between December 31, 2011 and March 7, 2012, four of our customers, including one with two separate operating certificates, declared bankruptcy or ceased operations or its equivalent. As a result, we performed a revised analysis of the recoverability of all aircraft that were under lease with these customers, and determined that the book value of three additional aircraft was not fully recoverable. We recorded impairment charges of $43.9 million to record these three aircraft at their fair market value. Additionally, we recorded impairment charges of $7.9 million related to recurring recoverability assessments during the year.

        Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to Be Disposed.     During the years ended December 31, 2011 and 2010, respectively, we recorded the following aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed:

	Year Ended
	December 31, 2011		December 31, 2010
	Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments	Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments
	(Dollars in millions)
Loss/(Gain)
Impairment charges and fair value adjustments on aircraft likely to be sold or sold	17	$163.1	15	$155.1
Fair value adjustments on held for sale aircraft sold or transferred from held for sale back to flight equipment(a)	10	(3.7)	60	372.1
Impairment charges on aircraft designated for part-out	3	10.9	2	25.6

Total Impairment charges and fair value adjustments on flight equipment sold or to be disposed	30	$170.3	77	$552.8

(a)
Included in these amounts are net positive fair value adjustments related to aircraft previously held for sale, but which no longer met such criteria and were subsequently reclassified to Flight equipment. Also included in these amounts are net positive fair value adjustments related to sales price adjustments for aircraft that were previously held for sale and sold during periods presented.

        Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed decreased to $170.3 million for the year ended December 31, 2011, compared to $552.8 million for 2010. The decrease was primarily due to fewer aircraft impaired or adjusted that were sold or to be disposed at December 31, 2011, as compared to the same period in 2010. During the year ended December 31, 2011, we recorded impairment charges and fair value adjustments on 30 such aircraft, compared to 77 such aircraft during the year ended December 31, 2010. See Note G of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus.

        Loss on Extinguishment of Debt.    During the year ended December 31, 2011, we issued unsecured senior notes and used a portion of the proceeds from these notes in cash tender offers to repurchase existing outstanding notes, incurring a loss of $61.1 million from the early extinguishment of debt. See Note K of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus.

        Aircraft Costs.    Aircraft costs increased to $49.7 million for the year ended December 31, 2011, compared to $33.4 million for the same period in 2010 primarily due to costs to support the aging aircraft in our fleet.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased to $188.4 million for the year ended December 31, 2011, compared to $179.4 million for 2010 due to (i) a $23.7 million increase in professional costs relating primarily to the acquisition of AeroTurbine on October 7, 2011 (See Note C of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus) and cost incurred by us in preparation for a potential future partial or complete divestiture by AIG; and (ii) a $4.4 million increase due to charges relating to asset value guarantee reserves. These increases were partially offset by (i) a $17.7 million decrease in salaries and employee related expenses due to an out-of-period charge recognized during 2010 related to pension expenses covering employee services from 1996 to 2010 and (ii) other minor fluctuations aggregating a decrease of $1.4 million.

        Other Expenses.    Other expenses for the years ended December 31, 2011 and 2010, respectively, consisted of the following:

	2011	2010
	(Dollars in thousands)
Lease related (income) charges	$(3,062)	$91,216
Effect of derivatives(a)(b)	9,808	47,787
Provision for loss on notes receivable	21,898	—
Provision for loss on finance and sales-type leases	23,088	—
Flight equipment rent(b)	18,000	18,000
Aircraft engine order cancellation costs	20,000	—

	$89,732	$157,003

(a)
See Note U of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus for more information on derivative transactions.

(b)
Previously presented separately on the Consolidated Income Statement.

        Provision for Income Taxes.    Our effective tax rate for the year ended December 31, 2011, was a tax benefit of 30.0% as compared to a tax benefit of 35.2% for the year ended December 31, 2010. The decrease in tax benefit was primarily due to an increase in state taxes, an out-of-period adjustment related to the forfeiture of share-based deferred compensation awards, various other permanent items, and interest accrued on unrecognized tax benefits and IRS audit adjustments. Our unrecognized tax benefits increased by $31.2 million for the year ended December 31, 2011, the benefits of which, if recognized, would have a significant impact on our effective tax rate.

        Other Comprehensive Income.    Other comprehensive income decreased to $39.3 million for the year ended December 31, 2011, compared to $79.3 million for the same period in 2010. This decrease was primarily due to maturities of swaps and changes in the market values on derivatives qualifying for and designated as cash flow hedges.

Liquidity

        We generally fund our operations, which primarily consist of aircraft purchases, debt principal and interest payments and operating expenses, through a variety of sources. These sources include available cash balances, internally generated funds, including lease rental payments and proceeds from aircraft sales and part-outs, and debt issuance proceeds. In addition to these sources of funds, we have $2.3 billion available under our unsecured revolving credit facility. As part of our liquidity management strategy, we strive to maintain, and believe we currently have, sufficient liquidity to cover 18 to 24 months of debt maturities and operating expenses and 12 months of capital expenditures. We also target a ratio of adjusted net debt to adjusted stockholders' equity between 2.5-to-1.0 and 3.0-to-1.0, and our ratio was 2.4-to-1.0 at June 30, 2013. Adjusted net debt to adjusted stockholders' equity is a non-GAAP financial measure; see "Prospectus Summary—Summary Historical Consolidated Financial and Other Information" for a reconciliation of non-GAAP financial measures to their most directly comparable GAAP measure. We are also focused on aligning our operating cash flows with the principal obligations due on our debt on an annual basis and the weighted average maturities on our debt financings was 6.3 years as of June 30, 2013. We have also continued to diversify our funding sources to include both secured and unsecured financings from public debt markets, commercial banks and institutional loan markets, among others.

        ILFC generated cash flows from operations of approximately $2.8 billion and $1.2 billion for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

        During the year ended December 31, 2012, ILFC raised $4.2 billion of gross proceeds from debt financings consisting of $2.3 billion of unsecured notes and $1.9 billion of secured financings, including $287 million of pre-funded secured notes guaranteed by the Export-Import Bank of the United States. ILFC primarily used these proceeds to finance aircraft purchases and repay debt financings and intends to use the remaining proceeds for these and other general corporate purposes. During 2012, ILFC also (i) increased the aggregate amount available under AeroTurbine's credit facility by $95 million to a maximum aggregate available amount of $430 million; and (ii) entered into a new $2.3 billion revolving credit facility that matures in October 2015 and terminated its previous $2.0 billion revolving credit facility.

        During the six months ended June 30, 2013, ILFC raised approximately $1.8 billion of net proceeds from the issuance of unsecured notes. ILFC used a portion of these proceeds to finance aircraft purchases and repay debt financings and intends to use the remaining proceeds for these and other general corporate purposes. In addition, ILFC (i) refinanced its secured term loan due June 30, 2017 at a lower interest rate and prepaid $150 million of the $900 million outstanding principal amount as part of the refinancing agreement and (ii) prepaid in full its $550 million secured term loan originally scheduled to mature in April 2016. See "—Debt Financings" for additional details.

        ILFC had approximately $2.7 billion in cash and cash equivalents available for use in its operations at June 30, 2013. ILFC also had $435.9 million of cash restricted from use in its operations, but which it can use to satisfy certain obligations under its operating leases and to pay principal and interest on its 2004 ECA facility. At July 24, 2013, ILFC had the full $2.3 billion available to it under its revolving credit facility and approximately $102.2 million of the $430.0 million was available under AeroTurbine's credit facility. ILFC also has the ability to potentially increase the AeroTurbine credit facility by an additional $70 million either by adding new lenders or allowing existing lenders to increase their commitments if they choose to do so.

        ILFC's bank credit facilities and indentures limit ILFC's ability to incur secured indebtedness. The most restrictive covenant in ILFC's bank credit facilities permits ILFC and its subsidiaries to incur secured indebtedness totaling up to 30% of ILFC's consolidated net tangible assets, as defined in the credit agreement, and such limit currently totals approximately $10.8 billion. This limitation is subject to certain exceptions, including the ability to incur secured indebtedness to finance the purchase of aircraft. As of July 24, 2013, ILFC was able to incur an additional $8.4 billion of secured indebtedness under this covenant. ILFC's debt indentures also restrict ILFC and its subsidiaries from incurring secured indebtedness in excess of 12.5% of ILFC's consolidated net tangible assets, as defined in the indentures. However, ILFC may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under ILFC's indentures by doing so through subsidiaries that qualify as non-restricted under such indentures.

        In addition to addressing our liquidity needs through debt financings, we may also pursue potential aircraft sales and part-outs. During the six months ended June 30, 2013, we sold seven aircraft and one engine for approximately $184.1 million in aggregate gross proceeds in connection with our ongoing fleet management strategy. As of July 24, 2013, we had sold ten additional aircraft from our Flight equipment held for sale and we anticipate sales of additional aircraft during the remainder of the year. In evaluating potential sales or part-outs of aircraft, we balance maximization of cash today with the long-term value of holding aircraft.

        We believe the sources of liquidity mentioned above, together with our cash generated from operations, will be sufficient to operate our business and repay our debt maturities for at least the next twelve months.

Debt Financings

        We borrow funds on both a secured and unsecured basis from various sources, including public debt markets, commercial banks and institutional loan markets. During the six months ended June 30, 2013, ILFC (i) issued $750 million of unsecured 3.875% notes due 2018, $500 million of unsecured 4.625% notes due 2021, and $550 million of unsecured floating rate notes due 2016, bearing interest at 3-month LIBOR plus a margin of 1.95%; (ii) prepaid in full its $550 million secured term loan originally scheduled to mature in April 2016, which was bearing interest at LIBOR plus a margin of 3.75%; and (iii) refinanced and partially prepaid its secured term loan due June 30, 2017, by reducing the outstanding principal amount from $900 million to $750 million and lowering the interest rate to LIBOR plus a margin of 2.75%, with a LIBOR floor of 0.75%, from the initial interest rate of LIBOR plus a margin of 4.0% with a 1.0% LIBOR floor.

        Our debt financing was comprised of the following at the below dates:

	June 30, 2013	December 31, 2012
	(Dollars in thousands)
Secured
Senior secured bonds	$3,900,000	$3,900,000
ECA and Ex-Im financings	1,972,707	2,193,229
Secured bank debt(a)	1,824,588	1,961,143
Institutional secured term loans	750,000	1,450,000
Less: Deferred debt discount	(5,550)	(15,125)

	8,441,745	9,489,247
Unsecured
Bonds and medium-term notes	13,884,497	13,890,747
Less: Deferred debt discount	(32,294)	(37,207)

	13,852,203	13,853,540

Total Senior Debt Financings	22,293,948	23,342,787
Subordinated Debt	1,000,000	1,000,000

	$23,293,948	$24,342,787

Selected interest rates and ratios which include the economic effect of derivative instruments:
Weighted average effective cost of borrowing(b)	5.91%	6.09%
Percentage of total debt at fixed rates	79.77%	79.16%
Weighted average effective cost of borrowing on fixed rate debt(b)	6.62%	6.72%

(a)
Of this amount, $182.3 million (2013) and $270.5 million (2012) is non-recourse to ILFC. These secured financings were incurred by VIEs and consolidated into our financial statements.

(b)
Excludes the effect of amortization of deferred debt issue cost.

        The following table presents information regarding the collateral pledged for our secured debt:

	As of June 30, 2013
	Debt Outstanding	Net Book Value of Collateral		Number of Aircraft
	(Dollars in thousands)
Senior secured bonds	$3,900,000	$6,323,464		174
ECA and Ex-Im financings	1,972,707	5,539,535		121
Secured bank debt	1,824,588	2,653,355	(a)	61	(a)
Institutional secured term loans	750,000	1,486,780		52

Total	$8,447,295	$16,003,134		408

(a)
Amounts represent net book value of collateral and number of aircraft securing ILFC secured bank term debt. Amounts do not include assets securing AeroTurbine's secured revolving credit facility. AeroTurbine's credit facility, under which $308 million was drawn as of June 30, 2013, is secured by substantially all of the assets of AeroTurbine and the subsidiary guarantors.

        Our debt agreements contain various affirmative and restrictive covenants. As of June 30, 2013, we were in compliance with the covenants in our debt agreements.

Senior Secured Bonds

        On August 20, 2010, ILFC issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their equipment and related leases, and cash collateral when required. In addition, two of ILFC's subsidiaries, which either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. ILFC can redeem the notes at any time prior to their maturity, provided ILFC gives notice between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

        The indenture and the aircraft mortgage and security agreement governing the senior secured notes contain customary covenants that, among other things, restrict ILFC's and its restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of the assets serving as collateral for the senior secured notes; (iii) declare or pay dividends or acquire or retire shares of ILFC's capital stock during certain events of default; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; and (v) make investments in or transfer assets to non-restricted subsidiaries. The indenture also restricts ILFC's and the subsidiary guarantors' ability to consolidate, merge, sell or otherwise dispose of all, or substantially all, of their assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

ECA Financings

        ILFC entered into ECA facility agreements in 1999 and 2004 through certain direct and indirect wholly owned subsidiaries that have been designated as non-restricted subsidiaries under ILFC's indentures. The 1999 and 2004 ECA facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. Each aircraft purchased was financed by a ten-year fully amortizing loan. New financings are no longer available to ILFC under either ECA facility.

        As of June 30, 2013, approximately $1.7 billion was outstanding under the 2004 ECA facility and no loans were outstanding under the 1999 ECA facility. The interest rates on the loans outstanding under the 2004 ECA facility are either fixed or based on LIBOR and ranged from 0.386% to 4.711% at June 30, 2013. The net book value of the aircraft purchased under the 2004 ECA facility was $4.0 billion at June 30, 2013. The loans are guaranteed by various European ECAs. ILFC collateralized the debt with pledges of the shares of wholly owned subsidiaries that hold title to the aircraft financed under the facilities. The 2004 ECA facility contains customary events of default and restrictive covenants.

        The 2004 ECA facility requires ILFC to segregate security deposits, overhaul rentals and rental payments received under the leases related to the aircraft funded under the 2004 ECA facility (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt). The segregated funds are deposited into separate accounts pledged to and controlled by the security trustee of the 2004 ECA facility. At June 30, 2013, and December 31, 2012, respectively, ILFC had segregated security deposits, overhaul rentals and rental payments aggregating $421.4 million and $405.4 million related to aircraft funded under the 2004 ECA facility. The segregated amounts fluctuate with changes in security deposits, overhaul rentals, rental payments and principal and interest payments related to the aircraft funded under the 2004 ECA facility. In addition, if a default resulting in an acceleration of the obligations under the 2004 ECA facility were to occur, pursuant to the cross-collateralization agreement described below, ILFC would have to segregate lease payments, overhaul rentals and security deposits received after such acceleration event occurred from the leases relating to the aircraft funded under the 1999 ECA facility that remain as collateral, even though those aircraft are no longer subject to a loan at June 30, 2013.

        In addition, ILFC must register the existing individual mortgages on certain aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered. The mortgages are only required to be filed with respect to aircraft that have outstanding loan balances or otherwise as agreed in connection with the cross-collateralization agreement described below.

        We have cross-collateralized the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization, ILFC (i) guarantees the obligations under the 2004 ECA facility through its subsidiary established to finance Airbus aircraft under the 1999 ECA facility; (ii) granted mortgages over certain aircraft financed under the 1999 ECA facility and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) has to maintain a loan-to-value ratio (aggregating the aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than 50%, in order to release liens (including the liens incurred under the cross-collateralization agreement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to apply proceeds generated from certain disposals of aircraft to obligations under the 2004 ECA facility.

        On May 8, 2013, ILFC amended the 2004 ECA facility, effective immediately, to remove the minimum consolidated tangible net worth covenant. In addition, the amendment made permanent the requirement to segregate funds and to register individual mortgages in local jurisdictions. Prior to the amendment, this requirement would have fallen away if ILFC's long-term debt ratings rose above a certain level.

Ex-Im Financings

        On December 19, 2012, ILFC issued pre-funded amortizing notes with an aggregate principal amount outstanding of $287.0 million. The notes mature in January 2025 and scheduled principal payments commenced in April 2013. The notes are guaranteed by the Export-Import Bank of the United States and bear interest at a rate per annum equal to 1.492%. ILFC used the proceeds from the notes to finance two Boeing 777-300ER aircraft, which serve as collateral for the notes.

Secured Bank Debt

        2011 Secured Term Loan.    On March 30, 2011, one of ILFC's non-restricted subsidiaries entered into a secured term loan agreement with lender commitments in the amount of approximately $1.3 billion, which was subsequently increased to approximately $1.5 billion. As of June 30, 2013, approximately $1.3 billion was outstanding under this agreement. The loan matures on March 30, 2018, and scheduled principal payments commenced in June 2012. The loan bears interest at LIBOR plus a margin of 2.75%, or, if applicable, a base rate plus a margin of 1.75%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted includes a portfolio of 54 aircraft, together with attached leases and all related equipment, and the equity interests in certain special purpose entities, or SPEs, that own the pledged aircraft and related equipment and leases. The 54 aircraft had an initial average appraised base value, as defined in the loan agreement, of approximately $2.4 billion, which equaled a loan-to-value ratio of approximately 65%.

        The subsidiary borrower is required to maintain compliance with a maximum loan-to-value ratio, which declines over time, as set forth in the term loan agreement. If the subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to prepay portions of the outstanding loans, deposit an amount in the cash collateral account or transfer additional aircraft to the SPEs, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio.

        The subsidiary borrower can voluntarily prepay the loan at any time. The loan facility contains customary covenants and events of default, including covenants that limit the ability of the subsidiary borrower and its subsidiaries to incur additional indebtedness and create liens, and covenants that limit the ability of ILFC, the subsidiary borrower and its subsidiaries to consolidate, merge or dispose of all or substantially all of their assets and enter into transactions with affiliates.

        AeroTurbine Revolving Credit Agreement.    AeroTurbine has a credit facility that expires on December 9, 2015 and, after the most recent amendment on February 23, 2012, provides for a maximum aggregate available amount of $430 million, subject to availability under a borrowing base calculated based on AeroTurbine's aircraft assets and accounts receivable. AeroTurbine has the option to increase the aggregate amount available under the facility by an additional $70 million, either by adding new lenders or allowing existing lenders to increase their commitments if they choose to do so. Borrowings under the facility bear interest determined, with certain exceptions, based on LIBOR plus a margin of 3.0%. AeroTurbine's obligations under the facility are guaranteed by ILFC on an unsecured basis and by AeroTurbine's subsidiaries (subject to certain exclusions) and are secured by substantially all of the assets of AeroTurbine and the subsidiary guarantors. The credit agreement contains customary events of default and covenants, including certain financial covenants. Additionally, the credit agreement imposes limitations on AeroTurbine's ability to pay dividends to us (other than dividends payable solely in common stock). As of June 30, 2013, AeroTurbine had approximately $308 million outstanding under the facility.

        Secured Commercial Bank Financings.    In March 2012, one of ILFC's indirect non-restricted subsidiaries entered into a $203 million term loan facility that was used to finance seven Boeing 737-800s. The principal of each senior loan issued under the facility will partially amortize over six years, with the remaining principal payable at the maturity date. At June 30, 2013, approximately $182 million was outstanding and the average interest rate on the loans was 4.73%. The loans are non-recourse to ILFC except under limited circumstances and are secured by the purchased aircraft and lease receivables. The subsidiary borrower can voluntarily prepay the loans at any time subject to a 2% prepayment fee prior to March 30, 2014 and a 1% prepayment fee between March 30, 2014 and March 30, 2015. On March 29, 2013, ILFC amended certain financial covenants under this $203 million term loan facility. The subsidiary borrower under the $203 million term loan facility is prohibited from: (i) incurring additional debt; (ii) incurring additional capital expenditures; (iii) hiring employees; and (iv) negatively pledging the assets securing the facility.

Institutional Secured Term Loans

        On February 23, 2012, one of ILFC's indirect, wholly owned subsidiaries entered into a secured term loan agreement in the amount of $900 million. The loan matures on June 30, 2017, and initially bore interest at LIBOR plus a margin of 4.0% with a 1.0% LIBOR floor, or, if applicable, a base rate plus a margin of 3.0%. On April 5, 2013, ILFC amended this secured term loan and simultaneously prepaid $150 million of the outstanding principal amount. In connection with the partial prepayment of this secured term loan, ILFC recognized losses aggregating approximately $2.9 million from the write-off of unamortized deferred financing costs. The remaining outstanding principal amount of $750 million now bears interest at an annual rate of LIBOR plus 2.75%, with a LIBOR floor of 0.75%, or, if applicable, a base rate plus a margin of 1.75%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted includes the equity interests in certain SPEs of the subsidiary borrower that have been designated as non-restricted under our indentures. The SPEs initially held title to 62 aircraft and all related equipment and leases with an average appraised base value, as defined in the loan agreement, of approximately $1.66 billion as of December 31, 2011, equaling an initial loan-to-value ratio of approximately 54%. After giving effect to the amendment, certain collateral that had served as security for the secured term loan was released, and the SPEs now collectively own a portfolio of 52 aircraft and the related equipment and leases, with an average appraised base value as of December 31, 2012 resulting in a loan-to-value ratio of approximately 55%. The loan requires a loan-to-value ratio of no more than 63%. If the subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to prepay a portion of the loan, deposit an amount in the cash collateral account or transfer additional aircraft to SPEs, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio. The principal of the loan is payable in full at maturity with no scheduled amortization. We can voluntarily prepay the loan at any time, but if we voluntarily prepay any portion of the loan prior to October 5, 2013, we may be subject to a 1.0% prepayment penalty under certain circumstances. The loan contains customary covenants and events of default, including covenants that limit the ability of the subsidiary borrower and its subsidiaries to incur additional indebtedness and create liens, and covenants that limit the ability of ILFC, the subsidiary borrower and its subsidiaries to consolidate, merge or dispose of all or substantially all of their assets and enter into transactions with affiliates.

Unsecured Bonds and Medium-Term Notes

        Shelf Registration Statement.    ILFC has an effective shelf registration statement filed with the SEC. ILFC has an unlimited amount of debt securities registered for sale under the shelf registration statement.

        ILFC has issued unsecured notes with an aggregate principal amount outstanding, as of July 24, 2013, of approximately $11.1 billion under its current and previous shelf registration statements, including $750 million of 3.875% notes due 2018 and $500 million of 4.625% notes due 2021, each issued in March 2013, and $550 million of floating rate notes due 2016, issued in May 2013 and bearing interest at 3-month LIBOR plus a margin of 1.95%, with the interest rate resetting quarterly. ILFC received aggregate net proceeds of approximately $1.8 billion from these notes issuances after deducting underwriting discounts and commissions and fees. ILFC used a portion of these proceeds to finance aircraft purchases and repay debt financings and intends to use the remaining proceeds for these and other general corporate purposes. The debt securities outstanding under ILFC's shelf registration statements mature through 2022 and the fixed rate notes bear interest at rates that range from 3.875% to 8.875%. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements.

        Other Senior Notes.    On March 22, 2010 and April 6, 2010, ILFC issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due September 15, 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements.

        The indentures governing the unsecured notes contain customary covenants that, among other things, restrict ILFC's, and its restricted subsidiaries', ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of ILFC's capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of ILFC's assets.

        The indentures also provide for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the relevant indentures may immediately become due and payable.

Unsecured Revolving Credit Agreement

        On October 9, 2012, ILFC entered into a $2.3 billion three-year unsecured revolving credit facility with a group of 10 banks that expires on October 9, 2015. ILFC's revolving credit facility provides for interest rates based on either a base rate or LIBOR plus a margin, currently 2.0%, determined by reference to ILFC's ratio of consolidated indebtedness to shareholders' equity. The credit agreement contains customary events of default and restrictive covenants that, among other things, limit ILFC's ability to incur liens and transfer or sell assets. The credit agreement also contains financial covenants that require ILFC to maintain a minimum interest coverage ratio and a maximum ratio of consolidated indebtedness to shareholders' equity. As of June 30, 2013 and July 24, 2013, ILFC had not drawn on its revolving credit facility.

Subordinated Debt

        In December 2005, ILFC issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065. The $400 million tranche has a call option date of December 21, 2015. ILFC can call the $600 million tranche at any time. The interest rate on the $600 million tranche is a floating rate with a margin of 1.55% plus the highest of (i) 3-month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. The interest rate resets quarterly and at June 30, 2013, the interest rate was 4.96%. The $400 million tranche has a fixed interest rate of 6.25% until the 2015 call option date, and if ILFC does not exercise the call option, the interest rate will change to a floating rate, reset quarterly, based on a margin of 1.80% plus the highest of (i) 3-month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. If ILFC chooses to redeem the $600 million tranche, ILFC must pay 100% of the principal amount of the bonds being redeemed, plus any accrued and unpaid interest to the redemption date. If ILFC chooses to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

        Under the terms of the subordinated debt, failure to comply with financial tests requiring a minimum ratio of equity to total managed assets and a minimum fixed charge coverage ratio will result in a "mandatory trigger event." If a mandatory trigger event occurs and ILFC is unable to raise sufficient capital through capital contributions from AIG, if applicable, or the sale of its stock (in the manner permitted by the terms of the subordinated debt) to cover the next interest payment on the subordinated debt, a "mandatory deferral event" will occur. If a mandatory deferral event occurs, ILFC would be required to defer all interest payments on the subordinated debt and be prohibited from paying cash dividends on its capital stock (including dividends to Holdings and dividends on its Market Auction Preferred Stock) until it is in compliance with both financial tests or has raised sufficient capital to pay all accumulated and unpaid interest on the subordinated debt. Mandatory trigger events and mandatory deferral events are not events of default under the indenture governing the subordinated debt.

        On July 25, 2013, ILFC amended the financial tests in both tranches of subordinated debt after a majority of the holders of the subordinated debt consented to such amendments. The financial tests were amended by (i) replacing the definition of "Tangible Equity Amount" used in calculating ILFC's ratio of equity to total managed assets with a definition for "Total Equity Amount" that does not exclude intangible assets from ILFC's total stockholders' equity as reflected on its consolidated balance sheet, and (ii) amending the calculation of the earnings portion of the minimum fixed charge coverage ratio by replacing the definition of "Adjusted Earnings Before Interest and Taxes" used in calculating such ratio with a definition for "Adjusted EBITDA" that excludes, among other items, interest, taxes, depreciation, amortization, all impairment charges and loss on extinguishment of debt. These amendments make it less likely that ILFC will fail to comply with such financial tests.

Derivatives

        We employ derivative products to manage our exposure to interest rate risks and foreign currency risks. We enter into derivative transactions only to economically hedge interest rate risk and currency risk and not to speculate on interest rates or currency fluctuations. These derivative products include interest rate swap agreements, foreign currency swap agreements and interest rate cap agreements. At June 30, 2013, our derivative portfolio consisted of interest rate swaps. All of our interest rate swap agreements have been designated as and accounted for as cash flow hedges and we did not designate our interest rate cap agreements as hedges.

        When interest rate and foreign currency swaps are effective as cash flow hedges, they offset the variability of expected future cash flows, both economically and for financial reporting purposes. We have historically used such instruments to effectively mitigate foreign currency and interest rate risks. The effect of our ability to apply hedge accounting for the swap agreements is that changes in their fair values are recorded in OCI instead of in earnings for each reporting period. As a result, reported net income will not be directly influenced by changes in interest rates and currency rates.

        The counterparty to all our interest rate swaps is AIG Markets, Inc., a wholly owned subsidiary of AIG. The swap agreements are subject to a bilateral security agreement and a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Failure of the counterparty to perform under the derivative contracts would not have a material impact on our results of operations and cash flows, as we were in a net liability position at June 30, 2013.

Credit Ratings

        While a ratings downgrade does not result in a default under any of our debt agreements, it could adversely affect our ability to issue debt and obtain new financings, or renew existing financings, and it would increase the cost of such financings.

        The following table summarizes ILFC's current ratings by Fitch, Moody's and S&P, the nationally recognized rating agencies:

  Unsecured Debt Ratings

Rating Agency	Long-term Debt	Corporate Rating	Outlook/CreditWatch	Date of Last Ratings Action
Fitch	BB	BB	Stable Outlook	November 4, 2011
Moody's	Ba3	Ba3	Stable Outlook	August 26, 2013
S&P	BBB-	BBB-	CreditWatch Negative	December 7, 2012

  Secured Debt Ratings

Rating Agency	$750 Million 2012 Term Loan	$3.9 Billion Senior Secured Notes
Fitch	BB	BBB-
Moody's	Ba2	Ba2
S&P	BBB-	BBB-

        These credit ratings are the current opinions of the rating agencies and ILFC's current BBB- rating by S&P takes into consideration its ownership by AIG. As such, they may be changed, suspended or withdrawn at any time by the rating agencies as a result of various circumstances including changes in, or unavailability of, information.

Existing Commitments

        The following table summarizes our contractual obligations at June 30, 2013:

	Commitments Due by Fiscal Year
	Total	2013	2014	2015	2016	2017	Thereafter
	(Dollars in thousands)
Unsecured bonds and medium-term notes	$13,884,497	$1,614,975	$1,039,502	$2,010,020	$1,550,000	$2,000,000	$5,670,000
Senior secured bonds	3,900,000	—	1,350,000	—	1,275,000	—	1,275,000
Secured bank loans(a)	1,824,588	91,914	170,756	473,127	172,566	173,537	742,688
ECA and Ex-Im financings	1,972,707	226,563	448,029	359,960	282,492	226,188	429,475
Other secured financings	750,000	—	—	—	—	750,000	—
Subordinated debt	1,000,000	—	—	—	—	—	1,000,000
Estimated interest payments including the effect of derivative instruments(b)	8,204,915	689,445	1,223,761	1,067,887	877,123	666,059	3,680,640
Operating leases(c)	53,299	5,289	10,192	8,572	4,041	3,485	21,720
Pension obligations(d)	10,187	1,652	1,669	1,730	1,799	1,738	1,599
Commitments under ILFC aircraft purchase agreements(e)(f)	22,398,985	895,393	2,043,818	3,072,569	3,139,968	4,300,185	8,947,052
Commitments under AeroTurbine flight equipment purchase agreements	77,074	77,074	—	—	—	—	—

Total	$54,076,252	$3,602,305	$6,287,727	$6,993,865	$7,302,989	$8,121,192	$21,768,174

(a)
Includes $308 million outstanding under AeroTurbine's revolving credit facility.

(b)
Estimated interest payments for floating rate debt included in this table are based on rates at June 30, 2013. Estimated interest payments include the estimated impact of our interest rate swap agreements. For floating rate debt that has been swapped into fixed rate debt, the estimated interest payments reflect the swapped fixed rate.

(c)
Minimum rentals have not been reduced by minimum sublease rentals of $2.7 million receivable in the future under non-cancellable subleases.

(d)
Our pension obligations are part of intercompany expenses, which AIG allocates to us on an annual basis. The amount is an estimate of such allocation. The column "2013" consists of total estimated allocations for 2013 and the column "Thereafter" consists of the 2018 estimated allocation. The amount allocated has not been material to date.

(e)
Includes sale-leaseback transactions in 2013 and 2014 and commitments to purchase nine new spare engines. Also includes five Boeing 787s, two of which were delivered subsequent to June 30, 2013 and the other three of which Boeing has confirmed will deliver during 2013. In addition, we have been called upon to perform under three asset value guarantees and the aggregate purchase price of the three used aircraft is included in 2013.

(f)
Includes amounts related to 50 Embraer E-Jets E2 aircraft and 15 Airbus A321 aircraft we contracted to purchase subsequent to June 30, 2013.

Contingent Commitments

        From time to time, we participate with airlines, banks and other financial institutions in the financing of aircraft by providing asset value guarantees, put options or loan guarantees collateralized by aircraft. As a result, if we are called upon to fulfill our obligations, we have recourse to the value of the underlying aircraft. The table below reflects our potential payments for these contingent obligations, without any offset for the projected value of the aircraft.

	Contingency Expiration by Fiscal Year
	Total	2013	2014	2015	2016	2017	Thereafter
	(Dollars in thousands)
Asset Value Guarantees	$336,403	$—	$5,838	$157,132	$—	$46,140	$127,293

        The table above does not include $764.7 million of unrecognized tax benefits, consisting primarily of FSC and ETI benefits, and any effect of our net tax liabilities, the timing of which is uncertain.

Variable Interest Entities

        Our leasing and financing activities require us to use many forms of SPEs to achieve our business objectives and we have participated to varying degrees in the design and formation of these SPEs. The majority of these entities are wholly owned; we are the primary or only variable interest holder, we are the only decision maker and we guarantee all the activities of the entities. However, these entities meet the definition of a VIE because they do not have sufficient equity to operate without our subordinated financial support in the form of intercompany notes and loans which serve as equity. We have a variable interest in other entities in which we have determined that we are the primary beneficiary, because we control and manage all aspects of the entities, including directing the activities that most significantly affect these entities' economic performance, and we absorb the majority of the risks and rewards of these entities. We consolidate these entities into our consolidated financial statements and the related aircraft are included in Flight equipment and the related borrowings are included in Secured debt financings on our Consolidated Balance Sheets.

        We have variable interests in the following entities, in which we have determined we are not the primary beneficiary because we do not have the power to direct the activities that most significantly affect the entity's economic performance: (i) one entity that we have previously sold aircraft to and for which we manage 18 aircraft, in which our variable interest consists of the servicing fee we receive for the management of 18 aircraft; and (ii) two affiliated entities we sold aircraft to in 2003 and 2004, which aircraft we continue to manage, in which our variable interests consist of the servicing fee we receive for the management of those aircraft. These two affiliated entities, for which we manage aircraft, are consolidated into AIG's financial statements. We do not have any future material liquidity obligations to any of these entities.

Off-Balance-Sheet Arrangements

        We have not established any unconsolidated entities for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes. We have, however, from time to time established subsidiaries, entered into joint ventures or created other partnership arrangements or trusts with the limited purpose of leasing aircraft or facilitating borrowing arrangements. See Note S of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 and Note M of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the six months ended June 30, 2013, each contained elsewhere in this prospectus, for more information regarding our involvement with VIEs.

Recent Accounting Pronouncements

  Adoption of Recent Accounting Guidance

        Common Fair Value Measurements and Disclosure Requirements in GAAP and IFRS.    In May 2011, the FASB issued an accounting standard update that amends certain aspects of the fair value measurement guidance in GAAP, primarily to achieve the FASB's objective of a converged definition of fair value and substantially converged measurement and disclosure guidance with IFRS. Consequently, as of January 1, 2012, when the new standard became effective, GAAP and IFRS are consistent with certain exceptions.

        The new standard's fair value guidance applies to all companies that measure assets, liabilities, or instruments classified in shareholders' equity at fair value or provide fair value disclosures for items not recorded at fair value. While many of the amendments to GAAP did not significantly affect our current practice, the guidance clarifies how a principal market is determined, addresses the fair value measurement of financial instruments with offsetting market or counterparty credit risks and the concept of valuation premise (i.e., in-use or in exchange) and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures.

        We adopted the standard on January 1, 2012, when it became effective. The adoption had no impact on our financial condition, results of operations or cash flows, but affected our fair value disclosures, which are disclosed in Note T and Note V of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 contained elsewhere in this prospectus.

        Presentation of Comprehensive Income.    In June 2011, the FASB issued an accounting standard update that requires the presentation of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components, followed consecutively by a second statement that presents total other comprehensive income and its components. This presentation was effective January 1, 2012, and required retrospective application. The adoption of this standard had no effect on our condensed, consolidated financial statements because we already use the two-statement approach to present comprehensive income.

        In February 2013, the FASB issued an accounting standard requiring us to disclose the effect of reclassifying significant items out of Accumulated other comprehensive income on the respective line items of net income or to provide a cross-reference to other disclosures currently required under GAAP.

        We adopted the guidance on January 1, 2013, when it became effective. The adoption had no impact on our financial condition, results of operations or cash flows. However, due to adoption, we have included additional disclosures for items reclassified out of AOCI in Note Q of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the six months ended June 30, 2013 contained elsewhere in this prospectus.

        Testing of Goodwill for Impairment.    In September 2011, the FASB issued an accounting standard that amends the approach to testing goodwill for impairment. The new standard simplifies how entities test goodwill for impairment by permitting an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative, two-step goodwill impairment test. The new standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted the new standard in conjunction with our annual goodwill impairment test performed during the third quarter of 2012. The adoption of this standard had no effect on our consolidated financial statements.

        Disclosures about Offsetting Assets and Liabilities.    In February 2013, the FASB issued an accounting standard that clarifies the scope of transactions subject to disclosures about offsetting assets and liabilities. The guidance applies to financial instruments and derivative instruments that are offset either in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. This guidance was effective January 1, 2013, and required retrospective application. The adoption of this guidance had no effect on our consolidated financial statements, results of operations or cash flows, and we did not include additional disclosures because all of our derivatives were in liability positions.

  Future Application of Accounting Guidance

        Inclusion of the Fed Funds Effective Swap Rate as a Benchmark Interest Rate for Hedge Accounting Purposes.    In July 2013, the FASB issued an accounting standard that permits the Fed Funds Effective Swap Rate ("Overnight Index Swap Rate" or "OIS") to be used as a U.S. benchmark interest rate for hedge accounting purposes in addition to US Treasury rates and LIBOR. The standard also removes the current restriction on using different benchmark rates for similar hedges. This standard is effective on a prospective basis for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of the new standard is not expected to have a material effect on our consolidated financial condition, results of operations or cash flows.

        Presentation of Unrecognized Tax Benefits.    In July 2013, the FASB issued an accounting standard that requires a liability related to unrecognized tax benefits to be presented as a reduction to the related deferred tax asset for a net operating loss carryforward or a tax credit carryforward (the "Carryforwards"). When the Carryforwards are not available at the reporting date under the tax law of the jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit will be presented in the financial statements as a liability and will not be combined with the related deferred tax assets. This standard is effective for fiscal years and interim periods beginning after December 15, 2013, but earlier adoption is permitted. Upon adoption, the standard must be applied prospectively to unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. We plan to adopt the standard prospectively on the required effective date of January 1, 2014 and are currently assessing the impact of adopting the standard on our consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

        Market risk represents the risk of changes in value of a financial instrument, caused by fluctuations in interest rates and foreign exchange rates. Changes in these factors could cause fluctuations in our results of operations and cash flows. We are exposed to the market risks described below.

  Interest Rate Risk

        Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Interest rate risk is highly sensitive to many factors, including the U.S. government's monetary and tax policies, global economic factors and other factors beyond our control. We are exposed to changes in the level of interest rates and to changes in the relationship or spread between interest rates. Our primary interest rate exposures relate to our floating rate debt obligations, which are based on interest rate indices such as LIBOR. Increases in the interest rate index would reduce our pre-tax income by increasing the cost of our debt, if we were not able to proportionally increase our lease rates.

        We mitigate our floating interest rate risk by entering into interest rate swap contracts as appropriate. After taking our swap agreements into consideration, which in effect have fixed the interest rates of the hedged debt, our floating rate debt comprised approximately 20.2% of our total outstanding debt obligations, or approximately $4.7 billion in aggregate principal amount, at June 30, 2013.

        The fair market value of our interest rate swaps is affected by changes in interest rates, the credit risk of us and our counterparties to the swaps, and the liquidity of those instruments. We determine the fair value of our derivative instruments using a discounted cash flow model, which incorporates an assessment of the risk of non-performance by our swap counterparties. The model uses various inputs including contractual terms, interest rate, credit spreads and volatility rates, as applicable. We record the effective part of the changes in fair value of derivative instruments designated as cash flow hedges in Other comprehensive income.

        The following discussion about the potential effects of changes in interest rates on our outstanding debt obligations is based on a sensitivity analysis, which models the effects of hypothetical interest rate shifts on our results of operation and cash flows. This sensitivity analysis is constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by the inability to include the extraordinarily complex market reactions that normally would arise from the market shifts. Although the following results of our sensitivity analysis for changes in interest rates may have some limited use as a benchmark, they should not be viewed as a forecast. This forward-looking disclosure also is selective in nature and addresses only the potential impact on our debt obligations. It does not include a variety of other potential impacts that a change in interest rates could have on our business.

        Assuming we do not hedge our exposure to interest rate fluctuations related to our outstanding floating rate debt, a hypothetical 100 basis-point increase or decrease in our variable interest rates would have increased or decreased our interest expense, and accordingly our cash flows, by approximately $47 million on an annualized basis. The same hypothetical 100 basis-point increase or decrease in interest rates on our total outstanding debt obligations, including fixed and floating rate debt, would have increased or decreased our interest expense, and accordingly our cash flows, by approximately $233 million on an annualized basis.

  Foreign Currency Exchange Risk

        Our functional currency is U.S. dollars. All of our aircraft purchase agreements are negotiated in U.S. dollars, we currently receive substantially all of our revenue in U.S. dollars and we pay substantially all of our expenses in U.S. dollars. We currently have a limited number of leases denominated in foreign currencies, maintain part of our cash in foreign currencies, and incur some of our expenses in foreign currencies, primarily the Euro. A decrease in the U.S. dollar in relation to foreign currencies increases our expenses paid in foreign currencies and an increase in the U.S dollar in relation to foreign currencies decreases our lease revenue received from foreign currency denominated leases. Because we currently receive most of our revenues in U.S. dollars and pay most of our expenses in U.S. dollars, a change in foreign exchange rates would not have a material impact on our results of operations or cash flows. We do not have any restrictions or repatriation issues associated with our foreign cash accounts.

 CORPORATE REORGANIZATION

Purpose of Reorganization

        ILFC was founded in 1973 and remained an independent company until it was acquired by AIG in 1990. Prior to the Reorganization, all of ILFC's outstanding common stock is held by AIG Capital Corporation, or AIG Capital, which is a direct wholly owned subsidiary of AIG. AIG is a leading global insurance company that provides a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 130 countries. While a wholly owned subsidiary of AIG, ILFC maintained its independently recognized brand name, operated outside of AIG's core insurance operations and remained focused on its aircraft leasing business. AIG has determined that ILFC is not one of its core businesses and this offering of our common stock is the first step in AIG's plan to monetize its interest in us. For more information regarding AIG's plans to monetize its interest in us, see "Shares Eligible for Future Sale—Plans of Divestiture."

        We believe our independence from AIG will provide us with a number of benefits, by allowing us to:

  •
  execute a strategy for our aircraft leasing business independent from AIG's overall corporate strategy;

  •
  obtain direct access to equity capital markets;

  •
  use our stock for selective acquisitions; and

  •
  align employee incentive plans more closely with the performance of our company.

Reorganization Steps

        Holdings was incorporated in Delaware on August 22, 2011 solely for the purpose of the Reorganization and this offering. Holdings is a subsidiary of AIG Capital and has not engaged in any activities other than those incidental to its formation, the Reorganization and this offering. Holdings will have only nominal assets and no liabilities prior to AIG Capital's transfer of ILFC's common stock to Holdings.

        Holdings intends to enter into an exchange agreement with AIG Capital, pursuant to which AIG Capital will agree to transfer, subject to certain conditions, 100% of the outstanding common stock of ILFC to Holdings in exchange for the issuance by Holdings to AIG Capital of the Series A Redeemable Preferred and additional shares of Holdings' common stock. The Series A Redeemable Preferred must be redeemed on                        at a liquidation preference of $1,000 per share and will be entitled to cash dividends at a rate of                        % of the liquidation preference. The Series A Redeemable Preferred will not be convertible into common stock and will have limited voting rights. See "Description of Capital Stock—Preferred Stock—Series A Mandatorily Redeemable Preferred Stock." The transfer of ILFC's common stock to Holdings will be subject to, and will become effective only upon, AIG Capital entering into one or more definitive agreements for the sale of more than 20% of the number of outstanding shares Holdings' common stock, which we expect to be satisfied by the execution of the underwriting agreement related to this offering. As a result, the transfer of ILFC's common stock to Holdings from AIG Capital will occur after the effectiveness of the registration statement of which this prospectus is a part and prior to consummation of this offering. After the transfer of ILFC's common stock to Holdings, ILFC will become a direct subsidiary of Holdings.

        AIG has received a private letter ruling from the IRS that AIG Capital's transfer of ILFC's common stock to Holdings will qualify for an election under Section 338(h)(10) of the Code, provided that certain conditions are met. Among those conditions is that AIG Capital must satisfy the Section 338(h)(10) Requirement in this offering or within two years of this offering. The

Section 338(h)(10) election will enable us to step-up the tax basis of our flight equipment and other assets and reduce our net deferred tax liability by $         billion.

        The anti-churning rules of Section 197 of the Code will prohibit us from amortizing any portion of any step-up in the basis of ILFC's assets that is attributable to certain intangibles (such as goodwill and going concern value) if AIG is deemed to be "related" to us. Our private letter ruling provides that AIG will not be deemed to be related to us as long as AIG reduces its ownership of our stock to 20% or less by vote and value (not including the Series A Redeemable Preferred) within three years of the completion of this offering. While AIG expects to reduce its ownership of our stock so as to avoid application of the anti-churning rules, and ultimately expects to dispose of all of our stock, AIG is not obligated to do so. See "Shares Eligible for Future Sale—Plans of Divestiture."

        Prior to the completion of this offering, we will enter into the Intercompany Agreement with AIG and AIG Capital relating to registration rights, provision of financial and other information, transition services, compliance policies and procedures and other matters, and a separate tax matters agreement with AIG and AIG Capital. See "Transactions with Related Parties—Transactions in Connection with this Offering."

AIRCRAFT LEASING INDUSTRY

Introduction

        The information and data contained in this prospectus relating to the aircraft leasing industry has been provided in a report dated August 20, 2013 by ICF SH&E, Inc., or SH&E, an international air transport consulting firm, relied upon as an expert. See "Experts." SH&E has advised us that this information is drawn from its database and other sources and that some information in SH&E's database is derived from estimates or subjective judgments, so the information in the databases of other aircraft data collection agencies may differ from the information in SH&E's database. The historical and projected information in this prospectus relating to the aircraft leasing industry that is not attributed to a specific source is derived from SH&E's internal analyses, estimates and subjective judgments.

Air Transport Industry Overview

        Demand for aircraft is derived from the demand for passenger and cargo air transport which is closely tied to economic activity and has grown at 1.5 times the long-term global GDP growth rate over the last 40 years.

        Over that period, the demand for air transport has exhibited strong and sustained growth, but has been interrupted on occasion by exogenous shocks and economic recessions. Global passenger traffic, measured by Revenue Passenger Miles, or RPMs, a measure of passenger demand representing each mile each paying passenger is carried, increased 191% from 1990-2012, an average rate of 5.2% per year, reaching approximately 3,400 billion RPMs. Traffic capacity, measured by Available Seat Miles, or ASMs, a measure of capacity representing each mile each seat is carried whether the seat is occupied or not, grew at an average rate of 4.4% per year for the same period, to approximately 4,300 billion ASMs in 2012, according to The Airline Monitor's June 2013 report. Transitory shocks and economic cycles have impacted the airline industry, but over the longer term, air traffic demand, and consequently aircraft demand, has increased.

Indexed Historical World Traffic (RPMs) and Indexed Global GDP Growth, 1970 = 100

Source: ICAO; The Airline Monitor, June 2013; International Monetary Fund ("IMF"), World Economic Outlook, April 2013.

        Despite the recent stall in the global economic recovery and increase in downside risks to the economy which may impact the aviation market, long-term air travel demand is expected to remain healthy as global economies and populations continue to grow, particularly in emerging markets.

        Published forecasts anticipate 20-year average growth in air traffic, both passenger and cargo, to be around 5% per annum. The Airline Monitor's June 2013 forecast projects 5.1% average annual growth in passenger traffic between 2012 and 2022 and 4.5% average annual growth rate between 2022 and 2032, for a 20-year average annual growth rate of 4.8%. The Airbus 2012 Global Market Forecast predicts that passenger RPMs will grow at an average of 4.7% between 2011 and 2031, while the Boeing 2013 Commercial Market Outlook projects 5.0% average annual RPM growth between 2012 and 2032. Global air cargo volumes are expected to grow at the same pace as passenger demand, with Boeing projecting a 5.0% increase in Revenue Tonne Miles, or RTMs, between 2012 and 2032.

Current Fleet

        The distribution of the commercial jet aircraft fleet includes narrowbody, widebody, and regional jet aircraft. The fleet can be analyzed by dividing it among four broad generational subsets:

  •
  "Old-generation" reflects jet aircraft predominantly produced in the 1960s and 1970s. Given their high fuel, maintenance, and flight crew costs, the relatively few active old-generation aircraft still in service can be expected to be retired in the near term.

  •
  "Mid-generation" includes aircraft that saw peak production in the 1980s and early 1990s. This group, which includes the 737 Classic, 747-400, 757, 767, A300, A310, A340, MD-11, and MD-80 will increasingly be removed from their primary application/operators, but will continue to maintain a presence among secondary passenger operators or following conversion to freighter aircraft.

  •
  "New-generation" includes current production aircraft types such as the Airbus A318, A319, A320, and A321, collectively the A320 family, and the A330. Boeing's new-generation aircraft include the Boeing 737-600, 737-700, 737-800, 737-900, and 737-900ER, collectively the 737NG family, and the 777 series. These types are available as new deliveries both from the manufacturers and lessors, and from the used aircraft market. They are expected to form the core of future passenger airline fleets and help meet demand for new production freighters for at least the next decade.

  •
  "Next generation" includes the re-engined narrowbody aircraft such as the launched Airbus A320neo, Boeing 737 MAX, and Embraer E-Jets E2 aircraft families, expected to offer fuel burn improvement on the order of 15% compared to New-generation aircraft. In addition, this category includes the Bombardier CSeries and Comac C919 narrowbody families, and Airbus

    A350 and Boeing 787 widebody families, which are expected to offer fuel burn improvement on the order of 20% relative to New-generation aircraft.

Next Generation Aircraft Types
Aircraft Type	Engine Type(s)	Status	Planned Entry into Service
Narrowbody
Airbus A320neo	P&W PW1100G, CFMI LEAP-1A	Launched	2015
Boeing 737 MAX	CFMI LEAP-1B	Launched	2017
Bombardier CSeries	P&W PW1500G	Launched	2014
Comac C919	CFMI LEAP-1C	Launched	2016
Embraer E-Jets E2	P&W PW1700G/PW1900G	Launched	2018
Widebody
Boeing 787	GE GEnx-1B, Rolls-Royce Trent 1000	Launched	2011
Airbus A350 XWB	Rolls-Royce Trent XWB	Launched	2014

Sources: ICF SH&E, OEM announcements.

        The fleet can also be divided between those that are in active service and those that are parked.

  •
  "Parked" aircraft refers to those that are in storage, temporarily or permanently. Aircraft are often parked when the revenue production opportunities aren't sufficient to cover the costs of operating the aircraft. Approximately 2,300 Western-built commercial jet aircraft were in storage as of June 2013. The majority of these are unlikely to re-enter operational service given high fuel prices and better economics of newer aircraft.

        According to information from Flightglobal's ACAS fleet database, the average age of the active global aircraft fleet as of June 2013 is 11.2 years.

 Commercial Aircraft Fleet by Generation, Region, and Age, June 2013

Note: Fleet includes narrowbody, widebody, and regional jets in commercial service. Excludes Russian-manufactured aircraft.

Source: Flightglobal ACAS, June 2013. Excludes aircraft with unknown operator region.

        Though North America remains the largest region by fleet size, growth has shifted to Asia / Pacific, enabling the region to approach Europe in terms of fleet size.

 1996 – June 2013 World Active Commercial Aircraft Fleet Development

Note: Includes narrowbody, widebody, and regional jets in commercial service. Excludes Russian-manufactured aircraft and a limited number of aircraft with unknown operator region in fleet database.

Source: Flightglobal ACAS, June 2013

Aircraft Demand

        Demand for new aircraft is derived from traffic growth and replacement of older equipment. Historically, demand for growth has been driven by economic growth and market maturity, market liberalization and the adoption of new business models. Aircraft replacement is related to the relative operating economics of old and new aircraft, technological improvements and the demand for conversions of passenger aircraft to freighters. Boeing forecasts the total market for new jet aircraft to be 35,280 units from 2013-2032, 59.3% for growth and 40.7% for replacement.

 Projected Commercial Aircraft Fleet Growth

Note: Airbus forecast includes passenger aircraft of more than 100 seats and base year is beginning 2012; Boeing forecast includes passenger and freighter jet aircraft and base year is end of 2012.

Source: Airbus Global Market Forecast, 2012; Boeing Market Outlook, 2013

        The size of the global commercial aircraft fleet is expected to approximately double over the next two decades, according to the largest manufacturers. The chart above compares the global aircraft fleet forecasts of Airbus and Boeing. Airbus forecasts growth to 32,551 total passenger aircraft above 100 seats by 2031. Boeing predicts that the world fleet of jet aircraft, including those in passenger and freighter configurations, will reach 41,240 aircraft in 2032, of which the vast majority—38,430— will be mainline passenger jets with more than 90 seats.

        The relative balance of growth and replacement demand differs between regions.

Boeing Forecast Aircraft Deliveries by Region, 2013 – 2032

Source: Boeing Current Market Outlook, 2013 – 2032.

Note: Europe includes C.I.S. countries.

        In the Asia-Pacific region, 75% of the total aircraft demand forecasted is expected to be for growth. Relatively fast economic growth combined with the recent emergence of low-cost carriers, or LCCs, and early efforts at market liberalization are the principal drivers. Traffic growth in the Asia-Pacific region, driven largely by China, is expected to outpace economic growth by a factor of 1.4 times.

        Approximately half of European aircraft demand will be derived from the replacement of aging fleets and approximately half will be driven by growth. While the major Western European flag carriers have not grown materially, LCCs, scheduled charter airlines, and other airlines in Eastern Europe have grown very significantly over the last five years.

        Aircraft demand from North American carriers will largely be derived from the need to replace their existing fleets, which are among the oldest in the world. Aircraft demand due to traffic growth will be an important but smaller driver than replacement. With fully liberalized markets within and between the U.S. and Canada, and high LCC market penetration rates, many U.S. major airlines have turned toward international expansion as a growth opportunity. Overall, growth in traffic demand is expected to be in line with GDP growth.

        Growth aircraft demand comprises 87% of South America's demand for new jet aircraft through 2032, driven by market liberalization, above-average economic growth, and the continued expansion of the LCC model.

        Several Middle Eastern countries have invested significantly in their flag carriers during the past decade. Abu Dhabi, Qatar and Oman all started new network carriers. Dubai has invested billions of dollars in new aircraft, a new airport and aviation-related businesses to support its flag carrier. Several new LCCs have also started service in the region as bilateral agreements have been liberalized. As a result, the majority of new deliveries to Middle Eastern airlines are projected for growth.

        Africa is the smallest market for new jet aircraft at just 54 new deliveries per year over the 20 year forecast period. African markets remain highly regulated, and the LCC business model is at a very nascent stage in the region. While traffic growth rates are expected to be greater than in Europe, North America, or the Commonwealth of Independent States, or CIS, region, current traffic levels are very low. However, growth in the Africa region is viewed as having the most upside—much the same way the Middle East and Asia have exceeded expectations over the past two decades.

Drivers of Aircraft Demand for Growth and Replacement

Growth Drivers

        The world fleet is expected to grow steadily as airlines continue to develop service offerings to accommodate the world's rapidly growing demand for air travel. Key elements that are currently driving growth in demand for both new and used aircraft include:

  •
  High rates of economic growth and increasing propensity to travel in emerging markets

  •
  Liberalization of air service between and within countries

  •
  Stimulation of traffic from growing LCCs offering lower fares

        Economic Growth.    Economic growth in a region generally has a strong impact on the increase in demand for air service. While in aggregate this is true, the degree to which air service grows in relation to GDP is not consistent throughout the world. Typically, in developing countries, air service grows at a much higher rate than GDP. Historic experience in North America shows that air traffic growth in a developed country with a mature air service market is less responsive to GDP than in a developing country.

        Boeing's worldwide forecast for the ratio of air traffic demand (as measured by RPMs) growth to GDP growth over the next 20 years is approximately 1.6, albeit with regional variation.

Boeing Forecast of Regional Traffic and GDP Growth Rates 2013-2032
Region	GDP Growth (CAGR)	Traffic Growth (CAGR)
South America	4.0%	6.9%
Asia-Pacific	4.5%	6.3%
Middle East	3.8%	6.3%
Africa	4.4%	5.7%
Europe	1.8%	4.2%
C.I.S.	3.4%	4.5%
North America	2.5%	2.7%
World	3.2%	5.0%

Source: Boeing Market Outlook 2013-2032

        Market Liberalization.    Historically, the amount of international service on a given route was negotiated on a bilateral basis between two countries, which then distributed the rights to airlines. The "Open Skies" movement, initiated in the 1970s, has slowly but successfully removed many such restrictions. The main effect of market liberalization on air travel comes from the opening of routes to new competition and lower fares. For example, for intra-EU liberalization between 1992 and 2000, the number of routes with more than two carriers increased 256% and discount economy fares declined 34% in real terms, according to the European Union and the European Civil Aviation Conference. Many countries are entering into new "Open Skies" air service agreements that will further liberalize international air travel and continue to create opportunities for new flights, new routes, and new operators. In addition to international liberalization, domestic deregulation in many countries has created a substantial increase in demand for narrowbody equipment.

        Low-Cost Carriers.    The increasing presence of LCCs across the world has and will continue to drive aircraft demand by creating new markets and stimulating traffic demand with low fares. A large number of low-cost or low-fare carriers currently operate in the U.S., accounting for approximately 27% of U.S. seat departures, according to August 2013 schedules published by OAG. The LCC sector of the market has become more prevalent, with service available from low-cost carriers on most major routes, with relatively little difference in fares. Although much of their early growth was in the U.S., LCCs have grown in all world markets, particularly Europe, where intra-regional LCC penetration overtook the U.S. level in 2007.

        Historically, the LCC business model has focused on flying narrowbody aircraft on "short-haul" flights, with average stage lengths on the order of 500-1,000 miles. In recent years, however, long-haul LCCs have been established or announced as subsidiaries of major Asia Pacific carriers, with widebody aircraft operating average stage lengths of 3,000-5,000 miles.

        While GDP growth and the proliferation of LCCs will drive global fleet growth, it will be the highest in the Asia Pacific region—leading to the aircraft fleets surpassing the population in North America by 2032. Widebody fleet growth in Asia/Pacific will be the most pronounced as maturing intra-region growth will drive widebody lift between business centers and longer-haul demand continues to grow as countries establish trade links across the globe.

  Replacement Drivers

        The requirement to replace older aircraft that are retired or converted to freighter configuration forms a substantial driver of aircraft demand, particularly in large mature regions. Replacement demand is driven by a number of factors including:

  •
  Relative operating economics, reliability, and environmental considerations

  •
  Technological advancement, including the introduction of new aircraft and engines

  •
  Aircraft reaching their economic useful lives, driving retirement demand

  •
  Freighter conversion demand, driving replacement demand of passenger aircraft

        Relative Operating Economics.    Increased fuel prices widen the operating cost differential between new-generation and old-generation aircraft. Expectations that fuel prices will remain elevated or increase further have spurred plans for accelerated fleet replacement, particularly for the oldest aircraft in the fleet.

Evolution of Fuel Cost Share of Total Expenses

Source: IATA Financial Forecast, June 2013

        The use of new technology aircraft can make a significant difference in total fuel consumption. Newer A320 family aircraft, for example, can burn on the order of 30% less per hour than Mid-generation MD-80 aircraft on similar sector lengths, although the ownership costs are higher.

        An additional economic consideration factored into aircraft selection decisions is the growing international movement toward regulating and reducing levels of greenhouse gas emissions. Such regulations are expected to accelerate the retirement of older, less fuel-efficient aircraft.

        Technological Advancement.    While incremental upgrades to existing technology can lengthen aircraft production runs, aircraft replacement is also driven by technological advancement. Aircraft manufacturers must balance the development and introduction of new technology with existing resource constraints, current product line considerations, and the residual value implications for owners of existing aircraft. At the present time, incumbent manufacturers have engaged on an unprecedented plan to bring to market improved narrowbody and widebody aircraft.

        An additional economic consideration factored into aircraft selection decisions is the growing international movement toward regulating and reducing levels of greenhouse gas emissions. Recent setbacks aside, such regulations are expected to accelerate the retirement of older, less fuel-efficient aircraft in the future. Regulatory requirements including noise restrictions, emissions limits or taxes, maximum cycle limits on airframes, and import age restrictions also impact replacement demand and economic life.

        Retirement Demand.    Airlines make fleet decisions based on a variety of economic and strategic factors. If carriers are able to execute on their fleet replacement plans, and if there is no demand for additional use of a surplus aircraft by another operator, the aircraft will be retired. According to Flightglobal's ACAS fleet database, the annual share of the global fleet that has been retired has fluctuated between 1.7% and 3.0% over the past decade. However, many Old-generation and Mid-generation aircraft more than 15-20 years old that are reported as parked should, for practical purposes, be considered retired.

        Freighter Conversion Demand.    Another source of replacement demand is the conversion of existing passenger aircraft to freighter configurations. Most aircraft entering the freighter market do so by conversion as Mid-generation aircraft, rather than new production. Because freighters typically fly fewer hours per day and operate on more flexible schedules than passenger aircraft, older aircraft that cannot be utilized profitably for passenger service can continue to provide value as freighters. Airbus and Boeing have slightly different expectations for freighter conversion demand over the next two decades—average rates of 90 and 73 per year respectively.

Aircraft Supply

        Expansion of aircraft supply is determined by the number of new aircraft the manufacturers are able to deliver, as well as by the reactivation of viable parked aircraft. Passenger aircraft outflow is driven by fleet retirements and freighter conversions, as described above.

        Order backlogs crossed pre-recession levels by the end of 2011. Higher deliveries are projected in the following years, reaching all-time high levels. At the same time, poor relative operating economics of aging fleets in an elevated fuel price environment has increased retirement activity.

        Following three years of record orders from 2005-2007, and many orders in 2008, 2009 was weak as the global economy slowed and airlines struggled to profitably utilize existing fleets. After the downturn, 2010 marked the beginning of a recovery, and the rebound continued into 2011. For the full year 2012, Airbus received 914 gross (833 net) orders and Boeing received 1,339 gross (1,203 net) orders. Through July 31, 2013, Airbus has received 932 gross (892 net) orders while Boeing (as of August 6, 2013) has received 883 gross (775 net) orders. The backlog is at an all-time unit high of over 11,000 units and as a percentage of the active fleet, surpassed the recent 2008 peak.

Commercial Aircraft Order Backlog as a Percentage of the Active Fleet, 2001 - June 2013

Source: Flightglobal ACAS, June 2013.

Note: Includes narrowbody, widebody, and regional jets in commercial service.

Manufacturer Production & Backlog

        During the most recent industry up-cycle, production increases by Airbus and Boeing were not implemented on certain production lines, despite very high backlogs, due in part to some intentional overselling from 2005-2007. This control of supply increased the order horizon, which aided the manufacturers in maintaining relatively stable production in the 2009-2010 downturn.

Narrowbody Aircraft

        Both Airbus and Boeing have increased production rates, and announced further rate increases, which will reach record levels in 2013. Airbus plans to increase A320 family production to 42 aircraft per month in 2013 and Boeing plans to increase 737NG production to 42 per month in the first half of 2014. Both are understood to be investigating the feasibility of even greater production rates.

        With the current announced production rates, Boeing and Airbus have nearly seven to eight years of backlog for their respective narrowbody aircraft families. While this likely reflects some overselling and some delivery dates may be available sooner to strategic customers and for order rebalancing, manufacturers are largely sold out for the next several years.

        Contributing significantly to the backlog expansion has been the introduction of the re-engined A320 and 737NG families, named the A320neo and 737 MAX. The Airbus A320neo has secured 1,748 firm orders from operators plus an additional 490 firm orders from lessors as per June 2013 ACAS. While Boeing had secured 1,495 firm 737 MAX orders from approximately 25 customers, according to Boeing's published order book.

Airbus and Boeing Current Narrowbody Backlog Analysis
Aircraft Family	Current Backlog	Current Backlog Years of Production
Airbus A320/A320neo	4,040	8.3
Boeing 737NG/MAX	3,574	7.3

Note: Considers current and announced future production rate changes.

Source: ACAS, June 2013; Airbus (August 2013); Boeing (August 2013)

        In addition to the narrowbody aircraft available from Airbus and Boeing, the largest manufacturers historically focused on the regional market, Bombardier and Embraer, are now developing aircraft that will straddle the conventional regional jet and narrowbody aircraft sectors. For example, Bombardier's CSeries CS110 and CS130 will seat 110 and 135 passengers, while Embraer's second generation E-Jet 190-E2 and 195-E2 aircraft will accommodate 106 and 132 passengers, in typical single-class configurations. The CSeries was launched in 2008 and has generated a backlog of 177 aircraft, with entry into service expected in 2014. The second generation E-Jet family was launched in 2013 and has already accumulated a backlog of 150 aircraft, with entry into service scheduled for 2018.

Widebody Aircraft

        Demand for efficient widebody lift is strong, and Boeing has increased its 777 production rate to 8.3 per month in 2013. Despite the recent delivery interruptions, Boeing plans to produce 787 aircraft at a rate of 10 per month by the end of 2013. Airbus has targeted to produce three A380s per month and increased A330 series aircraft production to 10 per month from the second quarter of 2013, a 25% increase from one year ago.

        While many widebody families have in excess of five years of backlog at announced production rates, the number of widebody aircraft to be delivered in the next few years will significantly increase to levels not previously experienced. Like the major narrowbody aircraft programs, there is limited near-term availability of delivery dates from the aircraft manufacturers, particularly for popular types like the 787 and A350.

Airbus and Boeing Current Widebody Backlog Analysis
Aircraft Family	Current Backlog	Current Backlog Years of Production
Medium Widebody
Airbus A330/A340	258	2.2
Airbus A350	678	7.7
Boeing 767	59	4.9
Boeing 777	352	3.5
Boeing 787	839	6.0
Large Widebody
Airbus A380	157	4.6
Boeing 747	54	2.6

Notes: Considers current and announced future production rate changes. All other rates from OEM announcements except A350 from The Airline Monitor, June 2013.

Source: OEM Statistics and announcements as of June 2013; ICF SH&E Analysis

        Both Airbus and Boeing have recently announced or are evaluating product extensions to their A350, 777 and 787 product lines.

Aircraft Financing and Leasing Markets

        Few airlines have the internal cash available to self-finance acquisitions of new or used aircraft, and most airlines seek financing from a variety of sources, including traditional bank debt, export credit guarantees, tax leases, capital markets, and operating leases.

        An aircraft operating lease is a lease wherein the lessor retains ownership of the aircraft and where the aircraft will be returned to the lessor at the end of the lease; it is currently off-balance sheet for the lessee. Aircraft operating leasing has evolved over the last 40 years to become highly sophisticated and attractive to airlines, in effect becoming a source of capital that carriers utilize along with debt and equity to finance their equipment acquisitions.

        Airlines are attracted to operating leasing for a variety of reasons, including low capital outlay requirements, fleet planning flexibility, delivery date availability and residual value risk avoidance. Larger lessors have the scale to provide airlines with effective fleet and asset management solutions involving the addition and/or removal of multiple aircraft. Furthermore, operating leases are often preferred by start-up carriers because they lower the capital costs for market entry.

        Aircraft lessors have an intermediary role attractive to both OEMs and airlines. They provide an added distribution channel and an important alternative source of funding. Commanding a sizeable position in the order books of both Airbus and Boeing, lessors also provide important insights to the OEMs in terms of future demand and related order book structure.

        Over the past 20 years, the world's airlines have increasingly turned to operating leases for their aircraft financing requirements: the percentage of the global active commercial aircraft fleet under operating lease by non-airline affiliated entities has increased from 18% in 1996 to nearly 40% in August 2013, a compounded annual growth rate of 8.5%, compared to fleet growth of 3.3% over the same period.

Evolution of Operating Lease Penetration, 1996-August 2013

Note: Includes narrowbody, widebody, and regional jets in commercial service, but excludes Russian-manufactured aircraft.

Source: Ascend, August 2013; ICF SH&E Analysis

        Continued growth of the aircraft operating leasing industry is widely expected, driven in part by demand from airlines for attractive aircraft financing and the anticipated decline in the attractiveness and availability of debt from the export-credit agencies as a result of the 2011 changes to the Aircraft Sector Understanding, or ASU.

        Over the last decade, much of the commercial bank debt supporting aircraft financing, for both airlines and leasing companies, has come from European banks. Recent concern about banking losses among European banks has reduced the funding availability from many traditionally large aircraft lenders. Lending from Asian banks now appears to be increasing to meet demand.

        At the same time, the size of the new aircraft financing market is expected to increase substantially in the next few years as a result of higher narrowbody production rates and entry into service ("EIS") of new widebody aircraft, as shown below.

New Commercial Aircraft Market Size, 2011 – 2014F (Dollars in Billions)

Source: Boeing

        As of June 2013, aircraft lessors held approximately 16% of the total commercial jet aircraft order backlog, as measured by units. Airlines have historically looked to aircraft lessors as an important source of capital, and a significant number of the 84% of the aircraft on backlog ordered by operators are expected to become owned by operating lessors via sale-leaseback transactions and outright acquisitions from airlines.

        There are sufficient indicators to suggest that operating lease penetration can be reasonably expected to continue over the next five years, and if such trend does actually continue, the operating lease penetration would increase to approximately 45%. Indeed, Boeing Capital has forecast 45% to 50% of the world airline fleet will be under operating lease by 2020.

        Operating lease penetration has been highest amongst narrowbody aircraft because of asset liquidity, and start-up/LCC preference for these aircraft. Many lessors have historically preferred narrowbody aircraft due to the relatively lower price point, the lower cost of transitioning aircraft between lessees and the relative ease in financing narrowbody aircraft. As a result, many smaller lessors have minimized exposure to widebody aircraft.

        Certain New-generation widebody aircraft enjoy relatively high liquidity and operating lessor penetration. According to Flightglobal's Ascend fleet database, for example, approximately 44% of the Airbus A330 family aircraft were subject to operating lease as of August 2013. The backlogs for the Next generation medium widebody Airbus A350 XWB and Boeing 787 aircraft families suggests high liquidity and, in conjunction with designs intended to reduce transition costs between lessees, the aircraft will be attractive to aircraft operating lessors and airlines alike.

 Operating Lessor Penetration and Fleet Growth Outlook by Region

Note: Active fleet includes narrowbody, widebody, and regional jets in commercial service. Excludes Russian-manufactured aircraft.

Source: Ascend, August 2013, Boeing Current Market Outlook 2013, ICF SH&E Analysis

        Today, the leading operating lessors have a truly global reach. South America has long had the highest proportion of operating leasing, with approximately 52% of the fleet on operating lease, driven by more limited access to other sources of low-cost capital by carriers in the region.

        Europe has experienced a very large increase in operating lease penetration to 50% today, as a result of a large number of LCCs entering service and growth from less-capitalized airlines in Eastern Europe and the CIS. Even major network flag carriers have found the operating lease product attractive—it is estimated that approximately 48% of Air France's aircraft fleet is on operating lease.

        Strong growth in the fleet of aircraft operated by carriers in the Asia/Pacific region will form the foundation for growth of the operating lease in the region, compounded by further increases beyond today's approximately 40% worldwide operating lease penetration rate.

        The overall operating lease penetration rate in North America is lower than in other world regions, at 28%, primarily as a result of the access to other financing sources such as the capital markets. U.S. majors and low-cost carriers are expected to continue utilizing operating leases for future financing requirements, as evidenced by recent sale-leaseback transactions by U.S. carriers.

Operating Lease Industry—Competitive Landscape

        The life cycle of an aircraft creates an approximate 25-year investment horizon characterized by varying risks and rewards over time. This dynamism allows the leasing market to be segmented as lessors look to meet varying strategic objectives by finding market niches and areas of competitive advantage.

        Some lessors focus almost entirely on acquisition of new equipment directly from the manufacturers and frequently sell assets after five to seven years; while others focus primarily on purchasing used equipment at depreciated levels.

        Still other lessors purchase new or used aircraft (with or without leases attached, or via sale-leasebacks) and manage them throughout the aircraft life cycle, including acquiring specialist companies with capabilities to extract maximum value from aircraft approaching their end-of-life by parting-out the airframe, leasing the engines until they require major maintenance, and then parting-out the engines.

        While nearly all lessors have considerable narrowbody portfolios, a number of lessors do own widebody aircraft, and a few lessors have portfolios that include regional jets and turboprops. While some leasing companies focus entirely on passenger aircraft, a number of others specialize in freighter aircraft, leasing new production freighters or facilitating conversion by investing in appropriate passenger aircraft candidates. While many of the largest lessors acquire and sell aircraft in a variety of ways and participate in several leasing market segments, most have a core thesis regarding the optimal point for entry/exit during the course of an aircraft life cycle and the airline business cycle.

        The table below presents fleet statistics for the largest 20 operating lessors as measured by owned jet aircraft units subject to operating leases. Based on fleet information from Flightglobal's ACAS fleet database as of June 2013, ICF SH&E estimates that the largest 20 lessors own jet aircraft subject to operating leases with an aggregate current market value of approximately $140 billion.

Largest Lessors as Measured by Owned Commercial Jet Fleet
Lessor	Total Fleet	Narrowbody	Widebody	Regional Jet
GE Capital Aviation Services	1,390	968	174	248
International Lease Finance Corporation	911	654	257	—
CIT Aerospace	289	226	46	17
AerCap	288	234	46	8
Aviation Capital Group	266	255	11	—
AWAS	233	192	41	—
SMBC Aviation Capital	209	194	1	14
BOC Aviation	203	164	31	8
Boeing Capital Corporation	191	177	14	—
NBB Leasing	180	163	17	—
Air Lease Corporation	157	96	30	31
Aircastle	144	83	58	3
Macquarie Airfinance	134	126	4	4
FLY Leasing	99	93	6	—
ORIX Aviation	88	77	10	1
Avolon	86	73	7	6
MCAP	84	65	19	—
BBAM	82	73	9	—
CDB Leasing	81	45	21	15
ICBC Leasing	79	54	17	8

Source: Flightglobal ACAS, June 2013; ILFC, July 24, 2013

        There have been a number of recent developments among participants in the operating leasing industry. Two new lessors have entered the market backed by private equity with a focus on providing capital to airlines via sale-leaseback transactions. Another new lessor backed by private and public equity has grown through sale-leasebacks, acquisitions of aircraft from other lessors, and new orders.

        A number of companies in the emerging markets of Asia-Pacific and the Middle East have recently expanded into aircraft operating leasing. In China, for example, one lessor made headlines as the first Chinese lessor to place a direct order for the purchase of 42 Airbus A320 family aircraft. Not all lessors have been successful, however, and the financial crisis significantly curtailed the expansion plans of more than one lessor located in emerging markets, resulting in the cancellation of more than 100 aircraft previously ordered.

        Consolidation has also occurred in the industry with the 2009 merger of two public aircraft lessors, and in August 2011, the announced sale of a lessor's portfolio of 49 aircraft to another lessor. In addition, the owner of a large lessor with more than 200 aircraft announced its sale to an Asian bank in January 2012 for approximately $7.3 billion. In 2012, one of the newly established leasing companies referenced earlier was acquired by another Asian financial institution for more than $1.0 billion.

        Despite this recent market activity, the leasing market remains fragmented and a large difference continues to exist between the portfolio sizes of the largest lessors and the other lessors. By way of example, the two largest lessors as measured by owned units, own more aircraft than the next 11 lessors combined.

Airbus and Boeing Narrowbody and Widebody Backlogs of Largest Operating Lessors
	New Generation			Next Generation
Lessor	Narrowbody	Widebody	Subtotal	Narrowbody	Widebody	Subtotal	Total
International Lease Finance Corporation	39	0	39	150	93	243	282
Air Lease Corporation	96	15	111	130	37	167	278
GE Capital Aviation Services	87	19	106	135	2	137	243
CIT Aerospace	33	12	45	80	25	105	150
Aviation Capital Group	53	0	53	90	5	95	148
ALAFCO	0	0	0	105	20	125	125
BOC Aviation	43	2	45	25	0	25	70
SMBC Aviation Capital	61	0	61	0	0	0	61
AWAS	54	0	54	0	2	2	56
Avolon	19	0	19	35	0	35	54
ICBC	58	0	0	20	0	20	20
Aercap	13	4	17	0	0	0	17
BBAM	6	0	6	0	0	0	6

Note: Backlogs presented in this table include aircraft orders made directly from manufacturers, but exclude aircraft acquired pursuant to sale-leaseback transactions.

Source: Airbus, July 31, 2013; Boeing, July 31, 2013; ILFC, July 24, 2013; ACAS June 2013

        Although new order activity fell off substantially in 2008 and 2009 as demand for aircraft declined and lessors sought to preserve cash, the number of lessor orders has rebounded since 2010. Today, the lessor backlog as a percentage of the total backlog is low relative to its historic peak (16% today compared to 43% in 2001), but lessors are expected to continue expanding market share through sale-leasebacks of new deliveries and used aircraft in the years ahead.

Aircraft Value & Lease Rates

        Aircraft generally depreciate over time as they age and experience the wear and tear of operation. Eventually, an aircraft will reach the end of its useful life (historically on the order of 25 years, on average, unless extended by cargo conversion) and will retain a marginal value that represents the market worth of its various components and material.

        Values for new aircraft are to a limited extent determined by the aircraft manufacturers' published list prices—since competition between Airbus, Boeing, and McDonnell-Douglas intensified several decades ago, manufacturers have increasingly sold their aircraft at substantial discounts to the list price.

        From a fundamentally economic standpoint, the value of the aircraft should be equal to the net present value of the operating profit that the asset can generate over its economic life. In practice, the value of an aircraft to the operator is influenced by many factors that ultimately determine the purchase price and/or lease rate the carrier is willing to pay, including:

  •
  Revenue generating capacity (passenger and freight payload)

  •
  Range and operating economics (fuel burn, maintenance costs, landing and handling costs, flight and cabin crewing costs, insurance, etc.)

  •
  Expected economic life (related to proximity to replacement technology and numerous other factors) and spot-market supply and demand (a function of the number of same-model and competing aircraft available, industry growth demand, etc.)

Various market participants take differing views as to the future economics of given aircraft types, and market values do not always behave rationally. Secondary factors that impact aircraft value include fleet commonality for flight crews, tooling and spare parts, aircraft liquidity and acceptance by operating lessors, support from the manufacturer, and the environmental efficiency of the aircraft.

        Throughout the industry cycle, aircraft market values rise above and drop below aircraft Base Values, the appraiser's opinion of the underlying economic value of an asset in an open, and unrestricted and stable market environment with a reasonable balance of supply and demand, assuming full considerations of its highest and best use. Given the relatively more liquid market of operating leasing (compared to aircraft trading), aircraft operating lease rates generally represent market-clearing prices that reflect current supply and demand. Lease rates depend on the aircraft type, aircraft age, aircraft specification, type of lease, interest rates, tax liabilities, lease term, value of the aircraft at lease inception, the forecasted residual value of the aircraft at lease termination, and the credit quality of the lessee.

        Although lease rates are closely correlated to global economic conditions, rates for a particular constant-age aircraft generally hold relatively steady in nominal terms for an extended period. Once replacement technology aircraft are firmly established in the market, some five to ten years after EIS, values and lease rates of the replaced aircraft decline. Exogenous shocks and industry downturns also accelerate the decline in values and lease rates of the replaced aircraft. However, because aircraft operating leases are usually contractual at fixed monthly lease rates for many years, aircraft lessors are frequently insulated from short-term swings in market lease rates throughout the industry cycle.

        During the air transport demand downturn of 2002-2003 and the more recent down cycle of 2008-2010, lessors showed considerable pricing flexibility and often entered into short-term leases at reduced rates in order to keep assets deployed. Following the rapid decline in values and lease rates for most aircraft types during these downturns, used aircraft trading prices and rentals stabilized several years later. During 2006-2007, while some mid- and most old-generation aircraft did not exhibit value recovery, many mid- and all new-generation aircraft saw complete recovery.

        Used trading prices and lease rates fell substantially from 2008-2010 for mid and old-generation aircraft such as the 737 Classics, 757-200, and early generation A320 family aircraft. Some value and lease rate pressure was even observed within the new-generation narrowbody families, particularly for smaller-gauge aircraft such as the A319-100 and 737-700 aircraft, linked to their relative liquidity in a soft market and with high fuel prices. The market has now appeared to have stabilized for many aircraft types, recently demonstrating early signs of recovery in values and lease rates for the most liquid new-generation aircraft types.

        Certain events, such as airline restructurings and bankruptcies can result in pressure on values and lease rates for affected aircraft types. Global or regional economic downturns can have broader impacts on the relative supply and demand balance of aircraft, and therefore values and lease rates as well. Nonetheless, absent deterioration in economic growth, stabilization and improvement in many New-generation aircraft values and lease rates is generally expected over the next several years.

BUSINESS

Our Company

        We are the world's largest independent aircraft lessor measured by number of owned aircraft. Our portfolio consists of approximately 1,000 owned or managed aircraft, comprised of 911 owned and 75 managed aircraft as of July 24, 2013. We also have commitments to purchase 345 new high-demand, fuel-efficient aircraft, with delivery dates through 2022, including 13 through sale-leaseback transactions. We have approximately 200 customers in more than 80 countries. We are an independent aircraft lessor because we are not affiliated with any airframe or engine manufacturer. This independence provides us with purchasing flexibility to acquire aircraft or engine models regardless of the manufacturer. We believe size and global scale provide distinct competitive advantages that, among other things, help us obtain favorable delivery dates and terms from manufacturers and access capital from a variety of sources with competitive pricing and terms. In addition, our strong customer and manufacturer relationships permit us to quickly identify opportunities to re-market aircraft as leases mature and to influence new aircraft designs. For the year ended December 31, 2012 and the six months ended June 30, 2013, we had total revenues of $4.5 billion and $2.2 billion, respectively.

        Our portfolio includes a diverse and strategic mix of aircraft designed to meet our customers' needs and maximize our opportunities to generate revenue and grow our profitability. As of July 24, 2013, we owned 911 aircraft in our leased fleet and six additional aircraft in AeroTurbine's leased fleet, had 15 additional aircraft in our fleet classified as finance and sales-type leases, and provided fleet management services for 75 aircraft. Our diversified fleet of owned aircraft is comprised of 72% narrowbody (single-aisle) aircraft and 28% widebody (twin-aisle) aircraft as measured by aircraft count, with 54% representing Airbus models and 46% representing Boeing models. The weighted average age of our owned aircraft, weighted by the net book value of such aircraft, was 8.5 years at June 30, 2013. We have a higher percentage of widebody aircraft compared to most other lessors, which provides us with a competitive advantage due to generally longer lease terms, higher lease rates, higher probability of lease extensions and, we believe, better credit quality of lessees, as compared to narrowbody aircraft. Fewer lessors compete in this portion of the market due to the higher cost of widebody aircraft, which can create increased concentration risks for smaller lessors. Our competitive advantage will be enhanced as we take delivery of next generation widebody aircraft. In addition, the aircraft we have on order are among the most modern, fuel-efficient models. We have the largest order position for the Boeing 787 and the largest order position among aircraft leasing companies for the Airbus A320neo family, according to reports currently available on the Airbus and Boeing websites, and we have a large order position for the Airbus A350. We have also contracted with Embraer S.A. to purchase 50 E-Jets E2 next generation aircraft with deliveries starting in 2018, and rights to purchase an additional 50 such aircraft, marking the introduction of the E-Jets aircraft to our fleet. We believe our size and scale allow us to compete more effectively for multi-aircraft transactions, including large sale-leaseback transactions. Since 2011, we have entered into sale-leaseback transactions with airlines for 42 new aircraft, 29 of which had been delivered as of July 24, 2013, and 13 of which will be delivered during the remainder of 2013 and 2014. These sale-leaseback transactions include an agreement we entered into on March 1, 2013 with American Airlines to acquire 16 Boeing aircraft with delivery dates in 2013 and 2014.

        We lease aircraft to airlines operating in every major geographic region, including emerging and high-growth markets in Asia, Latin America, the Middle East and Eastern Europe. Among our largest lessees are AeroMexico, Air France, American Airlines, China Southern Airlines and Emirates. We predominantly enter into net operating leases that require the lessee to pay all operating expenses, normal maintenance and overhaul expenses, insurance premiums and taxes. The leases relating to our owned aircraft have terms of up to 15 years and the weighted average lease term remaining on our current leases, weighted by the net book value of our owned aircraft, was 4.0 years as of June 30, 2013. Our leases are generally payable in U.S. dollars with lease rates fixed for the term of the lease, providing us with a stable and predictable source of revenues. We believe our broad customer base and market presence enable us to identify opportunities to re-market aircraft before leases mature, contributing to an average aircraft on-lease percentage of approximately 99% over the last five years.

        In addition to our primary leasing activities, we provide fleet management services for aircraft portfolios for a management fee. We currently provide management services for 75 aircraft. We also provide engine leasing; certified aircraft engines, airframes and engine parts; and supply chain solutions through our wholly owned subsidiary, AeroTurbine, and we possess the capabilities to disassemble aircraft and engines into parts. These capabilities allow us to maximize the value of our aircraft and engines across their complete life cycle and offer an integrated value proposition to our airline customers as they transition out aging aircraft. At times, we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. In limited cases, we have also provided asset value guarantees and loan guarantees to buyers of aircraft or to financial institutions for a fee.

        We began operations in 1973 as a pioneer in the aircraft leasing industry. We have 40 years of operating history. We believe our industry leading scale, global customer network and diversified aircraft portfolio have enabled us to prudently and profitably manage the risks of owning and leasing aircraft. We have demonstrated strong and sustainable financial performance through most airline industry cycles. Our prominent leadership position within the aircraft leasing industry has resulted in a premier brand name which provides us access to a variety of funding sources and helps us attract and retain customers and employees. Our offices are strategically located to provide us with proximity to our current customers, potential customers and airframe and engine manufacturers. We operate our business principally from offices in Los Angeles, Miami, Amsterdam, Beijing, Dublin, Seattle and Singapore.

Competitive Strengths

        We believe our size, global scale, long operating history and premier brand provide us with the following competitive strengths that contribute significantly to our success and sustained profitability.

        Largest independent aircraft lessor with benefits of scale.    We are the world's largest independent aircraft lessor with a portfolio of approximately 1,000 owned or managed aircraft and approximately 200 customers in more than 80 countries. We believe the size of our portfolio and our scale provide us with important competitive advantages, including the ability to:

  •
  enter into large, sophisticated and strategic aircraft transactions with our customers;

  •
  obtain favorable delivery dates and terms from manufacturers;

  •
  influence airframe manufacturers on a variety of matters including the design of aircraft;

  •
  maintain a diversified aircraft portfolio, including a higher percentage of widebody aircraft in our fleet as compared to most other aircraft lessors;

  •
  access multiple sources of capital with attractive pricing and terms; and

  •
  diversify our customer base and geographic exposure.

        Long-standing and strategic customer relationships.    We have collaborative and strategic relationships, many of which are long-standing, with approximately 200 customers worldwide, including scheduled and charter airlines and low-cost carriers. Our top ten customers have all been leasing aircraft from us for over a decade. We believe we are the largest aircraft lessor to many of our customers, which strengthens our position and access to senior management with these customers. Our close customer relationships and market knowledge enable us to identify opportunities to re-market aircraft before leases mature, contributing to an average aircraft on-lease percentage of approximately

99% over the last five years. We also gain valuable insight and knowledge of the airline industry and market trends from our customers, enabling us to better anticipate new opportunities and mitigate adverse trends. Our established customer relationships also allow us to secure large and strategic aircraft transactions, including sale-leaseback transactions, often for multiple aircraft, and to play an important role in our customers' fleet initiatives. Our large and diverse customer base helps minimize our risks relating to regional economic conditions.

        Attractive and diversified aircraft fleet.    Our diversified fleet of owned aircraft is comprised of 72% narrowbody (single-aisle) aircraft and 28% widebody (twin-aisle) aircraft as measured by aircraft count, with 54% representing Airbus models and 46% representing Boeing models. The weighted average age of our owned aircraft, weighted by the net book value of such aircraft, was 8.5 years at June 30, 2013. As our new aircraft orders are delivered, our fleet will gain more modern and fuel-efficient aircraft that are in high demand from airlines around the world. We own a large number of widebody aircraft, which benefits us due to generally longer lease terms, higher lease rates, higher probability of lease extensions and, we believe, better credit quality of lessees, as compared to narrowbody aircraft. We believe the large number and variety of widebody aircraft in our fleet uniquely positions us in emerging markets, particularly in Asia and the Middle East where, according to the 2013 Boeing Current Market Outlook report, airlines are expected to require a substantial number of additional widebody aircraft over the next 20 years.

        Large and valuable aircraft delivery pipeline.    We have the largest number of next generation Airbus and Boeing aircraft ordered among lessors, according to SH&E's report, comprised of 150 Airbus A320neo family aircraft, 20 Airbus A350s and 73 Boeing 787s. We are also adding E-Jets aircraft to our fleet, with commitments to purchase 50 E-Jets E2 next generation aircraft from Embraer. In addition, we have commitments to purchase 37 current generation Boeing 737-800 aircraft and 15 current generation Airbus A321 aircraft. We believe we have developed this order book by capitalizing on our scale and strong relationships with airframe and engine manufacturers and our airline customers. Our orders with Airbus and Boeing will provide us with significant fleet growth in high demand, fuel-efficient aircraft over the next decade and represent a significant leadership position in the highly anticipated Airbus A320neo family and Boeing 787 aircraft deliveries. We have the largest order position for the Boeing 787 and the largest order position among aircraft leasing companies for the Airbus A320neo family aircraft according to reports currently available on the Boeing and Airbus websites. We will also be the first aircraft leasing company to offer the Airbus A320neo family aircraft for lease with 150 of such aircraft on order with initial deliveries scheduled for 2015. We believe these aircraft will provide significant value and strong returns on investment and that our prime delivery dates for so many highly coveted aircraft will provide us with a competitive advantage by further strengthening our reputation and prominence with customers.

        Extensive airframe and engine manufacturer relationships.    We are the largest customer of Airbus and the largest lessor customer of Boeing measured by deliveries of aircraft through 2012. We also recently finalized our first aircraft order from Embraer. We believe we are one of the largest purchasers of engines from CFM International, GE Aviation, International Aero Engines, Pratt & Whitney and Rolls-Royce. Our relationships with Airbus and Boeing have spanned over 20 years and our senior management has direct experience working for airframe manufacturers. These extensive manufacturer relationships and the scale of our business enable us to place large orders with favorable terms and conditions, including pricing and delivery terms, and have allowed us to become the largest lessor purchaser of next generation aircraft, including the Airbus A320neo family aircraft and Boeing 787. Our independence from airframe and engine manufacturers allows us to focus on providing the best products with the most market appeal regardless of manufacturer. In addition, we believe our strategic relationships with manufacturers and market knowledge allow us to influence new aircraft designs, which gives us increased confidence in our airframe and engine selections.

        Strong liquidity position with significant access to diverse funding sources.    Our scale and operating history provide us with access to significant amounts of funding, including unsecured debt, from various sources on competitive terms. Since 2010, we have raised or received commitments for approximately $23 billion, including approximately $13.5 billion of unsecured debt, primarily through a combination of new loan and bond financings. As of June 30, 2013, we had approximately $2.7 billion in cash and cash equivalents available for use in our operations and we have $2.3 billion available under our revolving credit facility. We believe our existing sources of liquidity and anticipated cash flows from operations will be sufficient to cover our debt maturities and operating expenses over the next 18 to 24 months and our capital expenditures over the next 12 months. We have reduced our leverage over the last few years and our adjusted net debt to adjusted stockholders' equity ratio was 2.4-to-1.0 as of June 30, 2013. We have also increased the weighted average life of our debt maturities to 6.3 years as of June 30, 2013, which has allowed us to better align our debt maturities with our anticipated operating cash flows. After giving effect to the Reorganization, our adjusted net debt to adjusted stockholders' equity ratio would have been    -to-1.0 as of June 30, 2013. Adjusted net debt to adjusted stockholders' equity is a non-GAAP financial measure; see "Prospectus Summary—Summary Historical Consolidated Financial and Other Information" for a reconciliation of non-GAAP financial measures to their most directly comparable GAAP measure. We have relatively low exposure to interest rate risk because approximately 80% of our outstanding debt as of June 30, 2013, was fixed rate debt or floating rate debt swapped into fixed rate debt. Our broad access to secured and unsecured capital allows us to obtain competitive financing rates and terms. Our significant number of unencumbered aircraft provides us with meaningful operational and capital structure flexibility. Our financial flexibility together with our broad access to capital also provides us with the ability to take advantage of new business opportunities such as aircraft acquisitions. Our foreign exchange exposure is also limited with approximately 98% of our revenues denominated in U.S. dollars for the year ended December 31, 2012.

        Ability to maximize the value of aircraft and engines.    Through our wholly owned subsidiary, AeroTurbine, we provide engine leasing; certified aircraft engines, airframes and engine parts; and supply chain solutions, and we possess the capabilities to disassemble aircraft and engines into parts. These capabilities allow us to maximize the value of our aircraft and engines across their complete life cycle. The ability to provide these services also distinguishes us with our airline customers by providing them with an integrated value proposition as they transition out aging aircraft. AeroTurbine has market insight and recurring customer relationships, which are strengths that can be leveraged for growth in the engine and parts business.

        Dedicated management team with extensive airline, manufacturer and leasing experience.    Our senior management team has extensive aviation and other relevant experience, including experience at ILFC and with airlines, airframe manufacturers and other lessors. Our management team has demonstrated success in all aspects of leasing including financing, lease structuring, strategic planning, risk diversification, fleet restructuring and aircraft purchasing. We believe our senior management's reputation and relationships with lessees, manufacturers, buyers and financiers of aircraft are important elements to the success of our business.

Business Strategies

        We believe the following strategies will enable us to continue to serve our customers, grow our customer base, manage our portfolio to optimize revenues and profitability and strengthen our position as the world's largest independent aircraft lessor.

        Continue to capitalize on our existing customer relationships.    We believe that we have strong customer relationships as a result of our 40-year operating history. We intend to continue to capitalize on our customer relationships to facilitate strategic and sophisticated fleet solutions, including lease placements, large multi-aircraft re-fleeting transactions, multi-party placement arrangements and sale-leaseback transactions. Our customer relationships and market insight will influence our future aircraft purchases so that we can tailor orders and timing to the long-term needs of our customers. We believe our ability to offer options to customers seeking solutions for transitioning out aging aircraft will further strengthen our relationships with them.

        Focus on high-growth and attractive markets.    We are focused on increasing our presence in emerging markets with high potential for passenger growth and other markets with significant demand for new aircraft. SH&E expects passenger air travel to experience strong growth in emerging markets such as Asia, Latin America, and the Middle East through 2032, and we intend to capitalize on the increased demand for aircraft that will result from this growth. We already have a leading position in China based on the number of narrowbody and widebody aircraft operated in China, where approximately 171 of our aircraft are operated by Chinese carriers. During 2012, we opened offices in Singapore and Beijing to further strengthen our position in Asia. During 2011, we opened an office in Amsterdam and, more recently, we increased the size of our Dublin office to be closer to our customers in Europe, the Middle East, Eastern Europe and Africa. We believe these new offices will help us better serve our existing customers and develop new customer relationships. In addition, we are pursuing growth in the North American market, where we believe that the re-fleeting campaigns being undertaken by the major American carriers create an opportunity to increase our market presence and further diversify our geographic mix.

        Enhance our fleet with modern, fuel-efficient aircraft.    We plan to continue to acquire modern, fuel-efficient aircraft that will allow us to maintain a high rate of lease placements on attractive terms. We have commitments with manufacturers to purchase 332 new aircraft scheduled for delivery through 2022, comprised of 150 Airbus A320neo family aircraft, 15 Airbus A321s, 20 Airbus A350s, 73 Boeing 787s, 24 Boeing 737-800s and 50 Embraer E-Jets E2s. We are in regular discussions with airframe and engine manufacturers regarding aircraft programs and technology advances, availability of future delivery positions, pricing, and potential aircraft orders. We believe that the scale of our business and access to capital markets will enable us to make large purchases of aircraft as needed. In addition to orders from the manufacturers, we are also pursuing aircraft acquisitions through sale-leaseback transactions with airline customers. Sale-leaseback transactions allow us to add attractive new aircraft to our fleet in the near term and balance our aircraft orders from the manufacturers.

        Maintain a diverse aircraft fleet and lease portfolio to maximize revenue while minimizing risk.    We seek to further maximize revenue and minimize risks by maintaining the diversity of our owned aircraft fleet and lease portfolio across aircraft type, lease expiration, geography and customer. In July 2013, we contracted to purchase 50 E-Jets E2 aircraft from Embraer, marking the introduction of these aircraft to our fleet and furthering our goal to provide our customers with a diverse mix of aircraft for their market-specific needs. Diversification of our owned aircraft fleet minimizes the risk of changing customer preferences, while a diversified lease portfolio with staggered lease expirations reduces our exposure to industry fluctuations and the credit risk of individual customers.

        Continue to access multiple funding sources to optimize our capital structure.    We have proven our capability to access a variety of funding sources, including unsecured debt, and intend to use the scale of our business and our existing relationships with financial institutions to continue accessing capital from diverse sources at competitive rates. We aim to align our debt maturities with our anticipated operating cash flows. We target to maintain sufficient liquidity, consisting of unrestricted cash on hand, our revolving credit facility and operating cash flows, to cover our debt maturities and operating expenses over the next 18 to 24 months and our capital expenditures over the next 12 months.

Aircraft Portfolio

        As of July 24, 2013, we owned 911 aircraft in our operating lease portfolio and had 15 additional aircraft in our fleet classified as finance and sales-type leases. Our leased fleet includes 11 aircraft that we have decided to part-out or sell. Our fleet is comprised of 72% narrowbody (single-aisle) aircraft and 28% widebody (twin-aisle) aircraft, with 54% representing Airbus models and 46% representing Boeing models. At June 30, 2013, the weighted average age of the aircraft in our fleet, weighted by the net book value of our aircraft, was 8.5 years and approximately 70% of the aircraft in our fleet were less than 12 years old.

        The following table provides details on our operating lease portfolio by aircraft type, including the scheduled lease expirations (for the minimum non-cancelable period which does not include contracted unexercised lease extension options) by aircraft type, as of June 30, 2013:

Aircraft Type	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	Total
737 Classic	5	10	2	3	5	1									26
737NG	4	25	28	39	44	28	17	6	4	4	3	13	5	2	222
747-400	1	3	6	1											11
757-200	2	11	6	9	5	3									36
767-300	4	10	13	6	7	9									49
777-200		2	3	6	11	14	1								37
777-300			3		6	13	8		1			1	2		34
787-8													1		1
A310	1														1
A319	2	17	22	24	16	9	9	13	6	5					123
A320	1	21	33	42	26	15	11	9			3				161
A321	1	20	7	23	9	8	4	5	5						82
A330-200	6	5	8	9	13	9		5	5						60
A330-300	3	4	3	3	3		1				1	1			19
A330-300LGW			6	1	2		1								10
A340-300	2	3	3	4	4		1								17
A340-600	1	1	4		2	4	1								13
MD-11	1		1	1											3

Grand Total	34	132	148	171	153	113	54	38	21	9	7	15	8	2	905	(a)(b)

(a)
Total aircraft includes four of six aircraft formerly on lease to Kingfisher Airlines, which ceased operations in 2012. We have been successful in deregistering all six of our aircraft previously operated by Kingfisher and have exported three of those aircraft out of India. However, we are experiencing difficulties in exporting the remaining three aircraft as a result of bureaucratic and regulatory obstacles. Of the six aircraft, four were subject to a follow-on lease at June 30, 2013, and for the remaining two we are currently evaluating our options.

(b)
Total aircraft excludes five aircraft not subject to a lease or letter of intent as of June 30, 2013. One of these five aircraft was subsequently leased, one aircraft is likely to be parted out and we are evaluating our options for the remaining three aircraft, two of which were formerly on lease to Kingfisher Airlines. Also excludes four aircraft owned and leased by AeroTurbine.

        As of July 24, 2013, 19 of the 34 aircraft with lease expiration dates during the remainder of 2013 were not yet subject to a signed lease agreement or a signed letter of intent following the expiration of their current leases. Of these 19 aircraft, 11 may be parted out or sold but did not meet the criteria for being classified as held for sale. If the current customers of the remaining eight aircraft do not extend their leases, we will be required to find new customers for these aircraft.

        Our lease agreements generally require lessees to notify us six to twelve months in advance of the lease's expiration if a lessee desires to renew or extend the lease. Generally, more than 50% of our leases are extended beyond their initial term. Requiring lessees to provide us with advance notice provides our management team with an extended period of time to consider a broad set of alternatives with respect to the aircraft, including assessing general market and competitive conditions and preparing to re-lease, sell or part-out the aircraft. If a lessee fails to provide us with notice, the lease will automatically expire at the end of the term, and the lessee will be required to return the aircraft pursuant to the conditions in the lease. Our leases contain detailed provisions regarding the required condition of the aircraft and its components upon redelivery at the end of the lease term.

        We typically contract to re-lease aircraft before the end of the existing lease term and for aircraft returned before the end of the lease term, we have generally been able to re-lease aircraft within two to six months of their return. We have an average aircraft on-lease percentage of approximately 99% over the last five years. We may also sell our leased aircraft at or before the expiration of their leases. The buyers of our aircraft include the aircraft's lessee and other aircraft operators, financial institutions, private investors and third party lessors. Occasionally, we purchase aircraft with the intent to resell them.

Commitments

        As of July 24, 2013, we had commitments to purchase 345 new aircraft, with delivery dates through 2022, including 13 through sale-leaseback transactions.

        Management frequently reviews opportunities to acquire suitable aircraft based not only on market demand and customer airline requirements, but also on our fleet portfolio mix, leasing strategies, and likely timeline for development of future aircraft. Before committing to purchase specific aircraft, management takes into consideration factors such as estimates of future values, potential for remarketing, purchase price, trends in supply and demand for the particular type, make and model of aircraft and engines, trends in local, regional, and worldwide air travel, fuel economy, environmental considerations (e.g., nitrogen oxide emissions, noise standards), operating costs, anticipated obsolescence and the overall economics of the transaction.

        As of July 24, 2013, we had committed to purchase the following 345 new aircraft with aggregate estimated total remaining payments (including adjustment for anticipated inflation) of approximately $22.3 billion, scheduled for delivery as shown below.

Aircraft Type	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	Total
737-800(a)	7	15	14	1							37
787-8/9(b)	5	12	12	10	13	17	4				73
A320neo/A321neo(b)			1	16	41	42	30	20			150
A321-200		2	13								15
A350XWB-800/900			4	8	6	2					20
E-190/195						5	14	14	14	3	50

Total(c)	12	29	44	35	60	66	48	34	14	3	345

(a)
Includes 13 new aircraft to be acquired pursuant to sale-leaseback transactions.

(b)
We have certain contractual rights for minor model substitution.

(c)
Excludes two used aircraft and nine engines we had committed to purchase as of July 24, 2013, and AeroTurbine commitments to purchase two used aircraft and four engines.

        All of our scheduled deliveries of new aircraft in the above table are for modern, fuel-efficient aircraft. We will be the first aircraft leasing company to offer the Airbus A320neo family aircraft with initial deliveries scheduled for 2015. We believe these aircraft will provide significant value and strong returns on investment. As of July 24, 2013, we had also agreed to purchase two used aircraft from third parties.

        We anticipate that a portion of the aggregate purchase price of these aircraft will be funded by incurring additional debt. The exact amount of the indebtedness to be incurred will depend, in part, upon the actual purchase price of the aircraft, which can vary due to a number of factors, including inflation.

        The new aircraft listed above are primarily being purchased pursuant to purchase agreements with each of Boeing, Airbus and Embraer, with the remainder being purchased through sale-leaseback transactions with our airline customers. The agreements with Boeing, Airbus and Embraer establish the pricing formulas (which include certain price adjustments based upon inflation and other factors) and various other terms with respect to the purchase of aircraft. Under certain circumstances, we have the right to alter the mix of aircraft type ultimately acquired. As of July 24, 2013, we had made non-refundable deposits (exclusive of capitalized interest) with respect to the aircraft which we have committed to purchase of approximately $431 million with Boeing, $102 million with Airbus and $8 million with Embraer.

        As of July 24, 2013, we had entered into contracts for the lease of new aircraft scheduled to be delivered as follows:

Delivery Year	Number of Aircraft	Number Leased	% Leased
2013	12	12	100%
2014	29	29	100%
2015	44	31	70%
2016	35	21	60%
2017	60	10	17%
2018	66	—	—
2019	48	—	—
2020	34	—	—
2021	14	—	—
2022	3	—	—

        We will need to find customers for aircraft presently on order, and for any new aircraft ordered that are not subject to a lease or sale contract, and we will need to arrange financing for portions of the purchase price of such equipment.

Customers

        We have long-standing, collaborative and strategic relationships with customers located in each major geographic region. Our top ten customers are AeroMexico, Air Berlin, Air France, American Airlines, Cathay Pacific, China Southern Airlines, Emirates, KLM Royal Dutch Airlines, Vietnam Airlines and Virgin Atlantic Airways, all of which have been leasing aircraft from us for over a decade. Our diverse lease portfolio reduces our exposure to industry fluctuations, events that impact specific regions or countries, and the credit risk of individual customers.

        The following table shows the number and percentage of our aircraft lessee customers by region at June 30, 2013 and December 31, 2012, 2011 and 2010. Each airline is classified within the geographic region that represents the airline's principal place of business for the periods indicated.

	Customers by Region
				At December 31,
	At June 30, 2013			2012			2011			2010
Region	Number of Customers(a)%			Number of Customers(a)%			Number of Customers(a)%			Number of Customers(a)%
Europe	53		30.3	55		30.6	62		34.6	65		36.2
Asia and the Pacific	46		26.3	47		26.1	44		24.6	43		23.9
The Middle East and Africa	26		14.9	25		13.9	24		13.4	25		13.9
Commonwealth of Independent States	21		12.0	20		11.1	19		10.6	17		9.4
U.S. and Canada	15		8.5	18		10.0	17		9.5	17		9.4
Central and South America and Mexico	14		8.0	15		8.3	13		7.3	13		7.2

	175	(b)(c)	100	180	(c)	100	179	(c)	100	180	(c)	100

(a)
A customer is an airline with its own operating certificate.

(b)
Does not include 30 leasing customers unique to AeroTurbine and 18 additional customers who operate aircraft we manage, which, when added with the customers identified in the table, brings our total to over 200 customers.

(c)
Includes three (2013), three (2012), two (2011) and one (2010) customer(s) whose only transactions with us consist of finance and sales-type leases.

        The majority of our revenues are derived from customers located outside of the U.S. Revenues from rentals of flight equipment to foreign airlines have represented approximately 93% of our total revenues from rentals of flight equipment since 2010. The following table sets forth the dollar amount and percentage of total revenues from rentals of flight equipment attributable to the indicated geographic areas based on each airline's principal place of business for the periods indicated:

				Year Ended December 31,
	Six Months Ended June 30, 2013			2012			2011			2010
	Amount		%	Amount		%	Amount		%	Amount		%
	(Dollars in thousands)
Europe	$708,886	(a)	34.2	$1,561,565	(a)	35.9	$1,730,203	(a)	38.8	$1,893,679	(a)	40.1
Asia and the Pacific	609,032		29.4	1,295,799		29.8	1,335,533		30.0	1,430,017		30.2
The Middle East and Africa	273,404		13.2	540,047		12.4	555,058		12.5	585,679		12.4
U.S. and Canada	204,385		9.9	389,533		9.0	362,067		8.1	375,496		7.9
Commonwealth of Independent States	142,142		6.8	287,643		6.6	244,418		5.5	235,235		5.0
Central and South America and Mexico	135,958		6.5	271,015		6.3	227,126		5.1	206,396		4.4

	$2,073,808	(b)	100.0	$4,345,602	(b)	100.0	$4,454,405	(b)	100.0	$4,726,502		100.0

(a)
Includes $150,933 (2013), $352,363 (2012), $400,300 (2011) and $429,366 (2010) of revenue attributable to customers whose principal business is located in the Euro-zone periphery, which is comprised of Greece, Ireland, Italy, Portugal and Spain. Revenues generated from Europe have decreased from 2010 through 2012 as a result of increased repossessions of aircraft from European customers following the European sovereign debt crisis, which aircraft we re-leased to airlines domiciled elsewhere.

(b)
Includes AeroTurbine lease revenue of $35,432 for the six months ended June 30, 2013, $78,922 for the year ended December 31, 2012 and $19,874 from its acquisition date of October 7, 2011, to December 31, 2011.

        Recent challenges in the global economy, including uncertainties related to the Euro zone, political uncertainty in the Middle East, and sustained higher fuel prices, have negatively impacted many airlines' profitability, cash flows and liquidity. One of our customers, Kingfisher Airlines, ceased operations in the last quarter of 2012. We have been successful in deregistering all six aircraft we had on lease with Kingfisher and we have been successful in exporting three of the six aircraft out of India. However, we are experiencing difficulties in exporting the remaining three aircraft as a result of bureaucratic and regulatory obstacles. The aircraft remaining in India have been removed from Kingfisher's possession.

        Future events, including a prolonged recession, ongoing uncertainty regarding the European sovereign debt crises, political unrest, continued weak consumer demand, high fuel prices, or restricted availability of credit to the aviation industry, could lead to the weakening or cessation of operations of additional airlines, which in turn would adversely affect our earnings and cash flows in the near term.

        None of our individual customers accounted for more than 10% of flight equipment rentals for the six months ended June 30, 2013 or the years ended December 31, 2012, 2011 or 2010. Our revenues from all of our customers based in each of China and France exceeded 10% of our consolidated revenues for such periods, as set forth in the table below. No other individual country accounted for more than 10% of our total revenues during the periods indicated.

			Year Ended December 31,
	Six Months Ended June 30, 2013
			2012		2011		2010
	Revenues	%	Revenues	%	Revenues	%	Revenues	%
	(Dollars in thousands)
China	$355,966	17.2	$743,447	17.1	$766,350	17.2	$815,683	17.3
France	$210,762	10.2	$457,007	10.5	$487,027	10.9	$516,899	10.9

Aircraft Leasing

        We lease most of our aircraft under operating leases. Under an operating lease, the cost of the aircraft is not fully recovered over the term of the initial lease and we retain the benefit, and assume the risk, of the residual value of the aircraft. Operating leasing can be an attractive alternative to ownership for airlines because leasing (i) increases fleet flexibility; (ii) requires a lower capital commitment for the airline; and (iii) significantly reduces aircraft residual value risk for the airline. On occasion, we enter into finance and sales-type leases where the full cost of the aircraft is substantially recovered over the term of the lease. At July 24, 2013, we owned 911 aircraft in our operating lease portfolio and accounted for 15 aircraft as finance and sales-type leases. At July 24, 2013, our operating lease portfolio included six aircraft not subject to a signed lease agreement or a signed letter of intent. One of these six aircraft was subsequently leased, two aircraft are likely to be parted out and we are evaluating our options for the remaining three aircraft.

        Our lease rates are generally fixed for the term of the lease, providing us with stable and predictable operating cash flows. Our current operating leases have an initial term ranging in length from approximately two years to 15 years and the weighted average lease term remaining on our current leases, weighted by the net book value of our aircraft, was 4.0 years as of June 30, 2013. Our current leases mature through 2026. See "—Aircraft Portfolio" for information regarding scheduled lease terminations. We attempt to maintain a mix of short-, medium- and long-term leases to balance the benefits and risks associated with different lease terms. Varying lease terminations helps mitigate the effects of changes in market conditions at the time aircraft become eligible for re-lease or are sold.

        Under our leases, the lessee is generally responsible for all operating expenses during the term of the lease, which customarily include fuel, crews, airport and navigation charges, taxes, licenses, aircraft registration and insurance premiums. The lessee is also responsible for normal maintenance and repairs and airframe and engine overhauls, and has to comply with agreed-upon return conditions. Under the provisions of many of our leases, the lessee is required to make payments for overhaul rentals based on hours or cycles of utilization. If a lessee is paying us overhaul rentals, we would typically be obligated to use the funds paid by the lessee during the lease term to reimburse the lessee for costs they incur for certain airframe and engine overhauls. In connection with a lease of a used aircraft, we generally agree to contribute to the first major maintenance event the lessee incurs during the lease. We require our lessees to comply with the standards of either the United States Federal Aviation Administration, or the FAA, or its foreign equivalent. Furthermore, all of our lessees indemnify us for all liabilities arising from their use of our aircraft.

        Management obtains and reviews relevant business materials from all prospective lessees and purchasers before entering into a lease or extending credit. We generally require a security deposit to guarantee the lessee's performance of its obligations under the lease and the condition of the aircraft upon its return. Under certain circumstances, the lessee may be required to obtain guarantees or other financial support from an acceptable financial institution or other third party. In addition, our leases contain extensive provisions regarding our remedies and rights in the event of a default by the lessee and specific provisions regarding the condition of the aircraft upon its return. The lessee is required to continue to make lease payments under all circumstances, including periods during which the aircraft is not in operation due to maintenance or grounding.

        We attempt to minimize our currency and exchange risks by negotiating most of our aircraft leases in U.S. dollars, with approximately 99% and 98% of our revenues for the six months ended June 30, 2013 and year ended December 31, 2012, respectively, denominated in U.S. dollars. To meet the needs of our customers, a few of our leases are negotiated in foreign currencies, mainly Euros. After we agree to the rental payment currency with an airline, the negotiated currency remains for the term of the lease. The economic risk arising from foreign currency denominated leases has, to date, been immaterial to us.

        Some foreign countries have currency and exchange laws regulating the international transfer of currencies. When necessary we require, as a condition to any foreign transaction, that the lessee or purchaser in a foreign country obtain the necessary approvals of the appropriate government agency, finance ministry or central bank for the remittance of all funds contractually owed in U.S. dollars.

        At times, we may agree to restructure leases with our lessees. Historically, our lease restructurings have involved voluntary termination of leases prior to lease expiration, the arrangement of subleases from the primary lessee to another airline, the rescheduling of lease payments, and modifications of the length of the lease. If we need to repossess an aircraft from a lessee, we often must export the aircraft from the lessee's jurisdiction. We generally obtain the lessee's cooperation and the return and export of the aircraft is immediate. If the lessee does not fully cooperate in returning aircraft, we must take legal action in the appropriate jurisdictions. This process can delay the ultimate return and export of the aircraft. In addition, in connection with the repossession of an aircraft, we may agree to pay outstanding mechanic, airport, and navigation fees and other amounts secured by liens on the repossessed aircraft, which may in limited circumstances include charges relating to aircraft that we do not own but that were operated by the lessee. We may also have to perform maintenance on the aircraft depending on the condition of the aircraft at the time of repossession. We mitigate the negative financial impact of repossession costs through lessee security deposits, letters of credit, and overhaul rental payments.

Aircraft Services

        We provide fleet management services, including leasing, re-leasing and sales services, to third party operating lessors who are unable or unwilling to perform this service as part of their own operations. The fleet management services we provide are generally the same services that we perform for our own fleet. As of July 24, 2013, we provided fleet management services for 75 aircraft, 57 of which are owned by affiliate VIEs that are consolidated by AIG. The remaining 18 aircraft we manage are owned by one VIE which we do not consolidate because we are not the primary beneficiary. We may occasionally participate with banks, other financial institutions, leasing companies, and airlines to assist in financing aircraft purchased by others and by providing asset value or loan guarantees collateralized by aircraft on a fee-basis. We plan to continue to provide aircraft services to third parties on a selective basis when these activities will complement, rather than conflict or compete with, our leasing activities.

Engine, Parts and Supply Chain Solutions

        Through our wholly owned subsidiary AeroTurbine, we provide engine leasing; certified aircraft engines, airframes and engine parts; and supply chain solutions, and we possess the capabilities to disassemble aircraft and engines into parts. These capabilities allow us to maximize the value of our aircraft and engines across their complete life cycle and offer an integrated value proposition to our airline customers as they transition out aging aircraft. AeroTurbine seeks to purchase engines for which there is high market demand, or for which it believes demand will increase in the future, and opportunistically sells and exchanges those engines. AeroTurbine has market insight and recurring customer relationships, which are strengths that can be leveraged for growth in the engine and parts business.

        AeroTurbine also sells airframe parts primarily to airlines; maintenance, repair and overhaul service providers; and aircraft parts distributors. Airframe parts comprise a broad range of aircraft sub-component groups, including avionics, hydraulic and pneumatic systems, auxiliary power units, landing gear, interiors, flight control surfaces, windows and panels. The aircraft disassembly operations are focused on the strategic acquisition of used aircraft with engines that AeroTurbine believes will have high demand in the secondary market. AeroTurbine also provides maintenance, repair and overhaul services for select customers in North America.

        AeroTurbine further maximizes the value of our aircraft by providing us with part-out and engine leasing capabilities. Over time, the combined value of an aircraft's engines and other parts will often exceed the value of the aircraft as a whole operating asset, at which time the aircraft may be retired from service. Traditional aircraft lessors and airlines often retire their aircraft by selling or consigning them to companies that specialize in aircraft and engine disassembly. AeroTurbine allows us to integrate this valuable revenue source into our business model and allows us to avoid paying a third party for this service. Disassembling an aircraft and selling its parts directly allows us to increase the value of our aircraft and engine assets by putting each sub-component (engines, airframes and related parts) to its most profitable use (sale, lease and/or disassembly for parts sales). In addition, this capability provides us with an advantage over our non-integrated competitors by providing us with a critical source of replacement engines and parts to support the maintenance of our aircraft and engine portfolios.

        Additionally, we can provide a differentiated fleet management product and service offering to our airline customers by providing them with an integrated value proposition as they transition out aging aircraft. The integrated value proposition we are able to offer is being increasingly sought by our customers around the world and should enhance our competitiveness on both the placement of new and existing aircraft as well as the trading of aircraft in the secondary markets.

Financing

        We generally finance our operations, including aircraft purchases, through available cash balances, internally generated funds, including aircraft sales, and debt financings. We borrow funds to purchase new and used aircraft, make progress payments during aircraft construction and pay off maturing debt obligations. These funds are borrowed on both a secured and unsecured basis from various sources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity."

Competition

        The leasing, remarketing and sale of aircraft is highly competitive. We face competition from other leasing companies, aircraft manufacturers, banks, financial institutions, aircraft brokers and airlines. Our primary competitor is GE Capital Aviation Services. Competition for leasing transactions is based on a number of factors including delivery dates, lease rates, terms of the lease, aircraft condition and the availability of aircraft types desired by customers. We believe we are a strong competitor in all of these areas and that our scale and ability to place large orders of new aircraft provides us with a competitive advantage, particularly as compared with smaller, less established aircraft lessors. Additionally, AeroTurbine helps distinguish us from our competitors by providing us with the ability to offer fleet management capabilities to our customers across the entire life cycle of an aircraft.

Employees

        We operate in a capital intensive rather than a labor intensive business. As of June 30, 2013, we had 589 full-time employees, including the 292 employees of AeroTurbine, which we consider adequate for our business operations. Management and administrative personnel will expand or contract, as necessary, to meet our future needs. None of our employees is covered by a collective bargaining agreement and we believe that we maintain excellent employee relations. We provide certain employee benefits including retirement, health, life, disability and accident insurance plans, some of which are established and maintained by our parent, AIG. We will enter into the Intercompany Agreement with AIG and AIG Capital prior to the completion of this offering, pursuant to which AIG and its subsidiaries will agree to provide us with certain transition services following this offering relating to these employee benefits.

Facilities

        Our headquarters are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. We occupy space under a lease which expires in 2015. As of June 30, 2013, we occupied approximately 127,000 square feet of office space and leased an additional 22,000 square feet of office space that is currently subleased to third parties. Additionally, we occupy approximately 16,000 square feet of office space in Amsterdam and have small regional offices in Beijing, Dublin, Seattle and Singapore.

        Through our AeroTurbine subsidiary we also occupy approximately 150,000 square feet of space used as an office and warehouse located near the Miami International Airport in Florida, under a lease which expires in January 2014. AeroTurbine has entered into a new office and warehouse lease in the Miami area for approximately 200,000 square feet, which will replace its existing Miami facility, commencing in November 2013 and expiring in October 2023. We also lease AeroTurbine's Goodyear facility in Arizona, which includes an approximately 795,000 square foot hangar and substantial additional space for outdoor storage of aircraft, pursuant to a long-term lease that expires in 2026.

Service Marks

        AIG holds service marks for the names "International Lease Finance Corporation" and "ILFC," among others, in various countries. We expect AIG to transfer the rights to these service marks to ILFC prior to the entry by Holdings into the exchange agreement with AIG Capital pursuant to which AIG Capital will agree to transfer 100% of ILFC's common stock to Holdings. Unless renewed, the service marks will expire between March 2015 and December 2023. We consider these service marks, and the substantial associated name recognition, to be valuable to ILFC's business.

Our Relationship with AIG

        We are currently an indirect wholly owned subsidiary of AIG, a global insurance company that provides a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 130 countries.

        AIG has determined that ILFC is not one of its core businesses. This offering is the first step in AIG's plan to monetize its interest in us. AIG has received a private letter ruling from the IRS that AIG Capital's transfer of 100% of the outstanding common stock of ILFC to Holdings in exchange for the issuance by Holdings to AIG Capital of the Series A Redeemable Preferred and additional shares of our common stock, will qualify for an election under Section 338(h)(10) of the Code, provided that certain conditions are met. Among these conditions is that AIG Capital must satisfy the Section 338(h)(10) Requirement in this offering or within two years after the completion of this offering.

        The anti-churning rules of Section 197 of the Code will prohibit us from amortizing any portion of any step-up in the basis of ILFC's assets that is attributable to certain intangibles (such as goodwill and going concern value) if AIG is deemed to be "related" to us. Our private letter ruling provides that AIG will not be deemed to be related to us as long as AIG reduces its ownership of our stock to 20% or less by vote and value (not including the Series A Redeemable Preferred) within three years of the completion of this offering. While AIG expects to reduce its ownership of our stock so as to avoid application of the anti-churning rules, and ultimately expects to dispose of all of our stock, AIG is not obligated to do so. See "Shares Eligible for Future Sale—Plans of Divestiture."

        Prior to the completion of this offering, we will enter into the Intercompany Agreement with AIG and AIG Capital, relating to registration rights, provision of financial and other information, transition services, compliance policies and procedures, and other matters. See "Transactions with Related Parties—Transactions in Connection with this Offering—Intercompany Agreement with AIG and AIG Capital."

Government Regulation

Regulation of Air Transportation

        The U.S. Department of State, or DOS, and the U.S. Department of Transportation, or DOT, including the FAA, an agency of the DOT, exercise regulatory authority over air transportation in the U.S. The DOS and DOT, in general, have jurisdiction over the economic regulation of air transportation, including the negotiation with foreign governments of the rights of U.S. carriers to fly to and from other countries and the rights of foreign carriers to fly to and from the U.S.

        Because we are the lessor and not the operator of the aircraft, we are not the focus of the regulations of the DOS and DOT or their counterpart organizations in foreign countries related to the operation of aircraft for public transportation of passengers and property. However, particularly in an event in which the lessee-operator fails to cooperate, these agencies could assert their jurisdiction over us to compel compliance with their regulatory regimes related to operation of aircraft.

        However, under FAA regulations and federal law, for so long as we own U.S. registered aircraft, we must either (i) be controlled by U.S. citizens and meet other statutory requirements, or (ii) hold such aircraft in owner trusts with an owner trustee who is a U.S. citizen and that meet certain other requirements. We are currently in compliance with these requirements because we hold all of our U.S. registered aircraft in compliant trusts. For a discussion of the procedures we will institute to ensure compliance with the rules governing foreign ownership of our stock following the consummation of this offering, see "Description of Capital Stock—Foreign Ownership Restrictions."

        Our relationship with the FAA consists of the registration with the FAA of those aircraft which we have leased to U.S. carriers and to a number of foreign carriers where, by agreement, the aircraft are registered in the U.S. When an aircraft is not on lease, we may obtain from the FAA, or its designated representatives, a U.S. Certificate of Airworthiness or a ferry flight permit authorizing us to operate the aircraft solely to obtain maintenance or otherwise position the aircraft for temporary storage. Aircraft registrations have to be renewed every three years. The failure to renew the certificate of registration as required will result in the affected registration becoming invalid and the affected aircraft being grounded and could result in a breach of certain agreements, which require us to maintain valid and effective U.S. registration.

        Our involvement with the civil aviation authorities of foreign jurisdictions consists largely of requests to register and deregister our aircraft on those countries' registries.

        AeroTurbine's business and maintenance activities are regulated by the FAA and certain foreign aeronautical authorities. We are not aware of any action taken, or expected to be taken, by the FAA that would suspend, revoke, or otherwise materially adversely affect AeroTurbine's FAA licenses.

Export, Import and Sale of Aircraft and Parts

        The U.S. Department of Commerce, or DOC, exercises regulatory authority over exports of dual use products and technical data and the DOS exercises regulatory authority over the export of defense products, technical data and defense systems. We are subject to the regulatory authority of the DOS and DOC as it relates to the export of aircraft for lease and sale to foreign entities and the export of parts to be installed on our aircraft. These departments have, in some cases, required us to obtain export licenses for parts installed in aircraft exported to foreign countries.

        The U.S. Bureau of Industry and Security within the DOC and the Directorate of Defense Trade Controls, or DDTC, enforce regulations related to the export of our aircraft to other jurisdictions and the exportation of parts for installation on our aircraft. We monitor our exports for compliance with these regulations.

        Through their regulations, the DOC and the Department of the Treasury (through its Office of Foreign Assets Control, or OFAC) impose restrictions on the operation of U.S. made goods, such as aircraft and engines, in sanctioned countries. In addition, they impose restrictions on the ability of U.S. companies to conduct business with entities in those countries. We monitor our activities for compliance with these DOC and OFAC restrictions.

        A bureau of the U.S. Department of Homeland Security, U.S. Customs and Border Protection, enforces regulations related to the import of our aircraft into the U.S. for maintenance or lease and the import of parts for installation on our aircraft. We monitor our imports for compliance with U.S. Customs regulations.

Patriot Act

        The Patriot Act of 2001 reinforced the authority of the U.S. Secretary of State and the U.S. Secretary of the Treasury to (i) designate individuals and organizations as terrorists and terrorist supporters and to freeze their U.S. assets and (ii) prohibit financial transactions with U.S. persons, including U.S. individuals, entities and charitable organizations. We comply with the provisions of this Act and we closely monitor our activities with foreign entities.

Dodd-Frank

        On July 21, 2010, Dodd-Frank was signed into law. Dodd-Frank made comprehensive changes to the regulation of financial services in the United States and subjects AIG to substantial additional federal regulation. Dodd-Frank is intended to enhance the safety and soundness of U.S. financial institutions and increase public confidence in them. The FRB supervises and regulates SLHCs, such as

AIG, and the Office of the Comptroller of the Currency, or OCC, supervises and regulates federal savings associations, including AIG Federal Savings Bank.

        AIG is currently regulated by the FRB as an SLHC and is subject to the examination, enforcement and supervisory authority and reporting requirements of the FRB. The FRB has the authority to impose capital requirements and operational restrictions on AIG and its subsidiaries, including us.

        Changes mandated by Dodd-Frank include directing the FRB to promulgate minimum capital requirements for SLHCs. In addition, the FRB, as the primary supervisor for SLHCs, has the authority to impose enhanced standards on SLHCs. The FRB, OCC and Federal Deposit Insurance Corporation, or FDIC, have proposed revised minimum leverage and risk based capital requirements that would apply to all bank holding companies, SLHCs and insured depository institutions. As required by Dodd-Frank, the FRB has also proposed enhanced prudential standards for large bank holding companies and non-bank SIFIs and has stated its intention to propose enhanced prudential standards for SLHCs pursuant to the Home Owners' Loan Act. We cannot predict whether the capital regulations will be adopted as proposed or what enhanced prudential standards the FRB will promulgate for SLHCs, either generally or as applicable to insurance businesses. Further, we cannot predict how the FRB will exercise general supervisory authority over AIG and its subsidiaries, including us, although the FRB could for example, limit AIG's or its subsidiaries' ability to pay dividends, repurchase shares of common stock or acquire or enter into other businesses. We cannot predict the requirements of the regulations ultimately adopted or how Dodd-Frank and such regulations will affect the financial markets generally or impact our business, results of operations, cash flows, financial condition or credit ratings.

        In addition, Dodd-Frank requires SIFIs to be subject to regulation, examination and supervision by the FRB (including minimum leverage and risk-based capital requirements). Non-bank SIFIs will be designated by the FSOC created by Dodd-Frank. On July 8, 2013, AIG received notice from the Department of the Treasury that the FSOC has made a final determination that AIG should be supervised by the FRB as a SIFI pursuant to Dodd-Frank. As a SIFI, AIG will be regulated by the FRB both in that capacity and in its capacity as an SLHC. The regulations applicable to SIFIs and to SLHCs, when all have been adopted as final rules, may differ materially from each other. AIG will also be subject to additional regulatory requirements, including heightened prudential standards.

Insurance

        Our lessees are required to carry those types of insurance that are customary in the air transportation industry, including comprehensive liability insurance, aircraft hull insurance and hull war risks and allied perils insurance. In general, we are an additional insured party on liability policies carried by the lessees. We obtain certificates of insurance from the lessees' insurance brokers. All certificates of insurance contain a breach of warranty endorsement so that our interests are not prejudiced by any act or omission of the operator-lessee. Lease agreements generally require hull and liability limits to be listed in U.S. dollars on the certificate of insurance.

        Insurance premiums are paid by the lessee, with coverage acknowledged by the broker or carrier. Generally, the territorial coverage is suitable for the lessee's area of operations. The certificates of insurance contain, among other provisions, a provision prohibiting cancellation or material change without at least 30 days advance written notice to the insurance broker (who is obligated to give us prompt notice), except in the case of hull war insurance policies, which customarily only provide seven days advance written notice for cancellation and may be subject to shorter notice under certain market conditions. Furthermore, the insurance is primary and not contributory, and all insurance carriers are required to waive rights of subrogation against us.

        The stipulated loss value schedule under aircraft hull insurance and hull war risk and allied perils policies is on an agreed value basis acceptable to us, and usually exceeds the book value of the aircraft.

In cases where we believe that the agreed value stated in the lease is not sufficient, we purchase additional Total Loss Only coverage for the deficiency.

        Aircraft hull policies contain standard clauses covering aircraft engines. The lessee is required to pay all deductibles. Furthermore, the hull war policies contain full war risk endorsements, including, but not limited to, confiscation (where available), seizure, hijacking and similar forms of retention or terrorist acts. The policies include customary exclusions such as physical damage to aircraft hulls caused by any nuclear detonation, dirty bombs, bio-hazardous materials and electromagnetic pulsing.

        The comprehensive liability insurance listed on certificates of insurance includes provisions for bodily injury, property damage, passenger liability, cargo liability and such other provisions reasonably necessary in commercial passenger and cargo airline operations. Such certificates of insurance list combined comprehensive single liability limits of not less than $500 million. As a result of the terrorist attacks on September 11, 2001, the insurance market unilaterally imposed a sublimit on each operator's policy for third party war risk liability in the amount of $50 million. We require each lessee to purchase higher limits of third party war risk liability or obtain an indemnity from their government.

        Separately, we purchase contingent liability insurance and contingent hull insurance on all aircraft in our fleet and maintain other insurance covering the specific needs of our business operations. Insurance policies are purchased through a broker who may place or reinsure those policies through AIG subsidiaries. AIG charges us directly for any insurance costs related to policies placed directly with AIG. We believe our insurance is adequate both as to coverage and amount.

Legal Proceedings

        Yemen Airways-Yemenia:    ILFC is named in a lawsuit in connection with the 2009 crash of an Airbus A310-300 aircraft owned by ILFC and on lease to Yemen Airways-Yemenia, a Yemeni carrier. The plaintiffs are families of deceased occupants of the flight and seek unspecified damages for wrongful death, costs and fees. The operative litigation commenced in January 2011 and is pending in the United States District Court for the Central District of California. ILFC believes that it has substantial defenses on the merits and that it is adequately covered by available liability insurance. ILFC does not believe that the outcome of the Yemenia lawsuit will have a material effect on its consolidated financial condition, results of operations or cash flows.

        Air Lease Corporation:    On April 24, 2012, ILFC and AIG filed a lawsuit in the Los Angeles Superior Court against ILFC's former CEO, Steven Udvar-Hazy, Mr. Hazy's current company, Air Lease Corporation (ALC), and a number of ILFC's former officers and employees who are currently employed by ALC. The lawsuit alleges that Mr. Hazy and the former officers and employees, while employed at ILFC, diverted corporate opportunities from ILFC, misappropriated ILFC's trade secrets and other proprietary information, and committed other breaches of their fiduciary duties, all at the behest of ALC. The complaint seeks monetary damages and injunctive relief for breaches of fiduciary duty, misappropriation of trade secrets, unfair competition, and various other violations of state law.

        On August 15, 2013, ALC filed a cross-complaint against ILFC and AIG. Relevant to ILFC, ALC's cross-complaint alleges that ILFC breached an alleged agreement for the sale of certain aircraft to ALC. Based on these allegations, the cross-complaint asserts claims against ILFC for breach of contract and unfair competition. The cross-complaint seeks significant compensatory and punitive damages. At this early stage, ILFC is still evaluating the cross-complaint. That said, ILFC believes that it has substantial defenses on the merits and will vigorously defend itself against ALC's claims.

        We are also a party to various claims and litigation matters arising in the ordinary course of our business. We do not believe that the outcome of these matters, individually or in the aggregate, will be material to our consolidated financial condition, results of operations or cash flows.

MANAGEMENT

        Holdings' board of directors is currently comprised of Henri Courpron, Frederick S. Cromer and Elias Habayeb, and its executive officers are Henri Courpron, Chief Executive Officer, Frederick S. Cromer, President and Elias Habayeb, Senior Vice President & Chief Financial Officer.

        The following table provides information regarding Holdings' executive officers and members of its board of directors effective upon the listing of Holdings' common stock on the NYSE.

Name	Position(s)	Age
Laurette T. Koellner	Executive Chairman	58
Henri Courpron	Chief Executive Officer & Director	50
Frederick S. Cromer	President	49
Elias Habayeb	Senior Vice President & Chief Financial Officer	41
Philip G. Scruggs	Executive Vice President & Chief Marketing Officer	48
Heinrich Loechteken	Senior Vice President & Chief Investment Officer	51
Hooman Yazhari	Senior Vice President, General Counsel & Secretary	41
Douglas M. Steenland	Director Nominee	61
William N. Dooley	Director Nominee	60
David L. Herzog	Director Nominee	53

        Laurette T. Koellner.    Upon the listing of Holdings' common stock on the NYSE, Ms. Koellner will serve as the Executive Chairman of Holdings' board of directors and become the most senior executive officer of Holdings. Ms. Koellner has served as ILFC's Executive Chairman since June 2012. Ms. Koellner is the former President of Boeing International, a division of The Boeing Company, serving from 2006 to 2008. Prior to that, Ms. Koellner served as President of Connexion by Boeing from 2004 to 2006. She also served as Executive Vice President, Chief Administration and Human Resources Officer of Boeing from 2002 to 2004 and was a member of the Office of the Chairman from 2002 to 2003. She served as Senior Vice President and President of Shared Services Group of Boeing from 2001 to 2002. She served as Vice President and Corporate Controller of Boeing from 1999 to 2000. Ms. Koellner spent 19 years at McDonnell Douglas Corp., where she served as Division Director of Human Resources as well as Vice President of Internal Audit. Ms. Koellner is currently a director of Celestica Inc., where she is the Chairman of the Audit Committee and a member of the Nominating and Corporate Governance and Compensation Committees, and The Hillshire Brands Company, where she is Chairman of the Audit Committee and a member of the Executive and Corporate Governance, Nominating and Policy Committees. Ms. Koellner served as a director of AIG from June 2009 to June 2012, where she was a member of the Compensation and Management Resources Committee and the Chairman of the Regulatory, Compliance and Public Policy Committee. We believe that Ms. Koellner's extensive professional experience in the aircraft industry and experience managing large, complex, international institutions, and in finance, accounting and risk management, will make her a valuable resource on Holdings' board of directors.

        Henri Courpron.    Mr. Courpron has served as Holdings' Chief Executive Officer and a member of its board of directors since Holdings' formation in August 2011. Mr. Courpron joined ILFC as its Chief Executive Officer and was appointed to ILFC's board of directors in May 2010. Previously, Mr. Courpron was President of the Seabury Aerospace division of the Seabury Group, an advisory and investment banking firm in aviation and aerospace, from July 2007 to May 2010. Prior to joining Seabury, Mr. Courpron was with Airbus S.A.S. for 20 years, where he was most notably Executive Vice President, Procurement at Airbus headquarters in Toulouse, France and President and Chief Executive Officer of Airbus North America. Mr. Courpron received a degree in computer science from Ecole Nationale Supérieure d'Electrotechnique d'Electronique d'Informatique et d'Hydraulique (ENSEEIHT) in Toulouse, where he specialized in artificial intelligence. Mr. Courpron has extensive experience in the aviation industry and will bring his knowledge of the day-to-day operations of our company to our board of directors, providing invaluable insight as it reviews our operations, growth and financial prospects.

        Frederick S. Cromer.    Mr. Cromer has served as Holdings' President and a member of its board of directors since Holdings' formation in August 2011. Upon the listing of Holdings' common stock on the NYSE, Mr. Cromer will resign from his position on Holdings' board of directors. Mr. Cromer has served as ILFC's President since April 2011. Mr. Cromer served as ILFC's Chief Financial Officer from March 2010 to May 2011 and its Senior Vice President, Finance from July 2008 to March 2010. Prior to joining ILFC, Mr. Cromer served as Vice President and Chief Financial Officer of ExpressJet Airlines, formerly a wholly owned subsidiary of Continental Airlines before it became an independent, publicly traded company, from June 1998 to June 2008. Mr. Cromer has also held various airline finance and planning positions at Continental Airlines and Northwest Airlines. Mr. Cromer received a bachelor of arts in economics from the University of Michigan and a master of business administration in finance from DePaul University.

        Elias Habayeb.    Mr. Habayeb has served as Holdings' Senior Vice President & Chief Financial Officer and a member of its board of directors since Holdings' formation in August 2011. Upon the listing of Holdings' common stock on the NYSE, Mr. Habayeb will resign from his position on Holdings' board of directors. Mr. Habayeb has served as ILFC's Senior Vice President & Chief Financial Officer since May 2011 and served as a member of ILFC's board of directors from October 2008 to April 2009. Previously, Mr. Habayeb served as Senior Vice President, Investments and Financial Services for AIG from June 2010 to May 2011. Additionally, Mr. Habayeb periodically served as a consultant to AIG from September 2009 to June 2010 and as Senior Vice President and Chief Financial Officer of AIG's Financial Services Division from September 2005 to May 2009. This division included ILFC, along with capital markets, consumer finance and premium finance operations. Prior to AIG, Mr. Habayeb was a partner in Deloitte & Touche's Capital Markets Group where he was one of the firm's subject matter experts on financial instruments and structured transactions. Mr. Habayeb received a bachelor of science in accounting from Syracuse University.

        Philip G. Scruggs.    Upon the listing of Holdings' common stock on the NYSE, Mr. Scruggs will serve as Holdings' Executive Vice President & Chief Marketing Officer. Mr. Scruggs has served as ILFC's Chief Marketing Officer since March 2010 and has been with ILFC for 18 years. Prior to serving as Chief Marketing Officer, Mr. Scruggs served as ILFC's Senior Vice President, Marketing from January 2005 to March 2010. Prior to joining ILFC, Mr. Scruggs was an attorney at the Los Angeles-based law firm Paul Hastings LLP, where he specialized in leasing and asset-based finance. Mr. Scruggs received a bachelor of arts from the University of California, Berkeley, and his juris doctorate from The George Washington University.

        Heinrich Loechteken.    Upon the listing of Holdings' common stock on the NYSE, Mr. Loechteken will serve as Holdings' Senior Vice President & Chief Investment Officer. Mr. Loechteken has been the Senior Vice President & Chief Investment Officer of ILFC since October 2010. Prior to joining ILFC, Mr. Lochteken was a Senior Advisor at the Seabury Group, starting in March 2009. From August 2006 to October 2008, Mr. Loechteken served as the Chief Investment Officer of AerCap Holdings N.V., a global aviation company, and served as Aercap's Chief Financial Officer between September 2002 and August 2006. Prior to his employment with AerCap, Mr. Loechteken served as the Chief Financial Officer of DaimlerChrysler Capital Services in Norwalk, Connecticut, where he was responsible for the financial operations of the non-automotive finance activities of DaimlerChrysler in North America, Europe and Asia. He also served as the Chief Credit Officer for DaimlerChrysler Services in Berlin, Germany prior to his appointment as Chief Financial Officer. Before joining DaimlerChrysler in 1996, he worked for six years in various positions in corporate finance, credit analysis and credit risk management at Deutsche Bank. Mr. Loechteken holds the degree of Diplom-Kaufmann from the University of Muenster where he majored in Finance and Bank Controlling.

        Hooman Yazhari.    Upon the listing of Holdings' common stock on the NYSE, Mr. Yazhari will serve as Holdings' Senior Vice President, General Counsel & Secretary. Mr. Yazhari has served as ILFC's Senior Vice President, General Counsel & Secretary since January 2012. Prior to joining ILFC, Mr. Yazhari served as Group Senior Vice President, General Counsel, and Secretary of gategroup, a global provider of products and services related to airline passengers' onboard experiences, and was a member of gategroup's Executive Management Board. Prior to gategroup, Mr. Yazhari was Solicitor at the London offices of Chadbourne & Parke, practicing finance and corporate law, and Founding Director, General Counsel & Managing Director at EM Health Limited, a health care publishing start-up. Mr. Yazhari started his career as a solicitor in the London and Tokyo offices of Linklaters, practicing in the areas of corporate, project finance and capital markets. Mr. Yazhari obtained his law degree from Oxford University and his LLM from the London School of Economics. Mr. Yazhari is a solicitor of the Senior Courts of England and Wales.

        Douglas M. Steenland.    Upon the listing of Holdings' common stock on the NYSE, Mr. Steenland will serve as a member of Holdings' board of directors. Mr. Steenland has served as a member of ILFC's board of directors since September 2009, and served as its Chairman from December 2009 until June 2012. Mr. Steenland is the former Chief Executive Officer of Northwest Airlines Corporation, serving from 2004 to 2008, and President, serving from 2001 to 2004. Prior to that, he served in a number of Northwest Airlines Executive positions after joining Northwest Airlines in 1991, including Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to joining Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently a director of AIG, where he serves on the Finance and Risk Management Committee and is the Chairman of the Regulatory, Compliance and Public Policy Committee; Digital River, Inc., where he serves on the Compensation Committee and Finance Committee; and Travelport Limited, where he serves on the Compensation Committee, Audit Committee and Executive Committee. In the past five years, Mr. Steenland has also served as a director of Northwest Airlines Corporation and Delta Air Lines, Inc. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for Chapter 11 bankruptcy in 2005. Mr. Steenland's experience in managing large, complex, international institutions, as well as his professional experience in the airline industry, will make him a valuable resource on Holdings' board of directors.

        William N. Dooley.    Upon the listing of Holdings' common stock on the NYSE, Mr. Dooley will serve as a member of Holdings' board of directors. Mr. Dooley has served as a member of ILFC's board of directors since August 1997. Mr. Dooley has served as AIG's Executive Vice President, Investments and Financial Services since June 2010, and served as AIG's Executive Vice President, Financial Services from June 2010 to May 2011 and AIG's Senior Vice President, Financial Services from November 1998 to June 2010. Since joining AIG in 1978, he has served in various senior roles in AIG's financial management and investment areas, including Vice President and Treasurer of AIG, Senior Vice President and Chief Investment Officer of American International Underwriters, and Senior Vice President and Treasurer of AIG Investment Corporation. Before joining AIG, Mr. Dooley was employed by European American Bank, New York, a financial institution. He received a bachelor of science in business administration from Manhattan College and a master of business administration in finance from Pace University. We believe that Mr. Dooley's management experience will make him an important contributor on Holdings' board of directors.

        David L. Herzog.    Upon the listing of Holdings' common stock on the NYSE, Mr. Herzog will serve as a member of Holdings' board of directors. Mr. Herzog has served as a member of ILFC's board of directors since October 2008. Mr. Herzog has been the Chief Financial Officer and Executive Vice President of AIG since October 2008. Mr. Herzog served as Senior Vice President and Comptroller of AIG from June 2005 to November 2008, Chief Financial Officer for worldwide life insurance operations from April 2004 to June 2005 and Vice President, Life Insurance from 2003 to 2004. In addition, Mr. Herzog currently serves and has served in other senior officer positions for AIG and its subsidiaries, including as the Chief Financial Officer and Chief Operating Officer of American General Life following its acquisition by AIG. Previously, Mr. Herzog served in various Executive Positions at GenAmerica Corporation and Citicorp Life Insurance Companies and at an accounting firm that is now part of PricewaterhouseCoopers LLP. He has been a director of First SunAmerica Life Insurance Co. since 2003. Mr. Herzog received a bachelor's degree in accounting from the University of Missouri-Columbia and a master of business administration in finance and economics from the University of Chicago. In addition, Mr. Herzog holds the designations of Certified Public Accountant and Fellow, Life Management Institute. We believe that Mr. Herzog's financial and management experience in the oversight of AIG and its subsidiaries will make him an important contributor on Holdings' board of directors.

Composition of Board of Directors and Director Independence; AIG Board Designation Rights

        Holdings' board of directors currently consists of three persons. Effective upon the listing of Holdings' common stock on the NYSE, Messrs. Cromer and Habayeb will resign from their positions on Holdings' board of directors, and Ms. Koellner and Messrs. Steenland, Dooley, Herzog,                         ,                         ,                         ,                         ,                         and                         will each become members of Holdings' board of directors in addition to Mr. Courpron, with Ms. Koellner serving as our Executive Chairman. As a result, upon the commencement of trading of Holdings' common stock on the NYSE, Holdings' board of directors will consist of 11 directors,         of whom our board of directors has determined will be independent directors under the rules of the NYSE. A majority of the members of Holdings' board of directors will be independent within one year from the commencement of trading of Holdings' common stock on the NYSE in accordance with the rules of the NYSE. There are no family relationships among any of Holdings' directors or executive officers or Holdings' director nominees.

        Our restated certificate of incorporation will provide that, for so long as AIG beneficially owns 20% or more of the outstanding shares of our common stock, AIG will have the right to designate        members of our board of directors for nomination for election.

Committees of Holdings' Board of Directors

Board Committees

        Upon commencement of trading of Holdings' common stock on the NYSE, Holdings' board of directors will have four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a finance committee. The charters for each of these committees will be available on our website at www.ilfc.com under "Investor Relations—Corporate Governance" upon commencement of trading of Holdings' common stock on the NYSE.

        Holdings' board of directors may also establish various other committees to assist it in its responsibilities.

Audit Committee

        Upon commencement of trading of Holdings' common stock on the NYSE, Holdings' board will establish an audit committee. We expect that the members of the audit committee will consist of                                    , as chairperson,                                     and                                     . Holdings' board of directors has determined that                        qualifies as an "audit committee financial expert" as such

term is defined in Item 407(d)(5) of Regulation S-K and that                                    ,                                     and                                     are independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards. The purpose of the audit committee is to oversee Holdings' accounting and financial reporting processes and the internal and independent auditors of Holdings' financial statements, provide an avenue of communication among Holdings' independent auditors, management, internal auditors and board of directors, and prepare the audit-related report required by the SEC to be included in Holdings' annual proxy statement or annual report on Form 10-K.

        The principal duties and responsibilities of Holdings' audit committee are to oversee and monitor the following:

  •
  the integrity of Holdings' financial statements;

  •
  our compliance with legal, ethical and regulatory matters, including our financial reporting process and internal control system;

  •
  the independence and qualifications of our independent auditor;

  •
  the performance of our independent auditor and internal audit function;

  •
  our policies and processes for assessing significant risk exposures and measures we have taken to minimize such risks; and

  •
  the preparation of the annual audit committee report to be included in Holdings' annual proxy statement.

        The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        Upon commencement of trading of Holdings' common stock on the NYSE, Holdings' board will establish a compensation committee. We expect that the members of the compensation committee will consist of                                    , as chairperson,                                     and                                     . Our board of directors has determined that                                    ,                                     and                                     are (i) independent as independence is defined under the NYSE listing standards, (ii) "non-employee directors" within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act and (iii) "outside directors" within the meaning of Section 162(m) of the Code, as amended.

        The principal duties and responsibilities of the compensation committee will be as follows:

  •
  to review and approve the compensation of Holdings' executive chairman, chief executive officer and all other executive officers;

  •
  to review the compensation discussion and analysis to be included in our annual report on Form 10-K and to prepare an annual report on executive compensation;

  •
  to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs and to establish performance-based incentives that support our goals, objectives and interests;

  •
  to administer Holdings' incentive compensation plans and equity-based compensation plans, including Holdings' 2013 Performance Incentive Plan;

  •
  to review and recommend to our board of directors the compensation and reimbursement policies for non-employee members of our board of directors;

  •
  to review our compensation policies and practices to determine whether they encourage excessive risk taking; and

  •
  to provide oversight concerning selection of officers, management succession planning, any special benefits and executive perquisites and severance packages.

Nominating and Corporate Governance Committee

        Upon commencement of trading of Holdings' common stock on the NYSE, Holdings' board will establish a nominating and corporate governance committee. We expect that the members of the nominating and corporate governance committee will consist of                              , as chairperson,                               and                               . Our board of directors has determined that                              ,                               and                               are independent as independence is defined under the NYSE listing standards.

        The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

  •
  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of our board of directors;

  •
  to make recommendations regarding the composition of our board of directors, its committees and the chairpersons thereof;

  •
  to monitor and assess the effectiveness of our board of directors;

  •
  to make recommendations regarding proposals, including director nominations, submitted by our stockholders;

  •
  to make recommendations to our board of directors regarding board governance matters and practices; and

  •
  to oversee the evaluation of our board of directors and our management.

Finance Committee

        Upon commencement of trading of Holdings' common stock on the NYSE, Holdings' board will establish a finance committee. We expect that the members of the finance committee will consist of                                    , as chairperson,                                     and                                     .

        The principal duties and responsibilities of the finance committee will be as follows:

  •
  to assist our board of directors in its oversight responsibilities by reviewing and making recommendations to the board of directors with respect to our financial policies, including dividend proposals and policies relating to our common and preferred stock;

  •
  to provide strategic guidance to management as to our capital structure, methods of financing our businesses and other related initiatives;

  •
  to approve issuances of debt and equity securities, borrowing agreements with banks and other lenders and similar or related transactions and other matters delegated to the finance committee by our board of directors, in certain cases up to amounts specified by the board of directors;

  •
  to designate certain direct or indirect subsidiaries of ILFC as a "restricted subsidiary," a "non-restricted subsidiary" or an "unrestricted subsidiary" under and as defined in various indentures or other debt instruments to which ILFC or its subsidiaries are a party; and

  •
  to counsel and advise finance or other similar committees of our subsidiaries, or if no such committee exists at a subsidiary, the board of directors of such subsidiary.

Limitation of Liability and Indemnification

        As permitted by the Delaware General Corporation Law, Holdings' restated certificate of incorporation will limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to Holdings or Holdings' stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to Holdings or Holdings' stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

        In addition, Holdings' amended and restated bylaws will provide that:

  •
  Holdings will indemnify its directors, officers and, at the discretion of Holdings' board of directors, certain employees and agents to the fullest extent permitted by the Delaware General Corporation Law; and

  •
  Holdings will advance expenses, including attorneys' fees, to its directors and to its officers and, at the discretion of Holdings' board of directors, certain employees and agents, in connection with legal proceedings, subject to limited exceptions.

        In connection with this offering, Holdings will enter into indemnification agreements with each of its executive officers and directors. These agreements will provide that Holdings will indemnify each of its executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

        Holdings will also maintain general liability insurance that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        The above provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent Holdings pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

        At present, there is no pending litigation or proceeding involving any of Holdings' directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Corporate Governance Guidelines

        Prior to commencement of trading of Holdings' common stock on the NYSE, Holdings' board of directors will adopt corporate governance guidelines in accordance with applicable rules and regulations of the NYSE. Holdings' corporate governance guidelines will be available on our website at www.ilfc.com under "Investor Relations—Corporate Governance."

Code of Business Conduct and Ethics

        Prior to commencement of trading of Holdings' common stock on the NYSE, Holdings' board of directors will adopt a code of business conduct and ethics, or the Code of Conduct, applicable to our directors, officers and employees in accordance with applicable rules and regulations of the SEC and the NYSE. This code will be designed to deter wrongdoing and to promote, among other things:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships and fair dealing in business relationships;

  •
  full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, and accurate recordkeeping;

  •
  protection of company assets;

  •
  maintenance of the confidentiality of confidential or proprietary information;

  •
  compliance with applicable governmental laws, rules and regulations, including insider trading laws and laws regulating payments to government personnel;

  •
  prompt internal reporting to an appropriate person or persons identified in the Code of Conduct of violations of the Code of Conduct; and

  •
  accountability for violations of the Code of Conduct.

        Upon completion of this offering, our Code of Conduct will be available on our website at www.ilfc.com under "Investor Relations—Corporate Governance."

Director Compensation

        Compensation for ILFC's non-management directors during 2012 included the payment of an annual retainer of $75,000, which was increased to $150,000 effective October 1, 2012. ILFC's non-management directors were not entitled to receive any meeting fees or equity awards for their services on ILFC's board of directors, but were entitled to reimbursement of any out-of-pocket expenses incurred in connection with their service on ILFC's board of directors. We intend to establish a new director compensation program that will be effective after completion of this offering.

        The following table contains information with respect to the compensation of the individuals who served as non-management directors of ILFC for all or part of 2012 as well as the compensation of Laurette T. Koellner, who began serving as ILFC's Executive Chairman in June 2012. Ms. Koellner also served as an executive officer of ILFC beginning in June 2012, and the compensation shown below reflects her compensation for serving as an executive officer (she was not entitled to receive any annual retainer). Members of ILFC's board of directors who also served as officers of AIG or ILFC did not receive any additional compensation for services provided as a director while employed and, other than Ms. Koellner, they are not included in the table.

Name	Fees Earned or Paid in Cash(1)	All Other Compensation	Total
Douglas M. Steenland(2)	$153,167	$—	$153,167
Leslie L. Gonda	$93,750	$—	$93,750
Alan H. Lund	$93,750	$—	$93,750
Laurette T. Koellner(3)	$750,577	$7,398	$757,975

(1)
None of the non-management directors or Ms. Koellner was awarded stock or option awards with respect to shares of ILFC or AIG common stock during 2012, and no such director held any outstanding stock or option awards of ILFC at the end of 2012. Ms. Koellner's long-term incentive award for her services as an executive officer during 2012 was not granted until calendar 2013.

(2)
For Mr. Steenland, the amounts reflect a prorated $200,000 annual retainer for serving as ILFC's Non-Executive Chairman from January 1, 2012 to June 21, 2012 and a prorated non-management director annual retainer for serving as a non-management director from June 22, 2012 through December 31, 2012. In addition to serving as a member of ILFC's board of directors, Mr. Steenland serves as a member of AIG's board of directors. Mr. Steenland receives separate compensation for his services on AIG's board of directors, as described in more detail in AIG's proxy statement for its 2013 Annual Meeting of Shareholders.

(3)
In connection with Ms. Koellner's commencement of employment with ILFC on June 21, 2012, AIG entered into an employment agreement with Ms. Koellner that sets forth certain terms of her employment with ILFC. The employment agreement provides that Ms. Koellner will serve as ILFC's Executive Chairman, and it is expected that her duties in this role require approximately 60% of her working time. While serving as ILFC's Executive Chairman, Ms. Koellner is entitled to receive a base cash salary of $950,000 per year and an annual short-term incentive opportunity with a target value of $400,000 (for 2012, the target value was pro-rated to an amount no less than $200,000). In addition, Ms. Koellner was entitled to receive a long-term incentive opportunity for 2012 with a target value of $550,000. Ms. Koellner received a $250,000 bonus for 2012 and was awarded a long-term incentive award in calendar 2013 for her 2012 service as Executive Chairman. Ms. Koellner is entitled to ILFC benefits consistent with her position and to reimbursement of reasonable business expenses. Amounts reported above as all "other" compensation include a 401(k) matching contribution and life insurance premiums paid for the benefit of Ms. Koellner. While serving as Executive Chairman during 2012, Ms. Koellner was not yet eligible to accrue any pension benefits under any ILFC or AIG defined-benefit pension plans. In addition to the compensation Ms. Koellner received for serving as Executive Chairman during 2012, she received separate compensation for her service on AIG's board of directors during 2012, as described in more detail in AIG's proxy statement for its 2013 Annual Meeting of Shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis is organized into two principal sections. The first section describes the compensation of our named executive officers during the year ended December 31, 2012. During all of 2012, we were an indirect wholly owned subsidiary of AIG, and our named executive officers participated in several compensation plans that were sponsored or maintained directly by AIG. In addition, the compensation paid to certain of our named executive officers was subject to special statutory limits, applicable to AIG during most of 2012, that are described in more detail below. The second section contains a discussion of certain compensation-related actions taken or that are expected to be taken after the end of 2012 in connection with this offering and our separation from AIG, including the adoption of our new 2013 Performance Incentive Plan.

2012 Compensation

Executive Summary—2012 Compensation

        This section discusses the compensation awarded to, earned by or paid to our named executive officers for 2012. As required by SEC rules, our named executive officers include individuals who have served as our principal executive officer or principal financial officer at any time during 2012, and our three other most highly paid executive officers. Messrs. Courpron, Cromer, Habayeb, Scruggs and Loechteken are each named executive officers for 2012. These five executive officers are referred to as the "named executives."

        Prior to this offering, ILFC was an indirect wholly owned subsidiary of AIG. As a result of its receipt of government assistance, AIG became subject to statutory limits on the structure and amounts of compensation beginning in 2009. During most of 2012, these statutory compensation limits, which we refer to generally as the "TARP Standards," applied to AIG and its majority-owned subsidiaries, including ILFC.

        AIG successfully repaid all of its TARP obligations as of December 14, 2012, and the TARP Standards ceased to apply to AIG and its subsidiaries after that date. We refer to the period beginning on January 1, 2012 and ending on December 14, 2012 as the "2012 TARP Period." Because the 2012 TARP Period included most of the 2012 calendar year, the 2012 compensation of our named executives was impacted by the TARP Standards. However, our executive compensation program for 2013 and following this offering will not be subject to the TARP Standards.

        The 2012 pay structures for AIG's senior executive officers and 20 other most highly paid employees (based on 2011 compensation) were prescribed by law, as interpreted by the Special Master for TARP Executive Compensation, who is appointed by the Secretary of the Treasury. The Special Master also determined the amounts payable for this "Top 25" group. Mr. Courpron was a member of AIG's Top 25 group for 2012. The 2012 compensation for Mr. Courpron was publicly announced by the Special Master on April 6, 2012.

        The Special Master also determined the 2012 pay structure (but not the amounts) of the remainder of AIG's 100 most highly compensated employees (based on 2011 compensation), who are referred to as the "Top 26-100" group. Messrs. Cromer, Habayeb and Scruggs were members of AIG's Top 26-100 group for 2012. The 2012 compensation structures determined for this group were publicly announced by the Special Master on May 9, 2012.

        Executive compensation structures and amounts for Messrs. Courpron, Cromer, Habayeb and Scruggs for 2012 were made in the context of these legal restrictions.

2012 Approved Compensation for Messrs. Courpron, Cromer, Habayeb and Scruggs

        The following table shows the 2012 annualized compensation rates and target incentive amounts for Messrs. Courpron, Cromer, Habayeb and Scruggs as approved by the Special Master, and the actual incentive awards for 2012 determined by AIG's Compensation and Management Resources Committee (the AIG Compensation Committee) for these executives.

	Structure and Maximum Amounts Approved by Special Master for Henri Courpron	Structure Approved by Special Master for Frederick S. Cromer	Structure Approved by Special Master for Elias Habayeb	Structure Approved by Special Master for Philip G. Scruggs
2012 Special Master Approved Structure(1)(2)
Cash Salary	$975,000	$625,000	$500,000	$800,000
Stock Salary	$3,425,000	$275,000	$292,000	$56,000
Target Incentive	$0	$1,350,000	$1,188,000	$1,284,000

Total	$4,400,000	$2,250,000	$1,980,000	$2,140,000
2012 Committee Awarded Incentive
% of Target	n/a	140%	130%	130%
Amount	$0	$1,890,000	$1,544,000	$1,669,200

(1)
The 2012 Summary Compensation Table contains important information. The manner in which the Special Master and the AIG Compensation Committee administered 2012 compensation for Messrs. Courpron, Cromer, Habayeb and Scruggs is different from the manner in which SEC rules require the compensation to be presented in the 2012 Summary Compensation Table. For example, Messrs. Cromer, Habayeb and Scruggs earned incentive compensation based on the achievement of objective performance criteria described below for 2012. The incentive compensation consists of both cash and equity incentives. However, because the equity portion of the incentive compensation was not granted until March 2013, only the cash portion of the incentive compensation (and not the equity portion) is reflected in the 2012 Summary Compensation Table.

(2)
2012 pay structures for these named executives were prescribed by the TARP Standards and do not reflect a compensation framework chosen by us. The structure (and for Mr. Courpron, the amount) of cash salary, Stock Salary and target incentives for Messrs. Courpron, Cromer, Habayeb and Scruggs became effective as of January 1, 2012. The amount of Stock Salary shown for Mr. Courpron reflects a $1,000,000 reduction in his annual Stock Salary award that was applied in June 2012 when Ms. Koellner was appointed as Executive Chairman.

2012 Compensation for Mr. Loechteken

        Mr. Loechteken was not a member of AIG's Top 25 or Top 26-100 groups for 2012. As a result, the structure and amount of his 2012 compensation was not subject to or impacted by the TARP Standards, and the compensation structure for Mr. Loechteken was different from the compensation structure for the other named executives. Mr. Loechteken is not a US citizen, and his compensation for 2012 consisted entirely of his base salary and cash bonus opportunities. Mr. Loechteken's compensation is often described separately in this Compensation Discussion and Analysis from the compensation for our other four named executives whose compensation was subject to the TARP Standards.

Compensation Philosophy and Design of Compensation Framework

        During 2012, as an indirect wholly owned subsidiary of AIG, ILFC's compensation philosophy was the same as AIG's enterprise-wide philosophy. In 2010, the AIG Compensation Committee approved a comprehensive compensation philosophy that centers around the following:

  •
  Attracting and retaining the strongest employees for the needs of AIG's businesses (including ILFC) by providing competitive and consistent compensation opportunities.

  •
  Creating a culture of performance management and pay-for-performance by providing total direct compensation opportunities that reward the performance of AIG's business units (including ILFC) and individual employees.

  •
  Managing total direct compensation to provide a competitive, performance driven structure through a four-part program that takes into account base salary, annual incentives, long-term incentives and benefits and perquisites.

  •
  Motivating all of AIG's employees (including employees of ILFC) to achieve sustainable increases in AIG's "intrinsic value," which represents a balance of profitability, growth and risk, to drive long-term value creation for AIG's shareholders.

  •
  Aligning the long-term economic interests of key employees with those of AIG shareholders by ensuring that a meaningful component of each key employee's compensation is represented by AIG securities.

  •
  Avoiding incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG by appropriately balancing risk and reward as well as rewarding both annual and long-term performance.

  •
  Maintaining strong corporate governance practices by meeting evolving standards of compensation governance and complying with regulations applicable to employee compensation.

        During 2012, we were required to implement these policies differently for our named executives who were subject to the TARP Standards during the 2012 TARP Period. In particular, the Special Master was required to determine the compensation structure for each of Messrs. Courpron, Cromer, Habayeb and Scruggs (and, in the case of Mr. Courpron, amounts payable or potentially payable) and to conclude that they would not result in payments inconsistent with the purposes of Section 111 of the Emergency Economic Stabilization Act of 2008 (EESA) or the Troubled Asset Relief Program (TARP), and would not otherwise be contrary to the public interest. In doing so, the Special Master was required to consider the following six principles:

  •
  Risk.  Compensation should avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG.

  •
  Taxpayer Return.  Compensation should reflect the need for AIG to remain a competitive enterprise and to retain and recruit talented employees so that AIG could ultimately repay its TARP obligations.

  •
  Appropriate Allocation.  Compensation should be appropriately allocated to different components, such as salary and short- and long-term incentives, and forms, such as cash and equity, based on the role of each employee and other relevant circumstances.

  •
  Performance-based Compensation.  An appropriate portion of compensation should be performance-based, and the performance metrics should be measurable, enforceable, and actually enforced if not met.

  •
  Comparable Structures and Payments.  Compensation should be consistent with compensation for executives in similar positions at entities that are similarly situated, including at financially distressed institutions.

  •
  Employee Contributions to AIG's Value.  Compensation should reflect current or prospective contributions of the employee to AIG's value.

        The Special Master had discretion to determine the appropriate weight or relevance of each principle, depending on her views of the facts and circumstances surrounding the compensation structure or payment for a particular employee. To the extent that two or more principles were inconsistent in a particular situation, the Special Master exercised discretion to determine the relative weight to be accorded to each principle.

        In the course of applying these principles, the Special Master was permitted to take into account other compensation structures and other compensation earned, accrued, or paid, including compensation and compensation structures that were not subject to the restrictions of EESA. For example, the Special Master was permitted to consider payments under valid contracts entered into before the enactment of EESA.

        As required by EESA, AIG held a non-binding shareholder advisory vote at its 2012 Annual Meeting of Shareholders to approve the compensation of AIG's named executives. This shareholder resolution was approved by over 99 percent of the votes cast. Although the AIG Compensation Committee reviewed the outcome of the vote, the result did not impact compensation decisions with respect to our named executives in light of the Special Master's role. During 2012, ILFC was not required to hold its own separate shareholder advisory vote.

2012 Compensation Structure—Direct Compensation Components

        2012 Cash Salary.    Beginning in 2009, the Special Master determined that compensation for members of AIG's Top 25 and Top 26-100 groups should be primarily performance-based and therefore required that cash salaries for members of AIG's Top 25 and Top 26-100 groups be generally limited to $500,000, except in certain exceptional cases. Cash salaries for 2013 are no longer subject to this limit because the TARP Standards have ceased to apply. Unlike Messrs. Courpron, Cromer, Habayeb and Scruggs, cash salary for Mr. Loechteken in 2012 was not impacted by or subject to these limits.

        2012 Stock Salary.    As a result of the Special Master's determinations, in 2009, AIG implemented a program of regular grants of vested stock or stock units for members of AIG's Top 25 and Top 26-100 groups that we generally refer to as "Stock Salary." The ultimate value of Stock Salary is determined by the value of AIG Common Stock over a period of years, and the Special Master therefore determined that this compensation is both performance-based and consistent with the long-term interest of shareholders. In large part, Stock Salary took the place of what would otherwise have been annual and long-term cash, stock and performance-based incentive programs.

        Stock Salary for Messrs. Courpron, Cromer, Habayeb and Scruggs took the form of semi-monthly grants of immediately vested stock or units. The amount of stock or units awarded on each grant date was based on the dollar value of the Stock Salary earned over the period since the preceding grant date. Furthermore, each grant of Stock Salary remains subject to transfer or payment restrictions over a multi-year period. Each grant of Stock Salary was made subject to payment restrictions for between one and three years from the date of grant, depending on the individual. For Mr. Courpron, the restrictions will lapse on one-third of the Stock Salary each year, starting on the first anniversary of grant. For Messrs. Cromer, Habayeb and Scruggs, the restrictions will lapse following the first anniversary of grant. 2012 Stock Salary awards for these named executives took the form of cash-settled common stock units based on the value of AIG Common Stock.

        Stock Salary awards to the named executives in 2012 were made under AIG's 2010 Stock Incentive Plan. We do not anticipate that Stock Salary awards will be made to any of our executive officers in 2013 or future years, because we (along with AIG) are no longer subject to the TARP Restrictions.

        2012 Incentive Compensation.    As a member of AIG's Top 25 Group, Mr. Courpron could not receive any cash or equity incentive compensation during 2012 in a form other than TARP RSUs. Members of AIG's Top 26-100 group were able to receive incentive compensation in the form of cash or other equity, but incentive compensation awards were subject to structural limitations under the TARP Standards that impacted the structure of the 2012 incentive compensation for Messrs. Cromer, Habayeb and Scruggs. Mr. Loechteken was not a member of AIG's Top 25 or Top 26-100 groups for 2012, and could be paid incentives in the form of cash or equity without restrictions under the TARP Standards.

        TARP RSUs.    None of the named executives was awarded TARP RSUs in 2012 for 2012 performance. TARP RSUs were granted to Messrs. Cromer and Scruggs during 2012 as part of their incentive compensation awards for 2011 performance. TARP RSUs are a form of incentive compensation defined by applicable regulation under the name "long-term restricted stock." In order to qualify as TARP RSUs, the award must generally have at least a two-year vesting period and may only become transferable or payable in 25 percent increments in proportion to AIG's repayment of its TARP obligations. Because AIG has fully repaid its TARP obligations as of December 14, 2012, once any outstanding TARP RSUs vest, 100% of the TARP RSUs then vesting will be payable. We do not anticipate that TARP RSU awards will be granted to any of our executive officers in 2013 or future years, because we (along with AIG) are no longer subject to the TARP Restrictions.

        Cash Incentive.    As members of AIG's Top 26-100 group, Messrs. Cromer, Habayeb and Scruggs were eligible for and were awarded a variable cash incentive, but no more than half of each executive's target incentive was eligible to be paid in cash as a result of the TARP Standards. The incentive opportunities for Messrs. Cromer, Habayeb and Scruggs were structured to permit the maximum amount of target cash incentive.

        Mr. Loechteken was awarded an annual bonus payment for his performance during 2012 based on a review of his performance under the RPR process described below.

        Stock Incentive.    As noted above, a portion of the incentive compensation earned by Messrs. Cromer, Habayeb and Scruggs based on the achievement of objective performance criteria for 2012 described below consisted of equity incentives. In March 2013, Messrs. Cromer, Habayeb and Scruggs were granted variable restricted stock unit awards. Subject to continued employment, 50 percent of the variable restricted stock unit awards will vest and become payable after two years and 50 percent will vest and become payable after three years. A portion of the incentive compensation earned by these named executives that was originally scheduled to be awarded in the form of TARP RSUs was instead awarded in the form of variable restricted stock units because we (along with AIG) were no longer subject to the TARP Standards on the date the awards were granted. Because the variable restricted stock unit awards were not granted until March 2013, the value of these awards is not reflected in the 2012 Summary Compensation Table. However, the 2012 Summary Compensation Table does reflect stock incentive awards and TARP RSUs that were granted to Messrs. Cromer and Scruggs in March 2012 based on the achievement of objective performance criteria for 2011.

        Performance Determination.    In 2011, ILFC completed AIG's company-wide implementation of its relative performance rating (RPR) process, whereby individual performance is compared against a defined peer performance group generally comprised of at least 50 individuals with similar job roles and levels of responsibility. During roundtable discussions, managers compare individual performance to that of others in the defined peer performance group and assign employees an RPR between "1" (top performance) and "5" (unsatisfactory performance) using a guideline distribution. Ten percent of employees in a peer performance group receive a "1" ranking, 20 percent a "2", 50 percent a "3" and 20 percent a "4" or "5."

        For Messrs. Courpron and Cromer, the applicable peer performance group consists of senior executives at subsidiary corporations within AIG's group, including AIG Property Casualty and AIG Life and Retirement. For Messrs. Habayeb, Scruggs and Loechteken, the applicable peer performance group consists of senior ILFC executives who report directly to our Chief Executive Officer, Mr. Courpron. Because both of these peer performance groups are too small to meet the guideline distribution, assignment of an RPR to Mr. Courpron by AIG's Chief Executive Officer and to the other named executives by our Chief Executive Officer does not strictly follow guideline distribution. The RPR results in a range of potential incentive payout; an RPR of "1" results in guideline payout of 130 to 150 percent of target subject to adjustment for pool funding for the year based on annual ILFC, AIG or business unit performance, a "2" 120-140 percent, a "3" 80-120 percent, a "4" 40-80 percent and a "5" no payout. Because of the guideline distribution underlying the RPR process, it is possible that achievement of all goals does not result in a maximum or even target payout.

        In addition, for 2012, a cross check was instituted for the named executives in AIG's Top 25 and Top 26-100 groups such that, for Messrs. Courpron, Cromer, Habayeb and Scruggs, a minimum achievement of 50 percent was required to be eligible for any incentive payout and a minimum achievement of 75 percent was required to be eligible for payout at or above target.

        For 2012, Mr. Courpron's pay structure approved by the Special Master did not include any cash or stock incentive opportunities, as his approved pay structure consisted of cash salary and Stock Salary. 2012 cash incentives and stock incentives for all of the other named executives were awarded through the RPR process, which, for Messrs. Cromer, Habayeb and Scruggs, included achievement against individual performance criteria reviewed and approved by the AIG Compensation Committee and subject to review by the Special Master. However, notwithstanding the full or partial satisfaction of the performance criteria, discretion was retained to reduce any employee's incentive award on the basis of an overall evaluation of the employee's or AIG's performance. The same performance criteria were used for determining the grants of variable cash and stock incentives described above for Messrs. Cromer, Habayeb and Scruggs. When the level of performance had been determined for Messrs. Cromer, Habayeb and Scruggs, the dollar value of the incentive awarded was allocated in a way that followed the approved structure under the TARP Standards. The RPR process and performance criteria used for each named executive eligible to receive cash incentives and stock incentives are summarized under "Compensation Decisions for 2012—2012 Incentive Awards."

        Clawback.    All of the 2012 incentive compensation described above for Messrs. Cromer, Habayeb and Scruggs is subject to "clawback" if it is later determined to have been based on materially inaccurate financial statements or any other materially inaccurate performance metrics, or if the named executive is terminated due to misconduct that occurred in 2012.

        Timing.    Stock incentive awards were granted to Messrs. Cromer, Habayeb and Scruggs on March 21, 2013 based on their achievement of objective performance criteria for 2012. Stock incentive awards and TARP RSUs were granted to Messrs. Cromer and Scruggs on March 21, 2012 based on their achievement of objective performance criteria for 2011.

        Mid-Year Cash Payments.    In addition to the cash incentives and stock incentives described above, we have historically made quarterly, mid-year or supplemental cash payments to certain employees based on a subjective assessment of the employee's performance. Mr. Loechteken received a mid-year cash bonus for 2012, and this bonus was awarded outside of the RPR process described above. None of the other named executives received any of these types of payments for 2012.

        ILFC LTIP.    Since 2006, ILFC has maintained a separate long-term incentive award plan for certain of its employees, and beginning in 2010, awards under this plan, which we refer to as the "ILFC

LTIP" were granted under a similar plan sponsored by AIG that covers employees of ILFC. The ILFC LTIP has been designed to complement long-term equity incentives tied solely to the value of AIG Common Stock, and provide a long-term incentive opportunity tied to the performance of ILFC.

        During 2012, Mr. Loechteken was the only named executive granted a new award under the ILFC LTIP. The amount of Mr. Loechteken's ILFC LTIP award was determined as described below under "—Compensation Decisions for 2012." Because of the impact of the TARP Standards, Messrs. Courpron, Cromer, Habayeb and Scruggs did not receive awards under ILFC's LTIP, but (other than Mr. Courpron) they received incentive awards in a form that complied with the requirements of the TARP Standards. Pursuant to the structure of the ILFC LTIP for 2012, 2012 incentive awards were granted solely in the form of cash incentive awards. There was no AIG SAR component as there had been in 2011 and 2010 because of ILFC's potential separation from AIG and AIG's decision to provide participants a cash-based opportunity. Mr. Loechteken's cash incentive awards are scheduled to become payable based on ILFC's achievement of performance targets tied to ILFC's liquidity, pre-tax operating income, credit rating, portfolio management objectives and objectives related to preparation for ILFC's separation from AIG. The performance period for the 2012 ILFC LTIP awards began on January 1, 2012 and ends on December 31, 2013. Each of the liquidity, pre-tax operating income, credit rating, securitization, and separation goals are weighted 20%. ILFC believes each of the targets is reasonably attainable if ILFC successfully executes its business plan and diligently prepares for a potential separation from AIG. The amount of the cash incentive awards that are ultimately earned may range from 0% to 200% of the target award opportunity. Any awards that are earned based on performance are subject to additional time-based vesting requirements that generally lapse over a period of two years in order to increase the retentive value of the performance based awards.

        In connection with Mr. Habayeb joining us from AIG in 2011 as our Chief Financial Officer, he was entitled to receive an additional target award under the ILFC LTIP for the two year 2011-2012 performance period that was never granted. The AIG Compensation Committee therefore approved an additional target award for Mr. Habayeb consisting of a $200,000 performance cash opportunity and 5,347 SARs so that his target ILFC LTIP opportunity for the 2011-2012 performance period was in line with Mr. Habayeb's intended target opportunity.

        Mr. Loechteken is employed outside of the United States and was not originally entitled to participate in the ILFC LTIP for the 2011-2012 performance period. In order to provide Mr. Loechteken with a long-term performance-based compensation opportunity similar to the one provided to our officers participating in the ILFC LTIP, we established a cash-based "mirror plan" for Mr. Loechteken during 2012. Under Mr. Loechteken's mirror plan, he is eligible to earn a cash bonus for the 2011-2012 performance period based on the same performance criteria established under the ILFC LTIP for the 2011-2012 performance period and described below. Any bonus payable to Mr. Loechteken under his mirror plan for the 2011-2012 performance period would be payable in cash (there is no SAR component) on the same schedule as any cash bonuses payable under the ILFC LTIP are payable.

        During 2012, Mr. Loechteken was also paid a separate cash bonus in an amount that was designed to provide him with a payment equal to the pro-rata payment he would have received had he been a participant in the ILFC LTIP for the 2010-2011 performance period during the portion of the 2010-2011 performance period that he was employed by us. This cash payment was made in a lump-sum in the fourth quarter of 2012 and is reflected in ILFC's 2012 Summary Compensation Table.

Historic Compensation Components

        As described above, Mr. Habayeb was eligible to receive a payment under the ILFC LTIP for the 2011-2012 performance period pursuant to the terms of his original award granted in 2011 and the additional award granted in 2012. Mr. Habayeb's incentive awards were granted in a combination of cash incentive awards and SARs tied to the value of AIG Common Stock. Although not technically a participant in the ILFC LTIP, Mr. Loechteken was eligible to receive a cash payment based on the same performance criteria established under the ILFC LTIP for the 2011-2012 performance period. For this reason, Mr. Loechteken's cash bonus opportunity is described together with Mr. Habayeb's ILFC LTIP opportunity.

        Payment of Messrs. Habayeb's and Loechteken's awards was based on ILFC's achievement of performance targets tied to ILFC's liquidity, leverage, pre-tax operating income, portfolio age and organizational objectives during a performance period beginning on January 1, 2011 and ending on December 31, 2012. The liquidity, leverage and pre-tax operating income goals were each weighted 13.3%, the portfolio age goal was weighted 35% and the organizational objectives were weighted 25%. The threshold, target and maximum leverage hurdles for the performance period were equal to 3.7x, 3.5x, and 3.3x, respectively. The pre-tax operating income target for the performance period was equal to $1.5 billion, with the threshold hurdle set at 90% of this amount and the maximum hurdle set at 110% of this amount. The liquidity targets required us to achieve available cash in excess of the expected debt maturities during the performance period, with the threshold, target and maximum hurdles equal to $9.5 billion, $10.6 billion and $11.0 billion, respectively. The threshold, target and maximum portfolio age hurdles were a 0.15 year, 0.25 year and 0.35 year reduction in the average age of ILFC's fleet. The organizational objectives were not quantitative and instead focused on ILFC's talent management, employee and leadership development and succession planning efforts.

        No awards were payable in respect of any performance target unless the threshold performance level was achieved, and achievement of the maximum performance level for any performance target resulted in a maximum payout equal to 200% of the target award payable in respect of the performance target. Performance between the threshold and maximum levels resulted in an incremental payout.

        As a result of ILFC's performance during the 2011-2012 performance period, Messrs. Habayeb and Loechteken received a cash award equal to 173% of each executive's target cash award for the 2011-2012 performance period. The cash incentive awards earned for the 2011-2012 performance period are payable in three substantially equal installments in 2013, 2014 and 2015 in order to increase the retentive value of the awards.

        The SARs granted to Mr. Habayeb for the 2011-2012 performance period became payable based on the same performance criteria described above. As a result, 173% of the target number of SARs granted to Mr. Habayeb are eligible to become payable subject to the satisfaction of additional time-based vesting requirements which generally require continued employment through January 1, 2015. The SARs granted to Mr. Habayeb as part of his original award were reported as compensation for 2011 and are not required to be reported in the 2012 Summary Compensation Table. The additional SARs granted to Mr. Habayeb in 2012 for the 2011-2012 performance period that are described above are reflected in ILFC's 2012 Summary Compensation Table.

2012 Compensation Structure—Indirect Compensation Components

        Welfare and Other Indirect Benefits.    During 2012, the named executives were generally eligible to participate in the same broad-based health, life and disability benefit programs as our other employees.

        Retirement Benefits.    During 2012, ILFC and AIG provided a number of retirement benefits to eligible employees, including both defined contribution plans (such as 401(k) plans) and traditional pension plans (called defined benefit plans). For the 2012 TARP Period, the Special Master required there be no further accruals under any non-qualified plan for members of AIG's Top 25 and Top 26-100 groups (but permitted continued age and service credit for the purpose of vesting in previously accrued benefits).

        We have two active defined contribution plans for eligible employees at the named executives' level. The first plan is a 401(k) plan, which is tax-qualified. From January 1, 2012 until September 4, 2012, the named executives and our other employees participated in AIG's 401(k) plan. Effective September 4, 2012 and in preparation for our eventual separation from AIG, ILFC established its own separate 401(k) plan. Effective September 4, 2012, the named executives and our other employees participate in the ILFC 401(k) plan. For 2012, the named executives and our other employees were entitled to a matching contribution under both the AIG and ILFC 401(k) plans, with the total aggregate matching contribution for the named executives capped at $15,000 per executive for 2012.

        The second defined contribution plan is the ILFC Incentive Deferred Compensation Plan (IDCP), which is a nonqualified defined contribution plan. Eligible participants in the IDCP receive an annual deferred incentive award contribution equal to 3% of their base salary and bonuses earned for the plan year, and may also receive additional discretionary deferred incentive award contributions. None of the named executives received an award under the IDCP for 2012 because ILFC's senior executives were determined not to be eligible for 2012 contributions as part of their overall compensation structure. However, certain named executives continue to have account balances under the plan. The IDCP is described in greater detail in "—Post-Employment Compensation—Nonqualified Deferred Compensation."

        During 2012, eligible named executives and other employees participated in the AIG tax-qualified pension plan and the Non-Qualified Retirement Plan, which is a non-qualified restoration plan. Each of these plans provides for a yearly benefit based on years of service and average final salary, and also based on pay credits and interest credits. As described above, members of AIG's Top 25 and Top 26-100 groups could not accrue benefits under the Non-Qualified Retirement Plan until the end of the 2012 TARP Period, and we are not permitted to restore the service accrual for the period during which any named executive was subject to the prohibition on accrual. These plans and their benefits are described in greater detail in "—Post-Employment Compensation—Pension Benefits."

        Perquisites and Other Compensation.    To facilitate the performance of their management responsibilities, we provide some employees with temporary relocation expenses, automobile-related benefits, legal services, financial and tax planning and other benefits categorized as "perquisites" or "other" compensation under the SEC rules. For example, during 2012, Mr. Loechteken (who is not a United States citizen) received a tax "gross up" to reimburse him for United States income taxes he became subject to as a result of his employment.

        The Special Master generally limited the amount of perquisites and "other" compensation for members of AIG's Top 25 and Top 26-100 groups to $25,000 per year while we (along with AIG) were subject to the TARP Standards. In addition, all payments of tax "gross-ups" to these employees were prohibited, except in connection with expatriate arrangements.

        Termination Benefits and Policies.    At the end of 2012 and following the end of the 2012 TARP Period, Messrs. Courpron, Cromer, Habayeb, Scruggs and Loechteken were each participants in ILFC's Executive Severance Plan (ILFC ESP). The ILFC ESP was modeled on the version of the AIG Executive Severance Plan in effect at the time the ILFC ESP was adopted. Mr. Courpron was previously eligible to participate in AIG's Executive Severance Plan pursuant to his employment agreement. However, when AIG established its 2012 Executive Severance Plan at the end of 2012, Mr. Courpron was ineligible to participate in the 2012 AIG plan because of ILFC's potential separation from AIG.

        As in effect for 2012, the ILFC ESP provided for severance payments and benefits if a participating executive was terminated without "Cause." In the event of a qualifying termination, a participant was eligible to receive a severance payment equal to the sum of the participant's annual base salary and latest year-end bonus and mid-year incentive award (if any). The severance payment is payable over a period of twelve months. Severance benefits also include continued payment of medical premiums, continued vesting in certain equity awards, and additional age and service credits for non-qualified pension benefits.

Compensation Decisions for 2012

        Total Direct Compensation Opportunity.    2012 compensation proposals for members of AIG's Top 25 and Top 26-100 groups were largely based on the 2011 structures determined by the Special Master for Top 25 and Top 26-100 group employees.

        AIG had several discussions with the Special Master regarding the appropriate total opportunity for Mr. Courpron and each other member of AIG's Top 25 group. These discussions focused on three major factors: the amount of total direct compensation, the appropriate allocation between cash and non-cash compensation components and the form and transferability of the non-cash components. The Special Master determined a total 2012 compensation opportunity of $5,400,000 for Mr. Courpron. This compensation level was the same as for 2011 and was in line with the compensation level specified in Mr. Courpron's employment agreement entered into in connection with his commencement of employment on May 18, 2010. The compensation level for Mr. Courpron originally approved by the Special Master was reduced by $1,000,000 in June 2012 when Ms. Koellner was appointed as Executive Chairman, which resulted in a total 2012 compensation opportunity of $4,400,000 for Mr. Courpron.

        For members of AIG's Top 26-100 group, AIG was permitted to establish total opportunities subject to the Special Master's structural requirements. Target total compensation of approximately $2,250,000 for Mr. Cromer, $1,980,000 for Mr. Habayeb and $2,140,000 for Mr. Scruggs was established for 2012. These amounts were determined based on a comparison to the compensation opportunities for comparable executives at AIG and its subsidiaries (internal pay data), each individual's level of responsibility, historical compensation and contribution to our performance. For Messrs. Cromer and Scruggs—who were both Top 26-100 group employees in 2011—their target total compensation levels were the same as for 2011.

        For Mr. Loechteken, who is not a United States citizen, his compensation structure for 2012 consisted solely of a base salary and cash bonus opportunities. No target total 2012 compensation amount was established for Mr. Loechteken. Instead, the amount of his base salary and cash bonus opportunities were determined based on a comparison to internal pay data, Mr. Loechteken's level of responsibility, historical compensation and contribution to our performance, and for his annual bonus payment, a review of his performance under the RPR process described above.

        2012 Cash Salary.    Pursuant to Mr. Courpron's employment agreement entered into in connection with his commencement of employment on May 18, 2010, Mr. Courpron's annualized cash salary rate was set at $975,000. Mr. Courpron's annual cash salary level was discussed with, and included in AIG's submission to, the Special Master, and was not increased for 2012.

        For Messrs. Cromer, Habayeb, Scruggs and the other members of AIG's Top 26-100 group, the Special Master's approved structure limited cash salaries to $500,000, other than in exceptional circumstances for good cause shown. Mr. Cromer's 2012 cash salary was set at $625,000, which was the same as his cash salary for 2011. Mr. Cromer's 2011 cash salary was the same as his cash salary for 2010, as his 2010 cash salary level has not been reduced even though he first entered AIG's Top 26-100 group in 2011. Mr. Scruggs' 2012 cash salary was set at $800,000, which was the same as his cash salary for 2011 and 2010. Like Mr. Cromer, Mr. Scruggs' 2010 cash salary level has not been reduced even though he first entered AIG's Top 26-100 group in 2011. Mr. Habayeb's 2012 cash salary was set at $500,000, which was the same as his cash salary for 2011 and does not exceed the Special Master's maximum cash salary under the approved structure absent exceptional circumstances.

        Mr. Loechteken was not a member of AIG's Top 25 or Top 26-100 groups for 2012, and his salary was not subject to any requirements of the Special Master. Mr. Loechteken's 2012 cash salary was set at his current level upon his commencement of employment with ILFC in 2011, and was not increased for 2012.

        2012 Stock Salary.    The Special Master determined the amount of Mr. Courpron's total opportunity that was to be in the form of Stock Salary and also established the related payment and transfer restrictions. Mr. Courpron's Stock Salary level for 2012 was originally set to provide him with target total compensation for 2012 at the level provided for in his employment agreement entered into in 2010 (with the actual level of Stock Salary set at a higher level than the level specified in his employment agreement to account for the fact that he was not eligible to receive any incentive awards for 2012 under the Special Master's approved structure). The Stock Salary level for Mr. Courpron originally approved by the Special Master was reduced by $1,000,000 in June 2012 when Ms. Koellner was appointed as Executive Chairman.

        For Messrs. Cromer, Habayeb and Scruggs, the amount of Stock Salary was generally set so as to allow the largest target incentive award opportunity consistent with the approved structure under the TARP Standards and the targeted total direct compensation levels. In accordance with the Special Master's requirements, the period of restriction before the Stock Salary granted to Messrs. Cromer, Habayeb and Scruggs would become payable is one year.

        Mr. Loechteken did not receive any Stock Salary grants.

        2012 Incentive Awards.    Mr. Courpron was not eligible to receive any incentive awards for 2012 under the structure approved for him by the Special Master; however, performance metrics were still established for him as discussed below. For Messrs. Cromer, Habayeb and Scruggs, the Special Master required that incentive awards be granted based on objective performance metrics. Messrs. Cromer, Habayeb and Scruggs were eligible to earn both cash and equity incentives. Mr. Loechteken was not a member of AIG's Top 25 or Top 26-100 groups so his incentive award was not subject to or impacted by the TARP Standards. For 2012, Mr. Loechteken was eligible for an annual cash bonus based on performance metrics established in connection with the RPR process.

        The metrics for Messrs. Cromer, Habayeb and Scruggs were established across four categories—financial, strategic, operational and organizational—and were selected to reflect objectives key to the creation of shareholder value for AIG and growth in the ILFC business. Although Mr. Courpron was not eligible to receive any incentive awards, performance metrics were also established for Mr. Courpron across these same four categories. Differences in the weightings assigned to each of the four categories among these executives are due to the different responsibilities of these named executives, and reflect different performance objectives for each executive. Mr. Loechteken's metrics were established across the same four categories as the other named executives. However, because Mr. Loechteken was not subject to the TARP Standards, no specific weightings were assigned to Mr. Loechteken's performance objectives and his objectives were more subjective in nature than the objectives established for the other named executives.

        For Mr. Courpron, the performance metrics were designed to reflect ILFC's business objectives, and included the following measures:

	Metric	Significant Achievements
Financial (40%)	• Optimize short-term financial performance with a focus on achieving budgeted results	• Partially achieved. Short-term financial performance was below expectations, but budgeted results would have been achieved if asset impairments and financing transactions had not occurred.
• Maintain 24-month liquidity cushion

•

Exceeded goal. A 24-month liquidity cushion was maintained throughout 2012. We entered into several refinancing transactions during 2012 with improved pricing and terms that are expected to generate annual interest savings of approximately $40,000,000.

	• Achieve reductions in long-term accounts receivable so that the balance outstanding greater than 60 days is less than $100,000,000 by the end of ILFC's third quarter	• Achieved goal. The accounts receivable balance outstanding greater than 60 days was reduced to below $100,000,000 by the end of ILFC's third quarter.
	• Optimize ILFC's fleet management and expedite the placement or disposal of unplanned aircraft returns.	• Successfully coordinated with AeroTurbine to realize efficiencies from ILFC's fleet management decisions. Partially achieved aircraft placement or disposal objectives.

•

Comply with AIG policies regarding Sections 302 and 404 of Sarbanes Oxley, through timely and accurate completion of all related certifications; communication of material information to management; oversight of internal control over financial reporting; and timely documentation and effective evaluation of internal and disclosure controls

• Achieved goal. Timely complied and reported, and ILFC continues to make progress on improving its internal control environment.

	Metric	Significant Achievements
Strategic (45%)	• Support the implementation of AIG's strategy with respect to the divestiture of ILFC.	• Achieved goal. Provided critical leadership with respect to the potential separation of ILFC from AIG.
Operational (5%)	• Support and promote a robust compliance framework within ILFC and maintain appropriate internal controls to ensure readiness for Federal Reserve regulation

•

Achieved goal by overseeing implementation of compliance initiatives, including the hiring of a new Chief Risk Officer. Created workstreams to collaborate with AIG's overall Federal Reserve regulatory compliance framework.

Organizational (10%)	• Improve ILFC's human capital capabilities and employee development programs	• Exceeded goal. Successfully implemented our Accelerated Management Program and organizational planning.
	• Devise and implement a diversity and inclusion strategy	• Exceeded goal. Led ILFC's diversity efforts and implemented diversity initiatives for candidates identified by external search firms.

        For Mr. Cromer, the performance metrics were in many cases the same as Mr. Courpron's, and were similarly designed to reflect ILFC's business objectives, and included the following measures:

	Metric	Significant Achievements
Financial (40%)	• Optimize short-term financial performance with a focus on achieving budgeted results	• Partially achieved. Short-term financial performance was below expectations, but budgeted results would have been achieved if asset impairments and financing transactions had not occurred.
• Maintain 24-month liquidity cushion

•

Exceeded goal. A 24-month liquidity cushion was maintained throughout 2012. We entered into several refinancing transactions during 2012 with improved pricing and terms that are expected to generate annual interest savings of approximately $40,000,000.

	• Achieve reductions in long-term accounts receivable so that the balance outstanding greater than 60 days is less than $100,000,000 by the end of ILFC's third quarter	• Achieved goal. The accounts receivable balance outstanding greater than 60 days was reduced to below $100,000,000 by the end of ILFC's third quarter.
• Optimize ILFC's fleet management and expedite the placement or disposal of unplanned aircraft returns.

•

Successfully managed technical and material resources to handle a large annual volume of unplanned aircraft returns and coordinated with AeroTurbine to realize efficiencies from ILFC's fleet management decisions. Partially achieved aircraft placement or disposal objectives.

Strategic (45%)	• Support the implementation of AIG's strategy with respect to the divestiture of ILFC.

•

Achieved goal. Managed the various teams working on this offering and led efforts to establish stand-alone functions and compensation arrangements that will be required following a separation from AIG.

	Metric	Significant Achievements
Operational (5%)	• Support and promote a robust compliance framework within ILFC and maintain appropriate internal controls to ensure readiness for Federal Reserve regulation	• Achieved goal. Oversaw efforts to reorganize and transform ILFC's finance function and improve governance over funding and liquidity management decisions.
Organizational (10%)	• Improve ILFC's human capital capabilities and employee development programs	• Exceeded goal. Successfully worked with Mr. Courpron to implement our Accelerated Management Program and organizational planning.
	• Devise and implement a diversity and inclusion strategy	• Exceeded goal. Successfully worked with Mr. Courpron to improve ILFC's diversity efforts.

        For Mr. Habayeb, the performance metrics were designed to reflect ILFC's business objectives, and included the following measures:

	Metric	Significant Achievements
Financial (35%)	• Coordinate efforts to raise capital at attractive levels	• Exceeded. Led efforts to raise approximately $4.1 billion of new capital with improved pricing and terms.
	• Maintain 24-month liquidity cushion	• Achieved goal. A 24-month liquidity cushion was maintained throughout 2012.
	• Achieve targeted leverage ratio for ILFC of 2.5x to 3.0x	• Achieved goal. ILFC's leverage ratio was 2.5x at 2012 year end.
	• Continue to diversify funding sources by accessing one new source of capital	• Exceeded goal. Expanded banking relationships. Issued ILFC's first bonds guaranteed by the Export-Import Bank of the United States.
	• Lead efforts to achieve cost reductions by increasing operating expense discipline.	• Achieved goal. Implemented financial model to create department budgets and completed department cost center design.

	Metric	Significant Achievements
Strategic (30%)	• Support the implementation of AIG's strategy with respect to the divestiture of ILFC.	• Exceeded goal. Had responsibility for overseeing this offering and provided critical leadership with respect to the potential separation of ILFC from AIG.
	• Lead ILFC's efforts to ensure readiness for Federal Reserve regulation	• Achieved. Successfully established program structure incorporating process improvements and supported AIG's overall Federal Reserve regulatory compliance framework.
Operational (10%)

•

Comply with AIG policies regarding Sections 302 and 404 of Sarbanes Oxley, through timely and accurate completion of all related certifications; communication of material information to management; oversight of internal control over financial reporting; and timely documentation and effective evaluation of internal and disclosure controls

• Achieved goal. Timely complied and reported, and ILFC continues to make progress on improving its internal control environment.
Organizational (25%)	• Improve and modernize ILFC's finance function

•

Achieved goals by making significant progress in reorganizing and transforming ILFC's finance function and improving governance over funding and liquidity management decisions. Improved human capital through key new hires. Exceeded goals by implementing a "pay for performance" culture within the finance department and more broadly within ILFC.

        For Mr. Scruggs, the performance metrics were designed to reflect ILFC's business objectives, and included the following measures:

	Metric	Significant Achievements
Financial (40%)	• Achieve $4.107 billion in gross rental revenue at the end of 2012	• Achieved gross rental revenue of $4.146 billion for 2012.
	• Meet 95% average deal-quality index score for 2012 transactions	• Achieved an average deal-quality index score during 2012 of approximately 103%.
	• Achieve reductions in long-term accounts receivable so that the balance outstanding greater than 60 days is less than $100,000,000 by the end of ILFC's third quarter	• Achieved goal. The accounts receivable balance outstanding greater than 60 days was reduced to below $100,000,000 by the end of ILFC's third quarter.
Strategic (20%)	• Add 8 new customers for the ILFC portfolio during 2012	• Exceeded goal. 20 new customers were added to ILFC's portfolio during 2012.
Operational (20%)	• Implement new credit and collections protocol.	• Achieved goal. Led efforts to establish ILFC's new Credit, Collections and Pricing department.
	• Implement new deal-quality index analysis for used aircraft (the deal-quality index is an internal ILFC assessment of lease terms)	• Achieved. Deal-quality index analysis was implemented during 2012 and has led to more efficient responses to pricing requests.
Organizational (20%)	• Integrate new personnel into ILFC's Beijing and Singapore offices	• Achieved. Both offices have been staffed and efforts are underway to fill remaining open positions.

        For Mr. Loechteken, the performance metrics were designed to reflect ILFC's business objectives, and included the following measures: (1) successfully close sale-leaseback opportunities during 2012, (2) define the optimal fleet for aircraft end life management, (3) improve ILFC's fleet management expertise, (4) integrate acquired expertise for aircraft end life management and realize synergies related thereto, (5) contribute to development and refinement of ILFC's fleet management processes, and (6) develop human capital with fleet management and aircraft trading experience. During 2012, Mr. Loechteken successfully contributed to improvements in our fleet management and aircraft end life management, and led several talent development initiatives.

        ILFC does not have a formulaic level of performance necessary for an employee to earn a minimum or maximum payout under the incentive component. As described under "Compensation Structure—Direct Compensation Components—2012 Incentive Compensation—Performance Determination," cash incentives and stock incentives were awarded to the named executives other than Mr. Courpron through the AIG-wide RPR process, and achievement against the objective performance metrics required by the TARP Standards for Messrs. Cromer, Habayeb and Scruggs was part of that process. As described above, Mr. Courpron was not eligible to receive any incentive awards under the structure approved for him by the Special Master.

        For Messrs. Cromer, Habayeb and Scruggs, the AIG Compensation Committee reviewed each executive's performance and RPR and approved each executive's final 2012 scorecard. Based on 2012 performance against the metrics described above and the RPR earned by Mr. Cromer, the AIG Compensation Committee determined to award incentive compensation (which was in the form of variable cash and stock incentives) to Mr. Cromer at 140% of his target amount. Based on 2012 performance against the metrics described above and the RPR earned by Mr. Habayeb, the AIG Compensation Committee determined to award incentive compensation (which was in the form of variable cash and stock incentives) to Mr. Habayeb at 130% of his target amount. Based on 2012 performance against the metrics described above and the RPR earned by Mr. Scruggs, the AIG Compensation Committee determined to award incentive compensation (which was in the form of variable cash and stock incentives) to Mr. Scruggs at 130% of his target amount. Messrs. Cromer, Habayeb and Scruggs each met the 75 percent minimum achievement threshold to be eligible for incentive payout at or above target. A portion of the incentive compensation earned by these named executives that was originally scheduled to be awarded in the form of TARP RSUs was instead awarded in the form of variable restricted stock units because we (along with AIG) were no longer subject to the TARP Standards on the date the awards were granted.

        Mr. Loechteken's performance was reviewed by Mr. Courpron. Based on 2012 performance against the objectives described above and the RPR earned by Mr. Loechteken, Mr. Loechteken was awarded an annual bonus payment at 100% of his target amount.

2012 Process for Compensation Decisions

        Role of the AIG Compensation and Management Resources Committee.    During 2012, we were an indirect wholly owned subsidiary of AIG and the compensation of our named executives who were members of AIG's Top 25 or Top 26-100 groups was subject to the TARP Standards and the determinations of the Special Master during the 2012 TARP Period. In accordance with the TARP Standards, the AIG Compensation Committee was responsible for reviewing and approving the 2012 compensation of the members of AIG's Top 25 and Top 26-100 groups during the 2012 TARP Period, including any of our named executives or other employees who were members of these groups. For 2012, after considering the recommendation of AIG's Chief Executive Officer, the AIG Compensation Committee reviewed and approved the compensation of our named executives who were members of AIG's Top 25 or Top 26-100 groups. As described above, the Special Master was required to approve decisions regarding the structure (and, for members of AIG's Top 25 group, amount) of compensation for these named executives.

        During 2012, in addition to reviewing and approving the compensation awarded to the key employees under its purview, the AIG Compensation Committee, among other responsibilities, made recommendations to AIG's Board of Directors with respect to compensation programs for other key employees of AIG and its subsidiaries (including ILFC), and was responsible for evaluating, in conjunction with AIG's Chief Risk Officer, any risks posed to AIG by its compensation programs. These responsibilities, which may not be delegated to persons who are not members of the AIG Compensation Committee, are set forth in the AIG Compensation Committee's charter, which is available in the Corporate Governance section of AIG's corporate website at www.aig.com. The AIG Compensation Committee is also responsible for administering all of AIG's equity plans, including the AIG Omnibus Incentive Plan, its 2010 Stock Incentive Plan, 2007 Stock Incentive Plan, Amended and Restated 2002 Stock Incentive Plan and Amended and Restated 1999 Stock Option Plan. Awards under AIG's equity plans to our named executives and other employees have generally been approved by the AIG Compensation Committee.

        During 2012, attendance at AIG Compensation Committee meetings generally included AIG internal legal and human resources executives and their staff members (depending upon agenda items), outside counsel and the AIG Compensation Committee's independent consultant. Beginning in October 2009 and continuing through the end of the 2012 TARP Period, attendance also regularly included representatives of the Department of the Treasury.

        Because of the role of the AIG Compensation Committee, ILFC did not have its own separate compensation committee in 2012. No member of ILFC's board of directors participated in the compensation approval process during 2012 and compensation decisions for Mr. Loechteken were approved by Mr. Courpron.

        Consultants.    To provide independent advice, the AIG Compensation Committee has used the services of Frederic W. Cook & Co. (the Cook firm) since 2005. The AIG Compensation Committee directly engaged the Cook firm to provide independent, analytical and evaluative advice about AIG's compensation programs for senior executives. A senior consultant of the Cook firm regularly attends AIG Compensation Committee meetings and provides information on compensation trends along with specific views on AIG's compensation programs. The Cook firm responds on a regular basis to questions from the AIG Compensation Committee and the Committee's other advisors, providing its opinions with respect to the design and implementation of current or proposed compensation programs. The Cook firm also participated in the AIG Compensation Committee meetings in which compensation risk assessments were conducted and previously advised that the process was thorough and well designed. For services related to AIG board and executive officer compensation, the Cook firm was paid $121,220.25 in 2012. The Cook firm also has provided advice to AIG's Nominating and Corporate Governance Committee on AIG director compensation and market practices with respect to director compensation. The Cook firm reports directly to the Chairman of the AIG Compensation Committee. Other than services provided to the AIG Compensation Committee and the Nominating and Corporate Governance Committee, neither the Cook firm nor any of its affiliates provides any other services to AIG, us or any of AIG's or our respective affiliates.

        In light of new SEC and NYSE rules, in March 2013, the AIG Compensation Committee reviewed various items related to the Cook firm's relationship to AIG, the members of the AIG Compensation Committee and AIG's executive officers. The AIG Compensation Committee confirmed that neither the Cook firm nor any of its affiliates provides any other services to AIG or its management except with respect to director compensation, and that the Cook firm had no business or personal relationship with any member of the AIG Compensation Committee or executive officer that raised a conflict of interest with respect to the Cook firm's work for the AIG Board of Directors. The AIG Compensation Committee also received information on the fees paid to the Cook firm by AIG as a percentage of the Cook firm's total revenue and the Cook firm's ownership of any AIG Common Stock. Considering this information, the AIG Compensation Committee determined that the Cook firm is independent and that its work has not raised any conflict of interest.

        In 2012, the AIG Compensation Committee also considered materials prepared by Johnson Associates related to various aspects of AIG's efforts to comply with the TARP Standards and the requirements of the Special Master. Johnson Associates was engaged by AIG to assist with this work. The AIG Compensation Committee performed a review of Johnson Associates' services similar to the review of the Cook firm described above. The AIG Compensation Committee noted that the Cook firm reviewed the materials prepared by Johnson Associates prior to consideration by the AIG Compensation Committee and determined that this appropriately addressed any conflict of interest raised by Johnson Associates' work or business relationship with AIG.

        Consideration of Competitive Compensation Levels.    For each of the named executives within its purview, the AIG Compensation Committee used the compensation of comparable executives at AIG and its subsidiaries (internal pay data) as a reference and comparison point when analyzing each executive's compensation. In order to establish the compensation levels for executives at AIG and its subsidiaries that were used as the internal pay data, since 2009, based on the direction of the staff of the Office of the Special Master, the AIG Compensation Committee has considered information based on a wider range of peer companies than the AIG Compensation Committee had used in prior years. In 2012, the AIG Compensation Committee considered information from a broad set of companies that included the following companies: Aetna, Inc., AFLAC, The Allstate Corporation, American Express Company, Ameriprise Financial, Inc., Bank of America Corporation, Bank of New York Mellon, BlackRock, Inc., Capital One Financial Corp., CIGNA Corporation, Citigroup Inc., Chubb Group, Hartford Financial Services, Invesco Ltd., JP Morgan Chase & Co., Lincoln National Corporation, Marsh & McLennan Companies, Inc., MetLife Inc., Principal Financial Group, Inc., Prudential Financial Inc., T. Rowe Price Group, Inc., The Travelers Companies Inc., U.S. Bancorp and Wells Fargo & Company. In addition to internal pay data, for each named executive within its purview, the AIG Compensation Committee also considered general information from other companies disclosed in a variety of non-customized third-party compensation surveys or publicly filed proxy statements (Survey Data).

        Consultations with Stakeholders.    AIG's compensation decisions in 2012—including decisions with respect to ILFC's named executives (other than Mr. Loechteken)—were guided by discussions with a number of outside stakeholders. AIG spoke frequently with the Special Master both while formulating its proposals and while implementing the Special Master's decisions.

        Consideration of Prior Years' Compensation.    With respect to the members of AIG's Top 25 or Top 26-100 groups, when deciding on appropriate amounts and/or structures of compensation to approve, the Special Master is permitted to take into account prior years' compensation, including legally binding rights under valid employment contracts that are not themselves subject to review by the Special Master. The Special Master was provided with information on prior years' compensation, and indicated that the information was considered when making decisions.

        Consideration of Risk Management.    As required by the TARP Standards, the AIG Compensation Committee reviewed the compensation arrangements of AIG's employees (including ILFC employees) with AIG's Senior Risk Officer at least every six months during the 2012 TARP Period.

Other Considerations with Respect to 2012 Compensation

        Aggregate Limit on Incentives.    As part of the 2012 approved compensation structure for members of AIG's Top 26-100 group, which included Messrs. Cromer, Habayeb and Scruggs, the Special Master limited total incentives for that group to a percentage of AIG's earnings determined by the AIG Compensation Committee. Based on an assessment of historic and current incentive levels and a range of performance scenarios, the AIG Compensation Committee limited total 2012 incentives for AIG's Top 26-100 group to five percent of AIG's eligible earnings (defined as the aggregate adjusted net income from AIG's insurance company subsidiaries included in AIG's consolidated financial statements), which was the same as the limit used for 2011. The aggregate actual incentive compensation awarded to all members of AIG's Top 26-100 group did not exceed the limit.

        Share Ownership Guidelines and No-Hedging Policy.    AIG's share ownership guidelines then in effect generally applied to members of AIG's Top 25 group and Top 26-100 group during the 2012 TARP Period. AIG's Code of Conduct and Insider Trading Policy prohibit our employees from engaging in any hedging transactions with respect to any of AIG's securities, including by trading in any derivative security relating to AIG's securities.

        Prior to commencement of trading of Holdings' common stock on the NYSE, the board of directors of Holdings will adopt a code of business conduct and ethics applicable to directors, officers and employees in accordance with applicable rules and regulations of the SEC and the NYSE. See "Management—Code of Business Conduct and Ethics."

        Adjustment and Recovery of Awards.    As noted above, the incentive compensation paid to members of AIG's Top 25 group and Top 26-100 group will generally be subject to clawback if it is based on materially inaccurate financial statements or any other materially inaccurate performance metrics or if the individual is terminated for misconduct that occurred during the period in which the incentive compensation was earned.

Compensation Structure Following the Offering and Separation from AIG

        This section discusses certain compensation-related actions taken or that are expected to be taken after the end of 2012 or in connection with this offering and our separation from AIG. Upon commencement of trading of Holdings' common stock on the NYSE, Holdings' board will establish a compensation committee. The Holdings' compensation committee will be responsible for reviewing and approving the compensation of our executive officers following this offering.

2013 Performance Incentive Plan

        Prior to the completion of this offering, the board of directors of Holdings will adopt, and the stockholders of Holdings will approve, a new long-term incentive plan to provide an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. Employees, officers, directors, and consultants that provide services to us or one of our subsidiaries may be selected to receive awards under the plan.

        Our compensation committee will administer the plan. The administrator of the plan has broad authority to:

  •
  select participants and determine the types of awards that they are to receive;

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  determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the awards and establish the vesting conditions (if applicable) of such shares or awards;

  •
  cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

  •
  construe and interpret the terms of the plan and any agreements relating to the plan;

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  accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

  •
  subject to the other provisions of the plan, make certain adjustments to an outstanding award and authorize the termination, conversion, substitution or succession of an award; and

  •
  allow the purchase price of an award or our shares to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the administrator may authorize, or any other form permitted by law.

        A total of                        shares of the common stock of Holdings are authorized for issuance with respect to awards granted under the plan. Any shares subject to awards that are not paid, delivered or exercised before they expire or that are canceled, terminated or fail to vest, will become available for other award grants under the plan. As of the date of this prospectus, no awards have been granted under the plan, and the full number of shares authorized under the plan is available for award purposes.

        Awards under the plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, stock units, performance stock, phantom stock, dividend equivalents and other forms of awards including cash awards. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers. Awards are generally paid in cash or shares of common stock of Holdings. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

        As is customary in incentive plans of this nature, the number and type of shares available under the plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by our stockholders) will any adjustment be made to a stock option or stock appreciation right award under the plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

        The board of directors of Holdings may amend or terminate the plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. The plan is not exclusive—we may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

        The plan will terminate on                        , 2023. However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated. The maximum term of options, stock appreciation rights and other rights to acquire shares under the plan is ten years after the initial date of the award.

Other Benefit Plans

        Following the completion of this offering, our executive officers and other employees will continue to be eligible to participate in retirement, health, life, disability, severance and other benefit plans. These benefits will either be provided under plans that will be established by us prior to or in connection with this offering or will continue to be provided under plans sponsored or maintained by AIG. For example, effective September 4, 2012 and in preparation for our eventual separation from AIG, we established our own separate 401(k) plan and our employees now participate in this 401(k) plan instead of AIG's 401(k) plan. We also expect to establish an annual cash incentive compensation program under our new 2013 Performance Incentive Plan that will be effective beginning with the 2014 calendar year.

Compensation Committee Interlocks and Insider Participation

        Holdings was formed on August 22, 2011. Other than the AIG officers who will serve as board members of Holdings upon the listing of Holdings' common stock on the NYSE, no member of Holdings' board of directors has any relationships requiring disclosure by us under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of Holdings' executive officers serve as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers who serve on Holdings' board of directors.

        During 2012, ILFC did not have a compensation committee. Other than ILFC board members who are officers of our parent, AIG, no member of ILFC's board of directors had any relationships requiring disclosure by ILFC under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of ILFC's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers who served on ILFC's board of directors during 2012.

2012 COMPENSATION

        The following tables contain information with respect to our named executive officers for 2012. As required by SEC rules, our named executive officers include individuals who have served as our principal executive officer or principal financial officer at any time during 2012, and our three other most highly paid executive officers. Messrs. Courpron, Cromer, Habayeb, Scruggs and Loechteken are each named executive officers for 2012. These five executive officers are referred to as the "named executives."

        Prior to this offering, ILFC was an indirect wholly owned subsidiary of AIG. One of the five named executives was a member of AIG's Top 25 group for 2012, and an additional three were members of AIG's Top 26-100 group for 2012. As a result, their compensation was subject to and impacted by the TARP Standards during the 2012 TARP Period. Please see "—Compensation Discussion and Analysis" for details regarding the manner in which the compensation of the named executives was administered.

2012 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Henri Courpron	2012	975,000	—	3,425,000	—	—	21,087	15,519	4,436,606
Chief Executive Officer	2011	975,000	—	4,424,994	—	—	18,668	11,276	5,429,938
	2010	606,370	—	3,134,848	—	685,000	—	109,797	4,536,015
Frederick S. Cromer	2012	625,000	—	1,287,478	—	945,000	42,731	13,019	2,913,228
President	2011	625,000	—	274,994	—	2,150,000	36,688	9,727	3,096,409
	2010	611,027	981,875	174,992	88,731	—	39,737	136,080	2,032,442
Elias Habayeb	2012	500,000	—	292,000	44,006	1,983,000	47,119	18,647	2,884,772
Senior Vice President &	2011	533,654	600,000	—	110,019	603,750	53,568	817,749	2,718,740
Chief Financial Officer
Philip G. Scruggs	2012	800,000	—	922,665	—	834,600	181,173	23,504	2,761,942
Executive Vice	2011	800,000	—	55,994	—	1,779,211	163,343	27,389	2,825,937
President & Chief Marketing Officer
Heinrich Loechteken	2012	593,955	662,425	—	—	296,978	—	24,436	1,577,794
Senior Vice President &	2011	727,063	509,151	—	—	—	—	—	1,236,214
Chief Investment Officer

(1)
Reflects each named executive's position in effect at the end of 2012. Amounts reported for Mr. Habayeb in 2011 include compensation from AIG prior to his joining ILFC from AIG in May 2011. Amounts reported for Mr. Loechteken are paid in euros and were converted into U.S. dollars based on a spot rate in effect for each pay period or, for bonus amounts, based on the rate in effect when the applicable bonus was determined.

(2)
The amounts in this column for 2012 include an annual bonus payment of $378,811, a mid-year bonus payment of $126,216 and a special bonus of $157,398 for Mr. Loechteken.

(3)
2012 Amounts. For Messrs. Courpron and Habayeb, the amount represents the grant date fair value of Stock Salary paid during 2012 in RSUs. For Messrs. Cromer and Scruggs, the amount represents the grant date fair value of Stock Salary paid during 2012 in RSUs and TARP RSUs and variable restricted stock awarded in March 2012 for 2011 performance.

  Calculation.    The amount shown for the stock-based awards granted by AIG in 2012, 2011 and 2010 was calculated based on the closing price of AIG Common Stock on the date of grant, with the exception of Stock Salary paid to Mr. Courpron in 2010, where the amount shown was calculated based on the price of long-term performance units (LTPUS, consisting of a basket of AIG Common Stock and debt securities). (The LTPUS were converted into solely AIG Common Stock-based awards in April, 2011.)

(4)
For 2012, the amount represents the grant date fair value at the probable performance level of SARs granted to Mr. Habayeb under ILFC's Long-Term Incentive Plan (ILFC LTIP). The grant date fair value of these SARs at the maximum performance level would be $784,726. The amount shown for the 2012 SARs was calculated using a Monte Carlo simulation incorporating the following assumptions with respect to AIG: (1) an expected dividend yield of 0%, (2) an expected volatility of 36%, (3) a risk-free interest rate of 0.4%, and (4) an expected term of 2.0 years. The amount shown for the 2011 SARs granted to Mr. Habayeb was calculated using a Monte Carlo simulation incorporating the following assumptions with respect to AIG: (1) an expected dividend yield of 0%, (2) an expected volatility of 36%, (3) a risk-free interest rate of 0.8%, and (4) an expected term of 2.7 years. The amount shown for the 2010 SARs granted to Mr. Cromer was calculated using a Monte Carlo simulation incorporating the following assumptions with respect to AIG: (1) an expected dividend yield of 0%, (2) an expected volatility of 42.50%, (3) a risk-free interest rate of 1.12%, and (4) an expected term of 2.7 years.

(5)
2012 Year-End Variable Cash Incentive. For 2012, the amount shown for Messrs. Cromer, Habayeb and Scruggs includes 2012 year-end variable cash incentive award of $945,000 for Mr. Cromer, $772,000 for Mr. Habayeb and $834,600 for Mr. Scruggs based upon the achievement of objective performance criteria determined by the AIG Compensation Committee. 50 percent of each executive's variable cash award was paid in March 2013 and the remaining 50 percent is payable in March 2014.

ILFC LTIP.    For 2012, the amount shown for Messrs. Habayeb and Loechteken represent payments of $1,211,000 for Mr. Habayeb and $296,978 for Mr. Loechteken earned under the ILFC LTIP (or in the case of Mr. Loechteken, his "mirror plan" based on the ILFC LTIP) for the two-year 2011-2012 performance period. Awards earned for the 2011-2012 performance period are payable in three substantially equal installments, with the first installment paid prior to April 30, 2013 and subsequent installments payable in January 2014 and January 2015.

(6)
The amounts in this column do not represent amounts that were paid to the named executives. Rather, the amounts represent the total change of the actuarial present value of the accumulated benefit under the U.S. qualified and non-qualified defined benefit (pension) plans in which the named executives participate, if applicable. These plans are described in "—Post-Employment Compensation—Pension Benefits."

For any of the named executives who have been members of AIG's Top 25 or Top 26-100 groups, the TARP Standards required that any future benefit accruals for these executives under the non-qualified plan (the Non-Qualified Retirement Plan) cease while they were members of AIG's Top 25 or Top 26-100 groups. Because the TARP Standards ceased to apply as of December 14, 2012, the freeze on benefits accrual in the Non-Qualified Retirement Plan ended, and members of AIG's Top 25 or Top 26-100 groups became eligible to accrue benefits under this plan after this date. We are not permitted to restore the service accrual for the length of time during which any of the named executives were subject to the freeze.

(7)
Perquisites. This column includes the incremental costs of perquisites and benefits. Mr. Scruggs was the only named executive who received perquisite benefits during 2012, which benefits consisted of $1,150 for financial, tax and legal planning and $2,728 for executive medical benefits.

Other Benefits.    This column also includes life insurance premiums paid for the benefit of the named executives. For group life insurance, the 2012 company-paid costs were: Mr. Courpron—$519; Mr. Cromer—$519; Mr. Habayeb—$519; Mr. Scruggs—$519; and Mr. Loechteken—$0.

This column also includes 401(k) matching contributions in the following amounts for 2012: Mr. Courpron—$15,000; Mr. Cromer—$12,500; Mr. Habayeb—$15,000; Mr. Scruggs—$15,000; and Mr. Loechteken—$0.

This column also includes health and welfare benefits in the following amounts for 2012: Mr. Courpron—$0; Mr. Cromer—$0; Mr. Habayeb—$3,129; Mr. Scruggs—$4,107; and Mr. Loechteken—$0.

This column also includes, for Mr. Loechteken, a reimbursement in 2012 for a 2010 tax payment of $24,436.

Courpron Employment Agreement

        In connection with Mr. Courpron's commencement of employment with us on May 18, 2010, AIG entered into an employment agreement with Mr. Courpron that set forth certain terms of his employment with us, which was amended by a letter agreement entered into on June 21, 2012. The employment agreement was effective for a term that began on May 18, 2010 and ended on May 31, 2013. During the term of the agreement, as amended, Mr. Courpron was entitled to receive a base cash salary of $975,000 per year and Stock Salary and incentive compensation in amounts and with a structure that was consistent with the TARP Standards. Under Mr. Courpron's amended agreement, the amount of his annual Stock Salary awards was reduced by $1,000,000. Mr. Courpron was also entitled to ILFC benefits consistent with his position and to reimbursement of reasonable business expenses. Following the expiration of his employment agreement, Mr. Courpron's employment has continued at the same compensation levels specified in the employment agreement. Please see the "—Post-Employment Compensation—Potential

Payments on Termination" section below for a discussion of the severance benefits potentially payable to Mr. Courpron under the ILFC ESP.

2012 Grants of Plan-Based Awards

        During 2012, the named executives other than Mr. Loechteken were granted equity-based incentive awards in the form of Stock Salary, TARP RSUs and variable restricted stock unit awards. All of these equity-based awards relate to shares of AIG Common Stock, and not to shares of our common stock or other of our securities. Messrs. Cromer, Habayeb and Scruggs were also eligible to earn a variable cash incentive award during 2012, as described in more detail in "—Compensation Discussion and Analysis—2012 Compensation—2012 Compensation Structure—Direct Compensation Components—2012 Incentive Compensation." In addition, during 2012, Mr. Habayeb was granted an additional long-term incentive award under ILFC's LTIP for the performance period beginning on January 1, 2011 and ending on December 31, 2012. The long-term incentive award under ILFC's LTIP for Mr. Habayeb was granted in a combination of cash-based awards and AIG SARs. During 2012, Mr. Loechteken was granted a long-term incentive award under ILFC's LTIP for the performance period beginning on January 1, 2012 and ending on December 31, 2013. Mr. Loechteken's ILFC LTIP award was a cash-based award. During 2012, Mr. Loechteken was also granted a cash-based award for the 2011-2012 performance period under a "mirror plan" that utilized the same performance metrics as the ILFC LTIP for the 2011-2012 performance period.

        Stock Salary.    Stock Salary took the form of regular semi-monthly grants of immediately vested units. The amount of units awarded on each grant date was based on the dollar value of the Stock Salary earned over the period since the preceding grant date. Each grant of Stock Salary was made subject to payment restrictions for between one and three years from the date of grant, depending on the individual. For Mr. Courpron, the restrictions will lapse on one-third of the Stock Salary each year, starting on the first anniversary of grant. For Messrs. Cromer, Habayeb and Scruggs, the restrictions will lapse following the first anniversary of grant.

        The Stock Salary grants made to the named executives in 2012 are payable in cash following the lapse of the applicable restriction periods. Following the lapse of the applicable restriction periods, each grant entitles the holder to receive the value of any cash dividend or other dividend or distribution payable on shares of AIG Common Stock during the applicable restriction periods, except to the extent that the Stock Salary award was previously adjusted to reflect the dividend or distribution.

        TARP RSUs.    TARP RSUs are a form of incentive compensation defined by applicable regulation under the name "long-term restricted stock." In order to qualify as TARP RSUs, the award must generally have at least a two-year vesting period and may only become transferable or payable in 25 percent increments in proportion to AIG's repayment of its TARP obligations. Because AIG has fully repaid its TARP obligations as of December 14, 2012, once any outstanding TARP RSUs vest, 100% of the TARP RSUs then vesting will be payable. TARP RSUs were awarded to Messrs. Cromer and Scruggs in 2012 based on the attainment of objective performance criteria established for each executive for 2011 performance. The TARP RSUs awarded to these executives in 2012 were made in the form of units.

        Subject to each executive's continued employment, 50% of the TARP RSUs awarded to Messrs. Cromer and Scruggs will vest after two years and the remaining 50% will vest after three years. Each executive's TARP RSUs vest in connection with his death or disability and may, for good cause certified by the AIG Compensation Committee, vest in connection with his retirement on or after the second anniversary of the date of grant, if applicable; however unvested TARP RSUs terminate for no value in connection with his termination of employment for any other reason.

        Prior to becoming payable, both vested and unvested TARP RSUs will generally terminate for no value if the holder's employment is terminated for "Cause," or if the holder solicits clients or employees for a competitive business or otherwise interferes with AIG's or ILFC's relationship with its clients. The TARP RSUs are also subject to "clawback" and repayment if it is determined that the award was based on materially inaccurate financial statements or any other materially inaccurate performance metrics or if the executive is terminated for misconduct that occurred during the period in which the award was earned. "Cause" generally means the holder's failure to perform his duties, employment disqualification, disparaging conduct or conduct detrimental to ILFC or AIG, violation of policies applicable to hedging or confidential information or material violation of other applicable policies, violation of securities or commodities laws or conviction of or plea of guilty or no contest to a felony or misdemeanor charge involving fraud, dishonesty or other acts of theft.

        Restricted Stock.    Variable restricted stock units were awarded to Messrs. Cromer and Scruggs in 2012 based on the attainment of objective performance criteria established for each executive for 2011 performance. Subject to each executive's continued employment, 50% of the shares subject to each executive's variable restricted stock award will vest after two years and the remaining 50% will vest after three years.

        ILFC LTIP.    During 2012, Mr. Loechteken was the only named executive granted a new award under the ILFC LTIP. Pursuant to the structure of the ILFC LTIP for 2012, 2012 incentive awards were granted solely in the form of cash incentive awards. Mr. Loechteken's cash incentive awards are scheduled to become payable based on ILFC's achievement of performance targets tied to ILFC's liquidity, pre-tax operating income, credit rating, portfolio management objectives and objectives related to preparation for ILFC's separation from AIG. The performance period for the new 2012 ILFC LTIP awards began on January 1, 2012 and ends on December 31, 2013. Each of the liquidity, pre-tax operating income, credit rating, securitization, and separation goals are weighted 20%. ILFC believes each of the targets is reasonably attainable if ILFC successfully executes its business plan and diligently prepares for a potential separation from AIG. The amount of the cash incentive awards that are ultimately earned may range from 0% to 200% of the target award opportunity.

        Any cash incentive awards that become payable will vest and be paid in three substantially equal annual installments promptly after January 1, 2014, January 1, 2015 and January 1, 2016.

        As described in more detail in "—Compensation Discussion and Analysis—2012 Compensation—2012 Compensation Structure—Direct Compensation Components—ILFC LTIP," Mr. Habayeb was granted an additional target award in 2012 under the ILFC LTIP for the two year 2011-2012 performance period. Mr. Loechteken was also granted an award for the 2011-2012 performance period under a "mirror plan" that utilized the same performance metrics as the ILFC LTIP for the 2011-2012 performance period. Please see the discussion in the Compensation Discussion and Analysis above for a description of our achievement of the applicable performance criteria for the 2011-2012 performance period and the amounts actually payable to these named executives for the performance period.

        Under ILFC's LTIP, in order to receive payment of any cash incentive award or SARs, a participant must generally remain continuously employed through each applicable vesting date. If the participant's employment terminates before the vesting date, the participant will generally forfeit his or her awards (even if the termination occurs after the end of the performance period). However, if the participant terminates employment because of the participant's death, disability, retirement or an involuntary termination without cause, the participant will vest in a pro-rata portion or the full amount of his or her awards (depending on whether the termination occurs before or after the performance period). Outstanding awards will also generally vest in connection with certain types of change in control transactions. The offering will not result in a change in control for purposes of the ILFC LTIP.

        The following table details all equity and non-equity plan-based awards granted to each of the named executives in 2012.

2012 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of AIG Stock or Units (#)(2)
										All Other Option Awards: Number of Shares of AIG Stock (#)		Grant Date Fair Value of Stock And Option Awards ($)(2)
											Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Committee Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Henri Courpron
Stock Salary paid in RSUs	04/13/12	04/10/12							30,756			998,958
	04/30/12	04/10/12							4,194			142,708
	05/15/12	04/10/12							4,609			142,708
	05/30/12	04/10/12							4,940			142,708
	06/15/12	04/10/12							4,533			142,708
	06/29/12	04/10/12							4,447			142,708
	07/13/12	04/10/12							4,539			142,708
	07/30/12	04/10/12							4,499			142,708
	08/15/12	04/10/12							4,194			142,708
	08/30/12	04/10/12							4,223			142,708
	09/14/12	04/10/12							4,075			142,708
	09/28/12	04/10/12							4,352			142,708
	10/15/12	04/10/11							3,932			142,708
	10/30/12	04/10/12							4,086			142,708
	11/15/12	04/10/12							4,568			142,708
	11/30/12	04/10/12							4,308			142,708
	12/14/12	04/10/12							4,205			142,708
	12/28/12	04/10/12							4,127			142,708

Stock Awards Total									104,587			3,424,994
Frederick S. Cromer
Stock Salary paid in RSUs	04/13/12	04/10/12							2,469			80,208
	04/30/12	04/10/12							337			11,458
	05/15/12	04/10/12							370			11,458
	05/30/12	04/10/12							397			11,458
	06/15/12	04/10/12							364			11,458
	06/29/12	04/10/12							357			11,458
	07/13/12	04/10/12							364			11,458
	07/30/12	04/10/12							361			11,458
	08/15/12	04/10/12							337			11,458
	08/30/12	04/10/12							339			11,458
	09/14/12	04/10/12							327			11,458
	09/28/12	04/10/12							349			11,458
	10/15/12	04/10/11							316			11,458
	10/30/12	04/10/12							328			11,458
	11/15/12	04/10/12							367			11,458
	11/30/12	04/10/12							346			11,458
	12/14/12	04/10/12							338			11,458
	12/28/12	04/10/12							331			11,458
TARP RSUs	3/21/12	3/21/12							10,266			292,478
Variable Stock	3/21/12	3/21/12							25,272			719,999

Variable Cash Incentive Award				945,000
Stock Awards Total									43,935			1,287,471
Elias Habayeb
Stock Salary paid in RSUs	04/13/12	04/10/12							2,622			85,167
	04/30/12	04/10/12							358			12,167
	05/15/12	04/10/12							393			12,167
	05/30/12	04/10/12							421			12,167
	06/15/12	04/10/12							386			12,167
	06/29/12	04/10/12							379			12,167
	07/13/12	04/10/12							387			12,167
	07/30/12	04/10/12							384			12,167
	08/15/12	04/10/12							358			12,167
	08/30/12	04/10/12							360			12,167
	09/14/12	04/10/12							347			12,167
	09/28/12	04/10/12							371			12,167
	10/15/12	04/10/11							335			12,167
	10/30/12	04/10/12							348			12,167
	11/15/12	04/10/12							389			12,167
	11/30/12	04/10/12							367			12,167
	12/14/12	04/10/12							358			12,167
	12/28/12	04/10/12							352			12,167

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of AIG Stock or Units (#)(2)
										All Other Option Awards: Number of Shares of AIG Stock (#)		Grant Date Fair Value of Stock And Option Awards ($)(2)
											Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Committee Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
SARS	07/10/12	07/10/12				2,674	5,347	10,694			37.40	44,006

Variable Cash Incentive Award				772,000
ILFC LTIP Cash Award	07/10/12	07/10/12	100,000	200,000	400,000
Stock Awards Total									8,915			336,012
Philip Scruggs
Stock Salary paid in RSUs	04/13/12	04/10/12							503			16,333
	04/30/12	04/10/12							69			2,333
	05/15/12	04/10/12							75			2,333
	05/30/12	04/10/12							81			2,333
	06/15/12	04/10/12							74			2,333
	06/29/12	04/10/12							73			2,333
	07/13/12	04/10/12							74			2,333
	07/30/12	04/10/12							74			2,333
	08/15/12	04/10/12							69			2,333
	08/30/12	04/10/12							69			2,333
	09/14/12	04/10/12							67			2,333
	09/28/12	04/10/12							71			2,333
	10/15/12	04/10/11							64			2,333
	10/30/12	04/10/12							67			2,333
	11/15/12	04/10/12							75			2,333
	11/30/12	04/10/12							70			2,333
	12/14/12	04/10/12							69			2,333
	12/28/12	04/10/12							67			2,333
TARP RSUs	03/21/12	03/21/12							9,088			258,917
Variable Stock	03/21/12	03/21/12							21,332			607,749

Variable Cash Incentive Award				834,600
Stock Awards Total									32,131			922,660
Heinrich Loechteken
ILFC LTIP Cash Award	07/10/12	07/10/12	148,489	296,978	593,956
ILFC LTIP Cash Award	09/14/12	09/14/12	148,489	296,978	593,956
Total

(1)
Date on which grants were approved by the AIG Compensation Committee or its permitted delegate.

(2)
Calculated based on the following closing prices of AIG Common Stock on the grant date:

Grant Date	Closing Price ($)
03/21/12	28.49
04/13/12	32.48
04/30/12	34.03
05/15/12	30.96
05/30/12	28.89
06/15/12	31.48
06/29/12	32.09
07/13/12	31.44
07/30/12	31.72
08/15/12	34.03
08/30/12	33.79
09/14/12	35.02
09/28/12	32.79
10/15/12	36.29
10/30/12	34.93
11/15/12	31.24
11/30/12	33.13
12/14/12	33.94
12/28/12	34.58

Holdings of and Vesting of Previously Awarded Equity

Outstanding Equity Awards at December 31, 2012

        Equity-based awards held at the end of 2012 by each named executive were issued under the incentive plans and arrangements described below. Shares of AIG Common Stock deliverable under AIG's equity and option awards will be delivered under AIG's 2010 Stock Incentive Plan, AIG's

Amended and Restated 2007 Stock Incentive Plan, AIG's Amended and Restated 2002 Stock Incentive Plan or AIG's Amended and Restated 1999 Stock Option Plan, as applicable.

        The following table sets forth outstanding equity-based awards held by each named executive as of December 31, 2012. All of these outstanding equity-based awards relate to shares of AIG Common Stock, and not to shares of our common stock.

Outstanding Equity Awards at December 31, 2012

	Option Awards						Stock Awards
Name	Year Granted(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Henri Courpron		—	—	—	—	—	53,667	(3)	1,894,445

							53,667		1,894,445
Frederick S. Cromer	2010	—	25,956	—	26.97	01/01/14	5,340	(4)	188,502
							10,266	(3)	362,390
							25,272	(5)	892,102

							40,878		1,442,994
Elias Habayeb	2012	—	9,143		37.40	01/01/15
	2011	—	22,859		37.40	01/01/15
	2010	—	19,696	—	30.65	01/01/14
Philip Scruggs	2010	—	22,248	—	26.97	01/01/14	3,814	(4)	134,634
	2005	100	—	—	1,187.00	09/01/15	9,088	(3)	320,806
							21,332	(5)	753,020

	2004	200	—	—	1,289.39	12/16/14	34,234		1,208,460
	2003	149	—	—	1,279.00	12/17/13
	2003	150	—	—	940.00	02/10/13
Heinrich Loechteken		—	—	—	—	—	—		—

(1)
Amounts for Messrs. Cromer, Habayeb and Scruggs for 2010, 2011 and 2012 represent the number of SARs awarded under the ILFC LTIP that have become earned based on performance. The SARs remain subject to time-based vesting through January 1, 2014 (in the case of awards granted in 2010) or January 1, 2015 (in the case of awards granted in 2011 or 2012) and will also generally vest in connection with the executive's death, disability, retirement, involuntary termination without cause or certain types of change in control transactions.

(2)
Based on AIG's closing sale price on the NYSE on December 31, 2012 of $35.30 per share.

(3)
Represents TARP RSUs. The TARP RSUs awarded to Mr. Courpron in 2010 become vested on the second anniversary of the date of grant and the TARP RSUs awarded to Mr. Courpon in 2011 become vested over three years, with pro rata vesting permitted after two years. 50% of the TARP RSUs awarded to Messrs. Cromer and Scruggs become vested on the second anniversary of the date of grant and the remaining 50% become vested on the third anniversary of the date of grant. Each executive's TARP RSUs vest in connection with his death or disability and may, for good cause certified by the AIG Compensation Committee, vest in connection with his retirement on or after the second anniversary of the date of grant, if applicable, however unvested TARP RSUs terminate for no value in connection with his termination of employment for any other reason.

(4)
Represents RSUs. The restricted stock units generally become vested on the third anniversary of the date of grant. The restricted stock units will vest in connection with the executive's death, disability or termination of employment due to retirement at or after age 65; however unvested restricted stock units terminate for no value in connection with a termination of employment for any other reason.

(5)
Represents variable restricted stock unit awards. The variable restricted stock unit awards granted to Messrs. Cromer and Scruggs become vested in accordance with the approved structure under the TARP Standards.

Vesting of Stock-Based Awards During 2012

        The following table sets forth the amounts notionally realized in accordance with SEC rules by each named executive as a result of the vesting of stock-based awards in 2012. Most of the amounts in the table were not actually permitted to be monetized during 2012. There were no options or SARs exercised in 2012 by any of the named executives.

2012 Vesting of Stock-Based Awards

	Stock Awards
Name	Number of AIG Shares Acquired on Vesting	Value Realized on Vesting ($)
Henri Courpron(1)	113,946	4,024,446
Frederick S. Cromer(2)	8,397	296,414
Elias Habayeb(2)	8,917	314,770
Philip Scruggs(2)	1,710	60,363
Heinrich Loechteken	—	—

(1)
Represents 104,587 fully vested RSUs granted as 2012 Stock Salary and 9,359 TARP RSUs granted in 2010. The RSUs granted as 2012 Stock Salary will be payable in cash based on the value of the underlying shares of AIG Common Stock on each of the first, second and third anniversaries of the grant date.

(2)
Represents fully vested RSUs granted as 2012 Stock Salary. The RSUs will be payable in cash based on the value of the underlying shares of AIG Common Stock one year after the grant date.

Post-Employment Compensation

Pension Benefits

        During 2012, eligible employees of ILFC participated in tax-qualified and nonqualified defined benefit (pension) plans maintained by AIG. These retirement plans provide retirement benefits for eligible employees whose length of service allows them to vest in and receive these benefits. Eligible employees who are citizens of the United States or non-citizens working in the United States are covered under the American International Group, Inc. Retirement Plan, a U.S. tax-qualified defined benefit retirement plan. Participants whose formula benefit is restricted from being fully paid from the tax-qualified retirement plan due to Internal Revenue Service (IRS) limits on compensation and benefits are eligible to participate in the Non-Qualified Retirement Plan.

        For any of the named executives who have been members of AIG's Top 25 or Top 26-100 groups, the TARP Standards required that any future benefit accruals for these executives under the Non-Qualified Retirement Plan cease while they were members of AIG's Top 25 or Top 26-100 groups. Because the TARP Standards ceased to apply as of December 14, 2012, the freeze on benefits accrual in the Non-Qualified Retirement Plan ended, and members of AIG's Top 25 or Top 26-100 groups became eligible to accrue benefits under this plan after this date. We are not permitted to restore the service accrual for the length of time during which any of the named executives were subject to the freeze.

        Effective April 1, 2012, the benefit formula under the tax-qualified retirement plan and the Non-Qualified Retirement Plan was converted from a final average pay formula to a cash balance formula comprised of pay credits, calculated based on 6 percent of a plan participant's annual compensation (subject to IRS limitations on qualified plans, $250,000 in 2012 and annual interest credits (3.13% in 2012)).

        The definition of pensionable earnings under the cash balance formula is different from the definition used in the final average pay formula. Effective April 1, 2012, pensionable earnings under the cash balance formula includes base salary, commissions, overtime and annual short-term incentive awards. The tax-qualified retirement plan continues to be subject to IRS compensation limits and the Non-Qualified Retirement Plan was subject to an annual compensation limit of $1 million in 2012.

        The current final average pay formula and definition of pensionable earnings did not change under the tax-qualified retirement plan or the Non-Qualified Retirement Plan for employees whose age and credited service as of March 31, 2012 equaled 65 or greater and who had at least five years of credited service in the Qualified Retirement Plan as of that date. None of the named executives met these requirements. For purposes of the tax-qualified retirement plan and the Non-Qualified Retirement Plan, the final average pay formula is based on the average pensionable salary of a participant during those three consecutive years in the last 10 years of credited service that affords the highest such average, not including amounts attributable to overtime pay, quarterly bonuses, annual cash bonuses or long-term incentive awards. These participants will receive a benefit under the tax-qualified retirement plan and the Non-Qualified Retirement Plan calculated using either the final average pay formula or the cash balance formula, whichever produces the greater benefit. The Non-Qualified Retirement Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the tax-qualified retirement plan due to IRS limits on compensation and benefits. The tax-qualified retirement plan and Non-Qualified Retirement Plan final average pay formula ranges from 0.925 percent to 1.425 percent times average final salary for each year of credited service accrued since April 1, 1985 up to 44 years and 1.25 percent to 1.75 percent times average final salary for each year of credited service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date.

        Effective April 1, 2012, participants in the tax-qualified retirement plan will be vested after three years of service (rather than five years) and participants in the Non-Qualified Retirement Plan will be vested once they attain age 60 with five or more years of service or age 55 with 10 or more years of service (rather than credited service).

        Effective April 1, 2012, a lump sum distribution option was added to the tax-qualified retirement plan and participants can now elect to receive their benefit in the form of an annuity or as a lump sum distribution. For Non-Qualified Retirement Plan participants, the benefit they accrued through March 31, 2012 can be paid only in the form of an annuity and the benefit accrued on and after April 1, 2012 can be paid only in a lump sum.

        Early retirement benefits.    Each of the tax-qualified retirement plan and the Non-Qualified Retirement Plan provides for reduced early retirement benefits. These benefits are available to participants in the tax-qualified retirement plan once they attain three years of vesting service. The Non-Qualified Retirement Plan provides reduced early retirement benefits to participants who have reached age 55 with 10 or more years of service or to participants who have reached age 60 with five or more years of service. The early retirement reduction factors in the Non-Qualified Retirement Plan are based upon age as of the retirement date and years of service excluding the freeze period.

        In the case of early retirement, participants in the tax-qualified retirement plan and the Non-Qualified Retirement Plan under the final average pay formula will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by 3, 4 or 5 percent (depending on age and years of service at retirement excluding the freeze period) for each year that retirement precedes age 65. Participants in the tax-qualified retirement plan with at least 3 years of service have a vested reduced retirement allowance pursuant to which, in the case of termination of employment prior to reaching age 65, such participants may elect to receive a reduced early retirement benefit commencing at any date between their date of termination and age 65. Participants in the tax-qualified retirement plan may choose to receive a lump sum payment or an annuity option upon normal or early retirement. Participants in the Non-Qualified Plan must receive the benefit accrued through March 31, 2012 in the form of an annuity and the benefit accrued on and after April 1, 2012 in a lump sum.

        Death and disability benefits.    Each of the tax-qualified retirement plan and the Non-Qualified Retirement Plan provides for death and disability benefits. Effective April 1, 2012, the death benefit payable to a participant's designated beneficiary under the tax-qualified retirement plan and the Non-Qualified Retirement Plan will generally equal the participant's lump sum benefit or cash balance account. The death benefit under the tax-qualified retirement plan and the Non-Qualified Retirement Plan prior to April 1, 2012 was generally no more than half of the normal retirement benefit and was only payable to the spouse of a married participant.

        Under the tax-qualified retirement plan and the Non-Qualified Retirement Plan, participants who become disabled and whose benefit is determined under the final average pay formula continue to accrue credited service, and participants whose benefit is determined under the cash balance formula continue to receive pay credits and interest credits to their cash balance account, during the period that they are receiving payments under the long-term disability plan or during periods of unpaid medical leave before reaching age 65 (or such later date as provided under the long-term disability plan if disability commences after age 60) for a maximum of three additional years. As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Non-Qualified Retirement Plan is reduced by amounts payable under the tax-qualified retirement plan.

        2012 pension benefits.    The following table details the accumulated benefits for the named executives under the tax-qualified retirement plan and the Non-Qualified Retirement Plan as of December 31, 2012. These accumulated benefits are presented as if they were payable upon the named executive's normal retirement at age 65. Mr. Loechteken is not eligible to participate in the tax-qualified retirement plan or the Non-Qualified Retirement Plan because he is not a US citizen. None of the named executives participating in the Non-Qualified Retirement Plan are currently eligible for normal or early retirement benefits under the Non-Qualified Retirement Plan.

        None of the named executives has been granted extra years of credited service under the defined benefit plans described above. In order to vest in benefits under the Non-Qualified Retirement Plan, participants must meet the eligibility requirements for early retirement benefits. Vesting in the tax-qualified retirement plan requires three years of service.

 2012 Pension Benefits

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Henri Courpron	AIG Retirement Plan	2.083	37,646	—
	Non-Qualified Retirement Plan	0	2,109	—

	Total		39,755	—
Frederick S. Cromer	AIG Retirement Plan	3.917	73,437	—
	Non-Qualified Retirement Plan	1.917	68,761	—

	Total		142,198	—
Elias Habayeb	AIG Retirement Plan	5.750	80,834	—
	Non-Qualified Retirement Plan	4.750	84,508	—

	Total		165,342	—
Philip Scruggs	AIG Retirement Plan	17.417	340,843	—
	Non-Qualified Retirement Plan	15.417	435,500	—

	Total		776,343	—
Heinrich Loechteken	AIG Retirement Plan	0	—	—
	Non-Qualified Retirement Plan	0	—	—

	Total		—	—

(1)
The named executive officers had the following years of actual service as of December 31, 2012: Mr. Courpron—2.62; Mr. Cromer—4.46; Mr. Habayeb—6.16; Mr. Scruggs—17.97; and Mr. Loechteken—1.67. Mr. Loechteken is not eligible to participate in the tax-qualified retirement plan or the Non-Qualified Retirement Plan because he is not a US citizen. For the other named executive officers with fewer years of credited service than actual service under both the tax-qualified retirement plan and the Non-Qualified Retirement Plan, the difference is because employees must wait a year after commencing employment before becoming participants in these plans and receiving credit for service retroactive to six months of employment. For the named executive officers with fewer years of credited service under the Non-Qualified Retirement Plan than under the tax-qualified retirement plan, the difference is due to the freeze on service accruals under the Non-Qualified Retirement Plan that was imposed on these executives pursuant to the TARP Standards while they remained in effect.

(2)
The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2012 (the pension plan measurement date for purposes of our financial statement reporting). The actuarial present values of the accumulated benefits under the tax-qualified retirement plan and the Non-Qualified Retirement Plan are calculated based on the following assumptions: (1) the payment of a life annuity beginning at age 65, or current age if older, (2) a discount rate assumption of 3.94% percent for the tax-qualified retirement plan and 3.68% for the Non-Qualified Retirement Plan, (3) mortality assumptions based on the 2013 Pension Protection Act separate static annuitant mortality tables, and (4) a rate of compensation increase of 4%.

Mr. Courpron, who commenced employment after the freeze date required by the TARP Standards, did not accrue any benefits under the Non-Qualified Retirement Plan until after the freeze period ended. Under the TARP Standards, benefit accruals in the Non-Qualified Retirement Plan ceased on December 31, 2010 for Messrs. Cromer and Scruggs and on December 31, 2011 for Mr. Habayeb. Because the TARP Standards ceased to apply as of December 14, 2012, the freeze on benefits accrual in the Non-Qualified Retirement Plan ended. We are not permitted to restore the service accrual for the length of time during which any of our named executives were subject to the freeze. The Non-Qualified Retirement Plan benefits for participants subject to the freeze, if eligible, are equal to the lesser of the frozen Non-Qualified Retirement Plan benefit (excluding service and earnings during the period in which benefit accruals were frozen due to the TARP Standards) or the Non-Qualified Retirement Plan benefit without taking into account the plan freeze on service accrual required by the TARP Standards. Vesting is determined in the Non-Qualified Retirement Plan based on age and years of service as of the executive's actual retirement date. Early retirement reduction factors are based on age at the executive's actual retirement date and years of service excluding service during the period in which benefits accruals were frozen due to the TARP Standards.

  Nonqualified Deferred Compensation

          During 2012, in addition to being eligible to participate in a U.S. tax-qualified (401(k)) defined contribution plan, certain of the named executives had account balances under the ILFC Incentive Deferred Compensation Plan (IDCP), which is a nonqualified deferred compensation plan. None of the named executives received any new deferred incentive awards under the IDCP in 2012. As a result of the TARP Standards, Messrs. Courpron, Cromer, Habayeb and Scruggs have received a portion of their compensation in Stock Salary. Stock Salary is considered to be a form of nonqualified deferred compensation under SEC rules.

          Incentive Deferred Compensation Plan.    Since 1993, ILFC has maintained the IDCP for eligible employees of ILFC. Certain of the named executives have account balances under the IDCP, however, none of the named executives received an award under the IDCP for 2012.

          Under the IDCP, on January 31 following each plan year, each participant who remains employed receives an annual deferred incentive award equal to 3% of the participant's base salary and bonuses earned for the plan year. A participant may also receive a discretionary deferred incentive award of up to an additional 5.5% of the participant's base salary and bonuses earned for the plan year. Participants' deferred incentive awards are credited to a cash account established under the IDCP. A participant is not entitled to receive interest on the amounts credited to the participant's cash account.

          Subject to the participant's continued employment, a participant becomes vested in each plan year's deferred incentive award on January 1 of the fourth plan year following the plan year for which the award was granted (i.e., an award granted for the 2012 plan year will have an ordinary vesting date of January 1, 2016). A participant will also vest in outstanding unvested deferred incentive awards if the participant terminates employment due to death or disability, or upon attaining age 65 while still employed. Vested deferred incentive awards are paid to a participant following the earlier of the ordinary vesting date or the date of the participant's separation from service. Payment of deferred incentive awards will be made in cash. Any deferred incentive awards that are unvested upon a participant's termination of employment (after giving effect to any accelerated vesting) will be forfeited.

          Stock Salary.    Stock Salary took the form of regular semi-monthly grants of immediately vested units. The number of units awarded on each grant date was based on the dollar value of the Stock Salary earned over the period since the preceding grant date. For 2012, grants of Stock Salary were made to Messrs. Courpron, Cromer, Habayeb and Scruggs with retroactive effect from January 1, 2012.

          Each grant of Stock Salary was made subject to payment restrictions for between one and three years from the date of grant, depending on the individual. Once the applicable restriction periods lapse, each named executive's Stock Salary grants are payable in cash. Following the lapsing of the applicable restriction periods, each grant entitles the holder to receive the value of any cash dividend or other dividend or distribution payable on shares of AIG Common Stock during the applicable restriction periods, except to the extent that the Stock Salary award was previously adjusted to reflect the dividend or distribution.

          The named executives' IDCP balances and Stock Salary awards are detailed in the following table.

2012 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Henri Courpron
IDCP	—	—	—	—	—
2010 Stock Salary(5)	—	—	362,246	—	1,034,433
2011 Stock Salary(5)	—	—	1,255,267	—	2,688,862
2012 Stock Salary(5)	—	3,425,000	261,359	69,119	3,617,239

Total					7,340,534
Frederick S. Cromer
IDCP	—	—	—	—	61,200

2011 Stock Salary(5)	—	—	85,337	—	—
2012 Stock Salary(5)	—	275,000	99,554	5,550	290,435

Total					351,635
Elias Habayeb
IDCP	—	—	—	—	88,769
2012 Stock Salary(5)	—	292,000	105,709	5,893	308,390

Total					397,159
Philip Scruggs
IDCP	—	—	—	—	66,810
2011 Stock Salary(5)	—	—	17,378	—	—
2012 Stock Salary(5)	—	56,000	20,273	1,130	59,143

Total					125,953
Heinrich Loechteken	—	—	—	—	—

(1)
All of the Stock Salary amounts in this column are included in the Stock Awards column of the 2012 Summary Compensation Table.

(2)
Represents the difference between the value of the shares of AIG Common Stock underlying the Stock Salary awards on December 31, 2011 (or the applicable grant or crediting date, if later) and December 31, 2012 (or the applicable delivery date, if earlier).

(3)
For Stock Salary, distributions represent FICA and Medicare taxes withheld at the time of grant.

(4)
Except for any increases or decreases in the IDCP plan and 2010 Stock Salary or 2011 Stock Salary award balances attributable to changes in the value of AIG Common Stock, the IDCP plan and 2010 Stock Salary and 2011 Stock Salary award balances either have been reported as compensation in prior years or would have been reported as compensation in prior years if ILFC had been subject to the same executive compensation disclosure rules in prior years.

(5)
Stock Salary awards are subject to transfer or payment restrictions from one to three years. Stock Salary becomes immediately transferable upon an executive's termination due to death or permanent disability. The Stock Salary amounts in the table represent the portion of such awards that was undelivered at December 31, 2012.

Potential Payments on Termination

        Executive Severance Plan for ILFC.    ILFC established its own separate Executive Severance Plan (ILFC ESP) effective as of April 12, 2010. All of the named executives were participants in the ILFC ESP on December 31, 2012 following the end of the 2012 TARP Period. Under the ILFC ESP, eligible participants receive payments or benefits if their employment is terminated other than by reason of death, disability, resignation or for "Cause" (i.e., a termination without "Cause"). "Cause" generally means the participant's failure to perform his or her duties, misconduct, material violation of applicable codes of conduct, or conviction of or plea of guilty or no contest to a felony or lesser crime involving fraud or dishonesty.

        In the event of a qualifying termination, the participating named executives were entitled to the following severance benefits upon termination on December 31, 2012:

  •
  A cash severance payment equal to the sum of the participant's (A) annual base salary and (B) latest annual discretionary year-end bonus (if any) and latest mid-year incentive award (if any), with such cash severance payment payable for a severance period equal to twelve months;

  •
  Continued vesting in outstanding restricted stock units and options during the severance period;

  •
  Payment of the participant's premiums to continue medical coverage under COBRA during the severance period; and

  •
  Additional age and service credits during the severance period for purposes of eligibility to participate in and benefits under any nonqualified pension plans.

        In order to receive the severance benefits provided under the ILFC ESP, the participant must generally execute a release of claims in favor of ILFC, AIG and AIG's subsidiaries. Among other things, the release restricts the participant from (i) soliciting or hiring employees of ILFC, AIG and AIG's subsidiaries, (ii) disparaging ILFC, AIG and AIG's subsidiaries, and their respective officers and directors and (iii) disclosing the confidential information of ILFC, AIG and AIG's subsidiaries. The non-solicitation provision generally applies only during the severance period, while the non-disparagement and confidential information provisions apply at all times following termination.

        Other Severance Benefits.    In addition to the payments and benefits available under the ILFC ESP, the terms of AIG's equity plans or awards, ILFC's LTIP and AIG's long-term disability plan provided for additional benefits upon certain terminations of the named executives' employment on December 31, 2012. These benefits are described below, and the amount of these benefits that each of the named executives would have been provided if his employment had been terminated on December 31, 2012 under the circumstances indicated in the following table are also presented.

        The following table shows the payments and benefits that each of the named executives would have been provided in connection with certain terminations of their employment on December 31, 2012. These payments and benefits would have been provided by either ILFC or AIG. Please see "Compensation Discussion and Analysis" above for a discussion of how the level of these payments and benefits was determined.

 Termination Payments and Benefits as of December 31, 2012

Name	Severance ($)(1)	Medical and Life Insurance ($)(2)	Pension Plan Benefits ($)(3)	Unvested Options ($)(4)	Unvested Stock Awards ($)(5)	ILFC LTIP ($)(6)	Total ($)
Henri Courpron
Involuntarily by ILFC	975,000	20,177	53,814	—	—	—	1,048,991
Voluntarily by Executive	—	—	—	—	—	—	—
Death	—	—	—	—	1,894,445	—	1,894,445
Disability	—	—	189,139	—	1,894,445	—	2,083,584
Retirement at or after age 65	—	—	—	—	—	—	—
Frederick S. Cromer
Involuntarily by ILFC	625,000	20,177	88,703	—	—	879,797	1,613,677
Voluntarily by Executive	—	—	73,708	—	—	233,333	307,041
Death	—	—	118,200	—	1,442,994	879,797	2,440,991
Disability	—	—	237,986	—	1,442,994	879,797	2,560,777
Retirement at or after age 65	—	—	—	—	1,442,994	879,797	2,332,791
Elias Habayeb
Involuntarily by ILFC	500,000	20,177	96,091	—	—	1,878,643	2,494,911
Voluntarily by Executive	—	—	81,138	—	—	201,230	282,368
Death	—	—	126,448	—	—	1,878,643	2,005,091
Disability	—	—	237,175	—	—	1,878,643	2,115,818
Retirement at or after age 65	—	—	—	—	—	1,878,643	1,878,643
Philip Scruggs
Involuntarily by ILFC	800,000	20,177	349,053	—	—	754,112	1,923,343
Voluntarily by Executive	—	—	333,761	—	—	200,000	533,761
Death	—	—	608,552	—	1,208,460	754,112	2,571,124
Disability	—	—	906,134	—	1,208,460	754,112	2,868,706
Retirement at or after age 65	—	—	—	—	1,208,460	754,112	1,962,572
Heinrich Loechteken
Involuntarily by ILFC	1,098,817	—	—	—	—	662,260	1,761,077
Voluntarily by Executive	—	—	—	—	—	—	—
Death	—	—	—	—	—	662,260	662,260
Disability	—	—	—	—	—	662,260	662,260
Retirement at or after age 65	—	—	—	—	—	662,260	662,260

(1)
The amounts in this column represent the cash severance payments provided for under the ESP or ILFC ESP.

(2)
These named executives or their estates would receive medical and life insurance benefits upon permanent disability or death only to the extent that they are generally available to all salaried employees. The amounts reported represent the cost to ILFC of the continued health benefits provided for under the ILFC ESP. If eligible for retiree medical and life insurance benefits, these named executives would be covered under ILFC's medical plan provisions.

(3)
The amount shown for all of the termination events is the increase above the accumulated value of pension benefits shown in the 2012 Pension Benefits Table, calculated using the same assumptions. The amounts in this column for a termination without cause represent the increase in the present value, if any, of the named executive's accumulated pension benefits as a result of additional years of age and credited service that would have accrued during the severance period. In the event of termination as a result of death, the beneficiary of the vested named executives or their estates would have received benefits under AIG's pension plans. The death benefit payable to a participant's designated beneficiary under the tax-qualified retirement plan and the Non-Qualified Retirement Plan generally equals the participant's lump sum benefit or cash balance account pursuant to the plan provisions applicable to all salaried employees. The death benefits for the named executives are calculated using the actual dates of birth for these individuals' spouses. The amounts in this column for termination due to permanent disability represent the increase in the present value, if any, of the named executive's accumulated pension benefits, representing additional years of credited service or additional pay credits, as applicable that would accrue during participation in AIG's long-term disability plan pursuant to the plan provisions applicable to all salaried employees.
  All termination benefits, except disability benefits, are assumed to commence at the earliest permissible retirement date. Disability benefits are assumed to commence at age 65.
  Mr. Loechteken is not eligible to participate in AIG's pension plans because he is not a US citizen.
  For information on pension benefits generally, see "  Post-Employment Compensation—Pension Benefits."

(4)
No options that become exercisable in connection with a named executive's qualifying termination of employment were in the money on December 31, 2012.

(5)
The amounts in this column represent the total market value (based on the closing sale price on the NYSE of $35.30 on December 30, 2012) of shares of AIG Common Stock underlying unvested outstanding equity-based awards and the TARP RSUs, which would have become vested on termination due to permanent disability, death, retirement at or after age 65 or involuntary termination by ILFC, as applicable. Stock-based award holdings at the end of 2012 are detailed in the Outstanding Equity Awards at December 31, 2012 table.

(6)
The amounts in this column represent the value of cash incentive amounts and SARs potentially vesting and payable following a named executive's qualifying termination. The potential amounts that may become payable have been estimated using the target payout amounts for in-progress performance periods and the number of SARs earned based on performance for completed performance periods that remain subject to time-based vesting requirements. The payout amounts may also vest and become payable in connection with certain types of change in control transactions.

TRANSACTIONS WITH RELATED PARTIES

Transactions in Connection with this Offering

Exchange Agreement with AIG Capital

        Holdings intends to enter into an exchange agreement with AIG Capital, pursuant to which AIG Capital will agree to transfer, subject to certain conditions, 100% of the outstanding common stock of ILFC to Holdings in exchange for the issuance by Holdings to AIG Capital of the Series A Redeemable Preferred and additional shares of Holdings' common stock. The Series A Redeemable Preferred must be redeemed on                        at a liquidation preference of $1,000 per share and will be entitled to cash dividends at a rate of                        % of the liquidation preference. The Series A Redeemable Preferred will not be convertible into common stock and will have limited voting rights. See "Description of Capital Stock—Preferred Stock—Series A Mandatorily Redeemable Preferred Stock." The transfer of ILFC's common stock to Holdings will be subject to, and will become effective only upon, AIG Capital entering into one or more definitive agreements for the sale of more than 20% of the number of outstanding shares Holdings' common stock, which we expect to be satisfied by the execution of the underwriting agreement related to this offering. As a result, the transfer of ILFC's common stock to Holdings from AIG Capital will occur after the effectiveness of the registration statement of which this prospectus is a part and prior to consummation of this offering. After the transfer of ILFC's common stock to Holdings, ILFC will become a direct subsidiary of Holdings.

Intercompany Agreement with AIG and AIG Capital

        Prior to the completion of this offering, we will enter into the Intercompany Agreement with AIG and AIG Capital for the purpose of setting forth various matters governing our relationship with AIG and AIG Capital, including registration rights, provision of financial and other information, transition services, compliance policies and procedures, and other matters.

        Under the Intercompany Agreement, we will be required to register for resale under the Securities Act the shares of our common stock held by AIG Capital. These registration rights include the following provisions:

        Shelf Registration Rights.    We will be required to file a shelf registration statement to register the sale of any of AIG Capital's registrable shares for sale from time to time as provided in the Intercompany Agreement.

        Demand Rights.    AIG Capital will have the right to request that we undertake underwritten public offerings of our common stock from time to time.

        Piggyback Registration Rights.    If at any time, we propose to file a registration statement under the Securities Act for our common stock, we will offer to include the registrable shares of AIG Capital in the registration statement subject only to a determination by the underwriters that the success of the offer or the offering price would be adversely affected by the inclusion of AIG Capital's securities.

        We are responsible for paying all registration expenses in connection with any registration pursuant to the registration rights granted under the Intercompany Agreement, excluding any underwriting fees, commissions, discounts and allowances.

Tax Matters Agreement with AIG and AIG Capital

        We will enter into a tax matters agreement with AIG and AIG Capital prior to the completion of this offering. This agreement, among other things, will provide that we generally will remain responsible for all taxes arising in pre-separation periods attributable to us (excluding any tax resulting from certain transactions done in connection with the separation). AIG will generally control both the return preparation and audits and contests relating to pre-separation periods and taxes for which we are responsible, although we will not be liable for tax resulting from returns filed or matters settled by AIG without our consent if the return or settlement position is found to be unreasonable, taking into account the liability that we incur as well as any non-AIG tax benefit. In addition, determinations regarding the allocation to us of responsibility to pay taxes for pre-separation periods will be made by AIG in its reasonable discretion.

        Under the tax matters agreement, AIG will indemnify us with respect to any federal income taxes recognized in connection with the Reorganization.

Joint Litigation Agreement with AIG

        On November 15, 2012, ILFC and AIG entered into a Joint Litigation Agreement, or the Litigation Agreement, related to the management of a lawsuit filed by ILFC and AIG in the Los Angeles Superior Court against ILFC's former CEO, Steven Udvar-Hazy, Mr. Hazy's current company, Air Lease Corporation, or ALC, and certain former officers and employees of ILFC who are currently employed by ALC. The lawsuit alleges that Mr. Hazy and the former officers and employees, while employed at ILFC, diverted corporate opportunities from ILFC, misappropriated ILFC's trade secrets and other proprietary information, and committed other breaches of their fiduciary duties, all at the behest of ALC. See "Business—Legal Proceedings."

        Pursuant to the terms of the Litigation Agreement, AIG will, in its sole discretion, conduct and control the litigation, including following any change of control of ILFC. AIG has sole authority to make strategic decisions regarding this litigation (although AIG will consult ILFC on significant decisions) and to direct AIG's and ILFC's outside counsel for this matter. The Litigation Agreement also requires ILFC to cooperate with AIG by, among other actions, providing materials related to the matter to AIG and attending certain legal proceedings at AIG's request. AIG is responsible for all costs and expenses related to the litigation, including any costs and expenses incurred by ILFC if consented to in advance by AIG, but will be reimbursed for any such expenses out of any settlement or judgment related to the litigation. After reimbursing AIG and ILFC for costs incurred in the conduct of the litigation, any remaining settlement or judgment proceeds will be shared equally between AIG and ILFC.

Intercompany Allocations and Fees with AIG and Its Subsidiaries

        ILFC is currently a party to cost sharing agreements, including tax sharing agreements, with AIG. Generally, these agreements provide for the allocation of corporate costs based upon a proportional allocation of costs to all subsidiaries. ILFC pays other subsidiaries of AIG fees related to management services provided for certain of its foreign subsidiaries. Upon the effectiveness of the Intercompany Agreement and the tax matters agreement with AIG and AIG Capital discussed above, these cost sharing arrangements will terminate.

        ILFC earned management fees from two trusts consolidated by AIG for the management of aircraft ILFC sold to the trusts. AIG paid certain expenses on ILFC's behalf which increased Paid-in capital. See Notes D and M of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 and Note E of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the six months ended June 30, 2013 contained elsewhere in this prospectus. In March 2010, ILFC paid AIG $85.0 million that was due and payable on a loan related to certain tax planning activities we had participated in during 2002 and 2003.

Derivatives Transactions with AIG Markets

        We employ derivative products to manage our exposure to interest rate risks and foreign currency risks. We enter into derivative transactions only to economically hedge interest rate risk and currency risk and not to speculate on interest rates or currency fluctuations. At June 30, 2013, our derivative portfolio consisted of interest rate swaps.

        All of ILFC's interest rate swap agreements are, and its foreign currency swap agreements were, with AIG Markets, Inc., a wholly owned subsidiary of AIG. The swap agreements are subject to a bilateral security agreement and a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. See Notes D and U of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2012 and Notes E and O of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the six months ended June 30, 2013 contained elsewhere in this prospectus.

Insurance Policies with AIG

        We purchase insurance through a broker who may place part of our policies with AIG. ILFC's total insurance premiums were $4.7 million, $5.0 million, $9.9 million, $7.9 million and $7.3 million for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010, respectively.

Expenses Paid by AIG on ILFC's Behalf

        ILFC recorded $0.6 million, $2.6 million, $(8.0) million and $2.8 million in Additional paid in capital for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, respectively, for compensation and other expenses paid by AIG on ILFC's behalf for which it was not required to reimburse. The $8.0 million decrease recorded for the year ended December 31, 2011, resulted from an adjustment for forfeited pension benefits, previously recorded as Additional paid in capital.

Dividends and Capital Contribution

        ILFC transferred two corporate aircraft with a combined net book value of $37.3 million to AIG during the year ended December 31, 2012. The transaction was recorded in Retained earnings as a dividend of $25.4 million, net of taxes of $11.9 million. ILFC also received one corporate aircraft from AIG and recorded $16.7 million, net of taxes of $9.2 million, in Lease receivables and other assets and as a capital contribution in Paid-in capital to reflect the transaction.

Time Deposit Account with AIG Markets

        ILFC has a 30-day interest bearing time deposit account with AIG Markets, Inc., all of which is available for use in ILFC's operations. If ILFC requests that funds be made available to it prior to the maturity date of the time deposit account, ILFC may have to pay a breakage fee to AIG Markets, Inc. As of June 30, 2013, the balance of the time deposit account was approximately $1.1 billion, and ILFC earned approximately $1.6 million and $3.6 million in interest on the time deposit account for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

Our Relationship with AIG, the FRBNY and the Department of the Treasury

AIG Loans from the FRBNY and Department of the Treasury

        In September 2008, liquidity issues resulted in AIG seeking and receiving governmental support through the FRBNY Credit Facility and TARP funding from the Department of the Treasury. On

January 14, 2011, AIG was recapitalized and the FRBNY Credit Facility was repaid and terminated through a series of transactions, including entering into the Master Transaction Agreement discussed below, that resulted in the Department of the Treasury becoming AIG's majority shareholder with ownership of approximately 92% of AIG's outstanding common stock. The Department of the Treasury has since sold all of its shares of AIG's common stock through six registered public offerings between May 2011 and December 2012. In March 2013, AIG repurchased from the Department of the Treasury warrants issued by AIG in 2008 and 2009 to the Department of the Treasury that provided the right to purchase approximately 2.7 million shares of AIG common stock.

Loans from AIG Funding

        ILFC borrowed $1.7 billion from AIG Funding, a subsidiary of AIG, in September 2008 in order to pay its commercial paper and other obligations as they became due. The amount outstanding under the loan was paid in October 2008 when ILFC was approved to participate in the Commercial Paper Funding Facility.

        In March 2009, ILFC entered into two demand note agreements with AIG Funding aggregating $1.7 billion to fund its liquidity needs. In October 2009, ILFC entered into a new $2.0 billion credit agreement with AIG Funding and used the proceeds thereof to repay in full ILFC's obligations under its $2.0 billion revolving credit facility that matured on October 15, 2009. In December 2009, ILFC borrowed an additional $200 million from AIG Funding to repay maturing debt. These loans, aggregating approximately $3.9 billion in principal amount at December 31, 2009, were scheduled to mature on September 13, 2013, and were due in full at maturity with no scheduled amortization. The loans bore interest at LIBOR plus a margin of 6.025%, of which 3.0% were permitted to be paid-in-kind. ILFC paid interest under the loans from AIG Funding of $157.9 million, $100.5 million, and $6.8 million during the years ended December 31, 2010, 2009 and 2008, respectively. On August 20, 2010, ILFC repaid all of its outstanding loan obligations to AIG Funding with the net proceeds of the issuance of its $3.9 billion senior secured notes and the issuance of its $500 million senior notes, each of which occurred on August 20, 2010.

        AIG Funding obtained the funds for its loans to ILFC from borrowings under the FRBNY Credit Facility.

Guarantees of AIG Credit Agreement with FRBNY

        In order to receive the FRBNY's consent to the loans from AIG Funding discussed above, ILFC entered into guarantee agreements to guarantee the repayment of AIG's obligations under the FRBNY Credit Facility up to an amount equal to the aggregate outstanding balance of the loans from AIG Funding to ILFC. After ILFC repaid all of its loans to AIG Funding in August 2010, ILFC was no longer a guarantor under the FRBNY Credit Facility. The FRBNY Credit Facility was repaid in full and terminated in January 2011, as described below.

AIG Recapitalization and the Master Transaction Agreement

        Pursuant to the Master Transaction Agreement dated as of December 8, 2010 between AIG and the Department of the Treasury, on January 14, 2011, or the Closing, AIG completed a series of integrated transactions to recapitalize AIG, or the Recapitalization, with the Department of the Treasury, the FRBNY and the AIG Credit Facility Trust, including the repayment of all amounts owed under the FRBNY Credit Facility.

        Repayment and Termination of the FRBNY Credit Facility.    At the Closing, AIG repaid to the FRBNY approximately $21 billion in cash, representing complete repayment of all amounts owed under the FRBNY Credit Facility, and the FRBNY Credit Facility was terminated. The funds for the repayment were loaned to AIG, in the form of secured limited recourse debt, by certain AIG special purpose vehicles, or the SPVs, from the proceeds of AIG's sale of 67% of the ordinary shares of AIA Group Limited in its initial public offering and from AIG's sale of American Life Insurance Company. The loans from the SPVs were secured by pledges and any proceeds received from the sale by AIG and certain of its subsidiaries of certain collateral, including all of their equity interests in ILFC. These security interests were released in March 2012 as a result of AIG's paydown of the Department of the Treasury's preferred interests in the SPVs.

        Repurchase and Exchange of SPV Preferred Interests.    At the Closing, AIG drew down an approximate $20.3 billion commitment from the Department of the Treasury pursuant to the Securities Purchase Agreement, dated as of April 17, 2009, between AIG and the Department of the Treasury and used such funds to purchase the FRBNY's preferred interests in the SPVs, or the SPV Preferred Interests. AIG then transferred the SPV Preferred Interests to the Department of the Treasury. As of March 22, 2012, AIG had repaid the SPV Preferred Interests in full and no SPV Preferred Interests remained outstanding.

        Designated Entity Consent Rights:    ILFC was a Designated Entity under the Master Transaction Agreement and AIG, as a party to the Master Transaction Agreement, was required to restrict ILFC and its subsidiaries from taking certain significant actions without obtaining prior written consent from the Department of the Treasury under the Master Transaction Agreement. In March 2012, AIG, the Department of the Treasury and certain AIG special purpose vehicles entered into an amendment to the Master Transaction Agreement, pursuant to which ILFC was no longer a Designated Entity under the Master Transaction Agreement.

Review, Approval or Ratification of Related Party Transactions

        Prior to the consummation of this offering, we did not have a formal policy for reviewing related party transactions that are required to be disclosed under the SEC rules. ILFC's board of directors reviewed related party transactions as required by applicable law and when otherwise desired by management or members of the board.

        Upon completion of this offering, our nominating and corporate governance committee will be responsible for reviewing all related party transactions that are required to be disclosed under the SEC rules and, when appropriate, approving or ratifying all such transactions in accordance with written policies and procedures established by our board of directors from time to time. Certain transactions relating to executive compensation, director compensation, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions, certain banking-related services, indemnification payments and advancement of expenses will be deemed to be pre-approved by our nominating and corporate governance committee.

        We anticipate that the policies and procedures will provide that, in determining whether or not to recommend the approval or ratification of a related party transaction, the committee will consider all of the relevant facts and circumstances available, including (if applicable), but not limited to:

  •
  the nature of the related party's interest in the transaction;

  •
  the approximate dollar value of the transaction;

  •
  the approximate dollar value of the related party's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was or will be undertaken by us in the ordinary course of business;

  •
  whether the transaction was, or is proposed to be, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose and the potential benefits to us of the transaction;

  •
  the impact of the transaction on a director's independence (in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer);

  •
  the availability of other sources for comparable products or services;

  •
  whether it is a single transaction or a series of ongoing, related transactions;

  •
  whether entering into the transaction would be consistent with our code of business conduct and ethics; and

  •
  any other information regarding the transaction or related party that would be material to investors in light of the circumstances of the particular transaction.

        No member of our nominating and corporate governance committee may participate in the review, approval or ratification of a transaction with respect to which he or she, or any of his or her immediate family members, is a related party, except that such member can be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the committee.

        The policies and procedures described above have not yet been adopted, and as a result, the transactions described under "Transactions with Related Parties" were not reviewed under such policies and procedures.

PRINCIPAL AND SELLING STOCKHOLDERS

        Prior to the completion of this offering, all shares of our common stock are owned by AIG Capital Corporation, a direct wholly owned subsidiary of AIG, and we had no preferred stock outstanding. Upon the completion of this offering, AIG (through AIG Capital) will beneficially own approximately        % of the outstanding number of shares of our common stock, assuming the underwriters' over-allotment option is not exercised, and        %, if it is exercised in full. In addition, AIG (through AIG Capital) will own all of our outstanding Series A Mandatorily Redeemable Preferred Stock to be issued in connection with the Reorganization. This offering is the first step in AIG's plan to monetize its interest in us. See "Shares Eligible for Future Sale—Plans of Divestiture."

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 24, 2013, as adjusted to reflect the Reorganization and sale of common stock being offered in this offering, by:

  •
  each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;

  •
  each of our directors and director nominees;

  •
  each of our named executive officers;

  •
  all directors and executive officers as a group; and

  •
  the selling stockholder.

        The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after July 24, 2013. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

        Unless otherwise noted below, the address of the persons listed on the table is c/o ILFC Holdings, Inc., 10250 Constellation Blvd., Suite 3400, Los Angeles, CA 90067.

	Beneficial Ownership Prior to the Completion of this Offering				Beneficial Ownership After the Completion of this Offering
Number of Shares to be Sold in this Offering
Name of Beneficial Owner	Number	%			Number	%
5% or More Stockholder and Selling Stockholder
American International Group, Inc.(1)(2)		100%		(3)		(3)%
Named Executive Officers, Directors and Director Nominees
Henri Courpron	—	—	—		—	—
Frederick S. Cromer	—	—	—		—	—
Elias Habayeb	—	—	—		—	—
Heinrich Loechteken	—	—	—		—	—
Philip G. Scruggs	—	—	—		—	—
Douglas M. Steenland(4)	—	—	—		—	—
William N. Dooley(4)	—	—	—		—	—
David L. Herzog(4)	—	—	—		—	—
All executive officers and directors as a group (10 persons)(5)	—	—	—		—	—

(1)
AIG Capital, a wholly owned subsidiary of AIG, owns all 100 shares of our outstanding common stock. AIG has sole voting and investment power over these shares. After effectiveness of the registration statement of which this prospectus is a part and prior to consummation of this offering, in connection with the Reorganization, Holdings will issue Series A Mandatorily Redeemable Preferred Stock and additional shares of common stock to AIG Capital in exchange for all of the outstanding shares of common stock of ILFC. The column "Beneficial Ownership Prior to the Completion of this Offering" reflects the number of shares of Holdings' common stock that will be beneficially owned by AIG Capital after the transfer of all of the common stock of ILFC to Holdings but prior to completion of this offering. AIG will have sole voting and investment power over the remaining shares of Holdings' common stock owned by AIG Capital after the completion of this offering. The address for AIG and AIG Capital is 180 Maiden Lane, New York, NY 10038.

(2)
AIG has received a private letter ruling from the IRS that AIG Capital's transfer of ILFC's common stock to Holdings will qualify for an election under Section 338(h)(10) of the Code, provided that certain conditions are met. Among those conditions is that AIG Capital must satisfy the Section 338(h)(10) Requirement in this offering or within two years after the completion of this offering.

The anti-churning rules of Section 197 of the Code will prohibit us from amortizing any portion of any step-up in the basis of ILFC's assets that is attributable to certain intangibles (such as goodwill and going concern value) if AIG is deemed to be "related" to us. Our private letter ruling provides that AIG will not be deemed to be related to us as long as AIG reduces its ownership of our stock to 20% or less by vote and value (not including the Series A Redeemable Preferred) within three years of the completion of this offering. While AIG expects to reduce its ownership of our stock so as to avoid application of the anti-churning rules, and ultimately expects to dispose of all of our stock, AIG is not obligated to do so. See "Shares Eligible for Future Sale—Plans of Divestiture."

(3)
Does not take into account shares that may be sold by AIG Capital in the event the underwriters' over-allotment option is exercised. If the underwriters' over-allotment option is exercised in full, AIG Capital will sell a total of                        shares of our common stock in this offering and will own                        shares of our common stock, or approximately        % of all our outstanding common stock immediately after the completion of this offering.

(4)
Each of the specified persons is a director or officer of AIG and disclaims beneficial ownership of any shares of our common stock owned by AIG Capital.

(5)
Includes shares held by all persons who will serve as a director or an executive officer of Holdings upon the listing of Holdings' common stock on the NYSE.

DESCRIPTION OF CAPITAL STOCK

General

        Upon completion of the Reorganization, our authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share. This section describes the most important terms of our common stock, preferred stock, restated certificate of incorporation and amended and restated bylaws, as will be in effect upon completion of this offering. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description, refer to our restated certificate of incorporation, certificate of designation of Series A Mandatorily Redeemable Preferred Stock and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

        The holders of our common stock will be entitled to one vote per share on all matters to be voted upon by stockholders. Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of our common stock will be entitled, among other things, (i) to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding-up of the company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. Holders of our common stock will not have preemptive, subscription, redemption or conversion rights, nor cumulative voting rights in the election of directors. As of July 24, 2013, we had 100 shares of common stock outstanding, all of which were held of record by AIG Capital.

Preferred Stock

        Our board of directors will have the authority, within the limitations and restrictions stated in our restated certificate of incorporation, to authorize the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion or exchange rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of our company, as described more fully below, and might harm the market price of our common stock.

Series A Mandatorily Redeemable Preferred Stock

        In connection with the transfer of ILFC's common stock to Holdings in the Reorganization, Holdings will issue to AIG Capital 50,000 shares of Series A Mandatorily Redeemable Preferred Stock, par value $0.01 per share (the "Series A Redeemable Preferred"), with a liquidation preference of $1,000 per share. The Series A Redeemable Preferred will not be convertible into common stock or other securities of Holdings. Holders of Series A Redeemable Preferred will be entitled to receive cash dividends at a rate of        % of the liquidation preference, which rate shall be increased to        % of the liquidation preference if required dividend payments are not paid within three business days of their due date. The Series A Redeemable Preferred must be redeemed by Holdings on                                    , or the mandatory redemption date, at a liquidation preference of $1,000 per share plus any accrued and unpaid dividends (whether or not declared or due). Holdings will have the

option to redeem the Series A Redeemable Preferred at any time on or after                        , or upon a change of control of Holdings, at a liquidation preference of $1,000 per share plus any accrued and unpaid dividends (whether or not declared or due).

        If dividends on the Series A Redeemable Preferred have not been paid when due or declared and set aside for payment when due, no dividends may be paid on any common stock of Holdings or other stock that ranks junior to the Series A Redeemable Preferred and no capital stock of Holdings (other than the Series A Redeemable Preferred) can be repurchased, redeemed or otherwise acquired for consideration. In the event that six quarterly dividends, whether consecutive or not, have not been paid or Holdings fails to redeem the outstanding Series A Redeemable Preferred on the date fixed for such purpose, the holders of the Series A Redeemable Preferred will have the right, voting separately as a class, to elect two members to the board of directors of Holdings. The right to appoint these directors shall continue until such time as all dividends or redemption payments have been paid in full.

        The consent of holders of 66 2/3% of the outstanding Series A Redeemable Preferred will be required to (i) create any class or series of stock ranking senior to or on parity with the Series A Redeemable Preferred either in the payment of dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of Holdings, or that Holdings may be required to redeem or repurchase before all of the Series A Redeemable Preferred has been redeemed, (ii) increase the number of shares of authorized Series A Redeemable Preferred or issue any additional shares of Series A Redeemable Preferred, or (iii) amend or modify the powers, preferences or rights of the Series A Redeemable Preferred, or amend, alter or repeal any of the provisions of Holdings' certificate of incorporation or bylaws so as to eliminate the Series A Redeemable Preferred or otherwise adversely affect the powers, preferences or rights of the Series A Redeemable Preferred. Unless otherwise required by law, the holders of Series A Redeemable Preferred will not have any other voting rights.

Foreign Ownership Restrictions

        To comply with restrictions imposed by federal law on foreign ownership of U.S. registered aircraft, our restated certificate of incorporation and amended and restated bylaws will restrict voting of shares of our capital stock by non-U.S. citizens if at any time we or any of our subsidiaries are the registered owner of U.S. registered aircraft other than as beneficial owner of a trust with (i) an owner trustee who is a U.S. citizen (within the meaning of the relevant FAA regulations) and (ii) a trust agreement in a form approved by FAA Aeronautical Center Counsel for use by non-U.S. beneficial owners. We currently hold all U.S. registered aircraft in compliant owner-trusts. If we were to cease meeting this requirement, the current federal law would restrict the percentage of our voting stock that may be owned or controlled by non-U.S. citizens. The restrictions currently imposed by federal law would require that no more than 25% of our voting stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors and other managing officers be U.S. citizens. Our restated certificate of incorporation therefore will provide that, if we ever hold U.S. registered aircraft other than in compliant trusts, no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the "foreign stock record." Our restated certificate of incorporation and amended and restated bylaws will further provide that, in that event, no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. If it is determined that the amount registered in the foreign stock record exceeds the foreign ownership restrictions imposed by federal law, shares will be removed from the foreign stock record in reverse chronological order based on the date of registration therein, until the number of shares registered therein does not exceed the foreign ownership restrictions imposed by federal law. The FAA has recently clarified its policy regarding the owner-trusts we currently use to hold our U.S. registered aircraft. Although this policy clarification will impose additional oversight responsibilities on our owner trustee, we do not believe that these additional obligations or any related increases in costs will have a material adverse effect on our use of owner-trusts to hold U.S. registered aircraft or discourage our use of this registration alternative. The FAA's policy clarification will become effective on September 16, 2013.

Voting

        Subject to the limited voting rights of the holders of the Series A Redeemable Preferred discussed above under "—Preferred Stock—Series A Mandatorily Redeemable Preferred Stock," the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our restated certificate of incorporation or under our amended and restated bylaws, a different vote is required, in which case such provision will control.

Removal of Directors; Vacancies; AIG Board Designation Rights

        Our restated certificate of incorporation and amended and restated bylaws will provide that any director or the entire board of directors may be removed with or without cause by the affirmative vote of the holders of the majority of all outstanding shares of our common stock.

        Our restated certificate of incorporation and amended and restated bylaws will provide that, subject to limitations, any vacancies on our board of directors may be filled by a majority of the remaining directors then in office, even if such majority is less than a quorum. Each director so elected will hold office until the expiration of the term of the other directors. Each such director will hold office until his or her successor is elected and qualified or until the earlier of his or her death, resignation or removal.

        Our restated certificate of incorporation will provide that, for so long as AIG beneficially owns 20% or more of the outstanding shares of our common stock, AIG will have the right to designate        members of our board of directors for nomination for election. With respect to any vacancy of an AIG-designated director, AIG will have the right to designate a new director for election by a majority of the remaining directors then in office.

Amendments to Our Certificate of Incorporation and Bylaws

        Our restated certificate of incorporation will provide that our restated certificate of incorporation may be amended by the affirmative vote of a majority of the board of directors and by the affirmative vote of the majority of all shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided, that, (i) the consent of holders of 66 2/3% of the outstanding Series A Redeemable Preferred will be required to take the actions described under "—Preferred Stock—Series A Mandatorily Redeemable Preferred Stock," and (ii) until AIG ceases to beneficially own 20% or more of the outstanding shares of our common stock, the affirmative vote of the holders of at least 80% of the outstanding shares of our common stock shall be required to amend, alter, change or repeal, or to adopt any provision as part of our restated certificate of incorporation inconsistent with, the corporate opportunity provisions or the transactions with AIG provisions in our restated certificate of incorporation. See "—Provisions of Our Restated Certificate of Incorporation Relating to Corporate Opportunities and Transactions with AIG" for a description of such provisions. In addition, our restated certificate of incorporation and amended and restated bylaws will provide that our bylaws may be amended, repealed or new bylaws may be adopted by the affirmative vote of a majority of the board of directors or by the affirmative vote of the majority of all shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law

        We are governed by the Delaware General Corporation Law. Our restated certificate of incorporation and amended and restated bylaws will contain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

Special Meetings of Stockholders

        Our amended and restated bylaws will provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, by our Chief Executive Officer, our President, our Secretary or our board of directors (or a committee thereof). Our amended and restated bylaws will further provide that our Secretary will call a special meeting upon the written request to our board of directors of the record holders of at least 33 1/3% of the voting power of the outstanding shares of all classes of stock entitled to vote at such a meeting, subject to requirements and limitations set forth in our amended and restated bylaws.

No Stockholder Action by Written Consent

        Our restated certificate of incorporation and amended and restated bylaws will prohibit stockholder action by written consent unless AIG beneficially owns at least a majority of our common stock outstanding.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws will provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder's notice must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that the date of the meeting is more than 30 days before or more than 30 days after the first anniversary date of the preceding year's annual meeting, a stockholder's notice must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by us. For the first annual meeting of stockholders after the completion of this offering, a stockholder's notice shall be timely if delivered to our Secretary not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the 10th day following the day on which a public announcement of the date of our annual meeting of stockholders is first made by us. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

"Blank Check" Preferred Stock

        As stated above, our restated certificate of incorporation will provide for 100,000,000 authorized shares of preferred stock of which only 50,000 shares have been designated as Series A Redeemable Preferred. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interest of us and our stockholders, our board of directors could cause shares of preferred stock to be issued without common stockholder approval (but subject to the consent rights of the holders of the Series A Redeemable Preferred described under "—Preferred Stock—Series A Mandatorily Redeemable

Preferred Stock") in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our restated certificate of incorporation will grant our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock, subject to the consent rights of the holders of the Series A Redeemable Preferred and any future series of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Authorized but Unissued Shares

        Our authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        The overall effect of the foregoing provisions may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors' ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders. Stockholders might view such an attempt to be in their best interest should a tender offer, for example, include a substantial premium over the market price of our common stock at that time.

Section 203 of the Delaware General Corporation Law

        Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction that is with or caused by the interested stockholder. An "interested stockholder" is a person who owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock and the affiliates or associates of that person. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

  •
  at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Provisions of Our Restated Certificate of Incorporation Relating to Corporate Opportunities and Transactions with AIG

Corporate Opportunities

        In order to address potential conflicts of interest between us and AIG, our restated certificate of incorporation will contain provisions regulating and defining the conduct of our affairs as they may involve AIG and its subsidiaries and their respective directors and officers, and our powers, rights, duties and liabilities and those of our directors, officers and stockholders in connection with our relationship with AIG. In general, these provisions recognize that we and AIG may engage in the same, similar or related business activities and lines of business, have an interest in the same areas of corporate opportunities and that we and AIG will continue to have contractual and business relations with each other, including officers and directors of AIG serving as our directors.

        Our restated certificate of incorporation will provide that AIG and its subsidiaries will have no duty to refrain from:

  •
  engaging in the same, similar or related business activities or lines of business as us;

  •
  doing business with any of our clients, customers or vendors; or

  •
  employing or otherwise engaging any of our officers or employees.

        Our restated certificate of incorporation will further provide that if AIG or any of its subsidiaries other than us and our subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and AIG or that subsidiary, AIG will have no duty to communicate or present such corporate opportunity to us and we will have been deemed to renounce our interest or expectancy in the corporate opportunity and waive any claim that such corporate opportunity should have been presented to us. AIG and its subsidiaries will be deemed to have satisfied, to the fullest extent permitted by law, its fiduciary duty with respect to such corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that AIG or any of its subsidiaries acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

        If one of our directors or officers who is also a director or officer of AIG learns of a potential transaction or matter that may be a corporate opportunity for both us and AIG or any of its subsidiaries, our restated certificate of incorporation will provide that the director or officer (i) will have satisfied his or her fiduciary duties to us and our stockholders with respect to the corporate opportunity, (ii) will not be liable to us or our stockholders for breach of any fiduciary duty by reason of AIG pursuing or acquiring such corporate opportunity for itself or directing such corporate opportunity to another person or not presenting such opportunity to us, (iii) will be deemed to have acted in good faith and in a manner such persons reasonably believed to be in and not opposed to our best interests and (iv) will be deemed not to have breached any duties of loyalty to us or our stockholders and not to have derived an improper personal benefit, if such director or officer acts in good faith in a manner consistent with the following policy:

  •
  where a corporate opportunity is offered to any of our directors or officers who is also a director or officer of AIG or any of its subsidiaries, we will be entitled to pursue such opportunity only if such opportunity is expressly offered to such person solely in his or her capacity as our director or officer; and

  •
  if any of our directors or officers who is also a director or officer of AIG or any of its subsidiaries acquires knowledge of a potential transaction or matter with respect to a corporate opportunity which we are not entitled to pursue pursuant to other provisions in our restated certificate of incorporation, such director or officer will have no duty to communicate or present such corporate opportunity to us and will to the fullest extent permitted by law not be liable to us or our stockholders for breach of fiduciary duty as our director or officer by reason of AIG's or any of its subsidiaries' actions with respect to that corporate opportunity, and we renounce any interest or expectancy in such business opportunity and waive any claim that such business opportunity constituted a corporate opportunity that should be presented to us.

        For purposes of our restated certificate of incorporation, "corporate opportunities" will include only business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of AIG or its directors or officers will be brought into conflict with our self-interest.

        By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our restated certificate of incorporation related to corporate opportunities that are described above.

        Until AIG ceases to beneficially own 20% or more of the shares of our outstanding common stock, the affirmative vote of the holders of at least 80% of the outstanding shares of our common stock shall be required to amend, alter, change or repeal, or to adopt any provision as part of our restated certificate of incorporation inconsistent with, the corporate opportunity provisions in our restated certificate of incorporation.

        Following the date on which AIG ceases to beneficially own 20% or more of the shares of our outstanding common stock and none of our directors or officers is also a director or officer of AIG or any of its subsidiaries, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in our restated certificate of incorporation will not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in our bests interests or derivation of any improper personal benefit, but will be governed by the other provisions of our restated certificate of incorporation, our amended and restated bylaws and other applicable law.

Transactions with AIG

        In recognition and anticipation that we may enter into contracts or otherwise transact business with AIG or any of its subsidiaries, our restated certificate of incorporation regulates and defines certain contractual relations and other business relations as they may involve AIG, and our powers, rights, duties and liabilities in connection with such relations.

        No contract, agreement, arrangement or transaction between us and AIG or any of its subsidiaries will be void or voidable solely for the reason that AIG or any of its subsidiaries is a party thereto, and AIG, its subsidiaries and any of their directors and officers acting on their behalf (i) will have fully satisfied and fulfilled any fiduciary duties to us or our stockholders with respect thereto, (ii) will not be liable to us or our stockholders for breach of any fiduciary duty by reason of entering into, performance or consummation of any such contract, agreement, arrangement or transaction, (iii) will be deemed to have acted in good faith and in a manner such persons reasonably believed to be in our best interest and (iv) will be deemed not to have breached any duties of loyalty to us or our stockholders and not to have derived an improper personal benefit, if:

  •
  the material facts as to such contract, agreement, arrangement or transaction are disclosed to or are known by our board of directors or the committee that authorizes such contract, agreement,

    arrangement or transaction and our board of directors or such committee in good faith authorizes such contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum; or

  •
  the material facts as to such contract, agreement, arrangement or transaction are disclosed to or are known by the holders of shares of our common stock entitled to vote thereon, and such contract, agreement, arrangement or transaction is specifically approved in good faith by the affirmative vote of a majority of the votes entitled to be cast, excluding from such calculation shares of our common stock that are beneficially owned or the voting of which is controlled by AIG.

        In determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes such contract, agreement, arrangement or transaction, our directors who are also directors or officers of AIG may be counted. Shares of our capital stock owned by AIG may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction.

        By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our restated certificate of incorporation related to transactions with AIG that are described above.

        Until AIG ceases to beneficially own 20% or more of the shares of our outstanding common stock, the affirmative vote of the holders of at least 80% of the outstanding shares of our common stock shall be required to amend, alter, change or repeal, or to adopt any provision as part of our restated certificate of incorporation inconsistent with, the provisions governing transactions with AIG in our restated certificate of incorporation.

Limitation on Liability and Indemnification of Directors and Officers

        Our restated certificate of incorporation and amended and restated bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it currently exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our restated certificate of incorporation and Delaware law also provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  •
  any breach of their duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  any transaction from which the director derived an improper personal benefit.

        In addition to the indemnification provided by our restated certificate of incorporation and amended and restated bylaws, prior to the completion of this offering, we will enter into agreements to indemnify our directors and executive officers. These agreements, among other things and subject to certain standards to be met, require us to indemnify these directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person's services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. These agreements also require us to advance expenses to these officers and directors for defending any such action or proceeding, subject to an undertaking to repay such amounts if it is ultimately determined that such director or officer was not entitled to be indemnified for such expenses.

Choice of Forum

        Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us by our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the Delaware General Corporation Law or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. We may consent in writing to alternative forums.

        By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our restated certificate of incorporation related to choice of forum.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be Wells Fargo Bank, N.A.

Listing

        We have applied for listing to have our shares of common stock quoted on the New York Stock Exchange under the symbol "ILFC."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our common stock, and we are not sure that a liquid trading market for our common stock will develop or be sustained after this offering. Future sales of substantial numbers of shares of our common stock in the public market after this offering, or the anticipation of those sales, could adversely affect market prices of our common stock prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

        Upon completion of this offering, we will have                  shares of common stock outstanding.

        At our request, the underwriters have reserved up to        % of the shares for sale at the initial public offering price to persons who are directors, officers or employees through a directed share program. The number of shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares offered.

        All of the shares of common stock sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. All of the outstanding shares of our common stock not sold in this offering will initially be held by AIG Capital and will be deemed "restricted securities," as that term is defined under Rule 144. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act, which is summarized below. AIG Capital will also be subject to the            -day lock-up period described below, which may be extended in specified circumstances described below.

Plans of Divestiture

        AIG has determined that ILFC is not one of its core businesses. This offering is the first step in AIG's plan to monetize its interest in us. After effectiveness of the registration statement of which this prospectus is a part and prior to consummation of this offering, as part of the Reorganization, AIG Capital will transfer, subject to certain conditions, 100% of the outstanding common stock of ILFC to Holdings in exchange for the issuance by Holdings to AIG Capital of 50,000 shares of Series A Redeemable Preferred and additional shares of Holdings' common stock. This transfer of ILFC's common stock has been structured to qualify for an election under Section 338(h)(10) of the Code and AIG has received a private letter ruling from the IRS that the transfer will qualify for that election provided that certain conditions are met. Among those conditions is that AIG Capital must satisfy the Section 338(h)(10) Requirement in this offering or within two years after the completion of this offering. In addition, pursuant to the Plans of Divestiture that AIG and AIG Capital will adopt, AIG Capital intends to satisfy the Section 338(h)(10) Requirement in this offering or within two years after the completion of this offering and intends to dispose of at least 80% by vote and value of its interest in us (not including the Series A Redeemable Preferred) within three years after the completion of this offering. AIG currently expects that AIG Capital will reduce its ownership interest in us through one or more additional public offerings of our stock and, possibly, through one or more privately negotiated sales of our stock, and ultimately expects to dispose of all of our stock, but it is not obligated to divest our shares in any particular manner.

        We are unable to predict whether significant numbers of shares will be sold in the open market or otherwise in anticipation of or following any sales of our shares by AIG.

Rule 144

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the New York Stock Exchange during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights

        Following the completion of this offering, and in addition to rights of sale under Rule 144, AIG Capital, which will hold                 shares of our outstanding common stock, will have registration rights which will require us to register for resale on a registration statement its common shares that are not sold in this offering for resale to the public. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon sale. For a description of the registration rights, see "Transactions with Related Parties—Transactions in Connection with this Offering—Intercompany Agreement with AIG and AIG Capital."

Lock-Up Agreements

        We, our officers and directors, certain of our employees and the selling stockholder have agreed that, subject to limited exceptions, for a period of            days from the date of this prospectus, we and they will not, without the prior written consent of                        , dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock.                        in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (1) during the last 17 days of the    -day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the    -day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 16-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Equity Plans

        Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or issuable under our 2013 Performance Incentive Plan.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

        The following is a general discussion of material U.S. federal income and estate tax considerations applicable to non-U.S. holders (as defined below) with respect to the purchase, ownership and disposition of our common stock purchased pursuant to this offering. This discussion does not purport to be a complete analysis of all the potential tax considerations relating thereto.

        This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

        We have not and do not expect to seek any rulings from the Internal Revenue Service (the "IRS") regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our common stock that are different from those discussed below, or that any such different positions would not be sustained by a court.

        For the purposes of this discussion, except as modified for estate tax purposes (as noted below) the term "non-U.S. holder" means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        This discussion is limited to non-U.S. holders who purchase our common stock in this offering and who directly hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income or estate taxation that may be important to a non-U.S. holder in light of that holder's particular circumstances or that may be applicable to non-U.S. holders subject to special treatment under U.S. federal income or estate tax law (including, for example, banks, insurance companies or other financial institutions, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, real estate investment trusts, regulated investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), holders whose functional currency is other than the U.S. dollar, holders deemed to sell our common stock under the constructive sale provisions of the Code, former citizens or former long-term residents of the United States, and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income or estate tax (such as gift tax laws), nor does it address any aspects of U.S. state, local or non-U.S. taxes.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships considering an investment in shares of our common stock and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock.

        THIS SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND ANY APPLICABLE TAX TREATIES) OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

        This discussion assumes that a non-U.S. holder will structure its ownership of our common stock so as to not be subject to the newly enacted withholding tax discussed below under "—Recently Enacted Federal Tax Legislation."

Dividends

        As discussed in the section captioned "Dividend Policy" above, we do not anticipate that we will pay any dividends on our common stock for the foreseeable future. However, in the event that we make distributions of cash or other property on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a non-U.S. holder's basis in our common stock (determined on a share-by-share basis), but not below zero, and then will be treated as gain from the sale of our common stock, subject to the tax treatment described below under "—Gain on Disposition of our Common Stock."

        Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a non-U.S. holder's trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% (or lower rate as provided by an applicable income tax treaty) of the gross amount of the dividends paid. To obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly completed IRS Form W-8BEN (or successor form) certifying the non-U.S. holder's entitlement to benefits under that treaty. In certain cases, additional requirements may need to be satisfied to avoid the imposition of U.S. withholding tax. See "—Recently Enacted Federal Tax Legislation" below for further details. If a non-U.S. holder holds our common stock through a financial institution or other agent acting on such non-U.S. holder's behalf, such non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification, either directly or through other intermediaries. A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. U.S. federal withholding tax should not apply, so long as the appropriate certifications are properly made by such non-U.S. holder. See "—Effectively

Connected Income" below for additional information on the U.S. federal income tax considerations applicable with respect to such effectively connected dividends.

Gain on Disposition of our Common Stock

        Subject to the discussion below under "—Information Reporting and Backup Withholding" and "—Recently Enacted Federal Tax Legislation," a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the conduct, by such non-U.S. holder, of a trade or business in the United States, in which case the gain will be subject to tax in the manner described below under "—Effectively Connected Income";

  •
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by certain U.S.-source capital losses) will be subject to 30% tax (or at lower rate provided by an applicable income tax treaty); or

  •
  we are, or have been, a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder's holding period in our common stock ("the applicable period").

        In general, under U.S. federal income tax laws, we would be a USRPHC if the fair market value of our "U.S. real property interests" (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests, plus certain other assets used or held for use in a trade or business. We believe that we are not currently a USRPHC and do not currently expect to become a USRPHC in the future. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we are not or will not become a USRPHC in the future. However, even if we are or become a USRPHC, so long as our common stock is considered regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the applicable period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock. Any such taxable gains recognized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally would be subject to tax as if the gain were effectively connected with the conduct of the non-U.S. holder's trade or business in the United States (except that the branch profits tax would not apply). See "—Effectively Connected Income" below. The rules regarding U.S. real property interests are complex, and non-U.S. holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

Effectively Connected Income

        If a dividend received on our common stock, or gain from a sale or other taxable disposition of our common stock, is treated as effectively connected with a non-U.S. holder's conduct of a trade or business in the United States, such non-U.S. holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided that, in the case of dividends, such non-U.S. holder complies with certain certification requirements (generally on IRS Form W-8ECI or any successor form or other applicable IRS Form W-8). Instead, such non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis with respect to any such dividends or gain in the same manner as if the non-U.S. holder were a U.S. person (as defined in the Code), unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or lower rate provided by an applicable income tax treaty) with respect to its effectively connected earnings and profits attributable to such dividends or gain.

Information Reporting and Backup Withholding

        Information returns will be filed with the IRS in connection with payments of dividends (and the tax withheld, if any) on our common stock to a non-U.S. holder. The information contained in these returns may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Unless a non-U.S. holder certifies under penalty of perjury that it is not a U.S. person as defined in the Code (generally on IRS Form W-8BEN or IRS Form W-8ECI), or otherwise establishes an exemption, a non-U.S. holder will be subject to U.S. backup withholding (currently at a rate of 28%) on dividends paid to such holder.

        Unless a non-U.S. holder certifies under penalties of perjury that it is not a U.S person (or otherwise establishes an exemption), information returns may be filed with the IRS and the non-U.S. holder may be subject to U.S. backup withholding in connection with the proceeds from a sale or other disposition of our common stock. The non-U.S. holder's provision of a properly completed IRS Form W-8BEN or IRS Form W-8ECI generally will satisfy the requirements necessary to avoid such information reporting and backup withholding.

        Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person that is not an exempt recipient.

        Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax, provided that the appropriate information is timely supplied by the non-U.S. holder to the IRS.

Recently Enacted Federal Tax Legislation

        Recently enacted legislation may impose withholding tax on certain types of payments made to "foreign financial institutions" (as specially defined for the purposes of these rules) and certain other non-U.S. entities, unless additional certification, information reporting and other specified requirements are met. The legislation generally imposes a 30% withholding tax on dividends on, and the gross proceeds of a sale or other disposition of, common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the non-financial foreign entity either certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such taxes. This new withholding tax will generally not apply to payments of dividends made on or before June 30, 2014, or to payments of gross proceeds from sales or other dispositions of common stock made on or before December 31, 2016. Non-U.S. holders are urged to consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Federal Estate Tax

        Our common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in such individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Medicare Contributions Tax.

        For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will apply, in addition to regular income tax, to certain net investment income (which includes dividends and gains recognized upon a disposition of stock). The 3.8% tax generally applies only to certain U.S. persons with adjusted gross income in excess of certain thresholds. However, the IRS has indicated in proposed Treasury regulations that the 3.8% Medicare tax may be applicable to non-U.S. Holders that are estates or trusts and have one or more U.S. beneficiaries. Non-U.S. Holders that are estates or trusts should consult their tax advisors about the possible application of the 3.8% Medicare tax.

        THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

        Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint global coordinators of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and the selling stockholder has agreed to sell to that underwriter, the number of common shares (the "shares") set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        If the underwriters sell more shares than the total number set forth in the table above, the selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                  additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our officers and directors, certain of our employees and the selling stockholder have agreed that, subject to limited exceptions, for a period of    days from the date of this prospectus, we and they will not, without the prior written consent of                        , dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock.                         in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (1) during the last 17 days of the             -day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the             -day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 16-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        At our request, the underwriters have reserved up to        % of the shares for sale at the initial public offering price to persons who are directors, officers or employees through a directed share program. The number of shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Except for certain of our officers, directors and employees who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying shares through the directed share program has agreed that, for a period of            days from the date of this prospectus, he or she will not, without the prior written consent of                        , dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock with respect to shares purchased in the program. For certain officers, directors and employees purchasing shares through the directed share program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases.                        in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

        Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholder and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. However, the price at which the shares will sell in the public market after this offering may be lower than the initial public offering price and an active trading market in our shares may not develop and continue after this offering.

        We have applied to list our shares on the NYSE under the symbol "ILFC."

        The following table shows the underwriting discounts and commissions payable to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that our total expenses for this offering will be approximately $     million.

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    •
    To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, lending, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, currently perform, and may in the future perform, various financial advisory, commercial and investment banking services for us and for AIG, for which they have received customary compensation and may provide such services and receive customary compensation in the future. In addition, affiliates of the underwriters are lenders and/or agents under certain of our existing credit facilities.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad army of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of the securities which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has also represented and agreed that:

  (a)
  (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the securities would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

  (c)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the

Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlennent Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

LEGAL MATTERS

        O'Melveny & Myers LLP will pass upon the validity of the shares of common stock offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP. Cahill Gordon & Reindel LLP represents AIG in a variety of matters in the ordinary course of its business. Debevoise & Plimpton LLP is representing AIG and the selling stockholder in connection with this offering.

EXPERTS

        The consolidated financial statements of International Lease Finance Corporation as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The balance sheet of ILFC Holdings, Inc. as of May 31, 2013 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        We have obtained statistical and other information about the airline industry and the aircraft leasing industry set forth in this prospectus, including all information under the section titled "Aircraft Leasing Industry" and all estimates about future airline industry and aircraft leasing industry growth appearing elsewhere in this prospectus, from ICF SH&E, Inc., and we have included such information in reliance upon the authority of ICF SH&E, Inc. as an expert in statistical and other analysis of the airline industry and aircraft leasing industry.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC with respect to the registration of the common stock offered for sale with this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information about us, the common stock we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (310) 788-1999 or by mail to 10250 Constellation Boulevard, Suite 3400, Los Angeles, California 90067.

        We have not been subject to the reporting requirements of the Exchange Act prior to this offering. Upon the effectiveness of the registration statement of which this prospectus is a part, we will be subject to the reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements, and other information with the SEC. Such annual, quarterly and current reports, proxy and information statements and other information, can be inspected and copied at the locations set forth above. We also intend to make this information available free of charge on our website at www.ilfc.com. The information on our website is not part of, or incorporated by reference into, this prospectus.

Report of Independent Registered Public Accounting Firm

To The Shareholders and Board of Directors of International Lease Finance Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive (loss) income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of International Lease Finance Corporation, a wholly-owned indirect subsidiary of American International Group, Inc. ("AIG"), and its subsidiaries (the "Company") at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California

March 4, 2013

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	December 31,
	2012	2011
ASSETS
Cash, including interest bearing accounts of $2,964,136 (2012) and $1,909,529 (2011)	$3,027,587	$1,975,009
Restricted cash, including interest bearing accounts of $406,788 (2012) and $414,807 (2011)	695,388	414,807
Net investment in finance and sales-type leases	93,936	81,746
Flight equipment	48,419,478	47,620,895
Less accumulated depreciation	13,951,169	12,118,607

	34,468,309	35,502,288
Deposits on flight equipment purchases	470,200	298,782
Lease receivables and other assets	785,602	599,734
Deferred debt issue costs, less accumulated amortization of $310,371 (2012) and $246,082 (2011)	269,335	288,878

	$39,810,357	$39,161,244

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued interest and other payables	$566,219	$447,521
Current income taxes and other tax liabilities	269,846	253,600
Secured debt financing, net of deferred debt discount of $15,125 (2012) and $17,452 (2011)	9,489,247	9,764,631
Unsecured debt financing, net of deferred debt discount of $37,207 (2012) and $39,128 (2011)	13,853,540	13,619,641
Subordinated debt	1,000,000	1,000,000
Derivative liabilities	20,933	31,756
Security deposits, deferred overhaul rental and other customer deposits	2,524,981	2,307,637
Deferred income taxes	4,142,723	4,204,589
Commitments and Contingencies—Note R
SHAREHOLDERS' EQUITY
Market Auction Preferred Stock, $100,000 per share liquidation value; Series A and B, each series having 500 shares issued and outstanding	100,000	100,000
Common stock—no par value; 100,000,000 authorized shares, 45,267,723 shares issued and outstanding	1,053,582	1,053,582
Paid-in capital	1,262,551	1,243,225
Accumulated other comprehensive (loss) income	(12,491)	(19,637)
Retained earnings	5,539,226	5,154,699

Total shareholders' equity	7,942,868	7,531,869

	$39,810,357	$39,161,244

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Years Ended December 31,
	2012	2011	2010
REVENUES AND OTHER INCOME:
Rental of flight equipment	$4,345,602	$4,454,405	$4,726,502
Flight equipment marketing and gain on aircraft sales	35,388	14,348	10,637
Other income	123,250	57,910	61,741

	4,504,240	4,526,663	4,798,880

EXPENSES:
Interest	1,555,567	1,569,468	1,567,369
Depreciation of flight equipment	1,918,728	1,864,735	1,963,175
Aircraft impairment charges on flight equipment held for use	102,662	1,567,180	1,110,427
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed	89,700	170,328	552,762
Loss on early extinguishment of debt	22,934	61,093	—
Aircraft costs	134,825	49,673	33,352
Selling, general and administrative	257,463	188,433	179,428
Other expenses	51,270	89,732	157,003

	4,133,149	5,560,642	5,563,516

INCOME (LOSS) BEFORE INCOME TAXES	371,091	(1,033,979)	(764,636)
(Benefit) provision for income taxes	(39,231)	(310,078)	(268,968)

NET INCOME (LOSS)	$410,322	$(723,901)	$(495,668)

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)

	Years Ended December 31,
	2012	2011	2010
NET (LOSS) INCOME	$410,322	$(723,901)	$(495,668)
OTHER COMPREHENSIVE INCOME:
Net changes in fair value of cash flow hedges, net of taxes of $(3,588) (2012), $(21,384) (2011) and $(42,542) (2010) and net of reclassification adjustments	6,832	39,713	79,006
Change in unrealized fair value adjustments of available-for-sale securities, net of taxes of $(172) (2012), $219 (2011) and $(138) (2010) and net of reclassification adjustments	314	(406)	256

	7,146	39,307	79,262

COMPREHENSIVE INCOME (LOSS)	$417,468	$(684,594)	$(416,406)

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Dollars in thousands)

	Market Auction Preferred Stock
			Common Stock
						Accumulated Other Comprehensive (Loss) Income
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital		Retained Earnings	Total
Balance at December 31, 2009	1,000	$100,000	45,267,723	$1,053,582	$1,248,400	$(138,206)	$6,391,313	8,655,089
Preferred stock dividends							(601)	(601)
Deconsolidation of VIEs							(15,900)	(15,900)
Comprehensive (loss) income:
Net loss							(495,668)	(495,668)
Other comprehensive (loss) income:
Cash flow derivative transactions (net of tax of ($42,542))						79,006		79,006
Change in unrealized fair value adjustment of available-for-sale securities (net of tax of ($138))						256		256

Comprehensive (loss) income								(416,406)
Other(a)					2,825			2,825

Balance at December 31, 2010	1,000	100,000	45,267,723	1,053,582	1,251,225	(58,944)	5,879,144	8,225,007
Preferred stock dividends							(544)	(544)
Comprehensive (loss) income:
Net loss							(723,901)	(723,901)
Other comprehensive (loss) income:
Cash flow derivative transactions (net of tax of $(21,384))						39,713		39,713
Change in unrealized appreciation available-for-sale securities (net of tax of $219)						(406)		(406)

Comprehensive (loss) income								(684,594)
Other(a)					(8,000)			(8,000)

Balance at December 31, 2011	1,000	100,000	45,267,723	1,053,582	1,243,225	(19,637)	5,154,699	7,531,869
Preferred stock dividends							(420)	(420)
Comprehensive (loss) income:
Net income							410,322	410,322
Other comprehensive income (loss):
Cash flow derivative transactions (net of tax of $3,588)						6,832		6,832
Change in unrealized fair value adjustment of available-for-sale securities (net of tax of $172)						314		314

Comprehensive income (loss)								417,468
Other(a)					19,326		(25,375)	(6,049)

December 31, 2012	1,000	$100,000	45,267,723	$1,053,582	$1,262,551	$(12,491)	$5,539,226	$7,942,868

(a)
We recorded $16,690, net of tax of $9,211, in Paid-in capital during 2012 when AIG contributed a corporate aircraft to us. Additionally, we recorded $2,636 during 2012, $(8,000) during 2011 and $2,825 during 2010 in Paid-in capital for compensation expenses, debt issue costs and other expenses paid by AIG on our behalf for which we were not required to pay. The $(8,000) recorded during 2011 reflects pension benefits previously recorded as Paid-in capital and forfeited by certain employees during 2011. We recorded a $25,379 decrease, net of tax of $11,866, and other miscellaneous adjustments of $(4) in Retained earnings during 2012 when we transferred two corporate aircraft to AIG.

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2012	2011	2010
OPERATING ACTIVITIES:
Net income (loss)	$410,322	$(723,901)	$(495,668)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	1,918,728	1,864,735	1,963,175
Deferred income taxes	(62,971)	(468,329)	(312,461)
Derivative instruments	(403)	(117,396)	252,254
Foreign currency adjustment of non-US$ denominated debt	—	104,800	(200,320)
Amortization of deferred debt issue costs	73,935	64,174	56,227
Amortization of debt discount	14,191	13,706	11,968
Amortization of prepaid lease costs	61,518	63,369	47,809
Aircraft impairment charges and fair value adjustments	192,362	1,737,508	1,663,189
Lease expenses related to aircraft sales	—	(3,249)	91,217
Forfeitures of customer deposits	(42,607)	(14,178)	(7,951)
(Recoveries of) Provision for credit losses on notes receivable and net investment in finance and sales-type leases	(9,728)	44,986	19,511
Loss on extinguishment of debt	22,934	—	—
Other(a)	(15,641)	(50,696)	(29,955)
Changes in operating assets and liabilities:
Lease receivables and other assets	142,552	(7,986)	41,723
Accrued interest and other payables	100,343	(33,373)	119,391
Current income taxes and other tax liabilities	17,791	93,989	78,687
Tax benefit sharing payable to AIG	—	—	(85,000)

Net cash provided by operating activities	2,823,326	2,568,159	3,213,796

INVESTING ACTIVITIES:
Acquisition of flight equipment	(1,772,817)	(377,037)	(240,320)
Payments for deposits and progress payments	(233,677)	(158,932)	(61,085)
Proceeds from disposal of flight equipment	521,231	296,384	2,123,581
Acquisition of AeroTurbine, net of cash acquired	—	(138,225)	—
Restricted cash	(280,581)	42,336	(141,897)
Collections of notes receivable	11,066	45,543	72,015
Collections of finance and sales-type leases	41,879	14,958	32,928
Other	(230)	(6,225)	(5,370)

Net cash (used in) provided by investing activities	(1,713,129)	(281,198)	1,779,852

FINANCING ACTIVITIES:
Repayment of loan to AIG	—	—	(3,909,567)
Proceeds from debt financing	3,759,188	4,571,526	9,704,094
Payments in reduction of debt financing, net of foreign currency swap settlements	(3,824,636)	(8,054,223)	(7,989,514)
Debt issue costs	(73,120)	(121,777)	(189,376)
Security and rental deposits received	130,109	104,895	193,831
Security and rental deposits returned	(108,191)	(99,421)	(52,367)
Transfers of security and rental deposits on sales of aircraft	(4,428)	(38,015)	(264,323)
Overhaul rentals collected	574,979	547,514	500,701
Overhaul rentals reimbursed	(494,779)	(350,744)	(313,974)
Net change in other deposits	(16,121)	60,576	60,147
Payment of preferred dividends	(420)	(544)	(601)

Net cash (used in) provided by financing activities	(57,419)	(3,380,213)	(2,260,949)

Net increase (decrease) in cash	1,052,778	(1,093,252)	2,732,699
Effect of exchange rate changes on cash	(200)	564	(1,913)
Cash at beginning of year	1,975,009	3,067,697	336,911

Cash at end of year	$3,027,587	$1,975,009	$3,067,697

(a)
Includes foreign exchange adjustments on foreign currency denominated cash, gain on aircraft sales, amortization of asset value guarantees, out of period adjustments relating to pension expenses, and other non-cash items.

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in thousands)

	Years Ended December 31,
	2012		2011		2010
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest, excluding interest capitalized of $16,146 (2012), $8,113 (2011) and $6,539 (2010)	$1,437,366		$1,625,905		$1,373,045
Income taxes, net	5,563	(a)	64,261	(a)	15,519	(a)

(a)
Includes approximately $1.7 million, $58.5 million and $10.1 million paid to AIG for ILFC tax liability for the years ended December 31, 2012, 2011 and 2010, respectively.

2012:

$278,076 of Rentals received in advance were reclassified from Security deposits, overhaul rentals and other customer deposits to Accrued interest and other payables.

$175,761 of straight-line lease adjustments were reclassified from Security deposits, overhaul rentals and other customer deposits to Lease receivable and other assets.

Flight equipment in the amount of $177,230 was reclassified to Lease receivables and other assets in the amount of $176,719, with $511 charged to income, upon the part-out of aircraft and engines.

Flight equipment in the amount of $68,636, deposits on flight equipment purchases of $4,792 and Accrued interest and other assets of $(4,733) were reclassified to Net investment in finance and sales-type leases of $69,266 with $571 charged to income.

Deposits on flight equipment purchases of $71,229 were applied to Acquisition of flight equipment.

Flight equipment in the amount of $50,848 was reclassified to Flight equipment held for sale.

Flight equipment of $37,245 was reclassified to Retained earnings to record a dividend of aircraft to AIG.

$60,051 of Security deposits, overhaul rentals and other customer deposits were reclassified to other receivables in the amount of $11,529, with $48,522 recorded in income.

Paid-in capital of $25,901 was reclassified to Lease receivable and other assets to reflect a contribution of a corporate aircraft from AIG.

Flight equipment classified as Net investment in finance and sales-type leases in the amount of $20,819 was reclassified to Flight equipment.

Notes receivable of $15,117 were received as partial payment for flight equipment sold with a net book value of $166,736.

2011:

Flight equipment held for sale in the amount of $76,438 was reclassified to Flight equipment in the amount of $78,673, with $2,235 realized in income when the aircraft no longer met the criteria for being classified as held for sale.

Deposits on flight equipment purchases of $63,502 were applied to Acquisition of flight equipment.

Flight equipment in the amount of $43,766 was reclassified to Net investment in finance and sale-type leases in the amount of $24,258, with $19,508 recognized in income.

Flight equipment in the amount of $880 was reclassified to Lease receivable and other assets upon the part-out of an aircraft.

Flight equipment was received from a customer in the amount of $5,500 in lieu of rent payments.

2010:

Flight equipment in the amount of $2,236,055 was transferred to Flight equipment held for sale, of which $1,992,507 was subsequently sold.

Net investment in finance leases of $192,161 was transferred to Flight equipment.

Two aircraft with aggregate net book values of $66,581 were converted into sales-type leases aggregating $30,230 with $36,351 charged to income.

Flight equipment with a net book value of $60,780 was transferred to Lease receivable and other assets, with $10,400 recorded in income, to record proceeds receivable for the total loss of two aircraft.

$36,799 of Deposits on flight equipment purchases were applied to Acquisition of flight equipment.

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Organization:    ILFC's primary business operation is to acquire new commercial aircraft from aircraft manufacturers and other parties and lease those aircraft to airlines throughout the world. In addition, we provide fleet management services to investors and/or owners of aircraft portfolios for a management fee. At times, we sell aircraft or engines from our leased aircraft fleet to other leasing companies, financial services companies, and airlines. Through our wholly-owned subsidiary, AeroTurbine, we provide engine leasing, certified aircraft engines, airframes, engine parts and supply chain solutions, and possess the capabilities to disassemble aircraft and engines into parts. In limited cases, we have provided asset value guarantees and loan guarantees to buyers of aircraft or to financial institutions for a fee. We execute our leasing, financing, and parts and supply chain solutions operations through a variety of subsidiaries and VIEs that are consolidated in our financial statements. In terms of the number and value of transactions concluded, we are a major owner-lessor of commercial aircraft.

        Parent Company:    We are an indirect wholly-owned subsidiary of AIG. AIG is a leading global insurance company that provides a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 130 countries.

Note A—Basis of Preparation

        The accompanying consolidated financial statements include our accounts and accounts of all other entities in which we have a controlling financial interest. See Note S—Variable Interest Entities for discussions of VIEs. All material intercompany accounts have been eliminated in consolidation.

        Results for the year ended December 31, 2011 include out of period adjustments related to prior years, which increased pre-tax income by $13.7 million, net. The out of period adjustments relate primarily to (i) forfeiture of share based deferred compensation awards for certain employees who terminated their employment with us in 2010; and (ii) the extension of deferred debt issue costs and debt discount amortization related to our subordinated debt from the scheduled call dates until the contractual maturity date of December 21, 2065. The tax provision for the year ended December 31, 2011, includes a $6.9 million cumulative out of period adjustment relating to state deferred income taxes for Florida and Alabama that previously were not properly accrued for.

        Results for the year ended December 31, 2010, include out of period adjustments related to prior years, which decreased pre-tax income by $56.2 million. The out of period adjustments related to (i) the depreciable lives of overhaul costs that were incurred by ILFC directly over the period from 2003 to 2010; and (ii) certain pension costs under a non-qualified plan covering certain ILFC employees for the service period from 1996 to 2010.

        Management has determined, after evaluating the quantitative and qualitative aspects of these out of period adjustments, that our current and prior period financial statements are not materially misstated.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain amounts have been reclassified in the 2011 and 2010 Consolidated Statements of Operations and Statements of Cash Flows to conform to our 2012 presentation. Specifically, Rents received in advance of $272.2 million is included in Security deposits, deferred overhaul rental and other customer deposits on our 2011 Consolidated Balance Sheet, while it was previously presented in a separate caption; and Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates, of $9.8 million and

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note A—Basis of Preparation (Continued)

$47.8 million is included in Other expenses on our 2011 and 2010 Consolidated Statements of Operations, respectively, while it was previously presented in a separate caption.

        On December 9, 2012, AIG and an investor group led by Mr. Weng Xianding, the Chairman of New China Trust Co. Ltd., announced that they have entered into a share purchase agreement under which AIG will sell 80.1% of our equity to the investor group for approximately $4.2 billion in cash, with an option for the investor group to buy an additional 9.9% stake. The sale is expected to close in 2013. At the completion of the sale, we expect to apply purchase accounting to our consolidated financial statements which will adjust the carrying value of our assets and liabilities to the then-current fair value. The largest expected impact is the expected decrease in the carrying value of our Flight equipment.

Note B—Summary of Significant Accounting Policies

        Principles of Consolidation:    The accompanying consolidated financial statements include the results of all entities in which we have a controlling financial interest, including VIEs for which we are the PB. The PB is the entity that has both (i) the power to direct the activities of the VIE that most significantly affect the entity's economic performance; and (ii) the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. See Note S—Variable Interest Entities.

        Variable Interest Entities:    We consolidate VIEs in which we have determined that we are the PB. We use judgment when determining (i) whether an entity is a VIE; (ii) who are the variable interest holders; (iii) the elements and degree of control that each variable interest holder has; and (iv) ultimately which party is the PB. When determining which party is the PB, we perform an analysis which considers (i) the design of the VIE; (ii) the capital structure of the VIE; (iii) the contractual relationships between the variable interest holders; (iv) the nature of the entities' operations; and (v) the purposes and interests of all parties involved, including related parties. While we consider these factors, our conclusion about whether to consolidate ultimately depends on the breadth of our decision-making ability and our ability to influence activities that significantly affect the economic performance of the VIE. We continually re-evaluate whether we are the PB for VIEs in which we hold a variable interest.

  Rental of Flight Equipment:

        Lease Revenue:    We lease flight equipment principally under operating leases and recognize rental revenue on a straight line basis over the life of the lease. The difference between the rental revenue recognized and the cash received under the provisions of our leases is included in Lease receivables and other assets, if an asset, or, if a liability, in Security deposits, deferred overhaul rental and other customer deposits on our Consolidated Balance Sheets. Past-due rental revenue is recognized on the basis of management's assessment of collectability. Management monitors all lessees that are behind in lease payments and evaluates lessee operational and financial issues to determine the amount of rental revenue to recognize for past due amounts. Our customers make lease payments in advance and we generally recognize rental revenue only to the extent we have received payments or hold security deposits. In certain cases, leases provide for additional flight hour revenue based on usage. The usage may be calculated based on hourly usage or on the number of cycles operated, depending on the lease contract. A cycle is defined as one take-off and landing. The usage is typically reported monthly by the

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

lessee. Rental revenue received under the lease agreements, but unearned, is included in Rentals received in advance on our Consolidated Balance Sheets.

        Lease revenues from the rental of flight equipment are reduced by the amortization of lease incentives, which primarily consist of our maintenance contributions to lessees in connection with the lease of used aircraft.

        Overhaul Rentals:    Under the provisions of our leases, lessees are generally responsible for maintenance and repairs, including major maintenance (overhauls) over the term of the lease. Under the provisions of many of our leases, we receive overhaul rentals based on the usage of the aircraft, calculated based on number of hours or cycles operated. The usage is typically reported monthly by the lessee. For certain airframe and engine overhauls incurred by our lessees, we reimburse the lessee for costs up to, but not exceeding, related overhaul rentals that the lessee has paid to us.

        We recognize overhaul rentals received, net of estimated overhaul reimbursements, as revenue. We estimate expected overhaul reimbursements during the life of the lease, which requires significant judgment. Management determines the reasonableness of the estimated future overhaul reimbursement rate considering quantitative and qualitative information including (i) changes in historical pay-out rates from period to period; (ii) trends in reimbursements made; (iii) trends in historical pay-out rates for expired leases; (iv) future estimates of pay-out rates on leases scheduled to expire in the near term; (v) changes in our business model and portfolio strategies; and (vi) other factors affecting the future pay-out rates that may occur from time to time. Changes in the expected overhaul reimbursement estimate result in an adjustment to the cumulative deferred overhaul rental balance sheet amount, which is recognized in current period results. If overhaul reimbursements are different than our estimates, or if estimates of future reimbursements change, there could be a material impact on our results of operations in a given period.

        Additionally, in connection with a lease of a used aircraft, we generally agree to contribute to the first major maintenance event the lessee incurs during the lease. At the time we pay the agreed upon maintenance contribution, we record the reimbursement against deferred overhaul rentals to the extent we have received overhaul rentals from the lessee, or against return condition deficiency deposits to the extent we have received such deposits from the prior lessee. We capitalize as lease incentives any amount of the actual maintenance reimbursement we pay in excess of overhaul rentals and payments received from prior lessees for deficiencies in return conditions and amortize the lease incentives into Rental of flight equipment over the remaining life of the lease.

        Capitalized Major Maintenance Costs:    When an aircraft is repossessed or when a lessee defaults on its lease obligations, we may be required to perform major maintenance on the aircraft. In these instances, if we have not received sufficient overhaul rentals under the lease, we capitalize the costs of the overhaul, to the extent that those costs meet the recognition criteria of an asset, and amortize those costs over the period until the next estimated overhaul event.

        Return Condition Payments:    We may receive payments from our lessees at the conclusion of a lease, rather than requiring the lessee to make the required repairs to meet return conditions. These return condition payments are generally negotiated to facilitate an efficient return of the aircraft, which generally causes the aircraft to be delivered to the next lessee in a condition less than anticipated in the lease negotiations. The return condition payments are initially recognized as a reserve for aircraft costs deferred liability on our Consolidated Balance Sheets. We capitalize as lease incentives any amount of

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

the actual maintenance reimbursement we pay in excess of overhaul rentals and payments received from prior lessees for deficiencies in return conditions and amortize the lease incentives into Rental of flight equipment over the remaining life of the lease.

        Lease Incentive Costs:    We capitalize as lease incentives any amount paid by us to lessees or other parties in connection with the lease transactions, including the actual maintenance reimbursement we pay in excess of overhaul rentals and payments received from prior lessees for deficiencies in return conditions, and lessee specific aircraft cabin modifications, and amortize the lease incentives into Rental of flight equipment over the remaining life of the lease.

        Flight Equipment Marketing and Gain on Aircraft Sales:    Flight equipment marketing consists of gains generated from the sale of flight equipment and commissions generated from the leasing and sales of managed aircraft. Flight equipment sales are recognized when substantially all of the risks and rewards of ownership have passed to the new owner. Retained lessee obligations, if any, are recognized as reductions to Flight equipment marketing gain at the time of the sale.

        Cash:    We consider cash and cash equivalents with original maturity dates of 90 days or less to be cash on hand and highly liquid investments. At December 31, 2012 and 2011, respectively, cash and cash equivalents consisted of cash on hand and time deposits.

        Restricted Cash:    All cash restricted from use in our operations is considered restricted cash and is typically restricted under secured debt agreements, and can be used only to service the aircraft securing the debt and make principal and interest payments on the debt. See Note K—Debt Financing.

        Foreign Currency:    Assets and liabilities denominated in foreign currencies are translated into US dollars using the exchange rates at the balance sheet date. Foreign currency transaction gains or losses are translated into US dollars using the average exchange rate during the period.

        Flight Equipment:    Flight equipment is stated at cost. Purchases, major additions and modifications and interest on deposits during the construction phase are capitalized. We generally depreciate passenger aircraft using the straight-line method over a 25-year life from the date of manufacture to an estimated residual value. When we change the useful lives or residual values of our aircraft, we adjust our depreciation rates on a prospective basis.

        Vendor Payments:    As part of the purchase of new aircraft, aircraft engines, and related equipment we will often obtain payments from our vendors in the form of cash and other consideration ("Vendor Payments"). Generally, Vendor Payments are recognized as a reduction in the purchase price of aircraft, unless facts and circumstances indicate that the Vendor Payment was provided as compensation for a service provided or a reimbursement of costs incurred by us to sell the vendor's products.

        Impairments on Flight Equipment Held for Use:    Management evaluates quarterly the need to perform a recoverability assessment of held for use aircraft considering the requirements under GAAP and performs this assessment at least annually for all aircraft in our fleet. Recurring recoverability assessments are performed whenever events or changes in circumstances indicate that the carrying amount of our aircraft may not be recoverable, which may require us to change our assumptions related to future estimated cash flows. These events or changes in circumstances consider potential sales, changes in contracted lease terms, changes in the status of a lease, including re-lease or not subject to lease, changes in portfolio strategies, changes in demand for a particular aircraft type and

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

changes in economic and market circumstances. Economic and market circumstances include the risk factors affecting the airline industry.

        The undiscounted cash flows used in the recoverability assessment consist of cash flows from currently contracted leases, future projected lease cash flows, including flight hour and overhaul rentals, and an estimated disposition value, as appropriate, for each aircraft. Management is active in the aircraft leasing industry and develops the assumptions used in the recoverability assessment. As part of our recurring recoverability assessment process, we update the critical and significant assumptions used in the recoverability assessment, including projected lease rates and terms, residual values, overhaul rental realization and aircraft holding periods. In updating these critical and significant assumptions for 2012, we considered (i) current and future expectations of the global demand for a particular aircraft type; (ii) the impact of fuel price volatility and higher average fuel prices; (iii) the growing impact of new technology aircraft; (iv) the higher production rates sustained by manufacturers of more fuel-efficient newer generation aircraft during the recent economic downturn; (v) the unfavorable impact of low rates of inflation on aircraft values; (vi) current market conditions and industry outlook for future marketing of older mid-generation aircraft and aircraft that are out of production; (vii) decreasing number of lessees for older aircraft; (viii) end-of-life management capabilities resulting from our acquisition of AeroTurbine; and (ix) events occurring subsequent to our balance sheet date that affect the value of our fleet. In the event that an aircraft does not meet the recoverability assessment, the aircraft will be re-measured to fair value in accordance with our Fair Value Policy resulting in an impairment charge. Our Fair Value Policy is described below under "—Fair Value Measurements." Impairment charges recognized related to our fleet held for use are classified separately on our Statements of Operations.

        Flight Equipment Held for Sale:    We classify aircraft as Flight equipment held for sale when all the criteria under GAAP are met. Aircraft classified as Flight equipment held for sale are recognized at the lower of their carrying amount or estimated fair value less estimated costs to sell. If the carrying value of the aircraft exceeds its estimated fair value, then a fair value adjustment is recognized separately on our Consolidated Statements of Operations.

        Management uses judgment in evaluating these criteria. Due to the significant uncertainties of potential sale transactions, the held for sale criteria generally will not be met unless the aircraft is subject to a signed sale agreement, or management has made a specific determination and obtained appropriate approvals to sell a particular aircraft or group of aircraft. At the time aircraft are sold, or classified as Flight equipment held for sale, the cost and accumulated depreciation are removed from the related accounts and we cease recognizing depreciation expense.

        We designate an aircraft for part-out when the aircraft is subject to an executed consignment agreement. At that time we reclassify the aircraft from Flight equipment to Lease receivables and other assets at the lower of their carrying amount or estimated fair value less estimated costs to sell. At the time aircraft are classified as parts inventory and recorded in Lease receivables and other assets, the cost and accumulated depreciation are removed from the related accounts.

        Investment in Finance and Sales-Type Leases:    If a lease meets specific criteria under GAAP at the inception of the lease, then we recognize the lease as a Net investment in finance and sales-type lease on our Consolidated Balance Sheets. For sales-type leases we de-recognize the aircraft from our Consolidated Balance Sheets and recognize the difference of the aircraft carrying value and the Net

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

investment in finance and sales-type leases as a gain or loss in our Consolidated Statements of Operations. The amounts recognized for finance and sales-type leases consist of lease receivables, plus the estimated unguaranteed residual value of the leased flight equipment on the lease termination date, less the unearned income. The unearned income is recognized as Other income in our Consolidated Statements of Operations over the lease term in a manner that produces a constant rate of return on the Net investment in finance and sales-type lease.

        Allowance for Credit Losses:    An allowance for credit losses is established if there is evidence that we will be unable to collect all amounts due according to the original contractual terms of the Net investment in finance and sales-type receivables and notes receivable ("Financing Receivables"). Financing Receivables comprise net investment in finance and sales-type leases recognized at the gross investment in the lease, less unearned income, and notes receivable recognized at cost. The allowance for credit losses is reported as a reduction of the Financing Receivables carrying value on the Consolidated Balance Sheets. Additions to the allowance for credit losses are recognized in our Consolidated Statements of Operations in Selling, general and administrative expenses.

        Collectability of Financing Receivables is evaluated periodically and on an individual note and customer level. Notes receivables are considered impaired when we determine that it is probable that we will not be able to collect all amounts due according to the original contractual terms. Individual credit exposures are evaluated based on the realizable value of any collateral, and payment history. The estimated recoverable amount is the value of the expected future cash flows, including amounts that may be realized from the value of the collateral. Allowances for specific credit losses are established for the difference between the carrying amount and the estimated recoverable amount. The accrual of interest income based on the original terms of the Notes receivable is discontinued based on the facts and circumstances of the individual credit exposure, and any future interest income is recognized based on cash receipts. Any subsequent changes to the amounts and timing of the expected future cash flows compared with the prior estimates result in a change in the allowance for credit losses and are charged or credited to Selling general and administrative expense. An allowance is generally reversed only when cash is received in accordance with the original contractual terms of the note. A write-off of the Notes receivable is made when all hope of recoverability has been abandoned or amounts have been forgiven. Write-offs are charged against previously established allowances for credit losses. Recoveries in part or in full of amounts previously written off are credited to the provision for credit loss.

        The evaluation of the collectability of the finance and sales-type leases considers the credit of the lessee and the value of the underlying aircraft.

        Capitalized Interest:    We borrow funds to finance progress payments for the construction of flight equipment ordered. We capitalize the interest incurred on such borrowings. This amount is calculated using our composite borrowing rate and is included in the cost of the flight equipment.

        Deferred Debt Issue Costs and Debt Discounts and Premiums:    We incur costs in connection with issuing debt. These costs are capitalized and amortized as an increase to interest expense over the life of the debt using the effective interest method. In the event that we issue debt at a discount or premium, we amortize the amount of discount or premium over the life of the debt using the effective interest method.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

        Derivative Financial Instruments:    We employ a variety of derivative financial instruments to manage our exposure to interest rate risks and foreign currency risks. Derivatives are recognized on our Consolidated Balance Sheets at fair value. AIG Markets, Inc., a related party, is the counterparty to all our interest swaps and foreign currency swaps. We apply either fair value or cash flow hedge accounting when transactions meet specified criteria for hedge accounting treatment. If the derivative does not qualify for hedge accounting, the gain or loss is immediately recognized in earnings. If the derivative qualifies for hedge accounting and is designated and documented as a hedge, changes in fair value of the hedge are either recognized in income along with the change in fair value of the item being hedged for fair value hedges, or recognized in AOCI to the extent the hedge is effective for cash flow hedges. We have elected to classify the cash flows from derivative instruments that have been designated as fair value or cash flow hedges in accordance with GAAP in the same category as the cash flows from the items being hedged.

        At the time the derivative is designated as a hedge, we formally document the relationship between hedging instrument and hedged item including risk management objectives and strategies for undertaking the hedge transactions. This includes linking the derivative designated as a fair value, a cash flow, or a foreign currency hedge to a specific asset or liability on the balance sheet. We also assess both at the hedge's inception and on an ongoing basis whether the hedge has been and is expected to be highly effective in offsetting changes in the fair value or cash flow of hedged item. We use the "hypothetical derivative method" when we assess the effectiveness of a hedge. When it is determined that a hedge is not or has ceased to be highly effective as a hedge, we discontinue hedge accounting, as discussed below.

        We discontinue hedge accounting prospectively when (i) we determine that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; or (iii) management determines that designating the derivative as a hedging instrument is no longer appropriate.

        In all situations in which hedge accounting is discontinued and the derivative remains outstanding, we carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings. The remaining balance in AOCI at the time we discontinue hedge accounting for cash flow hedges is amortized into income over the remaining life of the derivative contract.

        Inventory:    Our inventory consists primarily of engine and airframe parts and rotable and consumable parts and is included in Lease receivables and other assets on our 2012 Consolidated Balance Sheet. We value our inventory at the lower of cost or market. Cost is primarily determined using the specific identification method for individual part purchases and on an allocated basis for engines and aircraft purchased for disassembly and bulk inventory purchases. Costs are allocated using the relationship of the cost of the engine, aircraft or bulk inventory purchase to the estimated retail sales value at the time of purchase. At the time of sale, this ratio is applied to the sales price of each individual part to determine its cost. We evaluate this ratio based on periodic analysis and if necessary, update sales estimates and make adjustments to this ratio. Generally, inventory that is held for more than four years is considered excess inventory and its carrying value is zero.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

        Goodwill and Other Acquired Intangible Assets:    As a result of our acquisition of AeroTurbine, we recognized goodwill and other intangible assets. Goodwill represents the excess of the cost of the fair value of the acquired business over the net of the fair value of identifiable assets acquired. Goodwill is not amortized, but is subject to impairment testing annually or more often when events or circumstances indicate that it is more likely than not it is impaired. We amortize the cost of other acquired intangible assets over their estimated useful lives on a straight-line basis. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on discounted cash flows. Goodwill and other acquired intangible assets are included in Lease receivables and other assets on our Consolidated Balance Sheet.

        Other Comprehensive Income (Loss):    We report gains and losses associated with changes in the fair value of derivatives designated as cash flow hedges and unrealized gains and losses on marketable securities classified as "available-for-sale" in comprehensive income or loss.

        Guarantees:    We recognize the guarantee fee paid to us as the initial carrying value of the guarantee which is included in Accrued interest and other payables on our Consolidated Balance Sheets. Since the amount received represents the market rate that would be charged for similar agreements, management believes that the carrying value approximates the fair value of these instruments at the date of issuance of the guarantee. The fee received is amortized into Flight equipment marketing and gain on aircraft sales over the guarantee period. When it becomes probable that we will be required to perform under a guarantee, we cease recognition of the guarantee fee income and accrue a liability. Our provision for losses on aircraft asset value guarantees represents changes made in the current period based on our best estimate of probable loss on asset value guarantees that are likely to be exercised. We reverse the liability only when it is no longer probable that we will incur a loss. See Note R—Commitments and Contingencies for more information on guarantees.

        Fair Value Measurements:    Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We measure the fair value of our derivatives on a recurring basis and measure the fair values of aircraft, investment in finance and sales-type leases and asset value guarantees on a non-recurring basis. See Note T—Fair Value Measurements for more information on fair value.

        Income Taxes:    ILFC is included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined/unitary basis. Our provision for federal income taxes is calculated on a separate return basis, adjusted to give recognition to the effects of net operating losses, foreign tax credits and other tax benefits to the extent we estimate that they would be realizable in AIG's consolidated federal income tax return. Under our tax sharing agreement with AIG, we settle our current tax liability as if ILFC and its subsidiaries are each a separate standalone taxpayer. Thus, AIG credits us to the extent our net operating losses, foreign tax credits and other tax benefits (calculated on a separate return basis) are used in AIG's consolidated tax return and charges us to the extent of our tax liability (calculated on a separate return basis). To the extent the benefit of a net operating loss is not utilized in AIG's consolidated federal income tax return, AIG reimburses us upon the expiration of the loss carry-forward period as long as we are still included in AIG's consolidated federal income tax return and the benefit would have been utilized if we had filed a separate consolidated federal income tax return. Our provision for state income taxes includes

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

California, in which we file with AIG using the unitary apportionment factors, and certain other states, in which we file separate tax returns.

        We calculate our provision for income taxes using the asset and liability method. This method considers the future tax consequences of temporary differences between the financial reporting and the tax basis of assets and liabilities measured using currently enacted tax rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        We recognize an uncertain tax benefit only to the extent that it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

        Share-based Compensation:    We participate in AIG's share-based payment and liability award programs and our share of the calculated costs is allocated to us by AIG. Compensation expense is recognized over the period during which an employee is required to provide service in exchange for the share-based payment. See Note Q—Employee Benefit Plans.

  Adoption of Recent Accounting Guidance:

        We adopted the following accounting standards during 2012:

  Common Fair Value Measurements and Disclosure Requirements in GAAP and IFRS

        In May 2011, the FASB issued an accounting standard update that amends certain aspects of the fair value measurement guidance in GAAP, primarily to achieve the FASB's objective of a converged definition of fair value and substantially converged measurement and disclosure guidance with IFRS. Consequently, as of January 1, 2012, when the new standard became effective, GAAP and IFRS are consistent, with certain exceptions.

        The new standard's fair value guidance applies to all companies that measure assets, liabilities, or instruments classified in shareholders' equity at fair value or provide fair value disclosures for items not recorded at fair value. While many of the amendments to GAAP did not significantly affect our current practice, the guidance clarifies how a principal market is determined, addresses the fair value measurement of financial instruments with offsetting market or counterparty credit risks and the concept of valuation premise (i.e., in-use or in exchange) and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures.

        We adopted the standard on January 1, 2012, when it became effective. The adoption had no impact on our financial condition, results of operations or cash flows, but affected our fair value disclosures, which are disclosed in Note T—Fair Value Measurements and Note V—Fair Value Disclosures of Financial Instruments herein.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

  Presentation of Comprehensive Income

        In June 2011, the FASB issued an accounting standard update that requires the presentation of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components, followed consecutively by a second statement that presents total other comprehensive income and its components. This presentation was effective January 1, 2012, and required retrospective application. The adoption of this standard had no effect on our consolidated financial statements because we already use the two-statement approach to present comprehensive income.

  Testing of Goodwill for Impairment

        In September 2011, the FASB issued an accounting standard that amends the approach to testing goodwill for impairment. The new standard simplifies how entities test goodwill for impairment by permitting an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative, two step goodwill impairment test. The new standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted the new standard in conjunction with our annual goodwill impairment test performed during the third quarter of 2012. The adoption of this standard had no effect on our consolidated financial statements.

  Future Application of Accounting Guidance:

        In February 2013, the FASB issued an accounting standard update, which adds new disclosure requirements for items reclassified out of AOCI. This new standard is intended to help entities improve the transparency of changes in OCI and items reclassified out of AOCI in their financial statements. The new standard requires entities to disclosure additional information about reclassification adjustments, including (i) changes in AOCI balances by component; and (ii) significant items reclassified out of AOCI. The new disclosure requirements will be effective for us for interim and annual periods beginning on January 1, 2013. The adoption of the new standard will require us to include additional disclosures for items reclassified out of AOCI.

Note C—Business Combinations

        On October 7, 2011, ILFC acquired all of the issued and outstanding shares of capital stock of AeroTurbine from AerCap Holdings N.V. for an aggregate cash purchase price of $228 million and the assumption of outstanding debt. The AeroTurbine acquisition was recorded as a business combination in accordance with GAAP. Through AeroTurbine, we provide engine leasing, certified aircraft engines, airframes, engine parts and supply chain solutions, and possess the capabilities to disassemble aircraft and engines into parts. This allows us to maximize the value of our aircraft and engines across their complete life cycle and offer an integrated value proposition to our airline customers as they transition out aging aircraft. Additionally, this acquisition enables us to provide a differentiated fleet management product and service offering to our airline customers as they transition out aging aircraft.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note C—Business Combinations (Continued)

        The following table summarizes the purchase price allocation (in millions):

Consideration:
Cash	$228
Debt financing	299

Total	$527

Allocation of the Purchase Price:
Cash	$90
Flight equipment	241
Lease receivables and other assets	249 (a)
Accrued interest and other payables	(36)
Security deposits, overhaul rentals and other customer deposits	(23)
Rentals received in advance	(2)
Deferred income taxes	8

Total	$527

(a)
Includes Goodwill of $15.6 million.

        The results of AeroTurbine from October 7, 2011, are included in the accompanying consolidated financial statements. Pro forma effects on revenue and earnings are not disclosed for the comparable prior periods, as the amounts are immaterial to our consolidated financial statements as a whole. Accordingly, AeroTurbine is also not considered a segment because it is not material to our financial statements.

Note D—Related Party Transactions

        Related Party Allocations and Fees:    We are party to cost sharing agreements, including tax, with AIG. Generally, these agreements provide for the allocation of corporate costs based upon a proportional allocation of costs to all subsidiaries. We also pay other subsidiaries of AIG a fee related to management services provided for certain of our foreign subsidiaries and we earn management fees from two trusts consolidated by AIG for the management of aircraft we sold to the trusts in prior years. ILFC is included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined/unitary basis. Settlements with AIG for taxes are determined in accordance with our tax sharing agreements. In March 2010, we paid AIG $85 million that was due and payable on a loan related to certain transactions during 2002 and 2003 that accomplished AIG's overall tax panning objectives.

        Dividends and Capital Contribution:    We transferred two corporate aircraft with a combined net book value of $37.2 million to AIG during the year ended December 31, 2012. The transaction was recorded in Retained earnings as a dividend of $25.4 million, net of taxes of $11.8 million. We also received one corporate aircraft from AIG and we recorded $16.7 million, net of taxes of $9.2 million, in Lease receivables and other assets and as a capital contribution in Paid-in capital to reflect the transaction.

        Expenses Paid by AIG on Our Behalf.    We recorded $2.6 million, $(8.0) million and $2.8 million in Additional paid in capital for the years ended December 31, 2012, 2011 and 2010, respectively, for

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note D—Related Party Transactions (Continued)

compensation and other expenses paid by AIG on our behalf for which we were not required to pay. The $8.0 million decrease recorded for the year ended December 31, 2011, resulted from an adjustment for forfeited pension benefits, previously recorded as Additional paid in capital. See Note M—Shareholders' Equity.

        Derivatives and Insurance Premiums:    The counterparty of all of our interest rate swap agreements as of December 31, 2012 was AIG Markets, Inc., a wholly-owned subsidiary of AIG. See Note T—Fair Value Measurements and Note U—Derivative Financial Instruments. In addition, we purchase insurance through a broker who may place part of our policies with AIG. Total insurance premiums were $9.9 million, $7.9 million and $7.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        Our financial statements include the following amounts involving related parties:

Income Statement	2012	2011	2010
	(Dollars in thousands)
Expense (income):
Interest expense on loan from AIG	$—	$—	$157,926
Effect from derivatives on contracts with AIG Markets, Inc.(a)	1,212	8,414	45,725
Interest on derivative contracts with AIG Markets, Inc.	17,712	50,043	91,988
Allocation of corporate costs from AIG	22,941	(1,246)	30,512
Lease revenue related to hedging of lease receipts with AIGFP(b)	—	—	224
Interest on time deposit account with AIG Markets(a)	(3,634)	—	—
Management fees received	(8,871)	(9,323)	(9,429)
Management fees paid to subsidiaries of AIG	156	94	425

	December 31,
Balance Sheet	2012	2011
	(Dollars in thousands)
Asset (liability):
Time deposit account with AIG Markets(a)	$1,103,591	$—
Derivative liabilities(b)	(20,933)	(31,756)
Current income taxes and other tax liabilities to AIG(c)	(299,333)	(279,441)
Accrued corporate costs payable to AIG	(20,969)	(21,672)
Equity:
Aircraft transfer to AIG, net of tax of $11,866	25,379	—
Aircraft contribution from AIG, net of tax of $9,211	(16,690)	—
Compensation and other expenses paid by AIG	2,636	(8,000)

(a)
We have a 30-day interest bearing time deposit account with AIG Markets, Inc., all of which is available for use in our operations. If we request that funds be made available to us prior to the maturity date of the time deposit, we may have to pay a breakage fee to AIG Markets, Inc.

(b)
See Note U—Derivative Financial Instruments for all derivative transactions.

(c)
We paid approximately $1.7 million and $58.5 million to AIG for ILFC tax liability during the years ended December 31, 2012 and 2011, respectively.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note E—Other Income

	2012	2011	2010
	(Dollars in thousands)
AeroTurbine revenue(a)
Engines, airframes, parts and supplies	$308,981	$71,778	$—
Cost of sales	(255,918)	(62,070)	—

	53,063	9,708	—
Interest and Other	70,187	48,202	61,741

Total	$123,250	$57,910	$61,741

(a)
Other income for 2011 and 2012 includes revenue from sales by AeroTurbine of engines, airframes, parts and supplies, presented net of cost of sales on our consolidated statement of income. AeroTurbine was acquired on October 7, 2011.

Note F—Aircraft Impairment Charges on Flight Equipment Held for Use

        We recorded the following impairment charges on flight equipment held for use during the years ended December 31, 2012, 2011 and 2010.

	December 31,
	2012			2011			2010
	Aircraft Impaired or Adjusted		Impairment Charges and Fair Value Adjustments	Aircraft Impaired or Adjusted		Impairment Charges and Fair Value Adjustments	Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments
	(Dollars in millions)
Impairment charges due to Airbus' announcement of its neo aircraft	—		$—	—		$—	61	$602.3
Impairment charges on aircraft due to recurring assessments	9	(a)	100.2	97	(b)	1,523.3	21	508.1
Impairment charges on aircraft under lease with customers that ceased operations	1		2.5	3	(c)	43.9	—	—

Total Impairment charges on flight equipment held for use	10		$102.7	100		$1,567.2	82	$1,110.4

(a)
Includes impairment charges on one aircraft that had previously been impaired.

(b)
Includes impairment charges on one aircraft owned by our AeroTurbine subsidiary.

(c)
Two of the three aircraft were impaired twice during 2011.

        Management evaluates quarterly the need to perform a recoverability assessment of aircraft in our fleet considering the requirements under GAAP. Recurring recoverability assessments are performed whenever events or changes in circumstances indicate that the carrying amount of our aircraft may not be fully recoverable, which may require us to change our assumptions related to future estimated cash flows. The events or changes in circumstances considered include potential sales, changes in contracted lease terms, changes in the status of an aircraft as leased, re-leased, or not subject to lease, repossessions of aircraft, changes in portfolio strategies, changes in demand for a particular aircraft

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note F—Aircraft Impairment Charges on Flight Equipment Held for Use (Continued)

type and changes in economic and market circumstances. Any of these events would be considered when it occurs before the financial statements are issued, including lessee bankruptcies occurring subsequent to the balance sheet date.

  Year ended December 31, 2012

        During the year ended December 31, 2012, we recorded impairment charges aggregating $102.7 million relating to ten aircraft. Of the $102.7 million in impairment charges recognized, $100.2 million related to our recurring recoverability assessments, and $2.5 million related to the repossession and early return of one aircraft that was leased to an airline that ceased operations during the year ended December 31, 2012.

  Year ended December 31, 2011

        During our 2011 annual recoverability assessment, we updated the critical and significant assumptions used in our analysis and we considered:

        Market Conditions:    We considered current and future expectations of the global demand for a particular aircraft type and historical experience in the aircraft leasing market and aviation industry, as well as information received from third party sources. Factors taken into account included the impact of fuel price volatility and higher average fuel prices; the growing impact of new technology aircraft (announcements, deliveries and order backlog) on current and future demand for mid-generation aircraft; the higher production rates sustained by manufacturers of more fuel-efficient newer generation aircraft during the recent economic downturn; the unfavorable impact of low rates of inflation on aircraft values; current market conditions and industry outlook for future marketing of older mid-generation aircraft and aircraft that are out of production; and a decreasing number of lessees for older aircraft.

        Portfolio Management Strategy:    We took into account our new end-of-life management capabilities resulting from our acquisition of AeroTurbine, which we completed on October 7, 2011. The acquisition of AeroTurbine provides us with increased choices in managing the end-of-life of aircraft in our fleet and makes the part-out of an aircraft a more economically and commercially viable option by bringing the requisite capabilities in-house and eliminating the payment of commissions to third parties. While our overall business model has not changed, our expectation of how we may manage specific aircraft that are out of production, or specific aircraft that have been impacted by new technology developments, has changed due to the AeroTurbine acquisition. Parting-out aircraft also enables us to retain greater cash flows from an aircraft during the last cycle of its life by allowing us to eliminate certain maintenance costs and realize higher net overhaul revenues resulting in changes in cash flow assumptions.

        Subsequent Events:    We also considered events subsequent to December 31, 2011 and prior to March 8, 2012, in evaluating the recoverability of our fleet as of December 31, 2011. Specifically, four of our customers, including one with two separate operating certificates, declared bankruptcy or ceased operations subsequent to December 31, 2011 and prior to March 8, 2012. We took into account lessee non-performance, as well as management's expectation of whether to re-lease or part-out the aircraft, which changed the projected lease cash flows of the affected aircraft.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note F—Aircraft Impairment Charges on Flight Equipment Held for Use (Continued)

        The result of the assessment based on our updated assumptions indicated that the book values of 95 aircraft were not fully recoverable, and these aircraft were deemed impaired. Most of the aircraft reviewed were in the second half of their estimated 25-year useful life, and were aircraft that were out of production, or had been impacted by new technology developments. We recorded impairment charges aggregating $1.6 billion related to 100 impaired aircraft for the year ended December 31, 2011. Of the $1.6 billion in impairment charges recognized, $43.9 million related to repossessions and early returns of aircraft that were leased to airlines that ceased operations subsequent to December 31, 2011.

        As part of the annual recoverability assessment, we also identified 239 aircraft that were either aircraft out of production or impacted by new technology developments. Out of these 239 aircraft, we changed the estimated useful life of 140 aircraft. In addition, we changed the useful life of our ten freighter aircraft from 35 to 25 years. These changes resulted in an increase in our 2012 depreciation expense for these aircraft of approximately $55.9 million as compared to 2011. The overall increase in depreciation expense from shortening the holding periods on these 140 aircraft will decline as these aircraft are disposed of.

  Year ended December 31, 2010

        During the year ended December 31, 2010, we recorded the following impairments to our fleet held for use:

        At the end of the third quarter of 2010, we had 13 passenger configured 747-400s and 11 A321-100s in our fleet. After consideration of then current marketplace factors, management's estimate of the future lease rates for 747-400s and A321-100s had declined significantly. The decline in expected lease rates for the 747-400s was due to a number of unfavorable trends, including lower overall demand, as airlines replace their 747-400s with more efficient newer generation widebody aircraft. As a result, the global supply of 747-400 aircraft that were for sale, or idle, had increased. It was expected that these unfavorable trends would persist and that the global supply of 747-400s that were for sale or idle would continue to increase in the future. The decline in A321-100 lease rates was primarily due to continued and accelerated decrease in demand for this aircraft type, which is attributable to its age and limited mission application. As a result of the decline in lease rates, seven 747-400s, five A321-100s, and four other aircraft in our fleet held for use were deemed impaired in the third quarter of 2010 when we performed our assessments. As a result, we recorded impairment charges aggregating $417.7 million to write these aircraft down to their respective fair values. The estimated undiscounted cash flows on the remaining six 747-400s and six A321-100s supported the carrying value of those aircraft.

        On December 1, 2010, Airbus announced the new narrowbody neo aircraft with new fuel-efficient geared turbofan engine options. The re-engineered aircraft is expected to provide up to 15% fuel savings and greater range or more payload capacity. Airbus expects to start deliveries of the neo aircraft in 2016. At December 31, 2010, we had identified approximately 78 narrowbody aircraft with first generation engines that may be negatively impacted by the introduction of narrowbody neo aircraft equipped with the new engines and, as part of our on-going fleet assessment, we performed a recoverability analysis on those aircraft, using revised cash flow assumptions. Based on the recoverability analysis, 61 of these 78 aircraft were deemed impaired and we recorded impairment charges of approximately $602.3 million.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note F—Aircraft Impairment Charges on Flight Equipment Held for Use (Continued)

        At the end of the fourth quarter of 2010, we performed a recoverability assessment of our entire fleet. The results of this assessment indicated that five aircraft were not recoverable and were deemed impaired as of December 31, 2010. As a result, we performed a fair value analysis and recorded impairment charges of $82.3 million in the fourth quarter 2010.

        We recorded an impairment charge of $8.1 million relating to an aircraft that was subject to litigation. The aircraft was subsequently designated for part-out and removed from our fleet held for use.

Note G—Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to be Disposed

        From time to time, we will dispose of aircraft from our fleet held for use prior to the conclusion of their useful life through either a sale or part-out. As part of the recoverability assessment of our fleet, management assesses potential transactions and the likelihood that each individual aircraft will continue to be held for use as part of our leased fleet or if the aircraft will be disposed as mentioned above. If management determines that it is more likely than not that an aircraft will be disposed of through either a sale or part-out as a result of a potential transaction, a recoverability assessment is performed, and if impaired, the aircraft is recorded at the lower of fair market value or its current carrying value, with any necessary adjustments recorded in income. Further, if the aircraft meets the criteria to be classified as Flight equipment held for sale, we will reclassify the aircraft from Flight equipment into Flight equipment held for sale (subsequent to recording any necessary impairment charges or fair value adjustments).

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note G—Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to be Disposed (Continued)

        We reported the following impairment charges and fair value adjustments on flight equipment sold or to be disposed during the years ended December 31, 2012, 2011 and 2010.

	December 31,
	2012				2011		2010
	Aircraft Impaired or Adjusted		Impairment Charges and Fair Value Adjustments		Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments	Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments
	(Dollars in millions)
Loss/(Gain)
Impairment charges and fair value adjustments on aircraft likely to be sold or sold (including sales-type leases)	10	(a)	$43.3		17	$163.1	15	$155.1
Fair value adjustments on held for sale aircraft sold or transferred from held for sale back to flight equipment(b)	4		4.1		10	(3.7)	60	372.1
Impairment charges on aircraft intended to be or designated for part-out	12		42.3	(c)	3	10.9	2	25.6

Total Impairment charges and fair value adjustments on flight equipment sold or to be disposed	26		$89.7	(c)	30	$170.3	77	$552.8

(a)
One of the ten aircraft was impaired twice during 2012.

(b)
Included in these amounts are net positive fair value adjustments related to aircraft previously held for sale, but which no longer met such criteria and were subsequently reclassified to Flight equipment. Also included in these amounts are net positive fair value adjustments related to sales price adjustments for aircraft that were previously held for sale and sold during periods presented.

(c)
Includes charges relating to 13 engines for the year ended December 31, 2012.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note H—Other Expenses

        Other expenses for the years ended December 31, 2012, 2011 and 2010 consisted of the following:

	2012	2011	2010
	(Dollars in thousands)
Lease charges	$1,350	$(3,062)	$91,216
Effect of derivatives(a)(c)	654	9,808	47,787
Provision for loss on asset value guarantees(b)	31,266	—	—
Charges relating to three notes receivable	—	21,898	—
Provision for loss on finance and sales-type leases	—	23,088	—
Flight equipment rent(c)	18,000	18,000	18,000
Aircraft engine order cancellation	—	20,000	—

	$51,270	$89,732	$157,003

(a)
See Note U—Derivative Financial Instruments for more information on derivative transactions.

(b)
Relating to reserves recorded on three aircraft asset value guarantees.

(c)
Previously presented separately on the Consolidated Income Statement.

Note I—Lease Receivables and Other Assets

        At December 31, 2012, Lease receivables and other assets consist of the following:

	2012	2011
	(Dollars in thousands)
Lease receivables	$199,694	$222,637
AeroTurbine Inventory	149,390	148,452
Lease incentive costs, net of amortization(a)	128,616	119,878
Straight-line rents and other assets(b)	235,780	47,115
Goodwill and Other intangible assets	48,887	51,965
Notes and trade receivables, net of allowance(c)	23,181	9,489
Derivative assets(d)	54	198

	$785,602	$599,734

(a)
We capitalized lease incentives of $65.8 million and $89.6 million for the years 2012 and 2011, respectively. We amortized lease incentives into Rental of flight equipment of $61.5 million, $63.4 million and $47.8 million for the years 2012, 2011, and 2010, respectively.

(b)
Credit balances of Straight-line rents in the amount of $175.8 million were reclassified to Security deposits, deferred overhaul rentals and other customer deposits on the Consolidated Balance Sheet at December 31, 2012.

(c)
Notes receivable are primarily from the sale of flight equipment and are fixed with varying interest rates from 2.0% to 10.4%.

(d)
See Note U—Derivative Financial Instruments.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note I—Lease Receivables and Other Assets (Continued)

        We had the following activity in our allowance for credit losses on notes receivable:

(Dollars in thousands)
Balance at December 31, 2010	$21,042
Provision	20,354
Write-offs	—

Balance at December 31, 2011	$41,396
Provision	(9,727)
Write-offs	(31,669)

Balance at December 31, 2012	$—

Note J—Net Investment in Finance and Sales-type Leases

        The following table lists the components of the net investment in finance and sales-type leases:

	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Total lease payments to be received	$98,211	$86,592
Estimated residual values of leased flight equipment (unguaranteed)	29,157	46,857
Less: Unearned income	(33,432)	(28,615)

	$93,936	$104,834
Less: Allowance for credit losses	—	(23,088)

Net investment in finance and sales-type leases	$93,936	$81,746

        At December 31, 2012, minimum future lease payments on finance and sales-type leases are as follows:

(Dollars in thousands)
2013	$22,143
2014	16,273
2015	12,758
2016	12,396
2017	12,373
Thereafter	22,268

Total minimum lease payments to be received	$98,211

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note J—Net Investment in Finance and Sales-type Leases (Continued)

        We had the following activity in our allowance for credit losses on net investment in finance and sales-type leases:

(Dollars in thousands)
Balance at December 31, 2010	$—
Provision	23,088
Write-offs	—

Balance at December 31, 2011	$23,088
Provision	—
Write-offs	(23,088)

Balance at December 31, 2012	$—

Note K—Debt Financing

        Our debt financing was comprised of the following at the following dates:

	December 31,
	2012	2011
	(Dollars in thousands)
Secured
Senior secured bonds	$3,900,000	$3,900,000
ECA and Ex-Im financings	2,193,229	2,335,147
Secured bank debt(a)	1,961,143	2,246,936
Institutional secured term loans	1,450,000	1,300,000
Less: Deferred debt discount	(15,125)	(17,452)

	9,489,247	9,764,631
Unsecured
Bonds and medium-term notes	13,890,747	13,658,769
Less: Deferred debt discount	(37,207)	(39,128)

	13,853,540	13,619,641

Total Senior Debt Financings	23,342,787	23,384,272
Subordinated debt	1,000,000	1,000,000

	$24,342,787	$24,384,272

(a)
Of this amount, $270.5 million (2012) and $97.0 million (2011) is non-recourse to ILFC. These secured financings were incurred by VIEs, and consolidated into our consolidated financial statements.

        The above table represents the principal amounts of our outstanding debt obligations, net of deferred discounts and premiums, as of December 31, 2012 and 2011.

        For some of our secured debt financings, we created direct and indirect wholly-owned subsidiaries for the purpose of purchasing and holding title to aircraft, and we pledged the equity of those subsidiaries as collateral. These subsidiaries have been designated as non-restricted subsidiaries under our indentures and meet the definition of a VIE. We have determined that we are the PB of such VIEs

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Debt Financing (Continued)

and, accordingly, we consolidate such entities into our consolidated financial statements. See Note S—Variable Interest Entities for more information on VIEs.

        The following table presents information regarding the collateral provided for our secured debt:

	As of December 31, 2012
	Debt Outstanding	Net Book Value		Number of Aircraft
	(Dollars in thousands)
Senior secured bonds	$3,900,000	$6,485,121		174
ECA and Ex-Im financings	2,193,229	5,338,188		119	(a)
Secured bank debt(b)	1,961,143	2,925,637	(b)	63	(b)
Institutional secured term loans	1,450,000	2,801,330		97

Total	$9,504,372	$17,550,276		453

(a)
Excludes the two aircraft we intend to finance with the Ex-Im notes, as they had not yet been assigned as collateral as of December 31, 2012.

(b)
Amounts represent net book value and number of aircraft securing ILFC secured bank term debt and do not include the book value or number of AeroTurbine assets securing the AeroTurbine revolving credit agreement, under which $260.0 million is included in the total Debt outstanding. ILFC guarantees the AeroTurbine revolving credit agreement on an unsecured basis.

Senior Secured Bonds

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their equipment and related leases, and cash collateral when required. In addition, two of our subsidiaries, which either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. We can redeem the notes at any time prior to their maturity, provided we give notification between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

        The indenture and the aircraft mortgage and security agreement governing the senior secured notes contain customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of the assets serving as collateral for the senior secured notes; (iii) declare or pay dividends or acquire or retire shares of our capital stock; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; and (v) make investments in or transfer assets to non-restricted subsidiaries. The indenture also restricts our and the subsidiary guarantors' ability to consolidate, merge, sell or otherwise dispose of all, or substantially all, of their assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Debt Financing (Continued)

resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

ECA Financings

        We entered into ECA facility agreements in 1999 and 2004 through certain direct and indirect wholly owned subsidiaries that have been designated as non-restricted subsidiaries under our indentures. The 1999 and 2004 ECA facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. New financings are no longer available to us under either ECA facility.

        As of December 31, 2012, approximately $1.9 billion was outstanding under the 2004 ECA facility and no loans were outstanding under the 1999 ECA facility. The interest rates on the loans outstanding under the 2004 ECA facility are either fixed or based on LIBOR and ranged from 0.498% to 4.711% at December 31, 2012. The net book value of the aircraft purchased under the 2004 ECA facility was $4.0 billion at December 31, 2012. The loans are guaranteed by various European ECAs. We have collateralized the debt with pledges of the shares of wholly owned subsidiaries that hold title to the aircraft financed under the facilities. The 2004 ECA facility contains customary events of default and restrictive covenants, including a covenant to maintain a minimum consolidated tangible net worth.

        Because of our current long-term debt ratings, the 2004 ECA facility requires us to segregate security deposits, overhaul rentals and rental payments received under the leases related to the aircraft funded under the 2004 ECA facility (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt). The segregated funds are deposited into separate accounts pledged to and controlled by the security trustee of the 2004 ECA facility. At December 31, 2012, and December 31, 2011, respectively, we had segregated security deposits, overhaul rentals and rental payments aggregating approximately $405.4 million and $414.8 million related to aircraft funded under the 2004 ECA facility. The segregated amounts fluctuate with changes in security deposits, overhaul rentals, rental payments and principal and interest payments related to the aircraft funded under the 2004 ECA facility. In addition, if a default resulting in an acceleration of the obligations under the 2004 ECA facility were to occur, pursuant to the cross-collateralization agreement described below, we would have to segregate lease payments, overhaul rentals and security deposits received after such acceleration event occurred from the leases relating to all the aircraft funded under the 1999 ECA facility, even though those aircraft are no longer subject to a loan at December 31, 2012.

        In addition, we must register the existing individual mortgages on certain aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered. The mortgages are only required to be filed with respect to the aircraft that have outstanding loan balances or otherwise as agreed in connection with the cross-collateralization agreement described below.

        We have cross-collateralized the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization we (i) guarantee the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under the 1999 ECA facility; (ii) granted mortgages over certain aircraft financed under the 1999 ECA facility and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) have to maintain a loan-to-value ratio (aggregating the aircraft from the 1999 ECA facility and the 2004

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Debt Financing (Continued)

ECA facility) of no more than 50%, in order to release liens (including the liens incurred under the cross-collateralization agreement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to apply proceeds generated from certain disposals of aircraft to obligations under the 2004 ECA facility.

Ex-Im Financings

        On December 19, 2012, we issued $287.0 million of pre-funded secured notes due in January 2025 that are guaranteed by the Export-Import Bank of the United States. The notes bear interest at a rate per annum equal to 1.492%. The funds are being held in a restricted cash account and will become available to us in April 2013. We will use the proceeds from the notes to finance the purchase of two new Boeing 777-300ER aircraft.

Secured Bank Debt

        2006 Credit Facility.    We had a credit facility, dated October 13, 2006, as amended, under which the original maximum amount available was $2.5 billion. The interest on the secured loans was based on LIBOR plus a margin of 2.15%, plus facility fees of 0.2% on the outstanding balance. On February 23, 2012, we prepaid the total remaining outstanding amount under this facility of $456.9 million and terminated the facility. In connection with this prepayment, we recognized losses aggregating $3.2 million from the write off of unamortized deferred financing costs and deferred debt discount.

        2011 Secured Term Loan.    On March 30, 2011, one of our non-restricted subsidiaries entered into a secured term loan agreement with lender commitments in the amount of approximately $1.3 billion, which was subsequently increased to approximately $1.5 billion. The loan matures on March 30, 2018, and scheduled principal payments commenced in June 2012. The loan bears interest at LIBOR plus a margin of 2.75%, or, if applicable, a base rate plus a margin of 1.75%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted initially included a portfolio of 54 aircraft, together with attached leases and all related equipment, with an average appraised base market value, as defined in the loan agreement, of approximately $2.4 billion as of January 1, 2011, and the equity interests in certain SPEs that own the pledged aircraft and related equipment and leases. The $2.4 billion was equal to an initial loan-to-value ratio of approximately 65%. The proceeds of the loan were made available to the subsidiary borrower as aircraft were transferred to the SPEs, at an advance rate equal to 65% of the initial appraised value of the aircraft transferred to the SPEs. At December 31, 2012, all $1.5 billion borrowed under the agreement had been advanced to the subsidiary borrower.

        The subsidiary borrower is required to maintain compliance with a maximum loan-to-value ratio, which varies over time, as set forth in the term loan agreement. If the subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to prepay portions of the outstanding loans, deposit an amount in the cash collateral account or transfer additional aircraft to SPEs, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Debt Financing (Continued)

        The subsidiary borrower can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty before March 30, 2013. The loan facility contains customary covenants and events of default, including covenants that limit the ability of the subsidiary borrower and its subsidiaries to incur additional indebtedness and create liens, and covenants that limit the ability of ILFC, the subsidiary borrower and its subsidiaries to consolidate, merge or dispose of all or substantially all of their assets and enter into transactions with affiliates.

        AeroTurbine Revolving Credit Agreement.    AeroTurbine has a credit facility that expires on December 9, 2015 and provides for a maximum aggregate available amount of $430 million, subject to availability under a borrowing base calculated based on AeroTurbine's aircraft assets and accounts receivable. AeroTurbine has the option to increase the aggregate amount available under the facility by an additional $70 million, either by adding new lenders or allowing existing lenders to increase their commitments if they choose to do so. Borrowings under the facility bear interest determined, with certain exceptions, based on LIBOR plus a margin of 3.0%. AeroTurbine's obligations under the facility are guaranteed by ILFC on an unsecured basis and by AeroTurbine's subsidiaries (subject to certain exclusions) and are secured by substantially all of the assets of AeroTurbine and the subsidiary guarantors. The credit agreement contains customary events of default and covenants, including certain financial covenants. Additionally, the credit agreement imposes limitations on AeroTurbine's ability to pay dividends to us (other than dividends payable solely in common stock). As of December 31, 2012, AeroTurbine had $260.0 million outstanding under the facility.

        Secured Commercial Bank Financings.    In May 2009, ILFC provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. The $106.0 million loan has two tranches, both secured by the aircraft and related lease receivable. The first tranche is $82.0 million, fully amortizes over the lease term, and is non-recourse to ILFC. The second tranche is $24.0 million, partially amortizes over the lease term, and is guaranteed by ILFC. Both tranches mature in May 2018 with interest rates based on LIBOR. At December 31, 2012, the interest rates on the $82.0 million and $24.0 million tranches were 3.364% and 5.064%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At December 31, 2012, $66.0 million was outstanding under the two tranches and the net book value of the aircraft was $127.1 million. Subsequent to December 31, 2012, we prepaid in full the total outstanding amount under both tranches of this loan.

        In June 2009, ILFC borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. Approximately half of the original loan amortizes over five years and the remaining $27.5 million is due in 2014. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At December 31, 2012, $34.1 million was outstanding and the net book value of the aircraft was $84.3 million.

        In March 2012, one of ILFC's indirect non-restricted subsidiaries entered into a $203 million term loan facility that was used to finance the purchase of seven Boeing 737-800s. The principal of each senior loan issued under the facility will partially amortize over six years, with the remaining principal payable at the maturity date. At December 31, 2012, the average interest rate on the loans was 4.733%. The loans are non-recourse to ILFC except under limited circumstances and are secured by the purchased aircraft and lease receivables. The subsidiary borrower can voluntarily prepay the loans at

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Debt Financing (Continued)

any time subject to a 2% prepayment fee prior to March 30, 2014 and a 1% prepayment fee between March 30, 2014 and March 30, 2015.

        The subsidiary borrowers are prohibited under these agreements from: (i) incurring additional debt; (ii) incurring additional capital expenditures; (iii) hiring employees; and (iv) negatively pledging the assets securing their respective facility.

Institutional Secured Term Loans

        In 2010, we entered into the following term loans, both of which were repaid or refinanced in 2012:

  •
  $750 million term loan agreement secured by 43 aircraft and all related equipment and leases, with an initial loan-to-value ratio of approximately 56%. The loan had an original maturity date of March 17, 2015, and bore interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%. On March 23, 2012, we repaid the loan in full. In connection with the prepayment of this loan, we recognized losses aggregating $17.7 million from the write off of unamortized deferred financing costs and deferred debt discount.

  •
  $550 million term loan agreement entered into through a non-restricted subsidiary. The obligations of the subsidiary borrower were guaranteed on an unsecured basis by ILFC and on a secured basis by certain non-restricted subsidiaries of ILFC that held title to 37 aircraft, with an initial loan-to-value ratio of approximately 57%. The loan had an original maturity date of March 17, 2016, and bore interest at LIBOR plus a margin of 5.0% with a LIBOR floor of 2.0%. On April 12, 2012, we refinanced the loan with a new $550 million secured term loan, as further discussed below.

        In 2012, we entered into the following term loans:

  •
  $900 Million Secured Term Loan: On February 23, 2012, one of our indirect, wholly owned subsidiaries entered into a secured term loan agreement in the amount of $900 million. The loan matures on June 30, 2017, and bears interest at LIBOR plus a margin of 4.0% with a 1.0% LIBOR floor, or, if applicable, a base rate plus a margin of 3.0%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted includes the equity interests in certain SPEs of the subsidiary borrower that have been designated as non-restricted under our indentures and that hold title to 62 aircraft and all related equipment and leases with an average appraised base market value, as defined in the loan agreement, of approximately $1.66 billion as of December 31, 2011. The $1.66 billion equals an initial loan-to-value ratio of approximately 54%. The principal of the loan is payable in full at maturity with no scheduled amortization. We can voluntarily prepay the loan at any time.

  •
  $550 Million Secured Term Loan: On April 12, 2012, one of our indirect, wholly owned subsidiaries entered into a secured term loan agreement in the amount of $550 million. The loan matures on April 12, 2016, and bears interest at LIBOR plus a margin of 3.75% with a 1% LIBOR floor. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted includes the equity interests in certain SPEs of the subsidiary borrower that have been designated as non-restricted under our indentures and that hold title to 36 aircraft

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Debt Financing (Continued)

    and all related equipment and leases with an average initial appraised base market value, as defined in the loan agreement, of approximately $1.0 billion. The $1.0 billion equals an initial loan-to-value ratio of approximately 55%. The principal of the loan is payable in full at maturity with no scheduled amortization. We can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to April 12, 2013. We used the proceeds from this loan to prepay in full our $550 million secured term loan that was scheduled to mature on March 17, 2016. In connection with this refinancing of our $550 million secured term loan, 92% of the transaction was accounted for as a modification of the 2010 secured term loan and we recorded $4.7 million of the arrangement fee in Selling, general and administrative expense and $2.0 million as early extinguishment of debt.

        The loans each require a loan-to-value ratio of no more than 63%. If either subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to prepay portions of the outstanding loans, deposit an amount in the cash collateral account or transfer additional aircraft to SPEs, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio.

        The loans contain customary covenants and events of default, including covenants that limit the ability of the subsidiary borrowers and their subsidiaries to incur additional indebtedness and create liens, and covenants that limit the ability of ILFC, the subsidiary borrowers and their subsidiaries to consolidate, merge or dispose of all or substantially all of their assets and enter into transactions with affiliates.

Unsecured Bonds and Medium-Term Notes

        Shelf Registration Statement.    We have an effective shelf registration statement filed with the SEC. We have an unlimited amount of debt securities registered for sale under the shelf registration statement.

        We have issued unsecured notes with an aggregate principal amount outstanding of $11.1 billion under our current and previous shelf registration statements, including $750 million of 4.875% notes due 2015 and $750 million of 5.875% notes due 2019, each issued in March 2012, and $750 million of 5.875% notes due 2022, issued in August 2012. We received aggregate net proceeds of approximately $2.22 billion from these notes issuances after deducting underwriting discounts and commissions and fees. We used part of the net proceeds from the March issuances to prepay our $750 million secured term loan due March 17, 2015, and the remainder will be used for general corporate purposes, including the repayment of existing indebtedness and the purchase of aircraft. The debt securities outstanding under our shelf registration statements mature through 2022 and bear interest rates that range from 4.875% to 8.875%.

        We used a portion of the approximately $2.2 billion of net proceeds from the sale of notes issued under our shelf registration statement in May 2011 to purchase notes validly tendered and accepted in the tender offers that were announced during the second quarter of 2011. The remaining net proceeds from the sale of the notes issued in May 2011 were used for general corporate purposes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Debt Financing (Continued)

        Tender Offers to Purchase Notes.    On June 17, 2011, we completed the above mentioned tender offers and accepted for purchase previously issued notes with an aggregate principal amount of approximately $1.67 billion, resulting in total cash consideration, including accrued and unpaid interest, of approximately $1.75 billion. In connection with the cancellation of the notes, we recognized losses aggregating approximately $61.1 million, which included the cost of repurchasing the notes and the write off of the remaining unamortized deferred financing costs.

        Other Senior Notes.    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due September 15, 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements.

        The indenture governing the notes contains customary covenants that, among other things, restrict our, and our restricted subsidiaries', ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior notes may immediately become due and payable.

Unsecured Revolving Credit Agreement

        2012 Credit Facility.    On October 9, 2012, we entered into a $2.3 billion three-year unsecured revolving credit facility with a group of 10 banks. Concurrently, we terminated our existing revolving credit agreement originally scheduled to expire in January 2014. Our new revolving credit facility provides for interest rates based on either a base rate or LIBOR plus a margin, currently 2.25%, determined by reference to our ratio of consolidated indebtedness to shareholders' equity. The credit agreement contains customary events of default and restrictive covenants that, among other things, limit our ability to incur liens and transfer or sell assets. The credit agreement also contains financial covenants that require us to maintain a minimum interest coverage ratio and a maximum ratio of consolidated indebtedness to shareholders' equity. As of December 31, 2012 and February 25, 2013, we had not drawn on our revolving credit facility.

Unsecured Bank Debt

        2011 Credit Facility.    We had a $2.0 billion unsecured three-year revolving credit facility with a group of 11 banks, with interest rates based on either a base rate or LIBOR plus an applicable margin determined by a ratings-based pricing grid. The facility was originally set to expire in January 2014. On October 9, 2012, we terminated the facility and entered into a new $2.3 billion unsecured three-year revolving credit facility, as described above.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Debt Financing (Continued)

        2006 Credit Facility.    The unsecured loans outstanding under our 2006 credit facility matured and were paid in full on October 13, 2011. The interest on the loans was based on LIBOR plus a margin of 0.65% plus facility fees of 0.2% of the outstanding balance.

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065. The $400 million tranche has a call option date of December 21, 2015. We can call the $600 million tranche at any time. The interest rate on the $600 million tranche is a floating rate with a credit spread of 1.55% plus the highest of (i) 3 month LIBOR; (ii)10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. The interest rate resets quarterly and at December 31, 2012, the interest rate was 4.54%. The $400 million tranche has a fixed interest rate of 6.25% until the 2015 call option date, and if we do not exercise the call option, the interest rate will change to a floating rate, reset quarterly, based on the initial credit spread of 1.80% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. If we choose to redeem the $600 million tranche, we must pay 100% of the principal amount of the bonds being redeemed, plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

        In connection with the issuance of the subordinated debt, we entered into two contribution agreements (one for each tranche) with AIG that obligate AIG to make capital contributions to us in an amount equal to the aggregate accrued and unpaid interest on the subordinated debt following the occurrence of certain "mandatory trigger events". If AIG completes its anticipated sale of up to 90.0% of our common stock to an investor group, AIG will be able to terminate the contribution agreements. Under the terms of the subordinated debt, failure to comply with certain financial covenants requiring a minimum ratio of tangible equity to total managed assets and a minimum fixed charge coverage ratio will result in a mandatory trigger event. If a mandatory trigger event occurs after the contribution agreements have been terminated and we are unable to raise sufficient capital through the sale of our stock (in the manner permitted by the terms of the subordinated debt) to cover the next interest payment on the subordinated debt, a "mandatory deferral event" will occur. Following a mandatory deferral event, we will be required to defer all interest payments on the subordinated debt and prohibited from paying cash dividends on our capital stock until we are in compliance with both financial covenants or have raised sufficient capital to pay all accumulated and unpaid interest on the subordinated debt. Mandatory trigger events and mandatory deferral events are not events of default under the indenture governing the subordinated debt.

Loss on Extinguishment of Debt

        2012.    During the year ended December 31, 2012, we prepaid the remaining $456.9 million outstanding under our secured credit facility dated October 13, 2006. We also prepaid in full our $750 million secured term loan and we refinanced our $550 million secured term loan at a lower interest rate. In connection with these prepayments and refinancing, we recognized charges aggregating $22.9 million from the write off of unamortized deferred financing costs and deferred debt discount.

        2011.    On June 17, 2011, we completed tender offers and accepted for purchase previously issued notes with an aggregate principal amount of approximately $1.67 billion, resulting in total cash

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note K—Debt Financing (Continued)

consideration, including accrued and unpaid interest, of approximately $1.75 billion. In connection with the cancellation of the notes, we recognized losses aggregating approximately $61.1 million, which included the cost of repurchasing the notes and the write off of the remaining unamortized deferred financing costs.

Existing Commitments

        Maturities of debt financing (excluding deferred debt discount) at December 31, 2012 are as follows:

(Dollars in thousands)
2013	$4,054,495
2014	3,045,003
2015	2,811,990
2016	3,291,194
2017	3,304,860
Thereafter	7,887,577

$24,395,119

Other

        Under the most restrictive provisions of our debt agreements, consolidated retained earnings at December 31, 2012, in the amount of $1.6 billion are unrestricted as to payment of dividends based on consolidated net tangible worth requirements. We have not paid any dividends on our common stock since 2008. Under the terms of our subordinated debt, we may be restricted from paying cash dividends on our capital stock in the future if we fail to comply with certain covenants, as described above under "—Subordinated Debt."

Note L—Security Deposits on Aircraft, Deferred Overhaul Rentals and Other Customer Deposits

        As of December 31, 2012 and 2011, Security deposits, deferred overhaul rentals and other customer deposits were comprised of:

	As of December 31,
	2012	2011
	(Dollars in thousands)
Security deposits paid by lessees	$1,115,213	$1,089,771
Deferred overhaul rentals	754,175	718,472
Rents received in advance and Straight-line rents	453,837	272,205
Other customer deposits	201,756	227,189

Total	$2,524,981	$2,307,637

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note M—Shareholders' Equity

Market Auction Preferred Stock

        The MAPS have a liquidation value of $100,000 per share and are not convertible. The dividend rate, other than the initial rate, for each dividend period for each series is to be reset approximately every seven weeks (49 days) on the basis of orders placed in an auction, provided such auctions are able to occur. At the present time, there is no ability to conduct such auctions. Therefore, the MAPS certificates of determination dictate that a "maximum applicable rate" (as calculated on each auction date pursuant to the certificates of determination) be paid on the MAPS. At December 31, 2012, the dividend rate for Series A MAPS was 0.50% and the dividend rate for Series B MAPS was 0.36%.

Paid-in Capital

        We recorded approximately $2.6 million in 2012, $(8.0) million in 2011 and $2.8 million in 2010 in Paid-in capital for debt issue cost, compensation and other expenses paid by AIG on our behalf, which we were not required to pay. We adjusted Paid-in capital by $8.0 million for the year ended December 31, 2011, resulting from an adjustment for forfeited pension benefits. The pension expenses had been recorded in Paid-in capital in previous years when recognized.

        In addition, in 2012 we received one corporate aircraft from AIG and recorded $16.7 million, net of taxes of $9.2 million, as a capital contribution in Paid-in capital to reflect the transaction.

Accumulated Other Comprehensive (Loss) Income

        Accumulated other comprehensive (loss) income consists of changes in fair value of derivative instruments that qualify as cash flow hedges and unrealized gains and losses on marketable securities classified as "available-for-sale." The fair value of derivatives is based upon a model that employs current interest and volatility rates as well as other observable inputs as applicable. The fair value of marketable securities was determined using quoted market prices.

        At December 31, 2012 and 2011, our accumulated other comprehensive (loss) income consisted of the following:

	2012	2011
	(Dollars in thousands)
Cumulative unrealized (loss) gain related to cash flow hedges, net of tax of $7,054 (2012) and $10,642 (2011)	$(12,931)	$(19,764)
Cumulative unrealized gain related to securities available for sale, net of tax of $240 (2012) and $68 (2011)	440	127

Total accumulated other comprehensive (loss) income	$(12,491)	$(19,637)

Retained Earnings

        We recorded $25.4 million, net of taxes of $11.8 million, as a dividend charged to Retained earnings during 2012 when we transferred two corporate aircraft to AIG.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note N—Rental Income

        Minimum future rentals on non-cancelable operating leases and subleases of flight equipment that has been delivered as of December 31, 2012 are shown below.

Year Ended	(Dollars in thousands)
2013	$3,853,694
2014	3,343,945
2015	2,630,761
2016	2,001,212
2017	1,346,960
Thereafter	1,628,759

        Additional net overhaul rentals recognized aggregated $241.6 million in 2012, $198.8 million in 2011 and $270.3 million in 2010, from overhaul rental collections of $722.0 million, $734.0 million and $749.0 million, respectively, for those periods. Flight hour rental revenue we earned based on the lessees' usage aggregated $105.3 million in 2012, $54.4 million in 2011 and $58.5 million in 2010. Flight equipment is leased, under operating leases, with remaining terms ranging from one to 14 years.

        Lease Incentives:    Unamortized lease incentives of $128.6 million, $119.9 million and $89.3 million at December 31, 2012, 2011 and 2010, respectively, are included in Lease receivables and other assets on our Consolidated Balance Sheets. We capitalized lease incentives of $65.8 million, $89.6 million, and $55.4 million, for the years ended December 31, 2012, 2011 and 2010, respectively. During the years ended December 31, 2012, 2011 and 2010, we amortized lease incentives into Rentals of flight equipment aggregating $61.5 million, $63.4 million and $47.8 million, respectively.

Note O—Income Taxes

        The following table presents income (loss) from continuing operations before income tax expense (benefit) by U.S. and foreign income (loss), based on the location in which such pre-tax income (loss) was earned or incurred.

	Years Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
U.S.	$19,835	$(1,309,684)	$(1,095,788)
Foreign	351,256	275,705	331,152

Total	$371,091	$(1,033,979)	$(764,636)

        Our foreign entities are generally treated as foreign disregarded entities of a U.S. corporation for U.S federal income tax purposes. Accordingly, the foreign income is also subject to U.S. federal income tax on a current basis.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note O—Income Taxes (Continued)

        The (benefit) provision for income taxes is comprised of the following:

	2012	2011	2010
	(Dollars in thousands)
Current:
Federal	$23,859	$156,086	$41,357
State	(613)	1,175	677
Foreign	494	990	1,459

	23,740	158,251	43,493
Deferred:
Federal	(73,202)	(553,439)	(314,923)
State	(6,332)	32,443	(22,940)
Foreign	16,563	52,667	25,402

	(62,971)	(468,329)	(312,461)

	$(39,231)	$(310,078)	$(268,968)

        ILFC is included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined/unitary basis. Under our tax sharing agreement with AIG, we settle our current tax liability as if ILFC and its subsidiaries are each a separate taxpayer. Thus, AIG credits us to the extent our net operating losses, foreign tax credits and other tax benefits (calculated on a separate return basis) are used in AIG's consolidated tax return and charges us to the extent of our tax liability (calculated on a separate return basis).

        The net deferred tax liability consists of the following deferred tax liabilities (assets):

	2012	2011
	(Dollars in thousands)
Deferred Tax Liabilities
Accelerated depreciation on flight equipment	$4,999,957	$4,992,981

Total Deferred Tax Liabilities	$4,999,957	$4,992,981

Deferred Tax Assets
Straight line rents	$(23,719)	$(6,102)
Estimated reimbursements of overhaul rentals	(267,157)	(261,833)
Capitalized overhauls	(100,418)	(80,479)
Rent received in advance	(91,879)	(89,013)
Derivatives	(8,155)	(12,532)
Accruals and reserves	(110,466)	(119,232)
Net operating loss carry forward and other tax attributes	(211,854)	(143,108)
Investment in foreign subsidiaries	(69,230)	(52,668)
Other	(10,146)	(52,667)

Total Deferred Tax Assets	$(893,024)	$(817,634)

Valuation Allowance	$35,790	$29,242

Total Deferred Tax Assets After Valuation Allowance	$(857,234)	$(788,392)

Net Deferred Tax Liability	$4,142,723	$4,204,589

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note O—Income Taxes (Continued)

        Our U.S. federal net operating losses are generally classified as deferred tax assets due to uncertainties with regard to the timing of their future utilization in the consolidated tax return of AIG. On a separate tax return basis, we have U.S. federal gross net operating loss carryforwards of $995 million and $305.6 million for December 31, 2012 and December 31, 2011, respectively. Our U.S. federal net operating loss carryforwards expire beginning in 2028. In addition, as of December 31, 2012 and December 31, 2011, we also have gross foreign net operating loss carryforwards of $283.0 million and $317.8 million, respectively. Our foreign net operating loss carryforwards do not expire. In Australia, because we do not expect to generate sufficient sources of taxable income to fully utilize our foreign net operating loss carryforwards, we have recorded a valuation allowance of $35.8 million and $29.2 million, resulting in a deferred tax asset, net of valuation allowance, of $0 million and $43.0 million at December 31, 2012 and December 31, 2011, respectively. We have U.S. foreign tax credits carryforwards which begin to expire in 2018. We also have certain state net operating loss carryforwards which begin to expire in 2025.

        In making our assessment of the realization of deferred tax assets including net operating loss carry forwards, we considered all available evidence, including (i) the projected amount, nature and timing of the realization of deferred tax liabilities; (ii) current and projected taxable income; (iii) implications of our tax sharing agreement with AIG; and (iv) tax planning strategies.

        A reconciliation of the expected total provision at the statutory tax rate for income taxes to the amount recorded is as follows:

	2012	2011	2010
	(Dollars in thousands)
Computed expected provision at 35%	$129,882	$(361,893)	$(267,623)
State income tax, net of Federal	(4,514)	21,852	(14,470)
Foreign Taxes	—	—	133
IRS audit adjustments	(2,802)	37,011	8,656
Tax basis adjustment	(162,639)	—	—
Other	842	(7,048)	4,336

Provision for income taxes	$(39,231)	$(310,078)	$(268,968)

        We are periodically advised of certain IRS and other adjustments identified in the AIG's consolidated tax return which are attributable to our operations. Under our tax sharing arrangement, we provide a charge or credit for the effect of the adjustments and the related interest in the period we are advised of such adjustments and interest. We recognized $(2.8) million, $37 million and $8.7 million of IRS audit adjustments in our Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010, respectively.

        In May 2012, a decision in favor of a taxpayer was granted whereby the U.S. Court of Federal Claims held that in calculating the gain realized upon the sale of an asset under the Foreign Sales Corporation regime, the asset's adjusted tax basis should not be reduced by the amount of disallowed depreciation deductions allocable to tax-exempt foreign trade income. Based upon the decision reached in the case, we have adjusted our tax basis in certain flight equipment and recorded an income tax benefit of approximately $601 million and a corresponding reserve of $438.5 million for uncertain tax positions, resulting in a net tax benefit of $162.6 million.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note O—Income Taxes (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Dollars in thousands)
Balance at January 1, 2010	$165,824
Additions based on tax positions related to 2010	53,584
Additions for tax positions of prior years	5,944
Reductions for tax positions of prior years	—

Balance at December 31, 2010	225,352

Additions based on tax positions related to 2011	48,549
Additions for tax positions of prior years	800
Reductions for tax positions of prior years	(18,115)

Balance at December 31, 2011	256,586

Additions based on tax positions related to 2012	480,927
Additions for tax positions of prior years	5,652
Reductions for tax positions of prior years	(17,419)

Balance at December 31, 2012	$725,746

        Interest and penalties related to unrecognized tax benefits are recognized in income tax expense. We recognized $2.7 million, $(4.3) million and $5.0 million of interest, net of the federal benefit, in the Consolidated Statements of Operations for the years ended December 31, 2012, 2011, and 2010, respectively. At December 31, 2012, 2011, and 2010, we had accrued $11.7 million, $8.9 million and $13.2 million, respectively, for the payment of interest, net of the federal tax benefit. At December 31, 2012, 2011 and 2010, the amounts of unrecognized tax benefits that, if recognized, would favorably affect the tax rate were $725.7 million, $256.6 million and $225.3 million, respectively.

        We regularly evaluate adjustments proposed by taxing authorities. At December 31, 2012, such proposed adjustments would not have resulted in a material change to our consolidated financial condition, although it is possible that the effect could be material to our consolidated results of operations for an individual reporting period. Although it is reasonably possible that a change in the balance of unrecognized tax benefits may occur within the next 12 months, based on the information currently available, we do not expect any change to be material to our consolidated financial condition.

        Although we operate in various countries throughout the world, the major tax jurisdictions in which we operate in are the U.S. and Ireland. In the U.S., we are included in AIG's consolidated federal income tax return, which is currently under examination for tax years 2000 through 2006. In Ireland, we are subject to examination for tax years from 2008 through 2011.

Note P—Other Information

Concentration of Credit Risk

        We lease and sell aircraft to airlines and others throughout the world and our leases and notes receivables are from entities located throughout the world. We generally obtain deposits on leases and obtain collateral in flight equipment on notes receivable. No single customer accounted for more than 10% of total revenues in 2012, 2011 or 2010.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note P—Other Information (Continued)

        Our 2012 revenues from rentals of flight equipment include $62.6 million (1.4% of total revenue) from lessees who filed for bankruptcy protection or ceased operations during 2012.

Segment Information

        We operate within one industry: the leasing, sales and management of flight equipment. AeroTurbine is not material to our financial statements and therefore not considered a segment.

Geographic Concentration

        Revenues from rentals of flight equipment to airlines outside the U.S. were $4.1 billion in 2012, $4.2 billion in 2011 and $4.4 billion in 2010, comprising 93.6%, 94.4% and 93.6%, respectively, of total revenues from rentals of flight equipment. The following table sets forth the dollar amount and percentage of total revenues from rentals of flight equipment attributable to the indicated geographic areas based on each airline's principal place of business for the years indicated:

	2012			2011			2010
	Amount		%	Amount		%	Amount	%
	(Dollars in thousands)
Europe	$1,561,565	(a)	35.9%	$1,730,203	(a)	38.8%	$1,893,679	40.1%
Asia and the Pacific	1,295,799		29.8	1,335,533		30.0	1,430,017	30.2
The Middle East and Africa	540,047		12.4	555,058		12.5	585,679	12.4
U.S. and Canada	389,533		9.0	362,067		8.1	375,496	7.9
Commonwealth of Independent States	287,643		6.6	244,418		5.5	235,235	5.0
Central and South America and Mexico	271,015		6.3	227,126		5.1	206,396	4.4

	$4,345,602	(b)	100.0%	$4,454,405	(b)	100.0%	$4,726,502	100.0%

(a)
Includes $352,363 (2012), $400,300 (2011) and $429,366 (2010) of revenue attributable to customers whose principal business is located in the Euro-zone periphery, which is comprised of Greece, Ireland, Italy, Portugal and Spain. Revenues generated from Europe have decreased from 2010 through 2012 as a result of increased repossessions of aircraft from European customers following the European sovereign debt crisis, that we re-leased to airlines domiciled elsewhere.

(b)
Includes AeroTurbine lease revenue of $78,922 for the year ended December 31, 2012 and $19,874 from its acquisition date of October 7, 2011, to December 31, 2011.

        Our revenues from all of our customers based in each of China and France exceeded 10% of our consolidated revenues for such periods, as set forth in the table below. No other individual country accounted for more than 10% of our total revenues during the periods indicated:

	2012		2011		2010
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
China	$743,447	17.1%	$766,350	17.2%	$815,683	17.3%
France	457,007	10.5	487,027	10.9	516,899	10.9

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note P—Other Information (Continued)

Currency Risk

        Our functional currency is U.S. dollars. Foreign exchange risk arises from our and our lessees' operations in multiple jurisdictions. All of our aircraft purchase agreements are negotiated in U.S. dollars, we currently receive substantially all of our revenue in U.S. dollars and we pay substantially all of our expenses in U.S. dollars. We currently have a limited number of leases denominated in foreign currencies, maintain part of our cash in foreign currencies, pay taxes in foreign currencies, and incur some of our expenses in foreign currencies, primarily the Euro. A decrease in the U.S. dollar in relation to foreign currencies increases our expenses paid in foreign currencies and an increase in the U.S. dollar in relation to foreign currencies decreases our lease revenue received from foreign currency denominated leases. Because we currently receive most of our revenues in U.S. dollars and pay most of our expenses in U.S. dollars, a change in foreign exchange rates would not have a material impact on our results of operations or cash flows. We do not have any restrictions or repatriation issues associated with our foreign cash accounts. Foreign currency transaction (losses) gains in the amounts of $0.7 million, $(2.4) million and $(2.3) million were recognized for the periods ended December 31, 2012, 2011, and 2010, respectively, and are included in Other income in our Consolidated Statements of Operations.

Note Q—Employee Benefit Plans

        Our employees participate in various benefit plans sponsored by AIG, including a noncontributory qualified defined benefit retirement plan, and various stock based and other compensation plans. During 2012, we set up our own voluntary savings plan (401(k) plan) and transferred all participating employee's savings from the 401(k) plan sponsored by AIG.

Pension Plans

        Pension plan and 401(k) plan expenses allocated to us by AIG were $4.9 million for 2012, $4.7 million for 2011 and $23.8 million for 2010, including a $20.2 million out of period adjustment, and are included in Selling, general and administrative in our Consolidated Statements of Operations. See Note A—Basis of Preparation.

        AIG's U.S. benefit plans do not separately identify projected benefit obligations and plan assets attributable to employees of participating affiliates. AIG's projected benefit obligations exceeded the plan assets at December 31, 2012 by approximately $1.4 billion.

        Effective April 1, 2012, the AIG Retirement Plan was converted from final average pay to cash balance formulas comprised of pay credits based on six percent of a plan participant's annual compensation (subject to IRS limitations) and annual interest credits. However, employees satisfying certain age and service requirements (i.e. grandfathered employees) remain covered under the old plan formula, which is based upon a percentage of final average compensation multiplied by years of credited service, up to 44 years.

        AIG also sponsors several non-qualified unfunded defined benefit plans for certain employees, including key executives, designed to supplement pension benefits provided by the qualified plan. These include the AIG Non-Qualified Retirement Income Plan ("AIG NQRIP") formerly known as AIG Excess Retirement Income Plan, which provides a benefit equal to the reduction in benefits payable to

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note Q—Employee Benefit Plans (Continued)

certain employees under the qualified plan as a result of federal tax limitations on compensation and benefits payable.

Share-Based and Other Compensation Plans

        At December 31, 2012, our employees participated in the following share-based and other compensation plans: (i) ILFC Deferred Compensation Plan; (ii) AIG Long Term Incentive Plan for ILFC Employees; and (iii) stock salary awards and restricted stock units.

        We recorded compensation expenses of $15.4 million, $(3.2) million and $12.8 million for our participation in AIG's share-based payment and liability programs and $12.7 million, $9.9 million and $6.4 million for our deferred compensation and long-term incentive plans for the years ended December 31, 2012, 2011, and 2010, respectively. The impact of all plans, both individually and in the aggregate, is immaterial to the consolidated financial statements.

Note R—Commitments and Contingencies

Aircraft Orders

        At December 31, 2012, we had committed to purchase 229 new aircraft (of which four are through sale-leaseback transactions), five used aircraft from third parties, and nine new spare engines scheduled for delivery through 2021 with aggregate estimated total remaining payments (including adjustment for anticipated inflation) of approximately $17.5 billion. All of the commitments to purchase new aircraft and engines, other than the sale-leaseback transactions, are based upon agreements with each of Boeing, Airbus and Pratt and Whitney. In addition, AeroTurbine has agreed to purchase one used aircraft and three engines under other flight equipment purchase agreements for an aggregate purchase commitment of $19.4 million.

        The Boeing aircraft (models 737, 777 and 787), and the Airbus aircraft (models A320neo, A321neo and A350XWB) are being purchased pursuant to the terms of purchase agreements executed by us and Boeing or Airbus. These agreements establish the pricing formulas (which include certain price adjustments based upon inflation and other factors) and various other terms with respect to the purchase of aircraft. Under certain circumstances, we have the right to alter the mix of aircraft type ultimately acquired. As of December 31, 2012, we had made non-refundable deposits on these purchase commitments of approximately $331.1 million and $96.4 million (including payments related to our rights to purchase an additional 50 A320neo family aircraft) with Boeing and Airbus, respectively.

        Management anticipates that a portion of the aggregate purchase price for the acquisition of aircraft will be funded by incurring additional debt. The exact amount of the indebtedness to be incurred will depend upon the actual purchase price of the aircraft, which can vary due to a number of factors, including inflation, and the percentage of the purchase price of the aircraft which must be financed.

Guarantees

        Asset Value Guarantees:    We provide guarantees on a portion of the residual value of certain aircraft to financial institutions and other third parties for fees. As of December 31, 2012, we provided 13 such guarantees that had not yet been exercised. These guarantees expire at various dates through 2023 and generally obligate us to pay the shortfall between the fair market value and the guaranteed

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note R—Commitments and Contingencies (Continued)

value of the aircraft and provide us with an option to purchase the aircraft for the guaranteed value. During 2011 and 2012, we have been called upon to perform under six such guarantees and, as a result, we purchased one used aircraft during the year ended December 31, 2012, and may purchase five used aircraft in 2013. At December 31, 2012, the total reserves related to these guarantees, both exercised and unexercised, aggregated $44.6 million. At December 31, 2012, the maximum aggregate potential commitment that we were obligated to pay under the 13 unexercised guarantees, without any offset for the projected value of the aircraft or other features that may limit our exposure, was approximately $330.6 million.

        Aircraft Loan Guarantees:    We guarantee one loan collateralized by an aircraft. The guarantee expires in 2014, when the loan matures, and obligates us to pay an amount up to the guaranteed value upon the default of the borrower, which will be offset by a portion of the underlying value of the aircraft collateral. At December 31, 2012, the guaranteed value, without any offset for the projected value of the aircraft, was approximately $9.0 million.

        Management regularly reviews the underlying values of the aircraft collateral to determine our exposure under asset value guarantees and loan guarantees. We recorded provisions for losses on asset value guarantees of $31.3 million related to three asset value guarantees during 2012 and $13.5 million related to two asset value guarantees during 2011. We recorded no provision for losses on asset value guarantees during 2010. The carrying balance of guarantees of $49.3 million including reserves (2012) and $21.2 million (2011) is included in Accrued interest and other payables on our Consolidated Balance Sheets.

Leases

        We have operating leases for office space and office equipment extending through 2026. Rent expense was $15.9 million in 2012, $13.0 million in 2011 and $11.3 million in 2010. The leases provide for step rentals over the term and those rentals are considered in the evaluation of recording rent expense on a straight-line basis over the term of the lease. Tenant improvement allowances received from lessors are capitalized and amortized in selling, general and administrative expenses as a reduction of rent expense. Commitments for minimum rentals under the non-cancelable leases at December 31, 2012, are as follows:

(Dollars in thousands)
2013	$17,626
2014	17,831
2015	13,085
2016	3,195
2017	2,619
Thereafter	17,032

Total(a)	$71,388

(a)
Minimum rentals have not been reduced by minimum sublease rentals of $3.5 million in the future under non-cancelable subleases.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note R—Commitments and Contingencies (Continued)

Contingencies

Legal Proceedings

        Yemen Airways-Yemenia:    We are named in a lawsuit in connection with the 2009 crash of our Airbus A310-300 aircraft on lease to Yemen Airways-Yemenia, a Yemeni carrier. The plaintiffs are families of deceased occupants of the flight and seek unspecified damages for wrongful death, costs, and fees. The operative litigation commenced in January 2011 and is pending in the United States District Court for the Central District of California. The Yemenia lawsuit is in its incipient stages. We believe that we have substantial defenses on the merits and that we are adequately covered by available liability insurance. We do not believe that the outcome of the Yemenia lawsuit will have a material effect on our consolidated financial condition, results of operations or cash flows.

        We are also a party to various claims and litigation matters arising in the ordinary course of our business. We do not believe that the outcome of any of these matters, individually or in the aggregate, will be material to our consolidated financial position, results of operations or cash flows.

Note S—Variable Interest Entities

        Our leasing and financing activities require us to use many forms of entities to achieve our business objectives and we have participated to varying degrees in the design and formation of these entities. Our involvement in VIEs varies and includes being a passive investor in the VIE with involvement from other parties, managing and structuring all the activities, and being the sole shareholder of the VIE. Also see Note K—Debt Financing for more information on entities created for the purpose of obtaining financing.

Non-Recourse Financing Structures

        We consolidate three entities in which ILFC has a variable interest, each of which was established to obtain secured financing for the purchase of aircraft. We have determined that we are the PB of these entities because we control and manage all aspects of these entities, including directing the activities that most significantly affect these entities' economic performance, and we absorb the majority of the risks and rewards of these entities. See Note K—Debt Financing for further information.

Wholly-Owned ECA and Ex-Im Financing Vehicles

        We have created certain wholly-owned subsidiaries for the purpose of purchasing aircraft and obtaining financing secured by such aircraft. The secured debt is guaranteed by the European ECAs and the Export-Import Bank of the United States. The entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes. We control and manage all aspects of these entities, including directing the activities that most significantly affect the entity's economic performance, we absorb the majority of the risks and rewards of these entities and we guarantee the activities of these entities. These entities are therefore consolidated into our consolidated financial statements.

Other Secured Financings

        We have created a number of wholly-owned subsidiaries for the purpose of obtaining secured financings. The entities meet the definition of a VIE because they do not have sufficient equity to

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note S—Variable Interest Entities (Continued)

operate without ILFC's subordinated financial support in the form of intercompany notes. We control and manage all aspects of these entities, including directing the activities that most significantly affect the entity's economic performance, we absorb the majority of the risks and rewards of these entities and we guarantee the activities of these entities. These entities are therefore consolidated into our consolidated financial statements. See Note K—Debt Financing for more information on these financings.

Wholly-Owned Leasing Entities

        We have created wholly owned subsidiaries for the purpose of facilitating aircraft leases with airlines. The entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany loans, which serve as equity. We control and manage all aspects of these entities, including directing the activities that most significantly affect the entity's economic performance, we absorb the majority of the risks and rewards of these entities and we guarantee the activities of the entities. These entities are therefore consolidated into our consolidated financial statements.

Other Variable Interest Entities

        We have variable interests in the following entities, in which we have determined we are not the PB because we do not have the power to direct the activities that most significantly affect the entity's economic performance: (i) one entity we previously sold one aircraft to, in which our variable interests include debt financings and preferential equity interests; (ii) two entities that we have previously sold aircraft to and for which we manage 19 aircraft, in which our variable interest consists of the servicing fee we receive for the management of 19 aircraft; and (iii) two affiliated entities we sold aircraft to in 2004 and 2005, which aircraft we continue to manage, in which our variable interests consist of the servicing fee we receive for the management of those aircraft. These two affiliated entities, for which we manage aircraft, are consolidated into AIG's financial statements. We do not believe that we will have any future material liquidity obligations to any of these entities.

Note T—Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Assets and liabilities recorded at fair value on our Consolidated Balance Sheets are measured and classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs available in the marketplace used to measure the fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets; Level 2 refers to fair values estimated using significant other observable inputs; and Level 3 refers to fair values estimated using significant non-observable inputs.

        At December 31, 2012 and December 31, 2011, our derivative portfolio consisted of interest rate swap and interest rate cap contracts. The fair value of these instruments are based upon a model that employs current interest and volatility rates, as well as other observable inputs as applicable. As such, the valuation of these instruments is classified as Level 2.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note T—Fair Value Measurements (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following table presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and December 31, 2011, categorized using the fair value hierarchy described above.

	Level 1	Level 2		Level 3	Counterparty Netting	Total
	(Dollars in thousands)
December 31, 2012:
Derivative assets	$—	$54		$—	$—	$54 (a)
Derivative liabilities	—	(20,933	)(b)	—	—	(20,933)

Total derivative assets, net	$—	$(20,879)		$—	$—	$(20,879)

December 31, 2011:
Derivative assets	$—	$198		$—	$—	$198 (a)
Derivative liabilities	—	(31,756	)(b)	—	—	(31,756)

Total derivative assets, net	$—	$(31,558)		$—	$—	$(31,558)

(a)
Derivative assets are presented in Lease receivables and other assets on the Consolidated Balance Sheet.

(b)
The balance includes CVA and MVA adjustments of $0.3 million and $6.4 million as of December 31, 2012 and 2011, respectively.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

        We measure the fair value of flight equipment on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

        The fair value of flight equipment is classified as a Level 3 valuation. Management evaluates quarterly the need to perform a recoverability assessment of flight equipment, and performs this assessment at least annually for all aircraft in our fleet. Recoverability assessments are performed whenever events or changes in circumstances indicate that the carrying amount of our flight equipment may not be recoverable, which may require us to change our assumptions related to future projected cash flows. Management is active in the aircraft leasing industry and develops the assumptions used in the recoverability assessment. As part of the recoverability process, we update the critical and significant assumptions used in the recoverability assessment. Fair value of flight equipment is determined using an income approach based on the present value of cash flows from contractual lease agreements, flight hour rentals where appropriate, and projected future lease payments, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on the expectations of market participants.

        We recognized impairment charges and fair value adjustments for the years ended December 31, 2012 and 2011, as provided in Note F—Aircraft Impairment Charges on Flight Equipment Held for Use and Note G—Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to be Disposed.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note T—Fair Value Measurements (Continued)

        The following table presents the effect on our consolidated financial statements as a result of the non-recurring impairment charges and fair value adjustments recorded on Flight equipment for the year ended December 31, 2012:

	Book Value at December 31, 2011	Impairment Charges	Reclassifications	Sales	Depreciation and Other Adjustments		Book Value at December 31, 2012
	(Dollars in thousands)
Flight equipment	$449,647	$(192,361)	$(106,871)	$(23,768)	$(20,300	)(a)	$106,347
Flight equipment held for sale	—	—	36,848	(34,677)	—		2,171
Lease receivables and other assets(c)	—	—	29,816	(30,827)	28,937	(b)	27,926
Net investment in finance and sales-type leases(d)	—	—	40,207	—	(12,386)		27,821

Total	$449,647	$(192,361)	$—	$(89,272)	$(3,749)		$164,265

(a)
Includes capitalized costs of $22.4 million relating to engine exchanges.

(b)
Relates to the addition of an aircraft through the exercise of an option that was sold at December 31, 2012.

(c)
Reclassification represents fair value of aircraft parts.

(d)
Excludes measurement of finance and sales-type leases recorded at a gain.

Inputs to Non-Recurring Fair Value Measurements Categorized as Level 3

        We measure the fair value of flight equipment on a non-recurring basis, when GAAP requires the application of fair value. The fair value of flight equipment is used in determining the value of (i) aircraft held for use in our fleet when impaired; (ii) aircraft expected to be parted-out; (iii) aircraft to be sold; and (iv) aircraft sold as part of sales-type leases. We use the income approach to measure the fair value of flight equipment, which is based on the present value of estimated future cash flows. The key inputs to the income approach include the current contractual lease cash flows, projected non-contractual future lease cash flows, both of which include estimates of flight hour rental cash flows, where appropriate, extended to the end of the aircraft's economic life or to the end of our estimated holding period in its highest and best use configuration, as well as a contractual or estimated disposition value. The determination of these key inputs in applying the income approach is discussed below.

        The current contractual lease cash flows are based on the in-force lease rates. The projected non-contractual lease cash flows are estimated based on the aircraft type, age, and airframe and engine configuration of the aircraft. The projected non-contractual lease cash flows are applied to a follow-on lease term(s), which are estimated based on the age of the aircraft at the time of re-lease. Follow-on leases are assumed through the aircraft's estimated economic life or estimated holding period. The holding period assumption is the period over which future cash flows are assumed to be generated. Our general assumption is that the aircraft will be leased over a 25-year estimated useful life. However, if a sale or future part-out is likely or has been contracted for, the holding period will be shorter. This

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note T—Fair Value Measurements (Continued)

holding period is based on the estimated or actual sales date or estimated future part-out or disposal date, respectively. The disposition value is generally estimated based on the type of aircraft (i.e. widebody or narrowbody) and the type and the number of engines on the aircraft. In situations where the aircraft will be disposed of, the residual value assumed is based on a current part-out value, if available, or the contracted sale price, respectively.

        The aggregate cash flows, as described above, are then discounted. The estimated discount rate used is based on the type and age of the aircraft, as well as the duration of the holding period, and incorporates market participant assumptions regarding the likely debt and equity financing components and the required returns of those financing components. Management has identified the key elements affecting the fair value calculation as the discount rate used to discount the estimated cash flows, the holding period of the flight equipment, and the proportion of contractual versus non-contractual cash flows.

	Fair Value at December 31, 2012	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
(Dollars in millions)
Flight Equipment(a)(b)	$161.0	Income Approach	Discount Rate	8.0% - 14.5% (10.5)%

			Remaining Holding Period	0 - 9 years (2 years)
			Present Value of Non- Contractual Cash Flows as a Percentage of Fair Value	0 - 100% (33)%

(a)
Includes Flight equipment for which non-recurring impairment charges and fair value adjustments were recorded during the year ended December 31, 2012.

(b)
Excludes measurement of finance and sales-type leases recorded at a gain.

Sensitivity to Changes in Unobservable Inputs

        We consider unobservable inputs to be those for which market data is not available and that we developed using the best information available to us related to assumptions market participants use when pricing the asset or liability. Relevant inputs vary depending on the nature of the asset or liability being measured at fair value. The effect of a change in a particular assumption is considered independently of changes in any other assumptions. In practice, simultaneous changes in assumptions may not always have a linear effect on inputs.

        The significant unobservable inputs utilized in the fair value measurement of flight equipment are the discount rate, the remaining holding period and the non-contractual cash flows. The discount rate is affected by movements in the aircraft funding markets, and can be impacted by fluctuations in required rates of return in debt and equity, and loan to value ratios. The remaining holding period and non-contractual cash flows represent management's estimate of the remaining service period of an aircraft and the estimated non-contractual cash flows over the remaining life of the aircraft. An increase in the discount rate applied would have an inverse effect on the fair value of an aircraft, while an increase in the remaining holding period or the estimated non-contractual cash flows would increase the fair value measurement.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note U—Derivative Financial Instruments

        We use derivatives to manage exposures to interest rate and foreign currency risks. At December 31, 2012, we had interest rate swap agreements entered into with a related counterparty and two interest rate cap agreements entered into with an unrelated counterparty in connection with a secured financing transaction. Our interest rate swap agreements mature through 2015, and our interest rate cap agreements were scheduled to mature in 2018. Subsequent to December 31, 2012, we prepaid the debt in connection with our interest rate cap agreements and terminated our interest rate cap agreements. Previously we were also party to two foreign currency swap agreements that matured during 2011, which we had entered into with a related counterparty.

        All our interest rate swap and foreign currency swap agreements have been or were designated as cash flow hedges and changes in fair value of cash flow hedges are recorded in OCI. Where hedge accounting is not achieved, the change in fair value of the derivative is recorded in income. We did not designate the interest rate cap agreements as hedges, and all changes in fair value were recorded in income.

        We have previously de-designated and re-designated certain of our derivative contracts. The balance accumulated in AOCI at the time of the de-designation is amortized into income over the remaining life of the underlying derivative.

        All of our interest rate swap agreements are subject to a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. During the second quarter of 2011, we novated our master netting agreement, changing our counterparty from AIGFP to AIG Markets, Inc., both wholly owned subsidiaries of AIG. All other terms of our master netting agreement remained unchanged and all instruments designated as hedges continued to qualify for their respective treatment under GAAP. Our interest rate swap agreements are recorded at fair value on our balance sheet in Derivative liabilities (see Note T—Fair Value Measurements). Our interest rate cap agreements are recorded at fair market value and included in Lease receivables and other assets. Our derivative contracts do not have any credit risk related contingent features and we are not required to post collateral under any of our existing derivative contracts.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note U—Derivative Financial Instruments (Continued)

        Derivatives have notional amounts, which generally represent amounts used to calculate contractual cash flows to be exchanged under the contract. The following table presents notional and fair values of derivatives outstanding at the following dates:

	Asset Derivatives		Liability Derivatives
	Notional Value	USD Fair Value	Notional Value	USD Fair Value
	(Dollars in thousands)
December 31, 2012:
Derivatives designated as hedging instruments:
Interest rate swap agreements(a)	$—	$—	$336,125	$(20,933)

Derivatives not designated as hedging instruments:
Interest rate cap agreements(b)	65,985	54	—	—

Total derivatives		$54		$(20,933)

December 31, 2011:
Derivatives designated as hedging instruments:
Interest rate swap agreements(a)	$—	$—	$480,912	$(31,756)

Derivatives not designated as hedging instruments:
Interest rate cap agreements(b)	77,946	198	—	—

Total derivatives		$198		$(31,756)

(a)
Converts floating interest rate debt into fixed rate debt.

(b)
Derivative assets are presented in Lease receivables and other assets on the Consolidated Balance Sheet.

        During the years ended December 31, 2012, 2011 and 2010, we recorded the following in OCI related to derivative instruments:

	December 31,
Gain (Loss)	2012	2011	2010
	(Dollars in thousands)
Effective portion of change in fair market value of derivatives(a):
Interest rate swap agreements(b)	$9,290	$23,059	$3,949
Foreign exchange swap agreements(c)	—	140,029	(111,473)
Amortization of balances of de-designated hedges and other adjustments	1,130	2,809	3,372
Foreign exchange component of cross currency swaps credited (charged) to income	—	(104,800)	225,700
Income tax effect	(3,588)	(21,384)	(42,542)

Net changes in cash flow hedges, net of taxes	$6,832	$39,713	$79,006

(a)
Includes $(6.1) million, $7.0 million and $23.3 million of combined CVA and MVA for the years ended December 31, 2012, 2011 and 2010.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note U—Derivative Financial Instruments (Continued)

(b)
Includes the following amounts for the following periods:

Years ended December 31, 2012, 2011 and 2010:    (i) effective portion of the unrealized gain or (loss) on derivative position recorded in OCI of $(8,422), $(2,166) and $(27,733), respectively; and (ii) amounts reclassified from AOCI primarily into interest expense when cash payments were made or received on qualifying cash flow hedges of $17,712, $25,225 and $31,682, respectively.

(c)
Includes the following amounts for the following periods:

Years ended December 31, 2011 and 2010:    (i) effective portion of the unrealized gain or (loss) on derivative position of $108,709 and $(172,003), respectively; and (ii) amounts reclassified from AOCI primarily into interest expense when cash payments were made or received on qualifying cash flow hedges of $31,320 and $60,530, respectively. Also included in this amount is a loss on matured swaps of $(6,502) for the year ended December 31, 2011.

        We estimate that within the next twelve months, we will amortize into earnings approximately $(13.0) million of the pre-tax balance in AOCI under cash flow hedge accounting in connection with our program to convert debt from floating to fixed interest rates.

        The following table presents the effect of derivatives recorded in the Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010:

	Amount of Gain or (Loss) Recognized in Income on Derivatives (Ineffective Portion)(a)
	December 31,
	2012	2011	2010
	(Dollars in thousands)
Derivatives Designated as Cash Flow Hedges:
Interest rate swap agreements	$(82)	$(111)	$(156)
Foreign exchange swap agreements	—	1,008	(26,788)

Total	(82)	897	(26,944)

Derivatives Not Designated as a Hedge:
Interest rate cap agreements(b)	558	(1,394)	(2,062)
Reconciliation to Consolidated Statements of Operations:
Income effect of maturing derivative contracts	—	(6,502)	(15,409)
Reclassification of amounts de-designated as hedges recorded in AOCI	(1,130)	(2,809)	(3,372)

Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	$(654)	$(9,808)	$(47,787)

(a)
All components of each derivative's gain or loss were included in the assessment of effectiveness.

(b)
An additional $(0.7) million, $(0.4) million and $(0.1) million of amortization of premium paid to the derivative counterparty was recognized in Interest expense during the years ended December 31, 2012, 2011 and 2010, respectively.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note V—Fair Value Disclosures of Financial Instruments

        The carrying amounts and fair values (as well as the level within the fair value hierarchy to which the valuation relates) of our financial instruments are as follows:

	Estimated Fair Value					Carrying Amount of Asset (Liability)
	Level 1	Level 2		Level 3	Total
	(Dollars in thousands)
December 31, 2012
Cash, including restricted cash	$605,410	$3,117,565	(a)	$—	$3,722,975	$3,722,975
Notes receivable	—	23,175		—	23,175	23,181
Debt financing (including subordinated debt and foreign currency adjustment)	(18,822,645)	(7,160,408)		—	(25,983,053)	(24,342,787)
Derivative assets	—	53		—	53	53
Derivative liabilities	—	(20,933)	(b)	—	(20,933)	(20,933)
Guarantees	—	—		(51,947)	(51,947)	(49,268)
December 31, 2011
Cash, including restricted cash	$1,565,480	$824,336	(a)	$—	$2,389,816	$2,389,816
Notes receivable	—	8,713		—	8,713	9,489
Debt financing (including subordinated debt and foreign currency adjustment)	(18,382,511)	(5,845,534)		—	(24,228,045)	(24,384,272)
Derivative assets	—	198		—	198	198
Derivative liabilities	—	(31,756)	(b)	—	(31,756)	(31,756)
Guarantees	—	—		(34,103)	(34,103)	(21,164)

(a)
Includes restricted cash of $695.4 million (2012) and $414.8 million (2011).

(b)
The balance includes CVA and MVA adjustments of $0.3 million and $6.4 million as of December 31, 2012 and 2011, respectively.

        We used the following methods and assumptions in estimating our fair value disclosures for financial instruments:

        Cash:    The carrying value reported on the balance sheet for cash and cash equivalents and restricted cash approximates its fair value. We consider time deposits Level 2 valuations because the amounts are not readily available for immediate withdrawal.

        Notes Receivable:    The fair values for notes receivable are estimated using discounted cash flow analyses, using market quoted discount rates that approximate the credit risk of the issuing party.

        Debt Financing:    Quoted prices are used where available. The fair value of our long-term unsecured fixed-rate debt is estimated using a discounted cash flow analysis, based on our spread to U.S. Treasury bonds for similar debt at year-end. The fair value of our long-term unsecured floating rate debt is estimated using a discounted cash flow analysis based on credit default spreads. The fair value of our long term secured debt is estimated using a discounted cash flow analysis based on credit default spreads.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note V—Fair Value Disclosures of Financial Instruments (Continued)

        Derivatives:    Fair values were based on the use of a valuation model that utilizes among other things, current interest, foreign exchange and volatility rates, as applicable.

        AVGs:    Guarantees are included in Accrued interest and other payables on our Consolidated Balance Sheets. Fair value is determined by reference to the underlying aircraft fair value and guarantee amount.

Note W—Subsequent Events

Secured Commercial Bank Financings

        On January 16, 2013 we prepaid in full the total remaining outstanding amount under our $106 million secured commercial bank loan that was scheduled to mature in May 2018. This loan had $66 million outstanding at December 31, 2012.

Note X—Quarterly Financial Information (Unaudited)

        We have set forth below selected quarterly financial data for the years ended December 31, 2012 and 2011. The following quarterly financial information for each of the three months ended and at March 31, June 30, September 30, and December 31, 2012 and 2011 is unaudited.

	Quarter
	First	Second	Third	Fourth	Total
	(Dollars in thousands)
Year Ended December 31, 2012
Total Revenues	$1,151,544	$1,134,318	$1,141,872	$1,076,506	$4,504,240
Pre-tax Income (Loss)(a)	152,213	93,908	27,556	97,414	371,091
Net Income (Loss)(a)	99,009	223,065	17,592	70,656	410,322
Year Ended December 31, 2011
Total Revenues	$1,168,513	$1,125,532	$1,123,153	$1,109,465	$4,526,663
Pre-tax Income (Loss)(b)	110,676	107,752	(1,336,954)	84,547	(1,033,979)
Net Income (Loss)(b)	69,384	73,780	(879,541)	12,476	(723,901)

(a)
During 2012, we recorded impairment charges and fair value adjustments of $18.5 million related to four aircraft, $75.1 million related to eight aircraft, $97.1 million related to 20 aircraft and $1.7 million related to three aircraft during the first, second, third and fourth quarter, respectively.

(b)
During 2011, we recorded impairment charges and fair value adjustments of $111.1 million related to 19 aircraft, $43.8 million related to seven aircraft, $1,525.3 million related to 97 aircraft and $57.3 million related to seven aircraft during the first, second, third and fourth quarter, respectively.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED, CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents, including interest bearing accounts of $2,626,396 (2013) and $2,964,136 (2012)	$2,699,266	$3,027,587
Restricted cash, including interest bearing accounts of $425,219 (2013) and $406,788 (2012)	435,913	695,388
Net investment in finance and sales-type leases	96,124	93,936
Flight equipment	48,371,803	48,419,478
Less accumulated depreciation	14,408,473	13,951,169

	33,963,330	34,468,309
Flight Equipment held for sale	162,250	9,171
Deposits on flight equipment purchases	569,844	470,200
Lease receivables and other assets	868,600	776,431
Deferred debt issue costs, less accumulated amortization of $286,905 (2013) and $310,371 (2012)	261,247	269,335

	$39,056,574	$39,810,357

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued interest and other payables	$541,693	$566,219
Current income taxes and other tax liabilities	246,854	269,846
Secured debt financing, net of deferred debt discount of $5,550 (2013) and $15,125 (2012)	8,441,745	9,489,247
Unsecured debt financing, net of deferred debt discount of $32,294 (2013) and $37,207 (2012)	13,852,203	13,853,540
Subordinated debt	1,000,000	1,000,000
Derivative liabilities	13,982	20,933
Security deposits, deferred overhaul rental and other customer deposits	2,736,001	2,524,981
Deferred income taxes	4,194,777	4,142,723
Commitments and Contingencies—Note L
SHAREHOLDERS' EQUITY
Market Auction Preferred Stock, $100,000 per share liquidation value; Series A and B, each having 500 shares issued and outstanding	100,000	100,000
Common stock—no par value; 100,000,000 authorized shares, 45,267,723 issued and outstanding	1,053,582	1,053,582
Paid-in capital	1,261,904	1,262,551
Accumulated other comprehensive loss	(7,899)	(12,491)
Retained earnings	5,621,732	5,539,226

Total shareholders' equity	8,029,319	7,942,868

	$39,056,574	$39,810,357

See notes to condensed, consolidated financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED, CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2013 AND 2012

(Dollars in thousands)

(Unaudited)

	June 30, 2013	June 30, 2012
REVENUES AND OTHER INCOME
Rental of flight equipment	$1,059,888	$1,101,205
Flight equipment marketing and gain on aircraft sales	14,472	8,617
Other income	27,147	24,496

	1,101,507	1,134,318

EXPENSES
Interest	365,974	388,254
Depreciation of flight equipment	463,255	478,754
Aircraft impairment charges on flight equipment held for use	15,532	30,254
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed	101,091	44,783
Loss on early extinguishment of debt	15,221	2,054
Aircraft costs	7,842	27,330
Selling, general and administrative	86,622	64,265
Other expenses	297	4,716

	1,055,834	1,040,410

INCOME BEFORE INCOME TAXES	45,673	93,908
Provision (benefit) for income taxes	12,503	(129,157)

NET INCOME	$33,170	$223,065

See notes to condensed, consolidated financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED, CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Dollars in thousands)

(Unaudited)

	June 30, 2013	June 30, 2012
REVENUES AND OTHER INCOME
Rental of flight equipment	$2,073,808	$2,223,430
Flight equipment marketing and gain on aircraft sales	16,753	14,673
Other income	73,102	47,759

	2,163,663	2,285,862

EXPENSES
Interest	750,102	779,074
Depreciation of flight equipment	927,367	958,404
Aircraft impairment charges on flight equipment held for use	35,238	41,425
Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed	127,587	52,127
Loss on early extinguishment of debt	17,695	22,934
Aircraft costs	21,478	46,158
Selling, general and administrative	166,065	130,203
Other expenses	7,665	9,416

	2,053,197	2,039,741

INCOME BEFORE INCOME TAXES	110,466	246,121
Provision (benefit) for income taxes	27,680	(75,953)

NET INCOME	$82,786	$322,074

See notes to condensed, consolidated financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED, CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS ENDED JUNE 30, 2013 AND 2012

(Dollars in thousands)

(Unaudited)

	June 30, 2013	June 30, 2012
NET INCOME	$33,170	$223,065

OTHER COMPREHENSIVE INCOME (LOSS)
Net changes in fair value of cash flow hedges, net of tax (provision) benefit of $(1,221) (2013) and $(1,614) (2012) and net of reclassification adjustments	2,238	2,952
Change in unrealized fair value adjustments of available-for-sale securities, net of tax (provision) benefit of $59 (2013) and $3 (2012) and net of reclassification adjustments	(108)	(6)

	2,130	2,946

COMPREHENSIVE INCOME	$35,300	$226,011

See notes to condensed, consolidated financial statements.

 INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED, CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Dollars in thousands)

(Unaudited)

	June 30, 2013	June 30, 2012
NET INCOME	$82,786	$322,074

OTHER COMPREHENSIVE INCOME (LOSS)
Net changes in fair value of cash flow hedges, net of tax (provision) benefit of $(2,464) (2013) and $(1,312) (2012) and net of reclassification adjustments	4,516	2,693
Change in unrealized fair value adjustments of available-for-sale securities, net of tax (provision) benefit of $(41) (2013) and $5 (2012) and net of reclassification adjustments	76	(12)

	4,592	2,681

COMPREHENSIVE INCOME	$87,378	$324,755

See notes to condensed, consolidated financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED, CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Dollars in thousands)

(Unaudited)

	June 30, 2013	June 30, 2012
OPERATING ACTIVITIES
Net income	$82,786	$322,074
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	927,367	958,404
Deferred income taxes	49,549	(92,109)
Amortization of deferred debt issue costs	37,462	37,793
Amortization of debt discount	6,702	6,539
Amortization of prepaid lease costs	39,571	24,849
Aircraft impairment charges and fair value adjustments	162,825	93,552
Forfeitures of customer deposits	(23,491)	(7,342)
Loss on early extinguishment of debt	17,695	22,934
Other, including gain on aircraft sales and disposals	8,351	(17,535)
Changes in operating assets and liabilities:
Lease receivables and other assets	(54,637)	26,003
Accrued interest and other payables	(18,896)	(10,996)
Current income taxes and other tax liabilities	(22,992)	11,825

Net cash provided by operating activities	1,212,292	1,375,991

INVESTING ACTIVITIES
Acquisition of flight equipment	(924,770)	(743,175)
Payments for deposits and progress payments	(141,586)	(101,661)
Proceeds from disposal of flight equipment	184,062	82,494
Change in restricted cash	259,475	18,846
Collections of notes receivable	4,797	8,028
Collections of finance and sales-type leases	29,729	5,706

Net cash (used in) investing activities	(588,293)	(729,762)

FINANCING ACTIVITIES
Proceeds from debt financing	1,852,282	2,731,146
Payments in reduction of debt financing, net of foreign currency swap settlements	(2,916,799)	(2,883,752)
Debt issue costs	(38,092)	(47,665)
Security and rental deposits received	95,480	75,193
Security and rental deposits returned	(63,041)	(51,522)
Overhaul rentals collected	327,906	240,500
Overhaul rentals reimbursed	(205,645)	(296,358)
Net change in other deposits	(3,884)	22,666
Payment of preferred dividends	(218)	(196)

Net cash (used in) financing activities	(952,011)	(209,988)

Net (decrease) increase in cash	(328,012)	436,241
Effect of exchange rate changes on cash	(309)	293
Cash at beginning of period	3,027,587	1,975,009

Cash at end of period	$2,699,266	$2,411,543

See notes to condensed, consolidated financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED, CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Dollars in thousands)

(Unaudited)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	June 30, 2013		June 30, 2012
Cash paid during the period for:
Interest, excluding interest capitalized of $11,006 (2013) and $3,390 (2012)	$714,712		$706,063
Income taxes, net	1,122	(a)	3,983	(a)

(a)
Includes no payment and approximately $2 million paid to AIG for ILFC tax liability for the six month periods ending June 30, 2013 and 2012, respectively.

Non-Cash Investing and Financing Activities

2013:

  Customer deposits of $23,491 were forfeited and recognized in income.

  Flight equipment in the amount of $27,437 was reclassified to Lease receivables and other assets.

  Deposits on flight equipment purchases of $57,606 were applied to Acquisition of flight equipment.

  Flight equipment in the amount of $45,574 was reclassified to Net investment in finance and sales-type leases.

  Flight equipment in the amount of $162,250 were reclassified to Flight equipment held for sale

  Accrued interest and other payables of $6,486 were applied to Acquisition of flight equipment to reflect the fair value of an aircraft purchased under an asset value guarantee.

2012:

  Customer deposits of $7,342 were forfeited and recognized in income.

  Flight equipment under operating leases in the amount of $95,525 were reclassified to Lease receivables and other assets in the amount of $95,014, with $511 charged to income, upon the part-out of eight aircraft and two engines.

  Deposits on flight equipment purchases of $47,164 were applied to Acquisition of flight equipment under operating leases.

  Flight equipment classified as Net investment in finance and sales-type leases in the amount of $20,819 were reclassified to Flight equipment under operating leases.

See notes to condensed, consolidated financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

(Unaudited)

A. Basis of Preparation

        We are an indirect wholly-owned subsidiary of AIG. AIG is a leading global insurance company that provides a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 130 countries.

        The accompanying unaudited, condensed, consolidated financial statements have been prepared in accordance with GAAP for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

        The accompanying unaudited, condensed, consolidated financial statements include our accounts and accounts of all other entities in which we have a controlling financial interest. See Note M—Variable Interest Entities for further discussions on VIEs. All material intercompany accounts have been eliminated in consolidation.

        Results for the six months ended June 30, 2013 include out of period adjustments related to prior years, which increased after-tax income by $8.3 million. The out of period adjustments primarily relate to IRS audit interest amounts recognized in the fourth quarter 2011 tax provision, which were reversed in the first quarter of 2013. Management has determined, after evaluating the quantitative and qualitative aspects of these out of period adjustments, that our current and prior period financial statements and our projected 2013 annual results are not materially misstated.

        In the opinion of management, all adjustments considered necessary for a fair statement of the results for the interim periods presented have been included. Certain reclassifications have been made to the 2012 unaudited, condensed, consolidated financial statements to conform to the 2013 presentation. Operating results for the three and six months ended June 30, 2013, are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. These statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2012.

        On December 9, 2012, AIG, AIG Capital Corporation, a wholly owned direct subsidiary of AIG and the sole shareholder of us (the "Seller"), and Jumbo Acquisition Limited (the "Purchaser") entered into a definitive agreement (the "Share Purchase Agreement") for the sale of 80.1% of our common stock for approximately $4.2 billion in cash. The Share Purchase Agreement permitted the Purchaser to elect to purchase an additional 9.9% of our common stock for $522.5 million (the "Option"). On July 15, 2013, the Purchaser delivered notice that it intended to exercise the Option, raising the size of the total purchase to 90.0% of our common stock. On June 15, 2013, AIG, Seller and Purchaser entered into an amendment (the "Amendment") to the Share Purchase Agreement. The Amendment extended to July 31, 2013, the date on which any of AIG, Seller or Purchaser may terminate the Share Purchase Agreement, as amended, if the closing of the transaction had not yet occurred. Under the Amendment, AIG and Seller may pursue (but not enter into definitive documentation for, or consummate) other offers for us and may continue to pursue (but not engage in widespread solicitation of orders for, or request effectiveness of) the alternative of a public offering.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

A. Basis of Preparation (Continued)

        As of August 13, 2013, the closing of the transaction had not occurred. AIG continues to consider us as a non-core business and is continuing to pursue other options for us, including a sale or initial public offering.

B. Recent Accounting Pronouncements

Adoption of Recent Accounting Guidance:

  Presentation of Comprehensive Income

        In February 2013, the FASB issued an accounting standard requiring us to disclose the effect of reclassifying significant items out of Accumulated other comprehensive income on the respective line items of net income or to provide a cross-reference to other disclosures currently required under GAAP.

        We adopted the guidance on January 1, 2013, when it became effective. The adoption had no impact on our financial condition, results of operations or cash flows. However, due to adoption, we have included additional disclosures for items reclassified out of AOCI in Note Q—Accumulated Other Comprehensive (Loss) Income.

  Disclosures about Offsetting Assets and Liabilities

        In February 2013, the FASB issued an accounting standard that clarifies the scope of transactions subject to disclosures about offsetting assets and liabilities. The guidance applies to financial instruments and derivative instruments that are offset either in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. This guidance was effective January 1, 2013, and required retrospective application. The adoption of this guidance had no effect on our consolidated financial statements, results of operations or cash flows, and we did not include additional disclosures because all of our derivatives were in liability positions.

Future Application of Accounting Guidance:

  Inclusion of the Fed Funds Effective Swap Rate as a Benchmark Interest Rate for Hedge Accounting Purposes

        In July 2013, the FASB issued an accounting standard that permits the Fed Funds Effective Swap Rate ("Overnight Index Swap Rate" or "OIS") to be used as a U.S. benchmark interest rate for hedge accounting purposes in addition to US Treasury rates and LIBOR. The standard also removes the current restriction on using different benchmark rates for similar hedges. This standard is effective on a prospective basis for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of the new standard is not expected to have a material effect on our consolidated financial condition, results of operations or cash flows.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

B. Recent Accounting Pronouncements (Continued)

  Presentation of Unrecognized Tax Benefits

        In July 2013, the FASB issued an accounting standard that requires a liability related to unrecognized tax benefits to be presented as a reduction to the related deferred tax asset for a net operating loss carryforward or a tax credit carryforward (the "Carryforwards"). When the Carryforwards are not available at the reporting date under the tax law of the jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit will be presented in the financial statements as a liability and will not be combined with the related deferred tax assets. This standard is effective for fiscal years and interim periods beginning after December 15, 2013, but earlier adoption is permitted. Upon adoption, the standard must be applied prospectively to unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. We plan to adopt the standard prospectively on the required effective date of January 1, 2014 and are currently assessing the impact of adopting the standard on our consolidated financial statements.

C. Income Taxes

        Our effective tax rate for the six months ended June 30, 2013 was effected by a $9.9 million interest refund allocation from AIG related to IRS audit adjustments, which had a beneficial impact to our effective tax rate and was discretely recorded for the six months ended June 30, 2013. Our effective tax rate for the three months ended June 30, 2013 was effected by minor permanent items and interest accrued on uncertain tax positions and IRS audit adjustments. Our effective tax rate for the three and six months ended June 30, 2012 was beneficially impacted due to a May 2012 decision granted in favor of a taxpayer whereby the Federal Court of Claims held that in calculating the gain realized upon the sale of an asset under the Foreign Sales Corporation regime, the asset's adjusted tax basis should not be reduced by the amount of disallowed depreciation deductions allocable to tax-exempt foreign trade income. Based upon the decision reached in the case, we have adjusted our tax basis in certain flight equipment and recorded an income tax benefit of approximately $544 million and a corresponding reserve of $381 million for uncertain tax positions, resulting in a net tax benefit of $164 million in the three and six months ended June 30, 2012.

D. Restricted Cash

        Restricted cash of $435.9 million and $695.4 million at June 30, 2013 and December 31, 2012, respectively, consisted primarily of cash that is restricted under our ECA facility agreement entered into in 2004. The restricted cash at December 31, 2012, also included a $287.0 million cash advance under our Ex-Im financing arrangement, which became available to us to finance the purchase of two aircraft during the six months ended June 30, 2013. See Note J—Debt Financings.

E. Related Party Transactions

        Related Party Allocations and Fees:    We are party to cost sharing agreements, including tax, with AIG. Generally, these agreements provide for the allocation of corporate costs based upon a proportional allocation of costs to all subsidiaries. Our management believes the proportionate method

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

E. Related Party Transactions (Continued)

used to allocate corporate costs is reasonable. It is not practicable to determine what the amounts of those expenses would have been had we operated on a stand-alone basis. We also pay other subsidiaries of AIG a fee related to management services provided for certain of our foreign subsidiaries and we continue to earn management fees from two trusts consolidated by AIG for the management of aircraft we sold to the trusts in prior years. We are included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined/unitary basis. Settlement with AIG for taxes are determined in accordance with our tax sharing agreements.

        Dividends and Capital Contribution:    We transferred two corporate aircraft with a combined net book value of $37.3 million to AIG during the year ended December 31, 2012. The transaction was recorded in Retained earnings as a dividend of $25.4 million, net of taxes of $11.9 million. We also received one corporate aircraft from AIG and we recorded $16.7 million, net of taxes of $9.2 million, in Lease receivables and other assets and as a capital contribution in Paid-in capital to reflect the transaction.

        Expenses Paid by AIG on Our Behalf:    We recorded $0.6 million and $2.6 million in Additional paid in capital for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, for compensation and other expenses paid by AIG on our behalf for which we were not required to reimburse.

        Derivatives and Insurance Premiums:    The counterparty of all of our interest rate swap agreements as of June 30, 2013, was AIG Markets, Inc., a wholly-owned subsidiary of AIG. See Note N—Fair Value Measurements and Note O—Derivative Financial Instruments. In addition, we purchase insurance through a broker who may place part of our policies with AIG. Total insurance premiums were $4.7 million and $5.0 million for the six months ended June 30, 2013 and 2012, respectively.

        Our financial statements include the following amounts involving related parties:

	Three Months Ended		Six Months Ended
Income Statement	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(Dollars in thousands)
Expense (income):
Effect from derivative contracts with AIG Markets, Inc.(a)	$297	$305	$595	$610
Interest on derivative contracts with AIG Markets, Inc.	3,207	4,597	6,703	9,678
Allocation of corporate costs from AIG	9,484	5,189	16,111	13,866
Interest on time deposit account with AIG Markets(b)	(799)	(1,049)	(1,625)	(1,643)
Management fees received	(2,089)	(2,259)	(4,183)	(4,464)
Management fees paid to subsidiaries of AIG	95	76	126	116

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

E. Related Party Transactions (Continued)

Balance Sheet	June 30, 2013	December 31, 2012
	(Dollars in thousands)
Asset (liability):
Time deposit account with AIG Markets(b)	$1,105,241	$1,103,591
Derivative liabilities(a)	(13,982)	(20,933)
Current income taxes and other tax liabilities to AIG(c)	(280,154)	(299,333)
Accrued corporate costs payable to AIG	(24,184)	(20,969)
Equity:
Aircraft transfer to AIG, net of tax of $11,866 (2012)	—	25,379
Aircraft contribution from AIG, net of tax of $9,211 (2012)	—	(16,690)
Compensation and other expenses paid by AIG	647	2,636

(a)
See Note O—Derivative Financial Instruments for all derivative transactions.

(b)
We have a 30-day interest bearing time deposit account with AIG Markets, Inc., all of which is available for use in our operations.

(c)
We made no payment during the six months ended June 30, 2013, and paid approximately $1.7 million to AIG for an ILFC tax liability during the year ended December 31, 2012.

F. Other Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013		2012
	(Dollars in thousands)
AeroTurbine revenue
Engines, airframes, parts and supplies	$96,837	$71,711	$155,019		$144,994
Cost of sales	(82,379)	(62,772)	(131,075)		(123,721)

	14,458	8,939	23,944		21,273
Interest and Other	12,689	15,557	49,158	(a)	26,486

Total	$27,147	$24,496	$73,102		$47,759

(a)
Includes $23.9 million relating to early termination fees for the six months ended June 30, 2013.

G. Aircraft Impairment Charges on Flight Equipment Held for Use

        Management evaluates quarterly the need to perform a recoverability assessment of aircraft in our fleet considering the requirements under GAAP. Recurring recoverability assessments are performed whenever events or changes in circumstances indicate that the carrying amount of our aircraft may not be fully recoverable, which may require us to change our assumptions related to future estimated cash flows. Some of the events or changes in circumstances may include potential disposals of aircraft, changes in contracted lease terms, changes in the status of an aircraft as leased, re-leased, or not

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

G. Aircraft Impairment Charges on Flight Equipment Held for Use (Continued)

subject to lease, repossessions of aircraft, changes in portfolio strategies, changes in demand for a particular aircraft type and changes in economic and market circumstances. Any of these events would be considered when it occurs before the financial statements are issued, including lessee bankruptcies occurring subsequent to the balance sheet date.

        During the three and six months ended June 30, 2013, we recorded impairment charges of $15.5 million relating to two aircraft and $35.2 million relating to four aircraft, respectively. During the three and six months ended June 30, 2012, we recorded impairment charges of $30.3 million relating to two aircraft and $41.4 million relating to four aircraft, respectively. These impairment charges were as a result of our recurring recoverability assessments.

H. Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to be Disposed

        From time to time we will dispose of aircraft from our fleet held for use prior to the conclusion of their useful life, most frequently through either a sale or part-out. As part of the recoverability assessment of our fleet, management assesses potential transactions and the likelihood that each individual aircraft will continue to be held for use as part of our leased fleet, or if the aircraft will be disposed of as mentioned above. If management determines that it is more likely than not that an aircraft will be disposed of through either a sale or part-out as a result of a potential transaction, a recoverability assessment is performed, and if impaired, the aircraft is recorded at the lower of fair market value or its current carrying value, with any necessary adjustments recorded in our Condensed, Consolidated Statement of Income. Further, if the aircraft meets the criteria to be classified as Flight equipment held for sale, we reclassify the aircraft from Flight equipment into Flight equipment held for sale (subsequent to recording any necessary impairment charges or fair value adjustments).

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

H. Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to be Disposed (Continued)

        We reported the following impairment charges and fair value adjustments on flight equipment sold or to be disposed:

	Three Months Ended						Six Months Ended
	June 30, 2013			June 30, 2012			June 30, 2013			June 30, 2012
	Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments		Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments		Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments		Aircraft Impaired or Adjusted	Impairment Charges and Fair Value Adjustments
	(Dollars in millions)						(Dollars in millions)
Loss
Impairment charges and fair value adjustments on aircraft likely to be sold or sold (including sales-type leases)	13	$69.3	(a)	3	$32.6		15	$78.8	(a)	5	$37.8
Impairment charges on aircraft intended to be or designated for part-out	6	31.8	(b)	4	12.2	(c)	14	48.8	(b)	4	14.3	(c)

Total Impairment charges and fair value adjustments on flight equipment	19	$101.1		7	$44.8		29	$127.6		9	$52.1

(a)
Includes charges relating to 11 aircraft that met the criteria to be classified as Flight equipment held for sale, and were reclassified from Flight equipment into Flight equipment held for sale. Subsequent to June 30, 2013, 10 of these aircraft were sold to a third party.

(b)
Includes charges relating to three engines for the three months ended June 30, 2013, and four engines for the six months ended June 30, 2013.

(c)
Includes charges relating to one engine for the three months ended June 30, 2012 and four engines for the six months ended June 30, 2012.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

I. Lease Receivables and Other Assets

        Lease receivables and other assets consisted of the following:

	June 30, 2013	December 31, 2012
	(Dollars in thousands)
Lease receivables	$237,753	$199,694
AeroTurbine Inventory	184,425	149,390
Lease incentive costs, net of amortization	173,995	128,616
Straight-line rents and other assets	205,841	226,609
Goodwill and Other intangible assets(a)	47,481	48,887
Notes and trade receivables, net of allowance(b)	19,105	23,181
Derivative assets(c)	—	54

	$868,600	$776,431

(a)
Goodwill relates to our acquisition of AeroTurbine.

(b)
Notes receivable are primarily from the sale of flight equipment and are fixed with varying interest rates from 2.0% to 10.5%.

(c)
See Note O—Derivative Financial Instruments.

        We had the following activity in our allowance for credit losses on notes receivable during the year ended December 31, 2012:

(Dollars in thousands)
Balance at December 31, 2011	$41,396
Provision	(9,727)
Write-offs	(31,669)

Balance at December 31, 2012	$—

        During the six months ended June 30, 2013, we did not have any activity in our allowance for credit losses on notes receivable.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

J. Debt Financings

        Our debt financing was comprised of the following at the respective dates:

	June 30, 2013	December 31, 2012
	(Dollars in thousands)
Secured
Senior secured bonds	$3,900,000	$3,900,000
ECA and Ex-Im financings	1,972,707	2,193,229
Secured bank debt(a)	1,824,588	1,961,143
Institutional secured term loans	750,000	1,450,000
Less: Deferred debt discount	(5,550)	(15,125)

	8,441,745	9,489,247
Unsecured
Bonds and medium-term notes	13,884,497	13,890,747
Less: Deferred debt discount	(32,294)	(37,207)

	13,852,203	13,853,540

Total Senior Debt Financings	22,293,948	23,342,787
Subordinated Debt	1,000,000	1,000,000

	$23,293,948	$24,342,787

(a)
Of this amount, $182.3 million (2013) and $270.5 million (2012) is non-recourse to ILFC. These secured financings were incurred by VIEs and consolidated into our Condensed, Consolidated Financial Statements.

        The following table presents information regarding the collateral pledged for our secured debt:

	As of June 30, 2013
	Debt Outstanding	Net Book Value of Collateral		Number of Aircraft
	(Dollars in thousands)
Senior secured bonds	$3,900,000	$6,323,464		174
ECA and Ex-Im Financings	1,972,707	5,539,535		121
Secured bank debt	1,824,588	2,653,355	(a)	61	(a)
Institutional secured term loans	750,000	1,486,780		52

Total	$8,447,295	$16,003,134		408

(a)
Amounts represent net book value of collateral and number of aircraft securing ILFC secured bank term debt. Amounts do not include assets securing AeroTurbine's secured revolving credit facility. AeroTurbine's credit facility, under which $308 million was drawn as of June 30, 2013, is secured by substantially all of the assets of AeroTurbine and the subsidiary guarantors.

Senior Secured Bonds

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

J. Debt Financings (Continued)

equipment and related leases, and cash collateral when required. In addition, two of our subsidiaries, which either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. We can redeem the notes at any time prior to their maturity, provided we give notice between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

        The indenture and the aircraft mortgage and security agreement governing the senior secured notes contain customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of the assets serving as collateral for the senior secured notes; (iii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; and (v)make investments in or transfer assets to non-restricted subsidiaries. The indenture also restricts our and the subsidiary guarantors' ability to consolidate, merge, sell or otherwise dispose of all, or substantially all, of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

ECA Financings

        We entered into ECA facility agreements in 1999 and 2004 through certain direct and indirect wholly owned subsidiaries that have been designated as non-restricted subsidiaries under our indentures. The 1999 and 2004 ECA facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. Each aircraft purchased was financed by a ten-year fully amortizing loan. New financings are no longer available to us under either ECA facility.

        As of June 30, 2013, approximately $1.7 billion was outstanding under the 2004 ECA facility and no loans were outstanding under the 1999 ECA facility. The interest rates on the loans outstanding under the 2004 ECA facility are either fixed or based on LIBOR and ranged from 0.386% to 4.711% at June 30, 2013. The net book value of the aircraft purchased under the 2004 ECA facility was $4.0 billion at June 30, 2013. The loans are guaranteed by various European ECAs. We have collateralized the debt with pledges of the shares of wholly owned subsidiaries that hold title to the aircraft financed under the facilities. The 2004 ECA facility contains customary events of default and restrictive covenants.

        The 2004 ECA facility requires us to segregate security deposits, overhaul rentals and rental payments received under the leases related to the aircraft funded under the 2004 ECA facility (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt). The segregated funds are deposited into separate accounts pledged to and controlled by the security trustee of the 2004 ECA facility. At June 30, 2013 and December 31, 2012, respectively, we had segregated security deposits, overhaul rentals and rental payments aggregating $421.4 million and $405.4 million related to aircraft funded under the 2004 ECA facility. The segregated amounts

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

J. Debt Financings (Continued)

fluctuate with changes in security deposits, overhaul rentals, rental payments and principal and interest payments related to the aircraft funded under the 2004 ECA facility. In addition, if a default resulting in an acceleration of the obligations under the 2004 ECA facility were to occur, pursuant to the cross-collateralization agreement described below, we would have to segregate lease payments, overhaul rentals and security deposits received after such acceleration event occurred from the leases relating to the aircraft funded under the 1999 ECA facility that remain as collateral, even though those aircraft are no longer subject to a loan at June 30, 2013.

        In addition, we must register the existing individual mortgages on certain aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered. The mortgages are only required to be filed with respect to aircraft that have outstanding loan balances or otherwise as agreed in connection with the cross-collateralization agreement described below.

        We have cross-collateralized the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization, we (i) guarantee the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under the 1999 ECA facility; (ii) granted mortgages over certain aircraft financed under the 1999 ECA facility and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) have to maintain a loan-to-value ratio (aggregating the aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than 50%, in order to release liens (including the liens incurred under the cross-collateralization agreement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to apply proceeds generated from certain disposals of aircraft to obligations under the 2004 ECA facility.

        On May 8, 2013, we amended our 2004 ECA facility, effective immediately. Prior to the amendment, we were subject to a financial covenant that may have been breached solely as a result of the application of purchase accounting in connection with the potential acquisition of our common stock by Jumbo Acquisition Limited. The amendment removed this covenant. In addition, the amendment made permanent the requirement to segregate funds and to register individual mortgages in local jurisdictions. Prior to the amendment, this requirement would have fallen away if our long-term debt ratings rose above a certain level.

Ex-Im Financings

        On December 19, 2012, we issued pre-funded amortizing notes with an aggregate principal amount outstanding of $287.0 million. The notes mature in January 2025 and scheduled principal payments commenced in April 2013. The notes are guaranteed by the Export-Import Bank of the United States and bear interest at a rate per annum equal to 1.492%. The funds were being held in a restricted cash account at December 31, 2012. During the six months ended June 30, 2013, we used the proceeds from the notes to finance two Boeing 777-300ER aircraft, which serve as collateral for the notes.

Secured Bank Debt

        2011 Secured Term Loan: On March 30, 2011, one of our non-restricted subsidiaries entered into a secured term loan agreement with lender commitments in the amount of approximately $1.3 billion,

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

J. Debt Financings (Continued)

which was subsequently increased to approximately $1.5 billion. As of June 30, 2013, approximately $1.3 billion was outstanding under this agreement. The loan matures on March 30, 2018, and scheduled principal payments commenced in June 2012. The loan bears interest at LIBOR plus a margin of 2.75%, or, if applicable, a base rate plus a margin of 1.75%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly-owned subsidiaries of the subsidiary borrower. The security granted includes a portfolio of 54 aircraft, together with attached leases and all related equipment and the equity interests in certain SPEs that own the pledged aircraft and related equipment and leases. The 54 aircraft had an initial average appraised base value, as defined in the loan agreement, of approximately $2.4 billion, which equaled a loan-to-value ratio of approximately 65%.

        The subsidiary borrower is required to maintain compliance with a maximum loan-to-value ratio, which declines over time, as set forth in the term loan agreement. If the subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to prepay portions of the outstanding loans, deposit an amount in the cash collateral account or transfer additional aircraft to the SPEs, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio.

        The subsidiary borrower can voluntarily prepay the loan at any time. The loan facility contains customary covenants and events of default, including covenants that limit the ability of the subsidiary borrower and its subsidiaries to incur additional indebtedness and create liens, and covenants that limit the ability of ILFC, the subsidiary borrower and its subsidiaries to consolidate, merge or dispose of all or substantially all of their assets and enter into transactions with affiliates.

        AeroTurbine Revolving Credit Agreement:    AeroTurbine has a credit facility that expires on December 9, 2015 and, after the most recent amendment on February 23, 2012, provides for a maximum aggregate available amount of $430 million, subject to availability under a borrowing base calculated based on AeroTurbine's aircraft assets and accounts receivable. AeroTurbine has the option to increase the aggregate amount available under the facility by an additional $70 million, either by adding new lenders or allowing existing lenders to increase their commitments if they choose to do so. Borrowings under the facility bear interest determined, with certain exceptions, based on LIBOR plus a margin of 3.0%. AeroTurbine's obligations under the facility are guaranteed by ILFC on an unsecured basis and by AeroTurbine's subsidiaries (subject to certain exclusions) and are secured by substantially all of the assets of AeroTurbine and the subsidiary guarantors. The credit agreement contains customary events of default and covenants, including certain financial covenants. Additionally, the credit agreement imposes limitations on AeroTurbine's ability to pay dividends to us (other than dividends payable solely in common stock). As of June 30, 2013, AeroTurbine had approximately $308 million outstanding under the facility.

        Secured Commercial Bank Financings:    In May 2009, ILFC provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. The loans had original maturity dates in May 2018 with interest rates based on LIBOR. On January 16, 2013, the non-restricted subsidiary repaid both loans in full. In connection with the prepayment of these loans, we recognized losses aggregating $1.7 million from the write off of unamortized deferred financing costs.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

J. Debt Financings (Continued)

        In June 2009, we borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. The loan partly amortized over five years with the remaining $27.5 million originally due in 2014, and the interest rate was fixed at 6.58%. On March 20, 2013, we repaid the loan in full. In connection with the prepayment of this loan, we recognized losses aggregating $0.8 million from the write off of unamortized deferred financing costs.

        In March 2012, one of our indirect non-restricted subsidiaries entered into a $203 million term loan facility that was used to finance seven Boeing 737-800s. The principal of each senior loan issued under the facility will partially amortize over six years, with the remaining principal payable at the maturity date. At June 30, 2013, approximately $182 million was outstanding and the average interest rate on the loans was 4.73%. The loans are non-recourse to ILFC except under limited circumstances and are secured by the purchased aircraft and lease receivables. The subsidiary borrower can voluntarily prepay the loans at any time subject to a 2% prepayment fee prior to March 30, 2014 and a 1% prepayment fee between March 30, 2014 and March 30, 2015. On March 29, 2013, we amended certain financial covenants under our $203 million term loan facility. The subsidiary borrower under the $203 million term loan facility is prohibited from: (i) incurring additional debt; (ii) incurring additional capital expenditures; (iii) hiring employees; and (iv) negatively pledging the assets securing the facility.

Institutional Secured Term Loans

        In 2012, we entered into the following term loans:

  •
  Secured Term Loan 2012-1: On February 23, 2012, one of our indirect, wholly owned subsidiaries entered into a secured term loan agreement in the amount of $900 million. The loan matures on June 30, 2017, and initially bore interest at LIBOR plus a margin of 4.0% with a 1.0% LIBOR floor, or, if applicable, a base rate plus a margin of 3.0%. On April 5, 2013, we amended this secured term loan and simultaneously prepaid $150 million of the outstanding principal amount. In connection with the partial prepayment of this secured term loan, we recognized losses aggregating approximately $2.9 million from the write-off of unamortized deferred financing costs. The remaining outstanding principal amount of $750 million now bears interest at an annual rate of LIBOR plus 2.75%, with a LIBOR floor of 0.75%, or, if applicable, a base rate plus a margin of 1.75%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted includes the equity interests in certain SPEs of the subsidiary borrower that have been designated as non-restricted under our indentures. The SPEs initially held title to 62 aircraft and all related equipment and leases with an average appraised base value, as defined in the loan agreement, of approximately $1.66 billion as of December 31, 2011, equaling an initial loan-to-value ratio of approximately 54%. After giving effect to the amendment, certain collateral that had served as security for the secured term loan was released, and the SPEs now collectively own a portfolio of 52 aircraft and the related equipment and leases, with an average appraised base value as of December 31, 2012, resulting in a loan-to-value ratio of approximately 55%. The loan requires a loan-to-value ratio of no more than 63%. If the subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to prepay a portion of the loan, deposit an amount in the cash collateral account or transfer additional aircraft to SPEs, subject to certain concentration criteria, so that

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

J. Debt Financings (Continued)

    the ratio is equal to or less than the maximum loan-to-value ratio. The principal of the loan is payable in full at maturity with no scheduled amortization. We can voluntarily prepay the loan at any time, but if we voluntarily prepay any portion of the loan prior to October 5, 2013, we may be subject to a 1% prepayment penalty under certain circumstances. The loan contains customary covenants and events of default, including covenants that limit the ability of the subsidiary borrower and its subsidiaries to incur additional indebtedness and create liens, and covenants that limit the ability of ILFC, the subsidiary borrower and its subsidiaries to consolidate, merge or dispose of all or substantially all of their assets and enter into transactions with affiliates.

  •
  Secured Term Loan 2012-2: On April 12, 2012, one of our indirect, wholly owned subsidiaries entered into a secured term loan agreement in the amount of $550 million. The loan had an original maturity date of April 12, 2016, and bore interest at LIBOR plus a margin of 3.75% with a 1% LIBOR floor. The obligations of the subsidiary borrower were guaranteed on an unsecured basis by ILFC and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted included the equity interests in certain SPEs of the subsidiary borrower that had been designated as non-restricted under our indentures and that held title to 35 aircraft and all related equipment and leases with an average initial appraised base value, as defined in the loan agreement, of approximately $1.0 billion. The $1.0 billion equaled an initial loan-to-value ratio of approximately 55%. The principal of the loan was payable in full at maturity with no scheduled amortization. We prepaid this loan in full on May 30, 2013, and in connection with the prepayment, we recognized losses aggregating approximately $12.3 million from the write-off of unamortized deferred discount and financing costs.

Unsecured Bonds and Medium-Term Notes

        Shelf Registration Statement:    We have an effective shelf registration statement filed with the SEC. We have an unlimited amount of debt securities registered for sale under the shelf registration statement.

        At June 30, 2013, we had issued unsecured notes with an aggregate principal amount outstanding of approximately $11.1 billion under our current and previous shelf registration statements, including $750 million of 3.875% notes due 2018 and $500 million of 4.625% notes due 2021, each issued in March 2013, and $550 million of floating rate notes due 2016, issued in May 2013 and bearing interest at 3-month LIBOR plus a margin of 1.95%, with the interest rate resetting quarterly. The debt securities outstanding under our shelf registration statements mature through 2022 and the fixed rate notes bear interest at rates that range from 3.875% to 8.875%. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements.

        Other Senior Notes:    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due September 15, 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

J. Debt Financings (Continued)

        The indentures governing our unsecured notes contain customary covenants that, among other things, restrict our, and our restricted subsidiaries', ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indentures also provide for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the relevant indentures may immediately become due and payable.

Unsecured Revolving Credit Agreement

        2012 Credit Facility:    On October 9, 2012, we entered into a $2.3 billion three-year unsecured revolving credit facility with a group of 10 banks that expires on October 9, 2015. Our revolving credit facility provides for interest rates based on either a base rate or LIBOR plus a margin, currently 2.0%, determined by reference to our ratio of consolidated indebtedness to shareholders' equity. The credit agreement contains customary events of default and restrictive covenants that, among other things, limit our ability to incur liens and transfer or sell assets. The credit agreement also contains financial covenants that require us to maintain a minimum interest coverage ratio and a maximum ratio of consolidated indebtedness to shareholders' equity. As of June 30, 2013, we had not drawn on our revolving credit facility.

        On April 1, 2013, we amended certain financial covenants under our $2.3 billion three-year unsecured revolving credit facility, effective upon completion of the potential sale of our common stock to Jumbo Acquisition Limited. Following completion of this potential sale, we will apply purchase accounting which will adjust the carrying value of our assets and liabilities to their fair values at the time the sale closes. The amendments to the financial covenants are intended to prevent us from violating such covenants solely as a result of the application of purchase accounting.

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065. The $400 million tranche has a call option date of December 21, 2015. We can call the $600 million tranche at any time. The interest rate on the $600 million tranche is a floating rate with a margin of 1.55% plus the highest of (i) 3-month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. The interest rate resets quarterly and at June 30, 2013, the interest rate was 4.96%. The $400 million tranche has a fixed interest rate of 6.25% until the 2015 call option date, and if we do not exercise the call option, the interest rate will change to a floating rate, reset quarterly, based on a margin of 1.80% plus the highest of (i) 3-month LIBOR; (ii)  10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. If we choose to redeem the $600 million tranche, we must pay 100% of the principal amount of the bonds being

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

J. Debt Financings (Continued)

redeemed, plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

        Under the terms of the subordinated debt, failure to comply with financial tests requiring a minimum ratio of equity to total managed assets and a minimum fixed charge coverage ratio will result in a "mandatory trigger event". If a mandatory trigger event occurs and we are unable to raise sufficient capital through capital contributions from AIG or the sale of our stock (in the manner permitted by the terms of the subordinated debt) to cover the next interest payment on the subordinated debt, a "mandatory deferral event" will occur. If a mandatory deferral event occurs, we would be required to defer all interest payments on the subordinated debt and be prohibited from paying cash dividends on our capital stock (including our market auction preferred stock) until we are in compliance with both financial tests or have raised sufficient capital to pay all accumulated and unpaid interest on the subordinated debt. Mandatory trigger events and mandatory deferral events are not events of default under the indenture governing the subordinated debt.

        On July 25, 2013, we amended the financial tests in both tranches of subordinated debt after a majority of the holders of the subordinated debt consented to such amendments. The financial tests were amended by (i) replacing the definition of "Tangible Equity Amount" used in calculating our ratio of equity to total managed assets with a definition for "Total Equity Amount" that does not exclude intangible assets from our total stockholders' equity as reflected on our consolidated balance sheet, and (ii) amending the calculation of the earnings portion of our minimum fixed charge coverage ratio by replacing the definition of "Adjusted Earnings Before Interest and Taxes" used in calculating such ratio with a definition for "Adjusted EBITDA" that excludes, among other items, interest, taxes, depreciation, amortization, all impairment charges and loss on extinguishment of debt. These amendments make it less likely that we will fail to comply with such financial tests.

Loss on Extinguishment of Debt

        2013.    During the six months ended June 30, 2013, we prepaid in full our $550 million secured term loan originally scheduled to mature in April 2016, the total outstanding under both tranches of the $106.0 million secured financing, and the total outstanding under the $55.4 million secured financing, and prepaid $150 million of the outstanding principal amount of our secured term loan due June 30, 2017. In connection with these prepayments, we recognized charges aggregating $17.7 million from the write off of unamortized deferred financing costs and deferred debt discount.

        2012.    During the six months ended June 30, 2012, we prepaid the remaining $456.9 million outstanding under our secured credit facility dated October 13, 2006 and the $750 million outstanding under our secured term loan entered into in 2010, and we refinanced our $550 million secured term loan at a lower interest rate. In connection with these prepayments, we recognized charges aggregating $22.9 million from the write off of unamortized deferred financing costs and deferred debt discount.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

K. Security Deposits on Aircraft, Deferred Overhaul Rentals and Other Customer Deposits

        As of June 30, 2013 and December 31, 2012, Security deposits, deferred overhaul rentals and other customer deposits were comprised of:

	June 30, 2013	December 31, 2012
	(Dollars in thousands)
Security deposits paid by lessees	$1,200,997	$1,115,213
Deferred overhaul rentals	854,034	754,175
Rents received in advance and Straight-line rents	449,390	453,837
Other customer deposits	231,580	201,756

Total	$2,736,001	$2,524,981

L. Commitments and Contingencies

        At June 30, 2013, we had committed to purchase 281 new aircraft (of which 13 are through sale-leaseback transactions), three used aircraft from third parties, and nine new spare engines scheduled for delivery through 2022. Subsequent to June 30, 2013, we contracted with Embraer S.A. to purchase 50 E-Jets E2 aircraft scheduled for delivery through 2022, and agreed with Airbus to purchase up to 15 A321 aircraft scheduled for delivery through 2015, subject to meeting certain conditions, that are committed for lease to a single airline. Our aggregate estimated total remaining payments for these 346 new aircraft, three used aircraft and nine spare engines (including adjustment for anticipated inflation) was approximately $22.4 billion, at July 24, 2013. These commitments to purchase new aircraft and engines, other than the sale-leaseback transactions, are based upon agreements with each of Boeing, Airbus, Embraer and Pratt and Whitney. In addition, AeroTurbine has agreed to purchase five used aircraft and three engines under other flight equipment purchase agreements for an aggregate purchase commitment of $77.1 million.

Guarantees

  •
  Asset Value Guarantees:  We provide guarantees on a portion of the residual value of certain aircraft to financial institutions and other third parties for fees. As of June 30, 2013, we provided 13 such guarantees that had not yet been exercised. These guarantees expire at various dates through 2023 and generally obligate us to pay the shortfall between the fair market value and the guaranteed value of the aircraft and provide us with an option to purchase the aircraft for the guaranteed value. We have also been called upon to perform under five such guarantees and, as a result, we purchased two used aircraft during the six months ended June 30, 2013 and expect to purchase another three such aircraft during the remainder of 2013. At June 30, 2013, the total reserves related to these guarantees, both exercised and unexercised, aggregated $31.6 million. At June 30, 2013, the maximum aggregate potential commitment that we were obligated to pay under the 13 unexercised guarantees, without any offset for the projected value of the aircraft or other features that may limit our exposure, was approximately $330.6 million.

  •
  Aircraft Loan Guarantees:  We guarantee one loan collateralized by an aircraft. The guarantee expires in 2014, when the loan matures, and obligates us to pay an amount up to the guaranteed value upon the default of the borrower, which will be offset by a portion of the underlying value of the aircraft collateral. At June 30, 2013, the guaranteed value, without any offset for the projected value of the aircraft, was approximately $5.8 million.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

L. Commitments and Contingencies (Continued)

        Management regularly reviews the underlying values of the aircraft collateral to determine our exposure under asset value guarantees and aircraft loan guarantees. We recorded provisions for losses on asset value guarantees of $6.6 million related to two asset value guarantees during the six months ended June 30, 2013. We did not record any provisions for losses on asset value guarantees during the three months ended June 30, 2013. The carrying balance of guarantees of $35.9 million, which consists of unamortized deferred premiums and reserves, is included in Accrued interest and other payables on our Condensed, Consolidated Balance Sheets.

Contingencies

Legal Proceedings

        Yemen Airways-Yemenia:    We are named in a lawsuit in connection with the 2009 crash of our Airbus A310-300 aircraft on lease to Yemen Airways-Yemenia, a Yemeni carrier. The plaintiffs are families of deceased occupants of the flight and seek unspecified damages for wrongful death, costs, and fees. The operative litigation commenced in January 2011 and is pending in the United States District Court for the Central District of California. We believe that we have substantial defenses on the merits and that we are adequately covered by available liability insurance. We do not believe that the outcome of the Yemenia lawsuit will have a material effect on our consolidated financial condition, results of operations or cash flows.

        We are also a party to various claims and litigation matters arising in the ordinary course of our business. We do not believe that the outcome of these matters, individually or in the aggregate, will be material to our consolidated financial condition, results of operations or cash flows.

M. Variable Interest Entities

        Our leasing and financing activities require us to use many forms of SPEs to achieve our business objectives and we have participated to varying degrees in the design and formation of these SPEs. The majority of these entities are wholly owned; we are the primary or only variable interest holder, we are the only decision maker and we guarantee all the activities of the entities. However, these entities meet the definition of a VIE because they do not have sufficient equity to operate without our subordinated financial support in the form of intercompany notes and loans which serve as equity. We have a variable interest in other entities in which we have determined that we are the PB, because we control and manage all aspects of the entities, including directing the activities that most significantly affect these entities' economic performance, and we absorb the majority of the risks and rewards of these entities. We consolidate these entities into our Condensed, Consolidated Financial Statements and the related aircraft are included in Flight equipment and the related borrowings are included in Secured debt financings on our Condensed, Consolidated Balance Sheets.

        We have variable interests in the following entities, in which we have determined we are not the PB because we do not have the power to direct the activities that most significantly affect the entity's economic performance: (i) one entity that we have previously sold aircraft to and for which we manage 18 aircraft, in which our variable interest consists of the servicing fee we receive for the management of 18 aircraft; and (ii) two affiliated entities we sold aircraft to in 2003 and 2004, which aircraft we

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

M. Variable Interest Entities (Continued)

continue to manage, in which our variable interests consist of the servicing fee we receive for the management of those aircraft. These two affiliated entities, for which we manage aircraft, are consolidated into AIG's financial statements. We do not have any future material liquidity obligations to any of these entities.

N. Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Assets and liabilities recorded at fair value on our Condensed, Consolidated Balance Sheets are measured and classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs available in the marketplace used to measure the fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets; Level 2 refers to fair values estimated using significant other observable inputs; and Level 3 refers to fair values estimated using significant non-observable inputs.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following table presents our assets and liabilities measured at fair value on a recurring basis, categorized using the fair value hierarchy described above:

	Level 1	Level 2		Level 3	Counterparty Netting	Total
	(Dollars in thousands)
June 30, 2013
Derivative assets	$—	$—		$—	$—	$—
Derivative liabilities	—	(13,982)	(a)	—	—	(13,982)

Total	$—	$(13,982)		$—	$—	$(13,982)

December 31, 2012
Derivative assets	$—	$54		$—	$—	$54 (b)
Derivative liabilities	—	(20,933)	(a)	—	—	(20,933)

Total	$—	$(20,879)		$—	$—	$(20,879)

(a)
The balance includes CVA and MVA adjustments of $0.1 million and $0.3 million as of June 30, 2013 and December 31, 2012, respectively.

(b)
Derivative assets are presented in Lease receivables and other assets on the Condensed, Consolidated Balance Sheet.

        At June 30, 2013 our derivative portfolio consisted of interest rate swap contracts and at December 31, 2012, our derivative portfolio consisted of interest rate swap and interest rate cap contracts. The fair value of these instruments are based upon a model that employs current interest and volatility rates, as well as other observable inputs as applicable. As such, the valuation of these instruments is classified as Level 2.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

N. Fair Value Measurements (Continued)

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

        We measure the fair value of flight equipment on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

        The fair value of flight equipment is classified as a Level 3 valuation. Management evaluates quarterly the need to perform a recoverability assessment of flight equipment, and performs this assessment at least annually for all aircraft in our fleet. Recoverability assessments are performed whenever events or changes in circumstances indicate that the carrying amount of our flight equipment may not be recoverable, which may require us to change our assumptions related to future projected cash flows. Management is active in the aircraft leasing industry and develops the assumptions used in the recoverability assessment. As part of the recoverability process, we update the critical and significant assumptions used in the recoverability assessment.

        Fair value of flight equipment is determined using an income approach based on the present value of cash flows from contractual lease agreements, flight hour rentals where appropriate, and projected future lease payments, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on the expectations of market participants.

        We recognized impairment charges and fair value adjustments for the six months ended June 30, 2013 and 2012, as provided in Note G—Aircraft Impairment Charges on Flight Equipment Held for Use and Note H—Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to be Disposed.

        The following table presents the effect on our Condensed, Consolidated Financial Statements as a result of the non-recurring impairment charges and fair value adjustments recorded to flight equipment during the six months ended June 30, 2013:

	Book Value at December 31, 2012	Impairment Charges	Reclassifications and Other Adjustments	Sales	Depreciation	Book Value at June 30, 2013
	(Dollars in thousands)
Flight equipment	$470,168	$(162,476)	$(189,765)	$(15,612)	$(22,516)	$79,799
Flight equipment held for sale	—	—	162,250	—	—	162,250
Lease receivables and other assets	1,500	(349)	15,632	(4,592)	—	12,191
Net investment in finance and sales-type leases	—	—	6,689 (a)	—	—	6,689

Total	$471,668	$(162,825)	$(5,194)	$(20,204)	$(22,516)	$260,929

(a)
Includes collections and security deposits applied against the finance and sales-type leases.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

N. Fair Value Measurements (Continued)

Inputs to Non-Recurring Fair Value Measurements Categorized as Level 3

        We measure the fair value of flight equipment on a non-recurring basis, when GAAP requires the application of fair value. The fair value of flight equipment is used in determining the value of (i) aircraft held for use in our fleet when impaired; (ii) aircraft expected to be parted-out; (iii) aircraft to be sold; and (iv) aircraft sold as part of sales-type leases. We use the income approach to measure the fair value of flight equipment, which is based on the present value of estimated future cash flows. The key inputs to the income approach include the current contractual lease cash flows, projected non-contractual future lease cash flows, both of which include estimates of flight hour rental cash flows, where appropriate, extended to the end of the aircraft's economic life or to the end of our estimated holding period in its highest and best use configuration, as well as a contractual or estimated disposition value. The determination of these key inputs in applying the income approach is discussed below.

        The current contractual lease cash flows are based on the in-force lease rates. The projected non-contractual lease cash flows are estimated based on the aircraft type, age, and airframe and engine configuration of the aircraft. The projected non-contractual lease cash flows are applied to a follow-on lease term(s), which are estimated based on the age of the aircraft at the time of re-lease. Follow-on leases are assumed through the aircraft's estimated economic life or estimated holding period. The holding period assumption is the period over which future cash flows are assumed to be generated. Our general assumption is that the aircraft will be leased over a 25-year estimated useful life. However, if a sale or future part-out is likely or has been contracted for, the holding period will be shorter. This holding period is based on the estimated or actual sales date or estimated future part-out or disposal date, respectively. The disposition value is generally estimated based on the type of aircraft (i.e. widebody or narrowbody) and the type and the number of engines on the aircraft. In situations where the aircraft will be disposed of, the residual value assumed is based on a current part-out value, if available, or the contracted sale price, respectively.

        The aggregate cash flows, as described above, are then discounted. The estimated discount rate used is based on the type and age of the aircraft, as well as the duration of the holding period, and incorporates market participant assumptions regarding the likely debt and equity financing components and the required returns of those financing components. Management has identified the key elements affecting the fair value calculation as the discount rate used to discount the estimated cash flows, the

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

N. Fair Value Measurements (Continued)

holding period of the flight equipment, and the proportion of contractual versus non-contractual cash flows.

	Fair Value at June 30, 2013	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
(Dollars in millions)
Flight Equipment(a)	$228	Income Approach	Discount Rate	8.0%

			Remaining Holding Period	0-9 years (1 year)
			Present Value of Non-Contractual Cash Flows as a Percentage of Fair Value	0-100% (23%)

(a)
Includes Flight equipment for which non-recurring impairment charges and fair value adjustments were recorded during the three months ended June 30, 2013.

Sensitivity to Changes in Unobservable Inputs

        We consider unobservable inputs to be those for which market data is not available and that we develop using the best information available to us related to assumptions market participants use when pricing the asset or liability. Relevant inputs vary depending on the nature of the asset or liability being measured at fair value. The effect of a change in a particular assumption is considered independently of changes in any other assumptions. In practice, simultaneous changes in assumptions may not always have a linear effect on inputs.

        The significant unobservable inputs utilized in the fair value measurement of flight equipment are the discount rate, the remaining holding period and the non-contractual cash flows. The discount rate is affected by movements in the aircraft funding markets, and can be impacted by fluctuations in required rates of return in debt and equity, and loan to value ratios. The remaining holding period and non-contractual cash flows represent management's estimate of the remaining service period of an aircraft and the estimated non-contractual cash flows over the remaining life of the aircraft. An increase in the discount rate applied would have an inverse effect on the fair value of an aircraft, while an increase in the remaining holding period or the estimated non-contractual cash flows would increase the fair value measurement.

O. Derivative Financial Instruments

        We use derivatives to manage exposures to interest rate and foreign currency risks. At June 30, 2013, we had interest rate swap agreements entered into with a related counterparty that mature through 2015. During the six months ended June 30, 2013, we also had two interest rate cap agreements with an unrelated counterparty in connection with a secured financing transaction that were

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

O. Derivative Financial Instruments (Continued)

scheduled to mature in 2018. We prepaid the debt related to our interest rate cap agreements and terminated our interest rate cap agreements during the six months ended June 30, 2013.

        All our interest rate swap agreements have been designated as cash flow hedges and changes in fair value of cash flow hedges are recorded in OCI. Where hedge accounting is not achieved, the change in fair value of the derivative is recorded in income. We did not designate the interest rate cap agreements as hedges, and all changes in fair value were recorded in income.

        We have previously de-designated and re-designated certain of our derivative contracts. The balance accumulated in AOCI at the time of the de-designation is amortized into income over the remaining life of the underlying derivative.

        All of our interest rate swap agreements are subject to a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Our interest rate swap agreements are recorded at fair value on our balance sheet in Derivative liabilities (see Note N—Fair Value Measurements). All of our derivatives were in a liability position at June 30, 2013. Our interest rate cap agreements at December 31, 2012 were recorded at fair value and included in Lease receivables and other assets. Our derivative contracts do not have any credit risk related contingent features and we are not required to post collateral under any of our existing derivative contracts.

        Derivatives have notional amounts, which generally represent amounts used to calculate contractual cash flows to be exchanged under the contract. The following table presents notional and fair values of derivatives outstanding at the following dates:

	Asset Derivatives		Liability Derivatives
	Notional Value	Fair Value	Notional Value	Fair Value
	(Dollars in thousands)
June 30, 2013
Derivatives designated as hedging instruments:
Interest rate swap agreements(a)	$—	$—	$263,727	$(13,982)

Total derivatives		$—		$(13,982)

December 31, 2012
Derivatives designated as hedging instruments:
Interest rate swap agreements(a)	$—	$—	$336,125	$(20,933)
Derivatives not designated as hedging instruments:
Interest rate cap agreements(b)	$65,985	$54	$—	$—

Total derivatives		$54		$(20,933)

(a)
Converts floating interest rate debt into fixed rate debt.

(b)
Derivative assets are presented in Lease receivables and other assets on the Condensed, Consolidated Balance Sheet.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

O. Derivative Financial Instruments (Continued)

        We recorded the following in OCI related to derivative instruments designated as hedging instruments:

	Three Months Ended June 30,		Six Months Ended June 30,
Gain (Loss)	2013	2012	2013	2012
	(Dollars in thousands)
Effective portion of change in fair market value of derivatives:
Interest rate swap agreements(a)(b)	$3,176	$4,283	$6,415	$3,440
Amortization of balances of de-designated hedges and other adjustments	283	283	565	565
Income tax effect	(1,221)	(1,614)	(2,464)	(1,312)

Net changes in cash flow hedges, net of taxes	$2,238	$2,952	$4,516	$2,693

(a)
Includes $(14) and $44 of combined CVA and MVA for the three months ended June 30, 2013 and 2012, respectively, and $(249) and $(4,918) of combined CVA and MVA for the six months ended June 30, 2013 and 2012, respectively.

(b)
Includes the following amounts for the following periods:

Three months ended June 30, 2013 and 2012: (i) effective portion of the unrealized gain or (loss) on derivative position recorded in OCI of $(31) and $(314), respectively, and (ii) amounts reclassified from AOCI primarily into interest expense when cash payments were made or received on qualifying cash flow hedges of $3,207 and $4,597, respectively.

Six months ended June 30, 2013 and 2012: (i) effective portion of the unrealized gain or (loss) on derivative position recorded in OCI of $(288) and $(6,238), respectively, and (ii) amounts reclassified from AOCI primarily into interest expense when cash payments were made or received on qualifying cash flow hedges of $6,703 and $9,678, respectively.

        We estimate that within the next twelve months, we will amortize into earnings approximately $(10.3) million of the pre-tax balance in AOCI under cash flow hedge accounting in connection with our program to convert debt from floating to fixed interest rates.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

O. Derivative Financial Instruments (Continued)

        The following table presents the effect of derivatives recorded in Other Expenses on the Condensed, Consolidated Statements of Income:

	Amount of Gain or (Loss) Recognized in Income on Derivatives (Ineffective Portion)(a)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands)
Derivatives Designated as Cash Flow Hedges:
Interest rate swap agreements	$(14)	$(22)	$(30)	$(45)
Derivatives Not Designated as a Hedge:
Interest rate cap agreements	—	89	61	194
Reconciliation to Condensed, Consolidated Statements of Income:
Reclassification of amounts de-designated as hedges recorded in AOCI	(283)	(283)	(565)	(565)

Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	$(297)	$(216)	$(534)	$(416)

(a)
All components of each derivative's gain or loss were included in the assessment of effectiveness.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

P. Fair Value Disclosures of Financial Instruments

        The carrying amounts and fair values (as well as the level within the fair value hierarchy to which the valuation relates) of our financial instruments are as follows:

	Estimated Fair Value				Carrying Amount of Asset (Liability)
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
June 30, 2013
Cash, including restricted cash	285,057	2,850,122 (a)	$—	$3,135,179	$3,135,179
Notes receivable	—	21,002	—	21,002	19,105
Debt financing (including subordinated debt)	(19,941,691)	(4,413,313)	—	(24,355,004)	(23,293,948)
Derivative assets	—	—	—	—	—
Derivative liabilities	—	(13,982)	—	(13,982)	(13,982)
Guarantees	—	—	(38,698)	(38,698)	(35,861)
December 31, 2012
Cash, including restricted cash	$605,410	$3,117,565 (a)	$—	$3,722,975	$3,722,975
Notes receivable	—	23,175	—	23,175	23,181
Debt financing (including subordinated debt)	(18,822,645)	(7,160,408)	—	(25,983,053)	(24,342,787)
Derivative assets	—	54	—	54	54
Derivative liabilities	—	(20,933)	—	(20,933)	(20,933)
Guarantees	—	—	(51,947)	(51,947)	(49,268)

(a)
Includes restricted cash of $435.9 million (2013) and $695.4 million (2012).

        We used the following methods and assumptions in estimating our fair value disclosures for financial instruments:

        Cash:    The carrying value reported on the balance sheet for cash and cash equivalents and restricted cash approximates its fair value. We consider time deposits that are not readily available for immediate withdrawal as Level 2 valuations.

        Notes Receivable:    The fair values for notes receivable are estimated using discounted cash flow analysis, using market quoted discount rates that approximate the credit risk of the issuing party.

        Debt Financing:    Quoted prices are used where available. The fair value of our long-term unsecured fixed-rate debt is estimated using a discounted cash flow analysis, based on our spread to U.S. Treasury bonds for similar debt. The fair value of our long-term unsecured floating rate debt is estimated using a discounted cash flow analysis based on credit default spreads. The fair value of our long-term secured debt is estimated using discounted cash flow analysis based on credit default spreads.

        Derivatives:    Fair values were based on the use of a valuation model that utilizes, among other things, current interest, foreign exchange and volatility rates, as applicable.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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(Unaudited)

P. Fair Value Disclosures of Financial Instruments (Continued)

        Guarantees:    Guarantees are included in Accrued interest and other payables on our Condensed, Consolidated Balance Sheets. Fair value is determined by reference to the underlying aircraft and guarantee amount.

Q. Accumulated Other Comprehensive (Loss) Income

        The following table presents other comprehensive income reclassification adjustments:

	Three Months Ended June 30, 2013				Six Months Ended June 30, 2013
	Gains and losses on cash flow hedges	Unrealized gains and losses on available- for-sale securities	Total		Gains and losses on cash flow hedges	Unrealized gains and losses on available- for-sale securities	Total
	(Dollars in thousands)				(Dollars in thousands)
Balance at March 31, 2013	$(10,653)	$624	$(10,029)	Balance at December 31, 2012	$(12,931)	$440	$(12,491)
Other comprehensive (loss) income before reclassifications	3,162	(167)	2,995	Other comprehensive (loss) income before reclassifications	6,385	117	6,502
Amounts reclassified from AOCI	297	—	297	Amounts reclassified from AOCI	595	—	595
Income tax effect	(1,221)	59	(1,162)	Income tax effect	(2,464)	(41)	(2,505)

Net increase (decrease) in other comprehensive income (loss)	2,238	(108)	2,130	Net increase in other comprehensive income (loss)	4,516	76	4,592

Balance at June 30, 2013	$(8,415)	$516	$(7,899)	Balance at June 30, 2013	$(8,415)	$516	$(7,899)

	Three Months Ended June 30, 2012				Six Months Ended June 30, 2012
	Gains and losses on cash flow hedges	Unrealized gains and losses on available- for-sale securities	Total		Gains and losses on cash flow hedges	Unrealized gains and losses on available- for-sale securities	Total
	(Dollars in thousands)				(Dollars in thousands)
Balance at March 31, 2012	$(20,022)	$121	$(19,901)	Balance at December 31, 2011	$(19,763)	$127	$(19,636)
Other comprehensive (loss) income before reclassifications	4,261	(9)	4,252	Other comprehensive (loss) income before reclassifications	3,395	(17)	3,378
Amounts reclassified from AOCI	305	—	305	Amounts reclassified from AOCI	610	—	610
Income tax effect	(1,614)	3	(1,611)	Income tax effect	(1,312)	5	(1,307)

Net increase (decrease) in other comprehensive income (loss)	2,952	(6)	2,946	Net increase (decrease) in other comprehensive income (loss)	2,693	(12)	2,681

Balance at June 30, 2012	$(17,070)	$115	$(16,955)	Balance at June 30, 2012	$(17,070)	$115	$(16,955)

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2013

(Unaudited)

Q. Accumulated Other Comprehensive (Loss) Income (Continued)

        The following table presents the classification and amount of reclassifications from AOCI to the Condensed Consolidated Statement of Income:

	Three Months Ended
			Six Months Ended		Condensed, Consolidated Statement of Income Classification
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(Dollars in thousands)
Cash flow hedges
Interest rate swap agreements	$(14)	$(22)	$(30)	$(45)	Other expenses
Reclassification of amounts de-designated as hedges recorded in AOCI	(283)	(283)	(565)	(565)	Other expenses

	(297)	(305)	(595)	(610)
Available-for-sale securities
Realized gains and losses on available-for-sale securities	—	—	—	—	Selling, general and administrative

	—	—	—	—
Total reclassifications	$(297)	$(305)	$(595)	$(610)

R. Subsequent Events

        Embraer Commitments:    On July 17, 2013, we finalized our order for the purchase of 50 E-Jets E2 aircraft from Embraer, including 25 E190-E2 and 25 E195-E2. This order also includes options to purchase an additional 50 such aircraft, and marks the introduction of the E-Jets aircraft to our fleet. Deliveries of the E-Jets E2 aircraft are expected to begin in 2018 and complete in 2022.

        Airbus Commitments:    On July 19, 2013, we agreed with Airbus to purchase up to 15 A321 aircraft scheduled for delivery through 2015, subject to meeting certain conditions, that are committed for lease to a single airline.

        Subordinated Debt:    On July 25, 2013, we amended certain financial tests in both tranches of our subordinated debt after a majority of the holders of the subordinated debt consented to such amendments. The financial tests were amended by (i) replacing the definition of "Tangible Equity Amount" used in calculating our ratio of equity to total managed assets with a definition for "Total Equity Amount" that does not exclude intangible assets from our total stockholders' equity as reflected on our consolidated balance sheet, and (ii) amending the calculation of the earnings portion of our minimum fixed charge coverage ratio by replacing the definition of "Adjusted Earnings Before Interest and Taxes" used in calculating such ratio with a definition for "Adjusted EBITDA" that excludes, among other items, interest, taxes, depreciation, amortization, all impairment charges and loss on extinguishment of debt. These amendments make it less likely that we will fail to comply with such financial tests. See Note J—Debt Financings—Subordinated Debt.

        Potential Sale to Jumbo Acquisition Limited:    As of August 13, 2013, the closing of our potential sale to Jumbo Acquisition Limited had not occurred. See Note A—Basis of Preparation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholder and Board of Directors
of ILFC Holdings, Inc.:

        In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of ILFC Holdings, Inc. at May 31, 2013 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States), which requires that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 18, 2013

ILFC HOLDINGS, INC.

STATEMENT OF FINANCIAL POSITION

May 31, 2013
Assets:
Cash	$1,000

Total Assets	$1,000

Stockholder's Interest:
Common Stock, $0.01 par value; 1,000 shares authorized, 100 shares issued and outstanding	$1
Preferred Stock, $0.01 par value; 1,000 shares authorized and no shares issued and outstanding	—
Capital, in excess of par value	999

Total Stockholder's Interest	$1,000

See accompanying note.

ILFC HOLDINGS, INC.

NOTE TO STATEMENT OF FINANCIAL POSITION

Organization and Purpose

        ILFC Holdings, Inc. ("Holdings") was incorporated on August 22, 2011 and is a subsidiary of AIG Capital Corporation, or AIG Capital, a direct wholly owned subsidiary of American International Group ("AIG"). In connection with its formation, Holdings issued 100 shares of common stock for $10 per share to AIG Capital.

        Holdings was formed solely to acquire all of the common stock of International Lease Finance Corporation, a California corporation ("ILFC"). Holdings has not engaged in any activities other than those incidental to its formation, its proposed acquisition of ILFC and its proposed initial public offering.

        We have evaluated all subsequent events through June 18, 2013, which is the date the statement of financial position was issued.

                        Shares

ILFC Holdings, Inc.

COMMON STOCK

$            per share

PROSPECTUS

                        , 2013

        Until                        , 2013 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee and Financial Industry Regulatory Authority, or FINRA, filing fees.

SEC registration fee		$11,610
FINRA filing fee			*
New York Stock Exchange listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky fees and expenses (including legal fees)			*
Transfer agent and registrar fees and expenses			*
Miscellaneous			*

Total	$		*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer,

employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its restated certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation that will be adopted by us prior to the consummation of this offering, or the Charter, provides for such limitation of liability. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended.

        Our Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

        Our amended and restated bylaws that will be adopted by us prior to the consummation of this offering, or the Bylaws, will provide that we will indemnify and advance expenses to each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding to which he or she is or is threatened to be made a party because he or she is or was serving as a director or officer of our company, or at our request as a director or officer of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise (including service with respect to an employee benefit plan). Our Bylaws will further provide that our board of directors may, in its sole and absolute discretion, indemnify and advance expenses to employees and agents.

        In addition, the Bylaws will provide that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Furthermore, our Bylaws will authorize us to provide insurance for our directors, officers, employees and agents and any person who is serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise (including service with respect to an employee benefit plan), against any liability, expense or loss, whether or not we would have the power to indemnify such person against such liability, expense or loss under the Delaware General Corporation Law or the Bylaws.

        In connection with the sale of common stock being registered hereby, we intend to enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and Bylaws. Additionally, pursuant to her employment agreement with our indirect parent, AIG, AIG has agreed to indemnify our Executive Chairman, Laurette T. Koellner, to the maximum extent allowed by applicable law and AIG's articles of incorporation and by-laws. AIG's by-laws currently permit indemnification to the maximum extent allowed by Delaware law, except for certain securities law violations. AIG has also agreed to provide Ms. Koellner with director and officer liability insurance coverage on the same basis as AIG's other executive officers.

        We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

        On September 1, 2011, we issued 100 shares, or 100%, of our common stock to AIG Capital Corporation ("AIG Capital"), a direct wholly owned subsidiary of American International Group, Inc., in connection with our formation. Such issuances were made in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act. There was no underwriter employed in connection with the issuance of our shares to AIG Capital.

        We intend to enter into an exchange agreement with AIG Capital, pursuant to which AIG Capital will agree to transfer, subject to certain conditions, 100% of the outstanding common stock of International Lease Finance Corporation ("ILFC") to us in exchange for our issuance of the Series A Redeemable Preferred and additional shares of our common stock to AIG Capital. The transfer of ILFC's common stock to us will be subject to, and will become effective only upon, AIG Capital entering into one or more definitive agreements for the sale of more than 20% of the number of outstanding shares of our common stock, which we expect to be satisfied by the execution of the underwriting agreement related to the sale of common stock being registered hereby. As a result, the transfer of ILFC's common stock to Holdings from AIG Capital will occur after the effectiveness of the registration statement of which this prospectus is a part and prior to consummation of this offering. There will be no underwriter employed in connection with the issuance of the Series A Redeemable Preferred or additional shares of our common stock and the sale of ILFC shares to us. Such issuances will be made in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act.

Item 16.    Exhibits

        (a)   See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

        (b)   No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.    Undertakings

        (1)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (2)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (3)   The undersigned registrant hereby undertakes that:

    (a)
    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b)
    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on August 29, 2013.

ILFC HOLDINGS, INC.
By:	/s/ ELIAS HABAYEB

Name:	Elias Habayeb
Title:	Senior Vice President & Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Henri Courpron		Chief Executive Officer & Director (Principal Executive Officer)	August 29, 2013
* Frederick S. Cromer		President & Director	August 29, 2013
/s/ ELIAS HABAYEB Elias Habayeb		Senior Vice President, Chief Financial Officer & Director (Principal Financial Officer)	August 29, 2013
* James J. McKinney		Vice President & Controller (Principal Accounting Officer)	August 29, 2013
*By:	/s/ ELIAS HABAYEB Elias Habayeb Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement
2.1	*	American International Group, Inc. ("AIG") Plan of Divestiture for ILFC Holdings, Inc. ("Holdings").
2.2	*	AIG Capital Corporation Plan of Divestiture for Holdings.
3.1	**	Form of Restated Certificate of Incorporation of Holdings.
3.2	**	Form of Amended and Restated Bylaws of Holdings.
3.3	**	Form of Certificate of Designations of Series A Mandatorily Redeemable Preferred Stock.
4.1
Indenture dated as of November 1, 1991, between ILFC and U.S. Bank Trust National Association (successor to Continental Bank, National Association), as Trustee (filed as an exhibit to Registration Statement No. 33-43698 and incorporated herein by reference).
4.2
First Supplemental Indenture, dated as of November 1, 2000, to the indenture between ILFC and U.S. Bank Trust National Association (filed as an exhibit to ILFC's Form 10-K (file no. 001-31616) for the year ended December 31, 2000 and incorporated herein by reference).
4.3
Second Supplemental Indenture, dated as of February 28, 2001, to the indenture between ILFC and U.S. Bank Trust National Association (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the three months ended March 31, 2001 and incorporated herein by reference).
4.4
Third Supplemental Indenture, dated as of September 26, 2001, to the indenture between ILFC and U.S. Bank Trust National Association (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the three months ended September 30, 2001 and incorporated herein by reference).
4.5
Fourth Supplemental Indenture, dated as of November 6, 2002, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to ILFC's Form 10-K (file no. 001-31616) for the year ended December 31, 2002 and incorporated herein by reference).
4.6
Fifth Supplemental Indenture, dated as of December 27, 2002, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to ILFC's Form 10-K (file no. 001-31616) for the year ended December 31, 2002 and incorporated herein by reference).
4.7
Sixth Supplemental Indenture, dated as of June 2, 2003, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the three months ended September 30, 2003 and incorporated herein by reference).
4.8
Seventh Supplemental Indenture, dated as of October 8, 2004, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) dated October 14, 2004 and incorporated herein by reference).
4.9
Eighth Supplemental Indenture, dated as of October 5, 2005, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to ILFC's Form 10-K (file no. 001-31616) for the year ended December 31, 2005 and incorporated herein by reference).

Exhibit Number	Exhibit Description
4.10	Ninth Supplemental Indenture, dated as of October 5, 2006, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to ILFC's Form 10-K (file no. 001-31616) for the year ended December 31, 2007 and incorporated herein by reference).
4.11
Tenth Supplemental Indenture, dated as of October 9, 2007, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to ILFC's Form 10-K (file no. 001-31616) for the year ended December 31, 2007 and incorporated herein by reference).
4.12	Indenture dated as of November 1, 2000, between ILFC and the Bank of New York, as Trustee (filed as an exhibit to Registration No. 333-49566 and incorporated herein by reference).
4.13
First Supplemental Indenture, dated as of August 16, 2002 to the indenture between ILFC and the Bank of New York (filed as Exhibit 4.2 to Registration Statement No. 333-100340 and incorporated herein by reference).
4.14
Indenture, dated as of August 1, 2006, between ILFC and Deutsche Bank Trust Company Americas, as Trustee (filed as Exhibit 4.1 to Registration Statement No. 333-136681 and incorporated herein by reference).
4.15
First Supplemental Indenture, dated as of August 20, 2010, to the indenture dated as of August 1, 2006 between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on August 20, 2010 and incorporated herein by reference).
4.16
Second Supplemental Indenture, dated as of December 7, 2010, to the indenture dated as of August 1, 2006 between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on December 7, 2010 and incorporated herein by reference).
4.17
Third Supplemental Indenture, dated as of May 24, 2011, to the indenture, dated August 1, 2006, by and between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on May 24, 2011 and incorporated herein by reference).
4.18
Fourth Supplemental Indenture, dated as of December 22, 2011, to the indenture, dated August 1, 2006, by and between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's form 8-K (file no. 001-31616) filed on December 22, 2011 and incorporated herein by reference).
4.19
Fifth Supplemental Indenture, dated as of March 19, 2012, to the indenture, dated August 1, 2006, by and between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on March 19, 2012 and incorporated herein by reference).
4.20
Sixth Supplemental Indenture, dated as of August 21, 2012, to the indenture, dated August 1, 2006, by and between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on August 21, 2012 and incorporated herein by reference).
4.21
Seventh Supplemental Indenture, dated as of March 11, 2013, to the indenture, dated August 1, 2006, by and between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on March 11, 2013 and incorporated herein by reference).

Exhibit Number		Exhibit Description
4.22		Eighth Supplemental Indenture, dated as of May 24, 2013, to the indenture, dated August 1, 2006, by and between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on May 24, 2013 and incorporated herein by reference).
4.23
Indenture, dated as of March 22, 2010, among ILFC, Wilmington Trust FSB, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, security registrar and authentication agent (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on March 24, 2010 and incorporated herein by reference).
4.24
Indenture, dated as of August 11, 2010, between ILFC and The Bank of New York Mellon Trust Company, N.A., as paying agent, security registrar and authentication agent and trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on August 20, 2010 and incorporated herein by reference).
4.25
Indenture, dated as of December 21, 2005, by and between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on July 26, 2013 and incorporated herein by reference).
4.26
First Supplemental Indenture, dated as of July 25, 2013, by and between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on July 26, 2013 and incorporated herein by reference).
4.27
Second Supplemental Indenture, dated as of July 25, 2013, by and between ILFC and Deutsche Bank Trust Company Americas, as trustee (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on July 26, 2013 and incorporated herein by reference).
4.28		Amended and Restated 5.90% Junior Subordinated Debenture due 2065 (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on July 26, 2013 and incorporated herein by reference).
4.29		Amended and Restated 6.25% Junior Subordinated Debenture due 2065 (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on July 26, 2013 and incorporated herein by reference).
4.30
We agree to furnish to the Commission upon request a copy of each instrument with respect to issues of long-term debt of Holdings and its subsidiaries, the authorized principal amount of which does not exceed 10% of the consolidated assets of Holdings and its subsidiaries.
5.1	*	Opinion of O'Melveny & Myers LLP.
10.1
Aircraft Facility Agreement, dated as of May 18, 2004, among Whitney Leasing Limited, as borrower, ILFC, as guarantor and the Bank of Scotland and the other banks listed therein providing up to $2,643,660,000 (plus related premiums) for the financing of aircraft (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the three months ended June 30, 2004 and incorporated herein by reference) and, as amended as of May 30, 2006, to increase the size of the facility to $3,643,660,000, as of May 30, 2007, to extend the termination until May 2008, as of May 29, 2008, to extend the termination until May 2009, and as of May 11, 2009 to increase the size of the facility to $4,643,660,000 and to extend the termination until June 2010 (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the three months ended June 30, 2009 and incorporated herein by reference).

Exhibit Number		Exhibit Description
10.2		Deed of Amendment, dated as of May 8, 2013, relating to Aircraft Facility Agreement, among Bank of Scotland PLC, as security trustee and agent, the financial institutions listed therein, as lead managers, Whitney Leasing Limited, as borrower, Aircraft SPC-12 Inc., as borrower parent, and ILFC, as guarantor and subordinated lender (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the three months ended March 31, 2013 and incorporated herein by reference).
10.3	†
Aircraft Mortgage and Security Agreement and Guaranty, dated as of August 11, 2010, among ILFC, ILFC Ireland Limited, ILFC (Bermuda) III, Ltd., the additional grantors referred to therein, and Wells Fargo Bank Northwest, National Association (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the three months ended September 30, 2010 and incorporated herein by reference).
10.4	†
Term Loan Credit Agreement, dated as of March 30, 2011, among Temescal Aircraft Inc., as borrower, ILFC, Park Topanga Aircraft Inc., Charmlee Aircraft Inc., and Ballysky Aircraft Ireland Limited, as obligors, the lenders identified therein, Citibank N.A., as administrative agent and collateral agent, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as joint lead structuring agents and joint lead placement agents, and BNP Paribas, as joint placement agent (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the three months ended March 31, 2011 and incorporated herein by reference).
10.5
Aircraft Mortgage and Security Agreement, dated as of March 30, 2011, among Park Topanga Aircraft Inc., Temescal Aircraft Inc., Ballysky Aircraft Ireland Limited, Charmlee Aircraft Inc., the additional grantors referred to therein, and Citibank, N.A., as collateral agent (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the three months ended March 31, 2011 and incorporated herein by reference).
10.6	†
Incremental Lender Assumption Agreement, dated as of April 21, 2011, among Temescal Aircraft Inc., ILFC, Park Topanga Aircraft Inc., Charmlee Aircraft Inc., Ballysky Aircraft Ireland Limited, KfW IPEX-Bank GmbH, as the incremental lender, and Citibank, N.A., as administrative agent (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the three months ended March 31, 2011 and incorporated herein by reference).
10.7	†
Term Loan Credit Agreement, dated as of February 23, 2012, among Flying Fortress Inc., as borrower, ILFC, Flying Fortress Financing Inc., Flying Fortress US Leasing Inc., and Flying Fortress Ireland Leasing Limited, as obligors, the lenders identified therein, Bank of America, N.A., as administrative agent and collateral agent, and Deutsche Bank Securities Inc., as syndication agent (filed as an exhibit to ILFC's Form 10-K (file no. 001-31616) for the year ended December 31, 2011 and incorporated herein by reference).
10.8
Term Loan Security Agreement, dated as of February 23, 2012, among Flying Fortress Financing Inc., Flying Fortress Inc., Flying Fortress Ireland Leasing Limited, Flying Fortress US Leasing Inc., and the additional grantors referred to therein, as grantors, and Bank of America, N.A., as collateral agent (filed as an exhibit to ILFC's Form 10-K (file no. 001-31616) for the year ended December 31, 2011 and incorporated herein by reference).
10.9	†
First Amendment to Credit Agreement, dated as of April 5, 2013, among Flying Fortress Inc., as borrower, ILFC, Flying Fortress Financing Inc., Flying Fortress US Leasing Inc. and Flying Fortress Ireland Leasing Limited, as the borrower parties, the Consenting Lenders named therein, the New Lenders named therein and Bank of America, N.A., as collateral agent and administrative agent (filed as an exhibit to ILFC's Form 10-Q (file no. 001-31616) for the quarter ended March 31, 2013 and incorporated herein by reference).

Exhibit Number		Exhibit Description
10.10		$2,300,000,000 Three-Year Revolving Credit Agreement, dated as of October 9, 2012, among ILFC, the banks named therein and Citibank, N.A., as administrative agent (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on October 11, 2012 and incorporated herein by reference).
10.11
First Amendment to Three-Year Revolving Credit Agreement, dated as of April 1, 2013, among ILFC, the banks party thereto and Citibank, N.A., as administrative agent (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on April 2, 2013 and incorporated herein by reference).
10.12		AIG Amended and Restated 1999 Stock Option Plan (filed as an appendix to AIG's Definitive Proxy Statement (file no. 001-8787) dated April 4, 2003 and incorporated herein by reference).
10.13		AIG Amended and Restated 2002 Stock Incentive Plan (filed as an exhibit to AIG's Form 10-K (file no. 001-8787) for the year ended December 31, 2008 and incorporated herein by reference).
10.14		AIG Amended and Restated 2007 Stock Incentive Plan (filed as an exhibit to AIG's Form 10-K (file no. 001-8787) for the year ended December 31, 2008 and incorporated herein by reference).
10.15		AIG 2010 Stock Incentive Plan (filed as an appendix to AIG's Definitive Proxy Statement (file no. 001-8787) dated April 12, 2010 and incorporated herein by reference).
10.16	**	AIG Executive Severance Plan for ILFC.
10.17		AIG Non-Qualified Retirement Income Plan (filed as an exhibit to AIG's Form 10-K (file no. 001-8787) for the year ended December 31, 2012 and incorporated herein by reference).
10.18	*	AIG 2011 Long Term Incentive Plan.
10.19	*	AIG 2012 Long Term Incentive Plan for ILFC Employees.
10.20	**	Form of 2013 Performance Incentive Plan of Holdings.
10.21	*	Form of Indemnification Agreement of Holdings.
10.22	*	Intercompany Agreement by and between AIG, AIG Capital and Holdings.
10.23
Employment Letter, dated as of June 21, 2012, between Laurette T. Koellner and AIG (filed as an exhibit to ILFC's Form 8-K (file no. 001-31616) filed on June 21, 2012 and incorporated herein by reference).
10.24	**	Joint Litigation Agreement, dated as of November 15, 2012, between AIG and ILFC.
21.1	**	List of Subsidiaries of Holdings.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
23.3		Consent of ICF SH&E, Inc.
23.4	*	Consent of O'Melveny & Myers LLP (to be included in Exhibit 5.1).
24.1	**	Power of attorney.
99.1	**	Consent of Philip G. Scruggs.
99.2	**	Consent of Heinrich Loechteken.

Exhibit Number		Exhibit Description
99.3	**	Consent of Douglas M. Steenland.
99.4	**	Consent of William N. Dooley.
99.5	**	Consent of David L. Herzog.
99.6	**	Consent of Laurette T. Koellner.
99.7	**	Consent of Hooman Yazhari.
101	#
Interactive data files pursuant to Rule 405 of Regulation S-T: (i) ILFC's Consolidated Balance Sheet as of December 31, 2012 and 2011; (ii) ILFC's Consolidated Statement of Operations for the years ended December 31, 2012, 2011 and 2010; (iii) ILFC's Consolidated Statement of Comprehensive Income for the years ended December 31, 2012, 2011 and 2010; (iv) ILFC's Consolidated Statement of Cash Flows for the years ended December 31, 2012, 2011 and 2010; (v) the Notes to ILFC's Consolidated Financial Statements for the year ended December 31, 2012; (vi) ILFC's Condensed, Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012; (vii) ILFC's Condensed, Consolidated Statements of Income for the three and six months ended June 30, 2013 and 2012; (viii) ILFC's Condensed, Consolidated Statements of Comprehensive Income for the three and six months ended June 30, 2013 and 2012; (ix) ILFC's Condensed, Consolidated Statements of Cash Flows for the six months ended June 30, 2013 and 2012; and (x) the Notes to ILFC's Condensed, Consolidated Financial Statements for the six months ended June 30, 2013.

*
To be filed by amendment.

**
Previously filed.

†
Portions of the exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

#
In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.